Exhibit 10.2

EXECUTION COPY

INDENTURE

by and among

PALMER SQUARE BDC CLO 1, LTD.
Issuer

PALMER SQUARE BDC CLO 1, LLC
Co-Issuer

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
Trustee

Dated as of May 23, 2024

i

ARTICLE XI APPLICATION OF MONIES		207

Section 11.1	Disbursements of Monies from Payment Account	207

ARTICLE XII SALE OF COLLATERAL OBLIGATIONS; PURCHASE OF ADDITIONAL COLLATERAL OBLIGATIONS		213

Section 12.1	Sales of Collateral Obligations	213
Section 12.2	Purchase of Additional Collateral Obligations	215
Section 12.3	Conditions Applicable to All Sale and Purchase Transactions	221

ARTICLE XIII NOTEHOLDERS’ RELATIONS		222

Section 13.1	Subordination	222
Section 13.2	Standard of Conduct	222

ARTICLE XIV MISCELLANEOUS		223

Section 14.1	Form of Documents Delivered to Trustee	223
Section 14.2	Acts of Holders	224
Section 14.3	Notices, etc., to Trustee, the Co-Issuers, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and the Rating Agency	224
Section 14.4	Notices to Holders; Waiver	226
Section 14.5	Effect of Headings and Table of Contents	227
Section 14.6	Successors and Assigns	227
Section 14.7	Severability	227
Section 14.8	Benefits of Indenture	227
Section 14.9	Legal Holidays	227
Section 14.10	Governing Law	228
Section 14.11	Submission to Jurisdiction	228
Section 14.12	WAIVER OF JURY TRIAL	228
Section 14.13	Counterparts	228
Section 14.14	Acts of Issuer	228
Section 14.15	Liability of Co-Issuers	229
Section 14.16	Communications with Rating Agency	229
Section 14.17	17g-5 Information	229
Section 14.18	Electronic Signatures and Transmission	231

ARTICLE XV ASSIGNMENT OF COLLATERAL MANAGEMENT AGREEMENT		232

Section 15.1	Assignment of Collateral Management Agreement	232

ARTICLE XVI HEDGE AGREEMENTS		233

Section 16.1	Hedge Agreements	233

Schedules and Exhibits

Schedule 1	Moody’s Industry Classification Group List
Schedule 2	S&P Industry Classifications
Schedule 3	Diversity Score Calculation
Schedule 4	Moody’s Rating Definitions
Schedule 5	S&P Recovery Rate Tables
Schedule 6	S&P Non-Model Version CDO Monitor Definitions

Exhibit A

Forms of Notes

	A-1	Form of Secured Note
	A-2	Form of Subordinated Note

Exhibit B		Forms of Transfer and Exchange Certificates

	B-1	Form of Transferor Certificate for Transfer to Regulation S Global Note
	B-2	Form of Transferee Certificate
	B-3	Form of Transferor Certificate for Transfer to Rule 144A Global Note
	B-4	Form of ERISA Certificate
Exhibit C		Form of Note Owner Certificate
Exhibit D		NRSRO Certification
Exhibit E		Form of S&P CDO Monitor Notice
Exhibit F		Form of Contribution Notice

v

INDENTURE, dated as of May 23, 2024, among Palmer Square BDC CLO 1, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Issuer”), Palmer Square BDC CLO 1, LLC, a limited liability company organized under the laws of the State of Delaware (the “Co-Issuer,” and together with the Issuer, the “Co-Issuers”) and U.S. Bank Trust Company, National Association, as trustee (herein, together with its permitted successors and assigns in the trusts hereunder, the “Trustee”).

PRELIMINARY STATEMENT

The Co-Issuers are duly authorized to execute and deliver this Indenture to provide for the Notes issuable as provided in this Indenture. Except as otherwise provided herein, all covenants and agreements made by the Co-Issuers herein are for the benefit and security of the Secured Parties. The Co-Issuers are entering into this Indenture, and the Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

All things necessary to make this Indenture a valid agreement of the Co-Issuers in accordance with the agreement’s terms have been done.

GRANTING CLAUSES

The Issuer hereby Grants to the Trustee, for the benefit and security of the Holders of the Secured Notes, the Trustee, the Collateral Administrator, the Collateral Manager, each Hedge Counterparty, the Administrator, U.S. Bank National Association as Custodian and Securities Intermediary, and the Bank, in each of its capacities under the Transaction Documents (collectively, the “Secured Parties”), all of its right, title and interest in, to and under all property of the Issuer, in each case, whether now owned or existing, or hereafter acquired or arising and wherever located, including without limitation:

(a) the Collateral Obligations and Restructuring Loans which the Issuer causes to be Delivered to the Trustee (directly or through an intermediary or bailee) herewith and all payments thereon or with respect thereto and all Collateral Obligations and Restructuring Loans which are Delivered to the Trustee in the future pursuant to the terms hereof and all payments thereon or with respect thereto, including the Collateral Obligations that are acquired by the Issuer pursuant to the Master Participation Agreement;

(b) each of the Accounts, and any Eligible Investments purchased with funds on deposit in any of the Accounts, and all income from the investment of funds therein;

(c) all income from the investment of funds therein, subject to the rights of the Hedge Counterparty therein, each Hedge Counterparty Collateral Account;

(d) the Collateral Management Agreement as set forth in Article XV hereof, the Master Participation Agreement, the Risk Retention Letter, the Hedge Agreements, the Administration Agreement, the Registered Office Agreement and the Collateral Administration Agreement;

(e) all Cash or Money Delivered to the Trustee (or its bailee) from any source for the benefit of the Secured Parties or the Issuer;

(f) all accounts, contract rights, chattel paper, commercial tort claims, documents, deposit accounts, equipment, financial assets, general intangibles, goods, instruments, inventory, investment property, payment intangibles, promissory notes, security entitlements, letter-of-credit rights and other supporting obligations relating to the foregoing (in each case as defined in the UCC);

(g) any other property otherwise Delivered to the Trustee by or on behalf of the Issuer (whether or not constituting Collateral Obligations or Eligible Investments);

(h) [Reserved];

(i) any Equity Securities received or purchased by the Issuer; and

(j) all proceeds with respect to the foregoing;

provided that such Grants shall not include (i) amounts (if any) remaining from the proceeds of the issuance of the paid-up ordinary share capital of the Issuer in an amount equal to U.S.$250, (ii) amounts remaining (if any) from the U.S.$250 transaction fee paid to the Issuer in consideration of the issuance of the Notes, (iii) any account maintained in respect of the funds referred to in items (i) and (ii), together with any interest thereon, and (iv) any Margin Stock (collectively, the “Excepted Property”) (the assets referred to in (a) through (j), excluding the Excepted Property, are collectively referred to as the “Assets”). For the avoidance of doubt, Margin Stock will not be included in the above Grants but will be included in the term “Assets” and the proceeds of Margin Stock will not be considered Excepted Property.

The above Grant is made to secure the Secured Notes and certain other amounts payable by the Issuer as described herein. Except as set forth in the Priority of Payments and Article XIII of this Indenture, the Secured Notes are secured by the Grant equally and ratably without prejudice, priority or distinction between any Secured Note and any other Secured Note by reason of difference in time of issuance or otherwise. The Grant is made to secure, in accordance with the priorities set forth in the Priority of Payments and Article XIII of this Indenture, (i) the payment of all amounts due on the Secured Notes in accordance with their terms, (ii) the payment of all other sums (other than in respect of the Subordinated Notes) payable under this Indenture, (iii) the payment of amounts owing by the Issuer under the Transaction Documents, including the Collateral Management Agreement, the Securities Account Control Agreement and the Collateral Administration Agreement and (iv) compliance with the provisions of this Indenture, all as provided in this Indenture. The foregoing Grant shall, for the purpose of determining the property subject to the lien of this Indenture, be deemed to include any securities and any investments granted to the Trustee by or on behalf of the Issuer, whether or not such securities or investments satisfy the criteria set forth in the definitions of “Collateral Obligation” or “Eligible Investments,” as the case may be.

The Trustee acknowledges such Grant, accepts the trusts hereunder in accordance with the provisions hereof, and agrees to perform the duties herein in accordance with the terms hereof.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise specified herein or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Indenture, and the definitions of such terms are equally applicable both to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms. The word “including” shall mean “including without limitation.” All references in this Indenture to designated “Articles,” “Sections,” “subsections” and other subdivisions are to the designated articles, sections, sub-sections and other subdivisions of this Indenture. The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular article, section, subsection or other subdivision.

“17g-5 Information”: The meaning specified in Section 14.17(a).

“17g-5 Information Agent”: The Collateral Administrator.

“17g-5 Website”: The internet website of the Issuer, initially located at https://www.17g5.com, access to which is limited to the Rating Agency and NRSROs who have provided an NRSRO Certification. Any change to the 17g-5 Website shall only occur after notice has been delivered by the Issuer to the 17g-5 Information Agent, the Trustee, the Collateral Administrator, the Collateral Manager, the Initial Purchaser, and the Rating Agency then rating a Class of Secured Notes.

“25% Limitation”: A limitation that is exceeded only if Benefit Plan Investors hold 25% or more of the total value of any class of equity interests in the Issuer, as calculated under 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Accountants’ Effective Date Comparison AUP Report”: An agreed upon procedures report of the firm or firms appointed by the Issuer pursuant to Section 10.8(a) and delivered pursuant to Section 7.18(d)(iii)(A).

“Accountants’ Effective Date Recalculation AUP Report”: An agreed upon procedures report of the firm or firms appointed by the Issuer pursuant to Section 10.8(a) and delivered pursuant to Section 7.18(d)(iii)(B).

“Accountants’ Report”: The Accountants’ Effective Date Comparison AUP Report, the Accountants’ Effective Date Recalculation AUP Report and any other agreed upon procedures report of the firm or firms appointed by the Issuer pursuant to Section 10.8(a).

“Accounts”: (i) The Payment Account, (ii) the Collection Account, (iii) the Ramp-Up Account, (iv) the Revolver Funding Account, (v) the Expense Reserve Account, (vi) the Custodial Account, (vii) each Hedge Counterparty Collateral Account, (viii) the Reserve Account and (ix) the Interest Reserve Account.

“Accredited Investor”: The meaning set forth in Rule 501(a) under the Securities Act.

“Act” and “Act of Holders”: The meanings specified in Section 14.2(a).

“Additional Junior Notes Proceeds”: Proceeds of any additional issuance pursuant to which only Junior Mezzanine Notes and/or additional Subordinated Notes are issued.

“Adjusted Collateral Principal Amount”: As of any date of determination:

(a) the Aggregate Principal Balance of the Collateral Obligations (other than Defaulted Obligations, Discount Obligations, Deferring Obligations and Long-Dated Obligations), plus

(b) without duplication, the amounts on deposit in the Collection Account and the Ramp-Up Account (including Eligible Investments therein) representing Principal Proceeds, plus

(c) the S&P Collateral Value of all Defaulted Obligations and Deferring Obligations; provided that the Adjusted Collateral Principal Amount will be zero for any Defaulted Obligation which the Issuer has owned for more than three years after its default date, plus

(d) the aggregate, for each Discount Obligation, of the purchase price, excluding accrued interest, expressed as a percentage of par and multiplied by the Principal Balance thereof, for such Discount Obligation, plus

(e) with respect to each Long-Dated Obligation, (x) if such Long-Dated Obligation has a maturity date less than two calendar years after the earliest Stated Maturity of the Secured Notes, the lower of (i) the Market Value of such Long-Dated Obligation and (ii) the product of 70% multiplied by the principal balance of such Long-Dated Obligation and (y) if such Long-Dated Obligation has a maturity date greater than or equal to two calendar years after the earliest Stated Maturity of the Secured Notes, zero; minus

(f) the Excess CCC/Caa Adjustment Amount;

provided, that, with respect to any Collateral Obligation that satisfies more than one of the definitions of Defaulted Obligation, Deferring Obligation, Discount Obligation, Long-Dated Obligation or any asset that falls into the Excess CCC/Caa Adjustment Amount, such Collateral Obligation shall, for the purposes of this definition, be treated as belonging to the category of Collateral Obligations which results in the lowest Adjusted Collateral Principal Amount on any date of determination.

“Administration Agreement”: An agreement between the Administrator and the Issuer (as amended from time to time) relating to the various corporate management functions that the Administrator will perform on behalf of the Issuer, including communications with shareholders and the general public, and the provision of certain clerical, administrative and other services in the Cayman Islands during the term of such agreement.

“Administrative Expense Cap”: An amount equal on any Payment Date (when taken together with any Administrative Expenses paid during the period since the preceding Payment Date or in the case of the first Payment Date, the period since the Closing Date), to the sum of (a) 0.02% per annum (prorated for the related Interest Accrual Period on the basis of a 360-day year consisting of twelve 30-day months) of the Fee Basis Amount on the related Determination Date and (b) U.S.$200,000 per annum (prorated for the related Interest Accrual Period on the basis of a 360-day year consisting of twelve 30-day months); provided that (1) in respect of any Payment Date after the third Payment Date following the Closing Date, if the aggregate amount of Administrative Expenses paid pursuant to Sections 11.1(a)(i)(A), 11.1(a)(ii)(A) and 11.1(a)(iii)(A) (including any excess applied in accordance with this proviso) on the three immediately preceding Payment Dates and during the related Collection Periods is less than the stated Administrative Expense Cap (without regard to any excess applied in accordance with this proviso) in the aggregate for such three preceding Payment Dates, then the excess may be applied to the Administrative Expense Cap with respect to the then-current Payment Date; and (2) in respect of the third Payment Date following the Closing Date, such excess amount shall be calculated based on the Payment Dates preceding such Payment Date.

“Administrative Expenses”: The fees, expenses (including indemnities) and other amounts due or accrued with respect to any Payment Date (including, with respect to any Payment Date, any such amounts that were due and not paid on any prior Payment Date in accordance with the Priority of Payments) and payable in the following order by the Issuer or the Co-Issuer: first, on a pari passu basis to the Trustee pursuant to Section 6.7 and the other provisions of this Indenture, to the Bank and U.S. Bank National Association in all of their respective capacities under the Transaction Documents and as posting agent under the Posting Agent Letter Agreement, and to the Collateral Administrator pursuant to the Collateral Administration Agreement, second, on a pro rata basis, the following amounts (excluding indemnities) to the following parties:

(i) the Independent accountants, agents (other than the Collateral Manager) and counsel of the Co-Issuers for fees and expenses;

(ii) on a pro rata basis, (x) the Rating Agency for fees and expenses (including any annual fee, amendment fees and surveillance fees) in connection with any rating of the Secured Notes or in connection with the rating of (or provision of credit estimates in respect of) any Collateral Obligations and (y) any person in respect of any fees or expenses incurred as a result of compliance with Rule 17g-5 of the Exchange Act;

(iii) the Collateral Manager under this Indenture and the Collateral Management Agreement, including without limitation (w) reasonable expenses of the Collateral Manager (including fees for its accountants, agents, counsel and administration); (x) out-of-pocket travel and other miscellaneous expenses incurred and paid by the Collateral Manager in connection with (1) the Collateral Manager’s management of the Collateral Obligations (including without limitation expenses related to the purchase and sale of any Collateral Obligations, the workout of Collateral Obligations, research systems and compliance monitoring), which shall be allocated among the Issuer and other clients of the Collateral Manager (to the extent such expenses are incurred in connection with the Collateral Manager’s activities on behalf of the Issuer and such other clients), and (2) the purchase or sale of any Collateral Obligations; (y) any other expenses actually incurred and paid in connection with the Collateral Obligations; and (z) amounts payable pursuant to the Collateral Management Agreement but excluding the Collateral Management Fee;

(iv) the Administrator pursuant to the Administration Agreement and the Registered Office Agreement and the AML Services Provider pursuant to the AML Services Agreement;

(v) the independent manager of the Co-Issuer for fees and expenses;

(vi) any person in respect of any governmental fee, charge or tax (including any tax or other amount payable pursuant to, or incurred as a result of compliance with, FATCA);

(vii) any Person for reasonable fees and expense in connection with a Refinancing or a Re-Pricing (or the establishment of a reserve for such expenses anticipated to be incurred before the next Payment Date);

(viii) any costs associated with satisfying the EU/UK Securitization Requirements or any other requirements undertaken or agreed to by the EU/UK Retention Holder in the Risk Retention Letter, including any fees payable to the Reporting Agent and any other service provider engaged to assist with the Transparency Reports, and any costs, fees or expenses related to additional due diligence or reporting requirements, but, for the avoidance of doubt, excluding the purchase price of any Notes acquired by the EU/UK Retention Holder;

(ix) any other Person in respect of any other fees or expenses permitted under this Indenture and the documents delivered pursuant to or in connection with this Indenture (including the payment of all legal and other fees and expenses incurred in connection with the purchase or sale of any Collateral Obligations and any other expenses incurred in connection with the Collateral Obligations) and the Notes, including but not limited to, amounts owed to the Co-Issuer pursuant to Section 7.1 and any amounts due in respect of the listing of any Notes on any stock exchange or trading system, and third, on a pro rata basis, indemnities payable to any Person pursuant to any Transaction Document or the Credit Agreement; provided that (x) amounts due in respect of actions taken on or before the Closing Date (other than the indemnitees payable by the Issuer pursuant to the Credit Agreement) shall not be payable as Administrative Expenses but shall be payable only from the Expense Reserve Account pursuant to Section 10.3(d) and (y) for the avoidance of doubt, amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses (including, without limitation, interest and principal in respect of the Notes) shall not constitute Administrative Expenses.

“Administrator”: MaplesFS Limited, and any successor thereto.

“Affected Class”: Any Class of Secured Notes that, as a result of the occurrence of a Tax Event described in the definition of “Tax Redemption,” has not received 100% of the aggregate amount of principal and interest that would otherwise be due and payable to such Class (assuming for this purpose, if such Class is a Class of Deferrable Notes, that the interest on such Class is not deferrable) on any Payment Date.

“Affiliate”: With respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director, Officer, employee or general partner (a) of such Person, (b) of any subsidiary or parent company of such Person or (c) of any Person described in clause (i) above; provided that unless expressly provided herein to the contrary, funds or accounts managed by the Collateral Manager or any Affiliates of the Collateral Manager shall be excluded from the definition hereof. For the purposes of this definition, “control” of a Person shall mean the power, direct or indirect, (x) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Persons or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. For purposes of this definition, no entity shall be deemed an Affiliate of the Issuer or the Co-Issuer solely because the Administrator or any of its Affiliates acts as administrator or share trustee for such entity.

“Agent Members”: Members of, or participants in, DTC, Euroclear or Clearstream.

“Aggregate Coupon”: As of any Measurement Date, the sum of the products obtained by multiplying, in the case of each Fixed Rate Obligation (including, for any Deferrable Obligation, only the required current cash pay interest required by the Underlying Instruments thereon), (i) the stated coupon on such Collateral Obligation expressed as a percentage and (ii) the Principal Balance of such Collateral Obligation.

“Aggregate Excess Funded Spread”: As of any Measurement Date, the amount obtained by multiplying: (a) the amount equal to the Reference Rate applicable to the Floating Rate Notes during the Interest Accrual Period in which such Measurement Date occurs; by (b) the amount (not less than zero) equal to (i) the Aggregate Principal Balance of the Collateral Obligations (excluding, for any Deferring Obligation, any interest that has been deferred and capitalized thereon) as of such Measurement Date minus (ii) the Target Initial Par Amount minus (iii) the aggregate amount of Principal Proceeds received from the issuance of additional notes pursuant to Sections 2.13 and 3.2.

“Aggregate Funded Spread”: As of any Measurement Date, the sum of:

(a) in the case of each Floating Rate Obligation (including, for any Deferrable Obligation, only the required current cash pay interest required by the Underlying Instruments thereon and excluding the unfunded portion of any Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation) that bears interest at a spread over a SOFR based index, (i) the stated interest rate spread on such Collateral Obligation above such index multiplied by (ii) the Principal Balance of such Collateral Obligation (excluding the unfunded portion of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation); and

(b) in the case of each Floating Rate Obligation (including, for any Deferrable Obligation, only the required current cash pay interest required by the Underlying Instruments thereon and excluding the unfunded portion of any Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation) that bears interest at a spread over an index other than a SOFR based index, (i) the excess of the sum of such spread and such index over the Reference Rate with respect to the Floating Rate Notes as of the immediately preceding Interest Determination Date (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the Principal Balance of each such Collateral Obligation (excluding the unfunded portion of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation).

provided that, for purposes of this definition, with respect to (i) any Floor Obligation, the value for purposes of clause (a)(i) and (b)(i) above shall be deemed to be equal to the sum of (A) the stated interest rate spread over the index for the applicable Collateral Obligation and (B) the excess, if any, of the specified “floor” rate relating to such Collateral Obligation over the Reference Rate with respect to the Floating Rate Notes as of the immediately preceding Interest Determination Date and (ii) any Collateral Obligation that incorporates a “credit spread adjustment” (or similar spread adjustment), such stated spread plus such credit spread or similar adjustment.

“Aggregate Outstanding Amount”: With respect to any of the Notes as of any date, the aggregate unpaid principal amount of such Notes Outstanding.

“Aggregate Principal Balance”: When used with respect to all or a portion of the Collateral Obligations or the Assets, the sum of the Principal Balances of all or of such portion of the Collateral Obligations or Assets, respectively.

“Aggregate Unfunded Spread”: As of any Measurement Date, the sum of the products obtained by multiplying (i) for each Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation (other than Defaulted Obligations), the related commitment fee then in effect as of such date and (ii) the undrawn commitments of each such Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation as of such date.

“Alternative Reference Rate”: A replacement rate for the then-current Reference Rate that is: (1) if such Alternative Reference Rate is not the Benchmark Replacement Rate (as determined by the Collateral Manager with notice to the Issuer, the Trustee (who shall forward notice to the Holders of the Secured Notes and the Holders of the Subordinated Notes at the direction of the Collateral Manager), the Collateral Administrator and the Calculation Agent), the rate proposed by the Collateral Manager and consented to by a Majority of the Controlling Class and a Majority of the Subordinated Notes and (2) if such Alternative Reference Rate is the Benchmark Replacement Rate (as determined by the Collateral Manager with notice to the Issuer, the Trustee (who shall forward notice to the Holders of the Secured Notes and the Holders of the Subordinated Notes at the direction of the Collateral Manager), the Collateral Administrator and the Calculation Agent), the rate proposed by the Collateral Manager. If at any time while any Floating Rate Notes are Outstanding, a Benchmark Transition Event and the related Benchmark Replacement Date have occurred and the Collateral Manager is unable to determine an Alternative Reference Rate in accordance with the foregoing, the Collateral Manager shall direct (by notice to the Issuer, the Trustee and the Calculation Agent) that the Alternative Reference Rate with respect to the Floating Rate Notes shall equal the Fallback Rate.

“AML Compliance”: Compliance with the Cayman AML Regulations.

“AML Services Agreement”: The agreement between the Issuer and the AML Services Provider (as amended from time to time) for the provision of services to the Issuer to enable the Issuer to achieve AML Compliance.

“AML Services Provider”: Maples Compliance Services (Cayman) Limited.

“Anniversary Date”: The day that is three calendar months prior to the first Payment Date, regardless of whether or not such day is a Business Day.

“Applicable Issuer” or “Applicable Issuers”: With respect to the Co-Issued Notes, the Co-Issuers; with respect to the Issuer Only Notes, the Issuer only; and with respect to any additional notes issued in accordance with Sections 2.13 and 3.2, the Issuer and, if such notes are co-issued, the Co-Issuer.

“Approved Index List”: Any of the CSFB Leveraged Loan Index, the Morningstar® LSTA® US Leveraged Loan Index and the J.P. Morgan Leveraged Loan Index and such other nationally recognized and comparable index as the Collateral Manager selects with prior notice to the Rating Agency and the Collateral Administrator.

“Asset-backed Commercial Paper”: Commercial paper or other short-term obligations of a program that primarily issues externally rated commercial paper backed by assets or exposures held in a bankruptcy-remote, special purpose entity.

“Assets”: The meaning assigned in the Granting Clauses hereof.

“Assigned Moody’s Rating”: The monitored publicly available rating or the estimated rating expressly assigned to a debt obligation (or facility) by Moody’s that addresses the full amount of the principal and interest promised.

“Assumed Reinvestment Rate”: The Reference Rate (as determined on the most recent Interest Determination Date relating to an Interest Accrual Period beginning on a Payment Date or the Closing Date); provided that the Assumed Reinvestment Rate shall not be less than 0.00%.

“Authenticating Agent”: With respect to the Notes or a Class of the Notes, the Person designated by the Trustee to authenticate such Notes on behalf of the Trustee pursuant to Section 6.14 hereof.

“Authorized Officer”: With respect to the Issuer or the Co-Issuer, any Officer or any other Person who is authorized to act for the Issuer or the Co-Issuer, as applicable, in matters relating to, and binding upon, the Issuer or the Co-Issuer, and shall include any duly appointed attorney-in-fact of the Issuer. With respect to the Collateral Manager, any Officer, employee, member or agent of the Collateral Manager who is authorized to act for the Collateral Manager in matters relating to, and binding upon, the Collateral Manager with respect to the subject matter of the request, certificate or order in question. With respect to the Collateral Administrator, any Officer, employee, partner or agent of the Collateral Administrator who is authorized to act for the Collateral Administrator in matters relating to, and binding upon, the Collateral Administrator with respect to the subject matter of the request, certificate or order in question. With respect to the Trustee or any other bank or trust company acting as trustee of an express trust or as custodian, a Trust Officer. With respect to any Authenticating Agent, any Officer of such Authenticating Agent who is authorized to authenticate the Notes. Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Available Interest Proceeds”: In connection with a Refinancing of one or more Classes of Secured Notes, Interest Proceeds in an amount equal to the sum of (i) the lesser of (a) the amount of accrued interest on the Classes being refinanced (after giving effect to payments according to Section 11.1(a)(i) if the Redemption Date would have been a Payment Date without regard to such Optional Redemption by Refinancing) and (b) the amount the Collateral Manager reasonably determines would have been available for distribution under the Priority of Payments for the payment of accrued interest on the Classes being refinanced on the next subsequent Payment Date (or, if the Redemption Date is otherwise a Payment Date, such Payment Date) if such Notes had not been refinanced plus (ii) if the Redemption Date is not otherwise a Payment Date, an amount equal to (a) the amount the Collateral Manager reasonably determines would have been available for distribution under the Priority of Payments for the payment of Administrative Expenses with respect to such Optional Redemption by Refinancing on the next subsequent Payment Date plus (b) the amount of any reserve established by the Issuer with respect to such Optional Redemption by Refinancing.

“Average Life”: On any date of determination with respect to any Collateral Obligation, the quotient obtained by dividing (i) the sum of the product, for each successive Scheduled Distribution of principal, of (a) the number of years (rounded to the nearest one hundredth thereof) from such date of determination to the date of such Scheduled Distribution of such Collateral Obligation and (b) the amount of principal of such Scheduled Distribution by (ii) the sum of all successive Scheduled Distributions of principal on such Collateral Obligation.

“Balance”: On any date, with respect to Cash or Eligible Investments in any Account, the aggregate of the (i) current balance of any Cash, demand deposits, time deposits, certificates of deposit and federal funds; (ii) principal amount of interest-bearing corporate and government securities, money market accounts and repurchase obligations; and (iii) purchase price (but not greater than the face amount) of non-interest-bearing government and corporate securities and commercial paper.

“Bank”: U.S. Bank Trust Company, National Association, a national banking association with trust powers (including any organization or entity succeeding to all or substantially all of its corporate trust business) in its individual capacity and not as Trustee, and any successor thereto.

“Bankruptcy Exchange”: The exchange of (x) a Defaulted Obligation for any other Defaulted Obligation or Credit Risk Obligation, (y) a Credit Risk Obligation for any other Credit Risk Obligation or (z) an Equity Security for any Permitted Equity Security issued by the same Obligor, Credit Risk Obligation and/or Defaulted Obligation, in each case, after taking into account the clauses in the definition of “Collateral Obligation” exempting Bankruptcy Exchange assets from certain requirements, satisfies the definition of “Collateral Obligation”; provided that, the Collateral Manager in its reasonable business judgment has determined that the following conditions are satisfied: (i) at the time of the exchange, such Received Obligation has a better likelihood of recovery than the Exchanged Obligation; (ii) at the time of the exchange, such Received Obligation is no less senior in right of payment with regard to its Obligor’s other outstanding indebtedness than the Exchanged Obligation is in right of payment with regard to its Obligor’s other outstanding indebtedness; (iii) both prior to and after giving effect to such exchange, each of the Overcollateralization Ratio Tests is satisfied or, if any Overcollateralization Ratio Test was not satisfied prior to such exchange, the Overcollateralization Ratio relating to such test will be at least as close to being satisfied after giving effect to such exchange as it was before giving effect to such exchange; (iv) when determining the period during which the Issuer holds the Received Obligation, the period during which the Issuer held the Exchanged Obligation will be added to the period beginning at the time of acquisition of the Received Obligation and running through the applicable date of determination for all purposes under this Indenture; (v) the Bankruptcy Exchange Test is satisfied; (vi) as of any Measurement Date, obligations received in a Bankruptcy Exchange, measured cumulatively since the Closing Date, may not exceed 15.0% of the Target Initial Par Amount; (vii) with respect to an exchange of a Credit Risk Obligation, such Collateral Obligation received in exchange has an equal or higher S&P Rating than the Credit Risk Obligation to be exchanged; (viii) with respect to an exchange of a Credit Risk Obligation, such Collateral Obligation received in exchange has a stated maturity that is either the same maturity or a shorter maturity as the Credit Risk Obligation to be exchanged; and (ix) if (a) the purchase price (expressed as a dollar amount) of the Received Obligation is greater than (b) the Sale Proceeds to be received from the Exchanged Obligation (the excess of the amount in clause (a) over clause (b) being the “Required Designation Amount”), then on or prior to the settlement date for the debt obligation received on exchange, the Collateral Manager shall designate an amount at least equal to the Required Designation Amount from funds in the Interest Collection Account, the Reserve Account or the Expense Reserve Account, in each case in accordance with this Indenture; provided that the amount designated in accordance with this clause (ix) shall not result in the Collateral Manager’s reasonable discretion, in a failure to pay interest on the Secured Notes on the next succeeding Payment Date.

“Bankruptcy Exchange Test”: A test that is satisfied if, in the Collateral Manager’s reasonable business judgment, the projected internal rate of return of the obligation obtained as a result of a Bankruptcy Exchange is greater than the projected internal rate of return of the Exchanged Obligation, calculated by the Collateral Manager by aggregating all cash and the Market Value of any Collateral Obligation subject to a Bankruptcy Exchange at the time of each Bankruptcy Exchange; provided that the foregoing calculation shall not be required for any Bankruptcy Exchange prior to and including the occurrence of the third Bankruptcy Exchange.

“Bankruptcy Law”: The federal Bankruptcy Code, Title 11 of the United States Code, as amended from time to time, and any successor statute or any other applicable federal or state bankruptcy law or similar law, including, without limitation, Part V of the Companies Act (As Revised) of the Cayman Islands, as amended from time to time, and any bankruptcy, insolvency, winding up, reorganization or similar law enacted under the laws of the Cayman Islands or any other applicable jurisdiction.

“Bankruptcy Subordination Agreement”: The meaning specified in Section 5.4(d)(ii).

“BDC”: Palmer Square Capital BDC Inc., a Maryland corporation.

“Benchmark Replacement Conforming Changes”: With respect to any Alternative Reference Rate, any technical, administrative or operational changes (including changes to the definition of “Interest Accrual Period,” timing and frequency of determining rates and making payments of interest, and other administrative matters) that the Collateral Manager decides may be appropriate to reflect the adoption of such Alternative Reference Rate in a manner substantially consistent with market practice (or, if the Collateral Manager decides that adoption of any portion of such market practice is not administratively feasible or if the Collateral Manager determines that no market practice for use of the Alternative Reference Rate exists, in such other manner as the Collateral Manager determines is reasonably necessary) that are reasonably necessary to adopt such Alternative Reference Rate.

“Benchmark Replacement Date”: The earlier to occur of the following events, as determined by the Collateral Manager: (i) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of the then-current Reference Rate permanently or indefinitely ceases to provide such Reference Rate or (ii) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein. The Collateral Manager shall provide notice of the Benchmark Replacement Date to the Trustee, the Collateral Administrator and the Calculation Agent.

“Benchmark Replacement Rate”: The reference rate, as determined by the Collateral Manager, that is both:

(A) the first applicable alternative set forth in the order below that can be determined by the Collateral Manager as of the applicable Benchmark Replacement Date:

(1) the sum of: (a) Daily Simple SOFR and (b) the Benchmark Replacement Rate Adjustment;

(2) the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for then-current Reference Rate for the applicable index maturity and (b) the Benchmark Replacement Rate Adjustment; or

(3) the sum of: (a) with the consent of a Majority of the Controlling Class, any other reference rate that satisfies the condition set forth in clause (B) below and (b) the Benchmark Replacement Rate Adjustment; and

(B) the reference rate (other than Libor) being used by either (1) 50% of the Aggregate Principal Balance of the Floating Rate Obligations included in the Assets; provided that, unless a compounding methodology is used for the applicable reference rate, only quarterly pay Floating Rate Obligations shall be included in the determination of the 50% threshold in this clause (1), or (2) 50% of the floating rate notes priced or issued in new issue collateralized loan obligation transactions and/or floating rate notes in collateralized loan obligation transactions that have amended their reference rate (with consent), in each case within three months from the later of (x) the date on which the applicable Benchmark Transition Event occurs or (y) such date of determination.

All such determinations made by the Collateral Manager as described above and elsewhere in connection with any determinations of Alternative Reference Rate (and the related definitions) shall be conclusive and binding, and, absent manifest error, may be made in the Collateral Manager’s sole determination (and without incurring any liability with respect thereto), and shall become effective without consent from any other party.

“Benchmark Replacement Rate Adjustment”: With respect to any replacement of the then-current Reference Rate with an Unadjusted Benchmark Replacement Rate, the first applicable alternative set forth in the order below that can be determined by the Collateral Manager as of the applicable Benchmark Replacement Date:

(1) the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement Rate; and

(2) the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected by the Collateral Manager after giving due consideration to any industry-accepted spread adjustment for the replacement of the then-current Reference Rate for the applicable index maturity with the applicable Unadjusted Benchmark Replacement Rate for Dollar-denominated collateralized loan obligation securitization transactions at such time.

“Benchmark Transition Event”: The occurrence of one or more of the following events with respect to the then-current Reference Rate, as determined by the Collateral Manager: (a) public statement or publication of information by or on behalf of the administrator of the then-current Reference Rate announcing that such administrator has ceased or will cease to provide such Reference Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Reference Rate; (b) a public statement or publication of information by the regulatory supervisor for the administrator of the then-current Reference Rate, the Relevant Governmental Body, an insolvency official with jurisdiction over the administrator for such Reference Rate, a resolution authority with jurisdiction over the administrator for such Reference Rate or a court or an entity with similar insolvency or resolution authority over the administrator for such Reference Rate, which states that the administrator of the then-current Reference Rate has ceased or will cease to provide such Reference Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Reference Rate or (c) a public statement or publication of information by the regulatory supervisor for the administrator of the then-current Reference Rate announcing that such Reference Rate is no longer representative.

“Benefit Plan Investor”: A benefit plan investor, as defined in Section 3(42) of ERISA, which includes (a) an employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA, (b) a plan that is subject to Section 4975 of the Code or (c) any entity whose underlying assets include “plan assets” by reason of any such employee benefit plan’s or plan’s investment in the entity.

“Board of Directors”: With respect to the Issuer, the directors of the Issuer duly appointed by the shareholders of the Issuer or the board of directors of the Issuer.

“Board Resolution”: With respect to the Issuer, a resolution of the Board of Directors of the Issuer and, with respect to the Co-Issuer, a resolution of the managers of the Co-Issuer.

“Bond”: A debt security (other than a loan) issued by a corporation, limited liability company, partnership or trust.

“Bridge Loan”: Any loan or other obligation that (x) is incurred in connection with a merger, acquisition, consolidation, or sale of all or substantially all of the assets of a Person or similar transaction and (y) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (it being understood that any such loan or debt security that has a nominal maturity date of one year or less from the incurrence thereof but has a term-out or other provision whereby (automatically or at the sole option of the obligor thereof) the maturity of the indebtedness thereunder may be extended to a later date is not a Bridge Loan).

“Business Day”: Any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banks are authorized or required by applicable law, regulation or executive order to close in New York, New York or in the city in which the Corporate Trust Office of the Trustee is located or, for any final payment of principal, in the relevant place of presentation.

“Caa Collateral Obligation”: A Collateral Obligation (other than a Defaulted Obligation or a Deferring Obligation) with a Moody’s Rating of “Caa1” or lower.

“Calculation Agent”: The meaning specified in Section 7.16(a).

“Cash”: Such funds denominated in currency of the United States of America as at the time shall be legal tender for payment of all public and private debts, including funds standing to the credit of an Account.

“Cayman AML Regulations”: The Anti-Money Laundering Regulations (As Revised) and The Guidance Notes on the Prevention and Detection of Money Laundering, Terrorist Financing and Proliferation Financing in the Cayman Islands, each as amended and revised from time to time.

“Cayman FATCA Legislation”: The Cayman Islands Tax Information Authority Act (As Revised) together with regulations and guidance notes made pursuant to such law.

“CCC Collateral Obligation”: A Collateral Obligation (other than a Defaulted Obligation or a Deferring Obligation) with an S&P Rating of “CCC+” or lower.

“CCC/Caa Collateral Obligations”: The CCC Collateral Obligations and/or the Caa Collateral Obligations, as the context requires.

“CCC/Caa Excess”: The amount equal to the greater of (i) the excess of the Principal Balance of all CCC Collateral Obligations over an amount equal to 7.5% of the Collateral Principal Amount as of the current Determination Date and (ii) the excess of the Principal Balance of all Caa Collateral Obligations over an amount equal to 7.5% of the Collateral Principal Amount as of the current Determination Date; provided that, in determining which of the CCC/Caa Collateral Obligations shall be included in the CCC/Caa Excess, the CCC/Caa Collateral Obligations with the lowest Market Value (assuming that such Market Value is expressed as a percentage of the principal balance of such Collateral Obligations as of such Determination Date) shall be deemed to constitute such CCC/Caa Excess; provided, further, that, if the greater of clause (i) or (ii) above does not result in the largest Excess CCC/Caa Adjustment Amount, then the lesser of clause (i) or (ii) shall be applicable for purposes of this definition.

“Certificate of Authentication”: The meaning specified in Section 2.1.

“Certificated Notes”: The meaning specified in Section 2.2(b)(ii).

“Certificated Secured Note”: The meaning specified in Section 2.2(b)(ii).

“Certificated Security”: The meaning specified in Section 8-102(a)(4) of the UCC.

“Certificated Subordinated Note”: The meaning specified in Section 2.2(b)(ii).

“CFR”: With respect to an obligor of a Collateral Obligation, if such obligor has a corporate family rating by Moody’s, then such corporate family rating; provided, that if such obligor does not have a corporate family rating by Moody’s but any entity in the obligor’s corporate family does have a corporate family rating, then the CFR is such corporate family rating.

“CFTC”: The U.S. Commodity Futures Trading Commission.

“Class”: In the case of (i) the Secured Notes, all of the Secured Notes having the same Interest Rate, Stated Maturity and designation and (ii) the Subordinated Notes, all of the Subordinated Notes; provided that, for the avoidance of doubt, with respect to an additional issuance of Notes of an existing Class of Secured Notes pursuant to Section 2.13, such additional notes shall not be deemed to be of a different Class as a result of having a different Interest Rate than the existing Secured Notes of the Class to which such additional notes are related; provided further that, for purposes of a Refinancing, Pari Passu Classes will be treated as a single Class. For purpose of exercising any rights to consent, give direction or otherwise vote, any Pari Passu Classes that are entitled to vote on a matter will vote together as a single Class, except as expressly provided herein. For the avoidance of doubt, for purposes of a Re-Pricing, Pari Passu Classes will be treated as separate Classes.

“Class A Notes”: The Class A Senior Secured Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Class A/B Coverage Tests”: The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied with respect to the Class A Notes and the Class B Notes.

“Class B Notes”: The Class B-1 Notes and the Class B-2 Notes, collectively.

“Class B-1 Notes”: The Class B-1 Senior Secured Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Class B-2 Notes”: The Class B-2 Senior Secured Fixed Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Class Break-even Default Rate”: With respect to the Highest Ranking Class, the maximum percentage of defaults, at any time, that the Current Portfolio or the Proposed Portfolio, as applicable, can sustain, determined through application of the applicable S&P CDO Monitor chosen by the Collateral Manager in accordance with the definition of “S&P CDO Monitor” that is applicable to the portfolio of Collateral Obligations, which, after giving effect to S&P’s assumptions on recoveries, defaults and timing and to the Priority of Payments, will result in sufficient funds remaining for the payment of such Class of Notes in full. After the Effective Date, S&P will provide the Collateral Manager with the Class Break-even Default Rate for each S&P CDO Monitor based upon the Weighted Average S&P Floating Spread and the S&P Minimum Weighted Average Recovery Rate to be associated with such S&P CDO Monitor as selected by the Collateral Manager (with a copy to the Collateral Administrator) from time to time.

“Class Default Differential”: With respect to the Highest Ranking Class, at any time, the rate calculated by subtracting the Class Scenario Default Rate at such time for such Class of Notes from the Class Break-even Default Rate for such Class of Notes at such time.

“Class Scenario Default Rate”: With respect to the Highest Ranking Class, at any time, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with S&P’s Initial Rating of such Class of Notes, determined by application by the Collateral Manager of the S&P CDO Monitor at such time.

“Clean-Up Optional Redemption”: The meaning specified in Section 9.2(a).

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”: (i) Clearstream, (ii) DTC, (iii) Euroclear and (iv) any entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security”: Securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Clearstream”: Clearstream Banking, société anonyme, a corporation organized under the laws of the Duchy of Luxembourg.

“Closing Date”: May 23, 2024.

“Closing Date Participations”: The participation interests acquired by the Issuer pursuant to the Master Participation Agreement.

“Code”: The United States Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

“Co-Issued Notes”: The Class A Notes and the Class B Notes.

“Co-Issuer”: The Person named as such on the first page of this Indenture, until a successor Person shall have become the Co-Issuer pursuant to the applicable provisions of this Indenture, and thereafter “Co-Issuer” shall mean such successor Person.

“Co-Issuers”: The Issuer and the Co-Issuer.

“Collateral Administration Agreement”: An agreement dated as of the Closing Date, among the Issuer, the Collateral Manager and the Collateral Administrator, as amended from time to time, in accordance with the terms thereof.

“Collateral Administrator”: U.S. Bank Trust Company, National Association, in its capacity as collateral administrator under the Collateral Administration Agreement, and any successor thereto.

“Collateral Interest Amount”: As of any date of determination, without duplication, the aggregate amount of Interest Proceeds that has been received or that is expected to be received (other than Interest Proceeds expected to be received from Defaulted Obligations and Deferring Obligations, but including Interest Proceeds actually received from Defaulted Obligations and Deferring Obligations), in each case during the Collection Period in which such date of determination occurs (or after such Collection Period but on or prior to the related Payment Date if such Interest Proceeds would be treated as Interest Proceeds with respect to such Collection Period).

“Collateral Management Agreement”: The agreement dated as of the Closing Date, between the Issuer and the Collateral Manager relating to the management of the Collateral Obligations and the other Assets by the Collateral Manager on behalf of the Issuer, as amended from time to time in accordance with the terms hereof and thereof.

“Collateral Management Fee”: The Senior Collateral Management Fee and the Subordinated Collateral Management Fee.

“Collateral Manager”: Palmer Square Capital BDC Inc., a Maryland corporation, until a successor Person shall have become the Collateral Manager pursuant to the provisions of the Collateral Management Agreement, and thereafter “Collateral Manager” shall mean such successor Person.

“Collateral Manager Notes”: Any Notes held by the Collateral Manager, an Affiliate thereof or any funds or accounts managed by the Collateral Manager or one of its Affiliates as to which the Collateral Manager or one of its Affiliates has discretionary voting authority.

“Collateral Obligation”: A Senior Secured Loan, Second Lien Loan or Senior Unsecured Loan (including, but not limited to, interests in bank loans acquired by way of a purchase or assignment) or Participation Interest therein or a Permitted Non-Loan Asset, pledged by the Issuer to the Trustee that as of the date of the commitment to acquire by the Issuer:

(i) is U.S. Dollar denominated and is neither convertible by the issuer thereof into, nor payable in, any other currency;

(ii) unless such obligation is received in a Bankruptcy Exchange or Exchange Transaction, is not a Defaulted Obligation or a Credit Risk Obligation;

(iii) is not a lease (including a finance lease);

(iv) if it is a Deferrable Obligation, it (a) is a Permitted Deferrable Obligation and (b) is not deferring or capitalizing the payment of interest, paying interest “in kind” or otherwise has an interest “in kind” balance outstanding at the time of purchase;

(v) provides for a fixed amount of principal payable in Cash on scheduled payment dates and/or at maturity and does not by its terms provide for earlier amortization or prepayment at a price of less than par;

(vi) does not constitute Margin Stock;

(vii) has only payments that do not subject the Issuer to withholding tax (other than withholding taxes imposed on commitment fees, amendment fees, waiver fees, consent fees, or similar fees, and withholding taxes imposed under FATCA) unless the related obligor is required to make “gross-up” payments that cover the full amount of any such withholding tax on an after tax basis;

(viii) unless such obligation is received in a Bankruptcy Exchange or an Exchange Transaction or is a Permitted Equity Security or Restructuring Loan, has a Moody’s Rating of at least “Caa3” (or, in the case of a DIP Collateral Obligation, was assigned a point-in-time rating by Moody’s in the prior 12 months that was withdrawn) and an S&P Rating of at least “CCC-” (or, in the case of a DIP Collateral Obligation, was assigned a point in time rating by S&P in the prior 12 months that was withdrawn);

(ix) is not a debt obligation whose repayment is subject to substantial non-credit related risk as determined by the Collateral Manager;

(x) except for Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations, is not an obligation pursuant to which any future advances or payments to the borrower or the obligor thereof may be required to be made by the Issuer;

(xi) does not have an “f”, “p”, “t” or “sf” subscript assigned by S&P;

(xii) is not a Zero Coupon Bond, a Bridge Loan, a Small Obligor Loan, a Step-Up Obligation, a Step-Down Obligation, a Structured Finance Obligation, an Interest Only Security, a Repack Obligation, a Real Estate Loan or an obligation subject to a Securities Lending Agreement;

(xiii) will not require the Issuer, the Co-Issuer or the pool of Assets to be registered as an investment company under the Investment Company Act;

(xiv) is not an Equity Security, is not by its terms convertible into or exchangeable for an Equity Security (including, without limitation, any Equity Security acquired as part of a “unit” in connection with the purchase of a Collateral Obligation) and does not have any attached warrants;

(xv) is not the subject of an Offer of exchange, or tender by its issuer, for Cash, securities or any other type of consideration other than a Permitted Offer;

(xvi) unless such obligation is received in a Bankruptcy Exchange or an Exchange Transaction or is a Permitted Equity Security or Restructuring Loan, does not mature after the Stated Maturity of the Notes;

(xvii) other than in the case of a Fixed Rate Obligation, accrues interest at a floating rate determined by reference to (a) the Dollar prime rate, federal funds rate or the Reference Rate or (b) a similar interbank offered rate, commercial deposit rate or any other index;

(xviii) unless such obligation is a Permitted Non-Loan Asset, is not a Bond;

(xix) is Registered;

(xx) is not a Synthetic Security;

(xxi) does not pay interest less frequently than semi-annually;

(xxii) is not a letter of credit and does not include or support a letter of credit;

(xxiii) is issued by a Non-Emerging Market Obligor that is (x) Domiciled in the United States, Canada, a Group I Country, a Group II Country, a Group III Country or a Tax Jurisdiction and (y) not Domiciled in Greece, Italy, Portugal or Spain;

(xxiv) is not issued by a sovereign, or by a corporate Obligor located in a country, which sovereign or country on the date on which such obligation is acquired by the Issuer imposed foreign exchange controls that effectively limit the availability or use of U.S. Dollars to make when due the scheduled payments of principal thereof and interest thereon;

(xxv) the purchase price of such obligation shall be at least 55% of such obligation’s par amount (unless such obligation is being acquired in a Bankruptcy Exchange or is a Permitted Equity Security or Restructuring Loan);

(xxvi) is not a Related Obligation or issued by an Obligor that is a Portfolio Company; and

(xxvii) is not a Prohibited Collateral Obligation.

provided that, notwithstanding anything to the contrary contained in this Indenture, (1) any Received Obligation that is a Loan and satisfies the definition of “Collateral Obligation” will be deemed to be a “Collateral Obligation”, (2) any Received Obligation that is not a Loan may only be acquired by the Issuer if such security or interest is a Permitted Equity Security and (3) any Restructuring Loan or Permitted Equity Security designated as a Collateral Obligation by the Collateral Manager in accordance with the terms specified in the definitions of “Restructuring Loan” or “Permitted Equity Security,” as applicable, shall constitute a Collateral Obligation (and not a Restructuring Loan or Permitted Equity Security) following such designation; provided, further that once such asset has been designated as a “Collateral Obligation”, the Collateral Manager may not re-designate such asset as a Restructuring Loan or a Permitted Equity Security, as applicable.

For the avoidance of doubt, Collateral Obligations may include Current Pay Obligations.

“Collateral Principal Amount”: As of any date of determination, the sum of (a) the Aggregate Principal Balance of the Collateral Obligations (other than Defaulted Obligations) and (b) without duplication, the amounts on deposit in any Account (including Eligible Investments therein but excluding amounts on deposit in the Revolver Funding Account to the extent of the unfunded funding obligations under all Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations included in the Assets on such date) representing Principal Proceeds.

“Collateral Quality Tests”: Each of the following tests, calculated in each case as required by Section 1.3 herein:

(i) the Minimum Floating Spread Test;

(ii) the Minimum Weighted Average Coupon Test;

(iii) the Moody’s Diversity Test;

(iv) the Maximum Moody’s Rating Factor Test;

(v) the Minimum Weighted Average S&P Recovery Rate Test;

(vi) the S&P CDO Monitor Test; and

(vii) the Weighted Average Life Test.

“Collection Account”: The securities account established pursuant to Section 10.2 which consists of the Principal Collection Account and the Interest Collection Account.

“Collection Period”: (i) With respect to the first Payment Date, the period commencing on the Closing Date and ending at the close of business on the last calendar day of the calendar month prior to the first Payment Date; and (ii) with respect to any other Payment Date, the period commencing on the day immediately following the prior Collection Period and ending (a) in the case of the final Collection Period preceding the latest Stated Maturity of any Class of Notes, on the day of such Stated Maturity, (b) in the case of the final Collection Period preceding an Optional Redemption, Clean-Up Optional Redemption or Tax Redemption in whole of either the Secured Notes or the Subordinated Notes, on the Business Day preceding the Redemption Date; provided that any Sales Proceeds or Refinancing Proceeds received on such Redemption Date shall be deemed to be received on the immediately preceding Business Day, (c) in the case of the final Collection Period preceding the Refinancing of any Class of Secured Notes, on the Redemption Date and (d) in any other case, at the close of business on the last calendar day of the calendar month prior to such Payment Date.

“Concentration Limitations”: The following limitations applicable on or after the Effective Date, calculated in each case as required by Section 1.3 herein:

(i) not less than 92.5% of the Collateral Principal Amount may consist of Senior Secured Loans, Cash and Eligible Investments;

(ii) not more than 7.5% of the Collateral Principal Amount may consist of Second Lien Loans, Senior Unsecured Loans and Permitted Non-Loan Assets;

(iii) not more than 2.0% of the Collateral Principal Amount may consist of obligations issued by a single Obligor and its Affiliates, except that, without duplication, obligations (other than DIP Collateral Obligations) issued by up to five Obligors and their respective Affiliates may each constitute up to 2.5% of the Collateral Principal Amount; provided that one Obligor will not be considered an Affiliate of another Obligor solely because they are controlled by the same financial sponsor or if they have distinct corporate family ratings and/or distinct issuer credit ratings;

(iv) (1) not more than 7.5% of the Collateral Principal Amount may consist of Caa Collateral Obligations and (2) not more than 7.5% of the Collateral Principal Amount may consist of CCC Collateral Obligations;

(v) not more than 5.0% of the Collateral Principal Amount may consist of Fixed Rate Obligations;

(vi) not more than 5.0% of the Collateral Principal Amount may consist of Current Pay Obligations;

(vii) not more than 5.0% of the Collateral Principal Amount may consist of DIP Collateral Obligations;

(viii) not more than 5.0% of the Collateral Principal Amount may consist, in the aggregate, of unfunded commitments under Delayed Drawdown Collateral Obligations and unfunded and funded commitments under Revolving Collateral Obligations;

(ix) not more than 10.0% of the Collateral Principal Amount may consist of Participation Interests (other than Closing Date Participations) and the Third Party Credit Exposure Limits may not be exceeded with respect to any such Participation Interest;

(x) (a) not more than 10.0% of the Collateral Principal Amount may consist of Collateral Obligations with an S&P Rating derived from a Moody’s Rating as provided in clause (iii)(A) of the definition of the term “S&P Rating” and (b) unless the Initial Investor Condition is satisfied, not more than 20.0% of the Collateral Principal Amount may consist of Collateral Obligations with an S&P Rating derived from a credit estimate pursuant to clause (iii)(B) of the definition of the term “S&P Rating”;

(xi) (a) all of the Collateral Obligations must be issued by Non-Emerging Market Obligors; and (b) no more than the percentage listed below of the Collateral Principal Amount may be issued by Obligors Domiciled in the country or countries set forth opposite such percentage:

% Limit	Country or Countries
15.0%	all countries (in the aggregate) other than the United States;
15.0%	Canada;
5.0%	all countries (in the aggregate) other than the United States, Canada and the United Kingdom;
10.0%	any individual Group I Country;
5.0%	all Group II Countries in the aggregate;
5.0%	any individual Group II Country;

% Limit	Country or Countries
5.0%	all Group III Countries in the aggregate;
2.5%	any individual Group III Country;
0.0%	Greece, Italy, Portugal and Spain in the aggregate; and
5.0%	all Tax Jurisdictions in the aggregate;

(xii) not more than 10.0% of the Collateral Principal Amount may consist of Collateral Obligations that are issued by obligors that belong to any single S&P Industry Classification, except that (1) the largest S&P Industry Classification may represent up to 15.0% of the Collateral Principal Amount and (2) the second and third largest S&P Industry Classifications may each represent up to 12.0% of the Collateral Principal Amount;

(xiii) not more than 60.0% of the Collateral Principal Amount may consist of Cov-Lite Loans;

(xiv) not more than 5.0% of the Collateral Principal Amount may consist of Collateral Obligations that pay interest less frequently than quarterly;

(xv) not more than 5.0% of the Collateral Principal Amount may consist of obligations of an Obligor where the total potential indebtedness of such Obligor and its related Affiliates under all of their loan agreements, indentures and other underlying instruments is less than $250,000,000; provided that any Collateral Obligation shall cease to be included in the Concentration Limitation pursuant to this clause (xv) when an additional issuance of indebtedness with respect to such Obligor, combined with the existing aggregate potential indebtedness of such Obligor, causes its total potential indebtedness to exceed $250,000,000;

(xvi) not more than 5.0% of the Collateral Principal Amount may consist of Deferrable Obligations;

(xvii) not more than 5.0% of the Collateral Principal Amount may consist of Permitted Non-Loan Assets;

(xviii) not more than 5.0% of the Collateral Principal Amount may consist of Collateral Obligations purchased at a price (expressed as a percentage of par) between 50.0% and 60.0% of its par value;

(xix) not more than 35.0% of the Collateral Principal Amount may consist of Discount Obligations; and

(xx) not more than 5.0% of the Collateral Principal Amount may consist of Uptier Priming Debt.

“Contribution”: The meaning specified in Section 10.3(g).

“Contributor”: Each Holder of a Subordinated Note that elects to make a Contribution to the Issuer and whose Contribution is accepted.

“Controlling Class”: The Class A Notes so long as any Class A Notes are Outstanding; then the Class B Notes so long as any Class B Notes are Outstanding; and then the Subordinated Notes.

“Controlling Person”: A Person (other than a Benefit Plan Investor) who has discretionary authority or control with respect to the assets of the Issuer or any Person who provides investment advice for a fee (direct or indirect) with respect to such assets or an affiliate of any such Person. For this purpose, an “affiliate” of a person includes any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the person. “Control,” with respect to a person other than an individual, means the power to exercise a controlling influence over the management or policies of such person.

“Controversial Weapons”: Any controversial weapons (such as cluster bombs, anti-personnel mines, chemical or biological weapons) which are prohibited under applicable international treaties or conventions.

“Corporate Trust Office”: The corporate trust office of the Trustee (a) for Note transfer purposes and presentment of the Notes for final payment thereon, U.S. Bank Trust Company, National Association, 111 Fillmore Avenue East, St. Paul, Minnesota 55107, Attention: Bondholder Services – EP-MN-WS2N – Palmer Square BDC CLO 1, Ltd., and (b) for all other purposes with respect to the Trustee, U.S. Bank Trust Company, National Association, 190 South LaSalle Street, 8th Floor, Chicago, Illinois 60603, Attention: Global Corporate Trust – Palmer Square BDC CLO 1, Ltd., email: PalmerSquareCapitalBDCInc@usbank.com; or such other address as the Trustee may designate from time to time by notice to the Holders, the Collateral Manager and the Issuer or the principal corporate trust office of any successor Trustee.

“Cov-Lite Loan”: A Collateral Obligation that is an interest in a Senior Secured Loan, the Underlying Instruments for which (i) do not contain any financial covenants or (ii) require the underlying obligor to comply with an Incurrence Covenant, but do not require the underlying obligor to comply with any Maintenance Covenant; provided that, for all purposes other than the determination of the S&P Recovery Rate for such loan, a loan described in clause (i) or (ii) above that either contains a cross-default or cross-acceleration provision to, or is pari passu with, another loan of the underlying obligor that requires the underlying obligor to comply with a Maintenance Covenant shall be deemed not to be a Cov-Lite Loan. For the avoidance of doubt, a loan that is capable of being described in clause (i) or (ii) above only (x) until the expiration of a certain period of time after the initial issuance thereof or (y) in the case of a Revolving Collateral Obligation, for so long as there is no funded balance in respect thereof, in each case as set forth in the related Underlying Instruments, shall be deemed not to be a Cov-Lite Loan for all purposes other than the determination of the S&P Recovery Rate for such loan.

“Coverage Tests”: The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied to each specified Class or Classes of Secured Notes.

“Credit Agreement”: The Credit Agreement, dated as of February 18, 2020, among the Warehouse SPV, as borrower, each lender from time to time party thereto, Bank of America, N.A., as administrative agent, and BofA Securities, Inc., as sole lead arranger and sole book manager, as amended, modified or supplemented from time to time.

“Credit Amendment”: Any Maturity Amendment that, in the Collateral Manager’s judgment exercised in accordance with the Collateral Management Agreement, is necessary with respect to the related Collateral Obligation to prevent such Collateral Obligation from becoming a Defaulted Obligation.

“Credit Improved Criteria”: The criteria that will be met with respect to any Collateral Obligation if:

(i) the Sale Proceeds (excluding Sale Proceeds that constitute Interest Proceeds) of such loan would be at least 101% of its purchase price;

(ii) in the case of a loan, the price of such loan has changed during the period from the date on which it was acquired by the Issuer to the proposed sale date by a percentage either at least 0.25% more positive or 0.25% less negative, as the case may be, than the percentage change in the average price of any index specified on the Approved Index List over the same period;

(iii) in the case of a bond, the Market Value of such bond has changed during the period from the date on which it was acquired by the Issuer to the proposed sale date by a percentage either at least 0.25% more positive or at least 0.25% less negative than the percentage change in the Eligible Bond Index over the same period;

(iv) the spread over the applicable reference rate for such Collateral Obligation has been decreased in accordance with the Underlying Instruments with respect to such Collateral Obligation since the date of acquisition by (a) 0.25% or more (in the case of an obligation with a spread (prior to such decrease) less than or equal to 2.00%), (b) 0.375% or more (in the case of an obligation with a spread (prior to such decrease) greater than 2.00% but less than or equal to 4.00%) or (c) 0.50% or more (in the case of an obligation with a spread (prior to such decrease) greater than 4.00%) due, in each case, to an improvement in the related borrower’s financial ratios or financial results;

(v) with respect to Fixed Rate Obligations, there has been a decrease in the difference between its yield compared to the yield on the relevant United States Treasury security of more than 7.5% since the date of purchase; or

(vi) it has a projected cash flow interest coverage ratio (earnings before interest and taxes divided by cash interest expense as estimated by the Collateral Manager) of the underlying borrower or other obligor of such Collateral Obligation that is expected to be more than 1.15 times the current year’s projected cash flow interest coverage ratio.

“Credit Improved Obligation”: Any Collateral Obligation (a) that, in the Collateral Manager’s judgment exercised in accordance with the Collateral Management Agreement, has improved in credit quality after it was acquired by the Issuer or (b) with respect to which one or more Credit Improved Criteria is satisfied; provided, that during a Restricted Trading Period, a Collateral Obligation will qualify as a Credit Improved Obligation only if (i) it has been upgraded by Moody’s, S&P or Fitch at least one rating sub-category or has been placed and remains on a credit watch with positive implication by Moody’s, S&P or Fitch since it was acquired by the Issuer, (ii) one or more of the Credit Improved Criteria are satisfied with respect to such Collateral Obligation or (iii) at the request of the Collateral Manager, a Majority of the Controlling Class agrees to treat such Collateral Obligation as a Credit Improved Obligation.

“Credit Risk Criteria”: The criteria that will be met with respect to any Collateral Obligation if:

(i) in the case of a loan, the price of such loan has changed during the period from the date on which it was acquired by the Issuer to the proposed sale date by a percentage either at least 0.25% more negative, or at least 0.25% less positive, as the case may be, than the percentage change in the average price of any index specified on the Approved Index List;

(ii) the Market Value of such Collateral Obligation has decreased by at least 1.00% of the price paid by the Issuer for such Collateral Obligation;

(iii) in the case of a bond, the Market Value of such bond has changed during the period from the date on which it was acquired by the Issuer to the proposed sale date by a percentage either at least 0.25% more negative or at least 0.25% less positive, as the case may be, than the percentage change in the Eligible Bond Index over the same period;

(iv) the spread over the applicable reference rate for such Collateral Obligation has been increased in accordance with the Underlying Instruments with respect to such Collateral Obligation since the date of acquisition by (a) 0.25% or more (in the case of an obligation with a spread (prior to such increase) less than or equal to 2.00%), (b) 0.375% or more (in the case of an obligation with a spread (prior to such increase) greater than 2.00% but less than or equal to 4.00%) or (c) 0.50% or more (in the case of an obligation with a spread (prior to such increase) greater than 4.00%) due, in each case, to a deterioration in the related borrower’s financial ratios or financial results;

(v) such Collateral Obligation has a projected cash flow interest coverage ratio (earnings before interest and taxes divided by cash interest expense as estimated by the Collateral Manager) of the underlying borrower or other obligor of such Collateral Obligation of less than 1.00 or that is expected to be less than 0.85 times the current year’s projected cash flow interest coverage ratio; or

(vi) with respect to Fixed Rate Obligations, an increase since the date of purchase of more than 7.5% in the difference between the yield on such Collateral Obligation and the yield on the relevant United States Treasury security.

“Credit Risk Obligation”: Any Collateral Obligation (a) that, in the Collateral Manager’s judgment exercised in accordance with the Collateral Management Agreement, has a risk of declining in credit quality or price or (b) with respect to which one or more Credit Risk Criteria is satisfied; provided that, during a Restricted Trading Period, a Collateral Obligation will qualify as a Credit Risk Obligation for purposes of sales of Collateral Obligations only if, (i) such Collateral Obligation has been downgraded by Moody’s, S&P or Fitch at least one rating sub-category or has been placed and remains on a credit watch with negative implication by Moody’s, S&P or Fitch since it was acquired by the Issuer, (ii) one or more of the Credit Risk Criteria are satisfied with respect to such Collateral Obligation or (iii) at the request of the Collateral Manager, a Majority of the Controlling Class agrees to treat such Collateral Obligation as a Credit Risk Obligation.

“CRS”: The OECD Standard for Automatic Exchange of Financial Account Information – Common Reporting Standard.

“Cumulative Deferred Senior Collateral Management Fee”: The meaning specified in the Collateral Management Agreement.

“Cumulative Deferred Subordinated Collateral Management Fee”: The meaning specified in the Collateral Management Agreement.

“Current Deferred Collateral Management Fee”: The Current Deferred Senior Collateral Management Fee and the Current Deferred Subordinated Collateral Management Fee.

“Current Deferred Senior Collateral Management Fee”: The meaning specified in the Collateral Management Agreement.

“Current Deferred Subordinated Collateral Management Fee”: The meaning specified in the Collateral Management Agreement.

“Current Pay Obligation”: Any Collateral Obligation (other than a DIP Collateral Obligation) that is a Defaulted Obligation but as to which no payments are due and payable that are unpaid and with respect to which the Collateral Manager has certified to the Trustee (with a copy to the Collateral Administrator) in writing that it believes, in its reasonable business judgment, that (a) the issuer or obligor of such Collateral Obligation will continue to make scheduled payments of interest thereon and will pay the principal thereof by maturity or as otherwise contractually due, (b) if the issuer or obligor is subject to a bankruptcy proceeding, it has been the subject of an order of a bankruptcy court that permits it to make the scheduled payments on such Collateral Obligation and all payments due thereunder have been paid in cash when due and (c) (x) the Collateral Obligation has a S&P Rating of at least “CCC+” and a Market Value of at least 80% of its par value or (y) the Collateral Obligation has a S&P Rating of “CCC” and its Market Value is at least 85% of its par value; provided that for purposes of this definition, with respect to a Collateral Obligation already owned by the Issuer whose S&P Rating is withdrawn, the S&P Rating shall be the last outstanding S&P Rating before the withdrawal.

“Current Portfolio”: At any time, the portfolio of Collateral Obligations, Cash and Eligible Investments representing Principal Proceeds (determined in accordance with Section 1.3 to the extent applicable), then held by the Issuer.

“Custodial Account”: The custodial account established pursuant to Section 10.3(b).

“Custodian”: The meaning specified in the first sentence of Section 3.3(a) with respect to items of collateral referred to therein, and each entity with which an Account is maintained, as the context may require, each of which shall be a Securities Intermediary.

“Daily Simple SOFR”: For any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Collateral Manager in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for leveraged loans; provided, that if the Collateral Manager decides (in its sole discretion) that any such convention is not administratively feasible for the Collateral Manager, then the Collateral Manager may establish another convention in its reasonable discretion.

“Default”: Any Event of Default or any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

“Defaulted Obligation”: Any Collateral Obligation included in the Assets (i) which is a Restructuring Loan, unless and until such Restructuring Loan subsequently meets the definition of “Collateral Obligation” (as tested on such date without giving effect to any carve-outs for Restructuring Loans set forth in the definition of “Restructuring Loan”) and the Collateral Manager elects to no longer treat such obligation as a Defaulted Obligation (and, for the avoidance of doubt, provided that such Restructuring Loan does not constitute a Defaulted Obligation pursuant to clause (ii) below) or (ii) as to which:

(a) a default as to the payment of principal and/or interest has occurred and is continuing with respect to such Collateral Obligation (without regard to any grace period applicable thereto, or waiver or forbearance thereof, after the passage (in the case of a default that in the Collateral Manager’s judgment, as certified to the Trustee and the Collateral Administrator in writing, is not due to credit-related causes) of five Business Days or seven calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto);

(b) the Collateral Manager has received written notice or has actual knowledge that a default as to the payment of principal and/or interest has occurred and is continuing on another debt obligation of the same issuer which is senior or pari passu in right of payment to such Collateral Obligation (without regard to any grace period applicable thereto, or waiver or forbearance thereof, after the passage (in the case of a default that in the Collateral Manager’s judgment, as certified to the Trustee and the Collateral Administrator in writing, is not due to credit-related causes) of five Business Days or seven calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto; provided that both the Collateral Obligation and such other debt obligation are full recourse obligations of the applicable issuer or secured by the same collateral);

(c) the issuer or others have instituted proceedings to have the issuer adjudicated as bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed or such issuer has filed for protection under Chapter 11 of the United States Bankruptcy Code;

(d) such Collateral Obligation has an S&P Rating of “SD” or “CC” or lower or had such rating before such rating was withdrawn or the Obligor on such Collateral Obligation has a “probability of default” rating assigned by Moody’s of “D” or “LD”;

(e) such Collateral Obligation is pari passu or subordinate in right of payment as to the payment of principal and/or interest to another debt obligation of the same issuer which has an S&P Rating of “SD” or “CC” or lower or had such rating before such rating was withdrawn or the Obligor on such Collateral Obligation has a “probability of default” rating assigned by Moody’s of “D” or “LD”; provided that both the Collateral Obligation and such other debt obligation are full recourse obligations of the applicable issuer or secured by the same collateral;

(f) a default with respect to which the Collateral Manager has received notice or an Officer of the Collateral Manager has actual knowledge that a default has occurred under the Underlying Instruments and any applicable grace period has expired and the holders of such Collateral Obligation have accelerated the repayment of the Collateral Obligation (but only until such acceleration has been rescinded) in the manner provided in the Underlying Instrument;

(g) the Collateral Manager has in its reasonable commercial judgment otherwise declared such debt obligation to be a “Defaulted Obligation” and has not rescinded such declaration;

(h) such Collateral Obligation is a Participation Interest with respect to which the Selling Institution has defaulted in any respect in the performance of any of its payment obligations under the Participation Interest;

(i) such Collateral Obligation is a Participation Interest in a loan that would, if such loan were a Collateral Obligation, constitute a “Defaulted Obligation” or with respect to which the Selling Institution has (A) an S&P Rating of “SD” or “CC” or lower or had such rating before such rating was withdrawn or (B) a “probability of default” rating assigned by Moody’s of “D” or “LD”; or

(j) a Distressed Exchange has occurred in connection with such Collateral Obligation;

provided that (x) a Collateral Obligation shall not constitute a Defaulted Obligation if such Collateral Obligation (or, in the case of a Participation Interest, the underlying Senior Secured Loan, Second Lien Loan or Senior Unsecured Loan) is a Current Pay Obligation (provided that the Aggregate Principal Balance of Current Pay Obligations exceeding 5.0% of the Collateral Principal Amount will be treated as Defaulted Obligations) and (y) a Collateral Obligation shall not constitute a Defaulted Obligation if such Collateral Obligation (or, in the case of a Participation Interest, the underlying Senior Secured Loan) is a DIP Collateral Obligation (other than a DIP Collateral Obligation pursuant to clause (a) or clause (f) hereto).

Until notified by the Collateral Manager or until an Authorized Officer of the Trustee or the Collateral Administrator obtains actual knowledge that a Collateral Obligation has become a Defaulted Obligation, neither the Trustee nor the Collateral Administrator shall be deemed to have any notice or knowledge that a Collateral Obligation has become a Defaulted Obligation.

“Deferrable Note”: Each Class of Secured Notes that is specified as such in Section 2.3.

“Deferrable Obligation”: A Collateral Obligation (including any Permitted Deferrable Obligation) that by its terms permits the deferral or capitalization of payment of accrued, unpaid interest.

“Deferred Interest”: With respect to the Deferrable Notes, the meaning specified in Section 2.7(a).

“Deferring Obligation”: A Deferrable Obligation that is deferring the payment of interest due thereon and has been so deferring the payment of interest due thereon (i) with respect to Collateral Obligations that have a Moody’s Rating of at least “Baa3,” for the shorter of two consecutive accrual periods or one year, and (ii) with respect to Collateral Obligations that have a Moody’s Rating of “Ba1” or below, for the shorter of one accrual period or six consecutive months, which deferred capitalized interest has not, as of the date of determination, been paid in Cash; provided that a Permitted Deferrable Obligation shall not constitute a Deferring Obligation.

“Delayed Drawdown Collateral Obligation”: A Collateral Obligation that (a) requires the Issuer to make one or more future advances to the borrower under the Underlying Instruments relating thereto, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the borrower thereunder; but any such Collateral Obligation will be a Delayed Drawdown Collateral Obligation only until all commitments by the Issuer to make advances to the borrower expire or are terminated or are reduced to zero.

“Deliver” or “Delivered” or “Delivery”: The taking of the following steps:

(i) in the case of each Certificated Security (other than a Clearing Corporation Security), Instrument and Participation Interest in which the underlying loan is represented by an Instrument,

(A) causing the delivery of such Certificated Security or Instrument to the Custodian by registering the same in the name of the Custodian or its affiliated nominee or by endorsing the same to the Custodian or in blank;

(B) causing the Custodian to indicate continuously on its books and records that such Certificated Security or Instrument is credited to the applicable Account; and

(C) causing the Custodian to maintain continuous possession of such Certificated Security or Instrument;

(ii) in the case of each Uncertificated Security (other than a Clearing Corporation Security),

(A) causing such Uncertificated Security to be continuously registered on the books of the issuer thereof to the Custodian; and

(B) causing the Custodian to indicate continuously on its books and records that such Uncertificated Security is credited to the applicable Account;

(iii) in the case of each Clearing Corporation Security,

(A) causing the relevant Clearing Corporation to credit such Clearing Corporation Security to the securities account of the Custodian, and

(B) causing the Custodian to indicate continuously on its books and records that such Clearing Corporation Security is credited to the applicable Account;

(iv) in the case of each security issued or guaranteed by the United States of America or agency or instrumentality thereof and that is maintained in book-entry records of a Federal Reserve Bank (each such security, a “Government Security”),

(A) causing the creation of a Security Entitlement to such Government Security by the credit of such Government Security to the securities account of the Custodian at such Federal Reserve Bank, and

(B) causing the Custodian to indicate continuously on its books and records that such Government Security is credited to the applicable Account;

(v) in the case of each Security Entitlement not governed by clauses (i) through (iv) above,

(A) causing a Securities Intermediary (x) to indicate on its books and records that the underlying Financial Asset has been credited to the Custodian’s securities account, (y) to receive a Financial Asset from a Securities Intermediary or acquiring the underlying Financial Asset for a Securities Intermediary, and in either case, accepting it for credit to the Custodian’s securities account or (z) to become obligated under other law, regulation or rule to credit the underlying Financial Asset to a Securities Intermediary’s securities account,

(B) causing such Securities Intermediary to make entries on its books and records continuously identifying such Security Entitlement as belonging to the Custodian and continuously indicating on its books and records that such Security Entitlement is credited to the Custodian’s securities account, and

(C) causing the Custodian to indicate continuously on its books and records that such Security Entitlement (or all rights and property of the Custodian representing such Security Entitlement) is credited to the applicable Account;

(vi) in the case of Cash or Money,

(A) causing the delivery of such Cash or Money to the Trustee for credit to the applicable Account or to the Custodian,

(B) if delivered to the Custodian, causing the Custodian to treat such Cash or Money as a Financial Asset maintained by such Custodian for credit to the applicable Account in accordance with the provisions of Article 8 of the UCC or causing the Custodian to deposit such Cash or Money to a deposit account over which the Custodian has control (within the meaning of Section 9-104 of the UCC), and

(C) causing the Custodian to indicate continuously on its books and records that such Cash or Money is credited to the applicable Account; and

(vii) in the case of each general intangible (including any Participation Interest in which neither the Participation Interest nor the underlying loan is represented by an Instrument),

(A) causing the filing of a Financing Statement in the office of the Recorder of Deeds of the District of Columbia, Washington, D.C., and

(B) causing the registration of the security granted under this Indenture in the register of mortgages of the Issuer at the Issuer’s registered office in the Cayman Islands.

In addition, the Collateral Manager on behalf of the Issuer will obtain any and all consents required by the Underlying Instruments relating to any general intangibles for the transfer of ownership and/or pledge hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

“Designated Excess Par”: The meaning specified in Section 9.2(h).

“Determination Date”: The last day of each Collection Period.

“DIP Collateral Obligation”: A loan that has a public or private facility rating from S&P (including a credit estimate) made to a debtor-in-possession pursuant to Section 364 of the U.S. Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the U.S. Bankruptcy Code and fully secured by senior liens.

“Discount Obligation”: Any Collateral Obligation that is not a Swapped Non-Discount Obligation and that the Collateral Manager determines: (a) in the case of a Collateral Obligation that is a Senior Secured Loan (i) is acquired by the Issuer for a purchase price of (A) less than 80% of its principal balance if its Moody’s Rating is “B3” or above or (B) less than 85% of its principal balance if its Moody’s Rating is below “B3” or (ii) acquired by the Issuer for a purchase price of less than 100% of its principal balance if designated by the Collateral Manager as a Discount Obligation in its sole discretion; provided that such Collateral Obligation will cease to be a Discount Obligation at such time as the Market Value (expressed as a Dollar amount) of such Collateral Obligation, for any period of 22 consecutive Business Days since the acquisition by the Issuer of such Collateral Obligation, equals or exceeds 90% of the principal balance of such Collateral Obligation; or (b) in the case of any other Collateral Obligation, is acquired by the Issuer for a purchase price of lower than 75% of the principal balance of such Collateral Obligation (or, if such interest has a Moody’s Rating below “B3” such interest is acquired by the Issuer for a purchase price of less than 80% of its principal balance); provided that, such Collateral Obligation shall cease to be a Discount Obligation at such time as the Market Value (expressed as a percentage of par) of such Collateral Obligation, as determined for any period of 22 consecutive Business Days since the acquisition by the Issuer of such Collateral Obligation, equals or exceeds 85% of the principal balance of such Collateral Obligation. For the avoidance of doubt, for purposes of determining whether a Collateral Obligation is a Discount Obligation, the price of a Collateral Obligation or Collateral Obligations purchased at separate times may not be averaged.

“Distressed Exchange”: In connection with any Collateral Obligation, a distressed exchange or other debt restructuring has occurred, as reasonably determined by the Collateral Manager, pursuant to which the issuer or Obligor of such Collateral Obligation has issued to the holders of such Collateral Obligation a new security or package of securities or obligations that, in the sole judgment of the Collateral Manager, amounts to a diminished financial obligation or has the purpose of helping the issuer of such Collateral Obligation avoid default; provided that no Distressed Exchange shall be deemed to have occurred if the securities or obligations received by the Issuer in connection with such exchange or restructuring meet the definition of “Collateral Obligation” (without giving any effect to any of the carveouts in such definition); provided, further, that, as of any Measurement Date, obligations received in a Distressed Exchange, measured cumulatively since the Closing Date, may not exceed 10.0% of the Target Initial Par Amount.

“Distribution Amount”: The meaning specified in Section 10.3(g).

“Distribution Report”: The meaning specified in Section 10.6(b).

“Diversity Score”: A single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule 3 hereto.

“Dollar” or “U.S.$”: A dollar or other equivalent unit in such coin or currency of the United States of America as at the time shall be legal tender for all debts, public and private.

“Domicile” or “Domiciled”: With respect to an issuer of, or obligor with respect to, a Collateral Obligation:

(a) except as provided in clause (b) or (c) below, its country of organization;

(b) if it is organized in a Tax Jurisdiction, each of such jurisdiction and the country in which, in the Collateral Manager’s good faith estimate, a substantial portion of its operations are located or from which a substantial portion of its revenue is derived, in each case directly or through subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Collateral Manager to be the source of the majority of revenues, if any, of such issuer or obligor); or

(c) if its payment obligations in respect of such Collateral Obligation are guaranteed by a person or entity that is organized in the United States and the guarantee satisfies S&P’s then-current criteria for such guarantees, then the United States.

“Drop Down Asset”: Any obligation held by an Unrestricted Subsidiary secured by collateral that was transferred from an Obligor of any Collateral Obligation held by the Issuer (the “Subject Asset”) in connection with any bankruptcy, workout or restructuring of such Collateral Obligation.

“DTC”: The Depository Trust Company, its nominees, and their respective successors.

“Due Date”: Each date on which any payment is due on an Asset in accordance with its terms.

“Effective Date”: The earlier to occur of (i) September 15, 2024 and (ii) the first date on which the Collateral Manager certifies to the Trustee and the Collateral Administrator that the Target Initial Par Condition has been satisfied.

“Effective Date Rating Condition”: A condition that will be satisfied if either the Effective Date S&P Condition has been satisfied or the Issuer has obtained written confirmation from S&P (which may take the form of a press release or other written communication) of its initial rating of the Secured Notes rated by S&P on the Closing Date.

“Effective Date Report”: The meaning specified in Section 7.18(d).

“Effective Date S&P Condition”: A condition that will be satisfied if (i) the Collateral Manager is not utilizing the S&P CDO Monitor in determining compliance with the S&P CDO Monitor Test, (ii) the Issuer causes the Collateral Administrator to deliver to S&P the Effective Date Report and the S&P Excel Default Model Input File and such Effective Date Report contains calculations showing that the S&P Effective Date Adjustments have been made and each of the S&P CDO Monitor Test and the Target Initial Par Condition is satisfied, (iii) the Collateral Manager (on behalf of the Issuer) certifies to S&P that, as of the Effective Date, the S&P Effective Date Adjustments have been made and each of the S&P CDO Monitor Test and the Target Initial Par Condition is satisfied and (iv) the Issuer provides an Accountants’ Report to the Collateral Manager and the Trustee which contains the accountants’ recalculations prescribed by Section 7.18(d).

“Effective Date Special Redemption”: The meaning specified in Section 9.6.

“Eligible Bond Index”: With respect to each Collateral Obligation, one of the following indices as selected by the Collateral Manager upon the acquisition of such Collateral Obligation: the BofA Merrill Lynch US High Yield Index, the BofA Merrill Lynch US High Yield 100 Index, the BofA Merrill Lynch US High Yield Constrained Index, the BofA Merrill Lynch US Cash Pay High Yield Index, the BofA Merrill Lynch BB-B US High Yield Constrained Index, the BofA Merrill Lynch BB-B US High Yield Index, the BofA Merrill Lynch Single-B US High Yield Constrained Index, the BofA Merrill Lynch Single-B US High Yield Index, the Credit Suisse High Yield Index, the Credit Suisse High Yield Index, Developed Countries Only, the Bloomberg Barclays US Corporate High Yield Total Return Index, the Bloomberg Barclays US High Yield Very Liquid Index, the Bloomberg Barclays US Corporate High Yield 2% Issuer Capped Bond Index or any successor or other comparable nationally recognized loan index; provided, that the Collateral Manager may change the index applicable to a Collateral Obligation to another Eligible Bond Index at any time following the acquisition thereof after giving notice to the Trustee and the Collateral Administrator so long as the same index applies to all Collateral Obligations for which this definition applies.

“Eligible Investment Required Ratings”: If the relevant obligation (i) has both a long-term issuer credit rating and short-term issuer credit rating from S&P, such ratings are “A” and “A-1” or higher, respectively or (ii) has no short-term issuer credit rating from S&P, a long-term issuer credit rating of “A+” or higher from S&P.

“Eligible Investments”: Either Cash or any Dollar investment that, at the time it is Delivered (directly or through an intermediary or bailee), (x) matures not later than the earlier of (A) the date that is 60 days after the date of Delivery thereof and (B) the Business Day immediately preceding the Payment Date immediately following the date of Delivery thereof, and (y) is one or more of the following obligations or securities:

(i) direct Registered obligations of, and Registered obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America and which satisfy the Eligible Investment Required Ratings;

(ii) demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America (including the Bank or an Affiliate of the Bank) or any state thereof and subject to supervision and examination by federal and/or state banking authorities, in each case payable within 183 days after issuance, so long as (A) the commercial paper and/or the debt obligations of such depository institution or trust company, at the time of such investment or contractual commitment providing for such investment, have the Eligible Investment Required Ratings or (B) in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company, at the time of such investment or contractual commitment providing for such investment, have the Eligible Investment Required Ratings;

(iii) commercial paper or other short-term obligations (other than Asset-backed Commercial Paper) with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance; and

(iv) registered money market funds that have, at all times, a credit rating of “AAAm” by S&P;

provided that (1) Eligible Investments purchased with funds in the Collection Account shall be held until maturity except as otherwise specifically provided herein and shall include only such obligations, other than those referred to in clause (iv) above, as mature (or are putable at par to the issuer thereof) no later than the Business Day prior to the next Payment Date unless such Eligible Investments are issued by the Trustee in its capacity as a banking institution, in which event such Eligible Investments may mature on such Payment Date; and (2) none of the foregoing obligations shall constitute Eligible Investments if (a) such obligation has an “f,” “p,” “t” or “sf” subscript assigned by S&P, (b) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (c) such obligation is subject to withholding tax (other than withholding tax imposed under FATCA) unless the obligor is required to make “gross-up” payments for the full amount of such withholding tax, (d) such obligation is secured by real property, (e) such obligation is purchased at a price greater than 100% of the principal or face amount thereof, (f) such obligation is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action, (g) in the Collateral Manager’s judgment, such obligation is subject to material non-credit related risks or (h) such obligation is a Structured Finance Obligation. Eligible Investments may include, without limitation, those investments issued by or made with the Bank or for which the Bank or the Trustee or an Affiliate of the Bank or the Trustee provides services and receives compensation.

“Enforcement Event”: The meaning specified in Section 11.1(a)(iii).

“Equity Security”: Any equity security or other debt or equity interest (other than any Restructuring Loan but including any Permitted Equity Security) which, at the time of acquisition, conversion or exchange does not satisfy the requirements of a Collateral Obligation and is not an Eligible Investment.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended.

“Euroclear”: Euroclear Bank S.A./N.V.

“EU Securitization Regulation”: Regulation (EU) 2017/2402 relating to a European framework for simple, transparent and standardised securitization, as amended by Regulation (EU) 2021/557, and (except as otherwise stated) as further amended, varied or substituted from time to time from time to time.

“EU/UK Restricted Lists”: With respect to (a) the EU Securitization Regulation, the list of jurisdictions that are listed by the EU as jurisdictions that have strategic deficiencies in their regimes on anti-money laundering and counter terrorists financing or are non-cooperative jurisdictions for tax purposes and (b) the UK Securitization Regulation, the list of third party countries that are listed as high-risk and non-cooperative jurisdictions by the UK’s Financial Action Task Force.

“EU/UK Retained Interest”: The Subordinated Notes purchased and retained by the EU/UK Retention Holder with an original Aggregate Outstanding Amount such that the aggregate purchase price thereof equals or exceeds five percent of the Retention Basis Amount.

“EU/UK Risk Retention Requirements”: The retention requirements contained in Article 7 of the EU/UK Securitization Regulation, including any implementing regulation, technical standards and official guidance related thereto.

“EU/UK Securitization Regulation”: The EU Securitization Regulation and the UK Securitization Regulation.

“EU/UK Securitization Requirements”: Collectively, (a) the EU Securitization Regulation, together with any supplementary regulatory technical standards, implementing technical standards and any guidance published in relation thereto by the European Supervisory Authorities and (b) the UK Securitization Regulation, together with any supplementary regulatory technical standards, implementing technical standards and any guidance published in relation thereto by the Financial Conduct Authority and/or the Prudential Regulation Authority of the United Kingdom, each as in force on the Closing Date.

“EU/UK Retention Holder”: Palmer Square Capital BDC Inc., a Maryland corporation, in its capacity as EU/UK Retention Holder under the Risk Retention Letter.

“Event of Default”: The meaning specified in Section 5.1.

“Excel Default Model Input File”: The meaning specified in Section 7.18(c).

“Excepted Property”: The meaning assigned in the Granting Clauses hereof.

“Excess CCC/Caa Adjustment Amount”: As of any date of determination, an amount equal to the excess, if any, of:

(a) the Aggregate Principal Balance of all Collateral Obligations included in the CCC/Caa Excess; over

(b) the sum of the Market Values of all Collateral Obligations included in the CCC/Caa Excess.

“Excess Par Amount”: An amount, as of any date of determination, equal to the greater of (a) zero and (b)(i) the Collateral Principal Amount less (ii) the Reinvestment Target Par Balance.

“Excess Weighted Average Coupon”: A percentage equal as of any Measurement Date to a number obtained by multiplying (a) the excess, if any, of the Weighted Average Coupon over the Minimum Weighted Average Coupon by (b) the number obtained by dividing the Aggregate Principal Balance of all Fixed Rate Obligations by the Aggregate Principal Balance of all Floating Rate Obligations.

“Excess Weighted Average Floating Spread”: A percentage equal as of any Measurement Date to a number obtained by multiplying (a) the excess, if any, of the Weighted Average Floating Spread over the Minimum Floating Spread by (b) the number obtained by dividing the Aggregate Principal Balance of all Floating Rate Obligations by the Aggregate Principal Balance of all Fixed Rate Obligations.

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended.

“Exchange Transaction”: The meaning specified in Section 12.2(j).

“Exchanged Defaulted Obligation”: The meaning specified in Section 12.2(j).

“Exchanged Obligation”: A Defaulted Obligation or Equity Security exchanged in connection with an insolvency, bankruptcy, reorganization, default, debt restructuring or workout or similar event of the Obligor thereof.

“Exercise Notice”: The meaning specified in Section 9.7(c).

“Expense Reserve Account”: The securities account established pursuant to Section 10.3(d).

“Fallback Rate”: The sum of (1) the Benchmark Replacement Rate Adjustment and (2) as determined by the Collateral Manager in its commercially reasonable discretion, either (x) the quarterly pay reference rate recognized or acknowledged as being the industry standard replacement rate for leveraged loans (which recognition may be in the form of a press release, a member announcement, member advice, letter, protocol, publication of standard terms or otherwise) by the Loan Syndications and Trading Association® or the Federal Reserve or (y) the reference rate (other than Libor) for a three month tenor that is used in calculating the interest rate of at least 50% of (i) the Collateral Obligations (by par amount) or (ii) floating rate securities being issued in collateralized loan obligation transactions that have priced in the preceding three months, in each case as determined by the Collateral Manager as of the first day of the Interest Accrual Period during which such determination is made; provided, that (i) if a Benchmark Replacement Rate can be determined by the Collateral Manager at any time when the Fallback Rate is effective, then such Benchmark Replacement Rate shall be the Fallback Rate and (ii) in accordance with the definition of “Reference Rate,” to the extent the Fallback Rate is used as the Alternative Reference Rate, such Fallback Rate shall be a rate greater than zero.

“FATCA”: Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, or any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any such intergovernmental agreement.

“Federal Reserve Board”: The Board of Governors of the Federal Reserve System.

“Fee Basis Amount”: As of any date of determination, the sum of (a) the Collateral Principal Amount, (b) the Aggregate Principal Balance of all Defaulted Obligations and (c) all Principal Financed Accrued Interest.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Financing Statements”: The meaning specified in Section 9-102(a)(39) of the UCC.

“First-Lien Last-Out Loan”: A Loan that, prior to a default with respect such loan, is entitled to receive payments pari passu with Senior Secured Loans of the same obligor, but following a default becomes fully subordinated to Senior Secured Loans of the same obligor and is not entitled to any payments until such Senior Secured Loans are paid in full.

“Fitch”: Fitch Ratings, Inc. and any successor in interest.

“Fixed Rate Notes”: Any Secured Note that bears a fixed rate of interest.

“Fixed Rate Obligation”: Any Collateral Obligation that bears a fixed rate of interest.

“Floating Rate Notes”: Any Secured Note that bears a floating rate of interest.

“Floating Rate Obligation”: Any Collateral Obligation that bears a floating rate of interest.

“Floor Obligation”: As of any date of determination, a Floating Rate Obligation (a) the interest in respect of which is paid based on a reference rate and (b) that provides that such reference rate is (in effect) calculated as the greater of (i) a specified “floor” rate per annum and (ii) the reference rate for the applicable interest period for such Collateral Obligation.

“GAAP”: The meaning specified in Section 6.3(j).

“Global Note”: Any Global Secured Note or any Global Subordinated Note.

“Global Secured Note”: Any Regulation S Global Secured Note or Rule 144A Global Secured Note.

“Global Subordinated Note”: Any Rule 144A Global Subordinated Note.

“Grant” or “Granted”: To grant, bargain, sell, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm. A Grant of the Assets, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including, the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Assets, and all other Monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Group I Country”: The Netherlands, Australia, New Zealand and the United Kingdom (or such other countries as may be specified in publicly available published criteria from Moody’s from time to time).

“Group II Country”: Germany, Sweden, Ireland and Switzerland (or such other countries as may be specified in publicly available published criteria from Moody’s from time to time).

“Group III Country”: Austria, Belgium, Denmark, Finland, France, Iceland, Liechtenstein, Luxembourg and Norway (or such other countries as may be specified in publicly available published criteria from Moody’s from time to time).

“Hedge Agreement”: Any interest rate swap, floor and/or cap agreements, including without limitation one or more interest rate swap agreements, between the Issuer and any Hedge Counterparty, as amended from time to time, and any replacement agreement entered into in accordance with this Indenture.

“Hedge Counterparty”: Any one or more institutions entering into or guaranteeing a Hedge Agreement with the Issuer that satisfies the Required Hedge Counterparty Rating that has entered into a Hedge Agreement with the Issuer, including any permitted assignee or successor under the Hedge Agreements.

“Hedge Counterparty Collateral Account”: The account established pursuant to Section 10.3(e).

“Hedge Counterparty Credit Support”: The meaning specified in the applicable Hedge Agreement and the related credit support annex entered into at the time of entry into such Hedge Agreement that satisfies the then-current criteria of the Rating Agency.

“Highest Ranking Class”: As of any date of determination, the Class of Secured Notes then rated by S&P that has no Priority Class Outstanding.

“Holder” or “holder”: With respect to any Note, the Person whose name appears on the Register as the registered holder of such Note.

“Holder AML Obligations”: The meaning specified in Section 2.5(i)(xi).

“Incurrence Covenant”: A covenant by any borrower to comply with one or more financial covenants only upon the occurrence of certain actions of the borrower, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indenture”: This instrument as originally executed and, if from time to time supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, as so supplemented or amended.

“Independent”: As to any Person, any other Person (including, in the case of an accountant or lawyer, a firm of accountants or lawyers, and any member thereof, or an investment bank and any member thereof) who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, and (ii) is not connected with such Person as an Officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar functions. “Independent” when used with respect to any accountant may include an accountant who audits the books of such Person if in addition to satisfying the criteria set forth above the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants. For purposes of this definition, no manager or director of any Person will fail to be Independent solely because such Person acts as an independent manager or independent director thereof or of any such Person’s affiliates. With respect to the Issuer, the Collateral Manager or Affiliates of the Collateral Manager, funds or accounts managed by the Collateral Manager or Affiliates of the Collateral Manager shall not be Independent of the Issuer, the Collateral Manager or Affiliates of the Collateral Manager.

Whenever any Independent Person’s opinion or certificate is to be furnished to the Trustee, such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning hereof.

Any pricing service, certified public accountant or legal counsel that is required to be Independent of another Person under this Indenture must satisfy the criteria above with respect to the Issuer, the Collateral Manager and their Affiliates.

“Information”: S&P’s “Credit FAQ: Anatomy of a Credit Estimate: What It Means and How We Do It” dated January 2021 and any other available information S&P reasonably requests in order to produce a credit estimate for a particular asset.

“Initial Investor Condition”: A condition that is satisfied if either (a) all of the Class A Notes issued on the Closing Date have been redeemed, refinanced, re-priced or repaid in full or, in connection with the execution of a supplemental indenture, are subject to a redemption or Refinancing on the execution date of such supplemental indenture or (b) the Initial Investor Holding Condition is no longer satisfied.

“Initial Investor Holding Condition”: A condition that is satisfied so long as the specific Holder or beneficial owner of certain Class A Notes on the Closing Date, as identified in writing by the Initial Purchaser to the Trustee and the Collateral Manager on or about the Closing Date, continues to hold such Notes, as certified by such party to the Trustee at the time of any determination of the Initial Investor Holding Condition is required. In the event that the condition in the immediately preceding sentence is no longer satisfied (as confirmed by the Issuer or the Collateral Manager on its behalf to the Trustee in writing), the Initial Investor Holding Condition shall no longer be required for any purpose under the Indenture and references to the Initial Investor Holding Condition therein shall have no further force or effect. Unless and until a trust officer of the Trustee receives written notice to the contrary, the Trustee shall be entitled to assume without investigation that the Initial Investor Holding Condition is satisfied on any date of determination.

“Initial Purchaser”: BofA Securities, Inc., in its capacity as initial purchaser under the Note Purchase Agreement.

“Initial Rating”: With respect to the Secured Notes, the rating or ratings, if any, indicated in Section 2.3.

“Initial Target Rating”: With respect to any Class or Classes of Outstanding Secured Notes, the applicable rating set forth in the table below:

Class	Initial Target S&P Rating
Class A	“AAA(sf)”
Class B-1	“AA(sf)”
Class B-2	“AA(sf)”

“Institutional Accredited Investor”: An Accredited Investor under clauses (1), (2), (3) or (7) of Rule 501(a) under the Securities Act.

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Interest Accrual Period”: (i) With respect to the initial Payment Date (or, in the case of a Refinancing or Re-Pricing, the first Payment Date following the Refinancing or Re-Pricing, respectively), the period from and including the Closing Date (or, in the case of (x) a Refinancing, the date of issuance of the replacement notes and (y) a Re-Pricing, the Re-Pricing Date) to but excluding such Payment Date; and (ii) with respect to each succeeding Payment Date, the period from and including the immediately preceding Payment Date to but excluding the following Payment Date until the principal of the Secured Notes is paid or made available for payment. For purposes of determining any Interest Accrual Period with respect to the Fixed Rate Notes, each Payment Date referenced for purposes of determining any Interest Accrual Period shall be deemed to be the date set forth in the definition of “Payment Date,” irrespective of whether such day is a Business Day.

“Interest Collection Account”: The meaning specified in Section 10.2(a).

“Interest Coverage Ratio”: For any designated Class or Classes of Secured Notes, as of any date of determination, the percentage derived from the following equation: (A – B) / C, where:

A = The Collateral Interest Amount as of such date of determination;

B = Amounts payable (or expected as of the date of determination to be payable) on the following Payment Date as set forth in clauses (A), (B) and (C) in Section 11.1(a)(i); and

C = Interest due and payable on the Secured Notes of such Class or Classes and each Class of Secured Notes that rank senior to or pari passu with such Class or Classes (excluding Deferred Interest but including any interest on Deferred Interest with respect to the Deferrable Notes) on such Payment Date.

“Interest Coverage Test”: A test that is satisfied with respect to any Class or Classes of Secured Notes as of any date of determination on, or subsequent to, the Determination Date occurring immediately prior to the Interest Coverage Test Effective Date, if (i) the Interest Coverage Ratio for such Class or Classes on such date is at least equal to the Required Interest Coverage Ratio for such Class or Classes or (ii) such Class or Classes of Secured Notes are no longer outstanding.

“Interest Coverage Test Effective Date”: The second Payment Date after the Closing Date.

“Interest Determination Date”: The second U.S. Government Securities Business Day preceding the first day of each Interest Accrual Period.

“Interest Only Security”: Any obligation or security that does not provide in the related Underlying Instruments for the payment or repayment of a stated principal amount in one or more installments on or prior to its stated maturity.

“Interest Proceeds”: With respect to any Collection Period or Determination Date, without duplication, the sum of:

(i) all payments of interest and delayed compensation (representing compensation for delayed settlement) received in Cash by the Issuer during the related Collection Period on the Collateral Obligations and Eligible Investments, including the accrued interest received in connection with a sale thereof during the related Collection Period, less any such amount that represents Principal Financed Accrued Interest;

(ii) all principal and interest payments received by the Issuer during the related Collection Period on Eligible Investments purchased with Interest Proceeds;

(iii) all amendment and waiver fees, late payment fees, ticking fees and other fees received by the Issuer during the related Collection Period, except for those in connection with (a) the lengthening of the maturity of the related Collateral Obligation or (b) the reduction of the par of the related Collateral Obligation, as determined by the Collateral Manager with notice to the Trustee and the Collateral Administrator;

(iv) commitment fees and other similar fees received by the Issuer during such Collection Period in respect of Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations;

(v) any amounts deposited in the Collection Account from the Expense Reserve Account, the Interest Reserve Account or the Reserve Account that are designated as Interest Proceeds, in each case in the sole discretion of the Collateral Manager pursuant to this Indenture in respect of the related Determination Date;

(vi) any funds transferred from the Interest Ramp-Up Account or the Principal Ramp-Up Account to the Interest Collection Account of the Collection Account;

(vii) any Current Deferred Collateral Management Fees that are designated as Interest Proceeds in the sole discretion of the Collateral Manager;

(viii) any payment received with respect to any Hedge Agreement other than (a) an upfront payment received upon entering into such Hedge Agreement or (b) a payment received as a result of the termination of any Hedge Agreement (net of any amounts due and payable by the Issuer to the related Hedge Counterparty in connection with such termination) to the extent not used by the Issuer to enter into a new or replacement Hedge Agreement;

(ix) any Contributions or Additional Junior Notes Proceeds designated as Interest Proceeds;

(x) any Designated Excess Par;

(xi) any Refinancing Proceeds designated as Interest Proceeds in accordance with the Priority of Refinancing Redemption Proceeds; and

(xii) Trading Gains not previously distributed may be designated by the Collateral Manager at any time as Interest Proceeds so long as (a) the Retention Designation Condition is satisfied, (b) a Retention Deficiency has occurred or it is reasonably likely that a Retention Deficiency would occur absent such designation, (c) the designation of such Trading Gains as Interest Proceeds is in an amount not to exceed the amount determined by the Collateral Manager to be necessary to cure or prevent the Retention Deficiency and (d) the designation of such Trading Gains as Interest Proceeds would not cause the Adjusted Collateral Principal Amount to be equal to or lower than the Reinvestment Target Par Balance (it being understood that the amount of Trading Gains which are not deposited into the Interest Collection Account as Interest Proceeds pursuant to this clause (xii) will constitute Principal Proceeds);

provided that (i) any amounts received in respect of any Defaulted Obligation (including any Equity Security (other than any Permitted Equity Security) received in exchange for such Defaulted Obligation) will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all collections in respect of such Defaulted Obligation (or Equity Security, as applicable) since it became a Defaulted Obligation equals the outstanding principal balance of such Collateral Obligation at the time it became a Defaulted Obligation, (ii) any amounts deposited in the Collection Account as Principal Proceeds pursuant to clause (I) of Section 11.1(a)(i) will constitute Principal Proceeds, (iii) amounts designated as Principal Proceeds due to an S&P Rating Confirmation Failure will constitute Principal Proceeds, (iv) any amounts received in respect of any Restructuring Loan will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate amount of all collections in respect of such Restructuring Loan plus the aggregate amount of all collections in respect of the related Collateral Obligation in connection with which such Restructuring Loan was acquired equals the sum of (x) the outstanding principal balance of the related Collateral Obligation at the time such Collateral Obligation became a Defaulted Obligation, or for Collateral Obligations which were not Defaulted Obligations at the time of such exchange, their principal balance at the time of the exchange, and (y) the S&P Collateral Value of such Restructuring Loan or, if greater, the amount of Principal Proceeds (other than Principal Proceeds on deposit in the Subordinated Note Ramp-Up Account, the Subordinated Note Principal Collection Account or the Reserve Account) used to acquire such Restructuring Loan and (v) in the case of a Permitted Equity Security, any amounts received in respect of such Permitted Equity Security will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all collections in respect of such Permitted Equity Security plus the aggregate of all collection in respect of the related Defaulted Obligation or Credit Risk Obligation, as applicable, equals the amount of Principal Proceeds, if any, applied to purchase such Permitted Equity Security plus the outstanding principal balance of the related Defaulted Obligation or Credit Risk Obligation, as applicable, at the time it became a Defaulted Obligation or Credit Risk Obligation, as the case may be, and thereafter such amounts will constitute Interest Proceeds. Notwithstanding the foregoing, in the Collateral Manager’s sole discretion (to be exercised on or before the related Determination Date with notice to the Collateral Administrator), on any date after the first Payment Date, Interest Proceeds in any Collection Period may be deemed to be Principal Proceeds so long as no such designation would result in an interest default or deferral, as applicable, on any Class of Secured Notes. Under no circumstances shall Interest Proceeds include the Excepted Property or any interest earned thereon.

“Interest Ramp-Up Account”: The meaning specified in Section 10.3(c).

“Interest Rate”: With respect to each Class of Secured Notes, the per annum stated interest rate payable on such Class with respect to each Interest Accrual Period equal to the Reference Rate for such Interest Accrual Period plus the spread specified in Section 2.3 (or in the case of any specified Class of Fixed Rate Notes, the fixed interest rate specified in Section 2.3 with respect to such Class).

“Interest Reserve Account”: The securities account established pursuant to Section 10.3(f).

“Interest Reserve Amount”: The meaning set forth in Section 10.3(f).

“Intermediary”: Any agent or broker through which a Holder purchases its Notes, or any nominee or other entity through which a Holder holds its Notes.

“Investment Advisers Act”: The Investment Advisers Act of 1940, as amended from time to time.

“Investment Company Act”: The United States Investment Company Act of 1940, as amended from time to time.

“Investment Criteria”: The criteria specified in Section 12.2(a).

“IRS”: United States Internal Revenue Service.

“Issuer”: The Person named as such on the first page of this Indenture until a successor Person shall have become the Issuer pursuant to the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Person.

“Issuer Only Notes”: The Subordinated Notes.

“Issuer Order” and “Issuer Request”: A written order or request (which may be a standing order or request) dated and signed (or, if applicable, sent) in the name of the Applicable Issuers or by an Authorized Officer of the Issuer or the Co-Issuer, as applicable, or by the Collateral Manager by an Authorized Officer thereof, on behalf of the Issuer. An order or request provided in an email or other electronic means acceptable to the Trustee by an Authorized Officer of the Issuer or the Co-Issuer or by an Authorized Officer of the Collateral Manager on behalf of the Issuer shall constitute an Issuer Order, except in each case to the extent the Trustee requests otherwise in writing.

“Junior Class”: With respect to a particular Class of Notes, each Class of Notes that is subordinated to such Class, as indicated in Section 2.3.

“Junior Mezzanine Notes”: The meaning specified in Section 2.13(a).

“Knowledgeable Employee”: The meaning set forth in Rule 3c-5(a)(4) promulgated under the Investment Company Act.

“Libor”: The London interbank offered rate.

“Loan”: Any obligation for the payment or repayment of borrowed money that is documented by a term loan agreement, revolving loan agreement or other similar credit agreement.

“Long-Dated Obligation”: Any Collateral Obligation with a maturity later than the Stated Maturity of the Notes.

“Maintenance Covenant”: A covenant by any borrower to comply with one or more financial covenants during each reporting period, whether or not such borrower has taken any specified action.

“Majority”: With respect to any Class or Classes of Notes, the Holders of more than 50% of the Aggregate Outstanding Amount of the Notes of such Class or Classes.

“Mandatory Redemption”: The meaning specified in Section 9.1.

“Margin Stock”: “Margin Stock” as defined under Regulation U issued by the Federal Reserve Board, including any debt security which is by its terms convertible into “Margin Stock.”

“Market Value”: With respect to any loans or other assets, the amount (determined by the Collateral Manager) equal to the product of the principal amount thereof and the price determined in the following manner:

(i) (A) in the case of a loan, the bid price determined by the Loan Pricing Corporation, LoanX Inc., Markit Group Limited or any other nationally recognized loan pricing service selected by the Collateral Manager with notice to S&P or (B) in the case of a bond, the bid price determined by Interactive Data Corporation, NASD’s TRACE or any other nationally recognized pricing service selected by the Collateral Manager; or

(ii) if a price described in clause (i) is not available,

(A) the average of the bid prices determined by three broker-dealers active in the trading of such asset that are Independent from each other and the Issuer and the Collateral Manager; or

(B) if only two such bids can be obtained, the lower of the bid prices of such two bids; or

(C) if only one such bid can be obtained, and such bid was obtained from a Qualified Broker/Dealer, such bid; provided that with respect to determining Market Value in connection with calculating the Adjusted Collateral Principal Amount, this subclause (C) shall not apply at any time at which the Collateral Manager is not a Registered Investment Adviser; or

(iii) if a price or such bid described in clause (i) or (ii) is not available, then the Market Value of an asset will be the lower of (x) 70% of the notional amount of such asset and (y) the price at which the Collateral Manager reasonably believes such asset could be sold in the market within 30 days, as certified by the Collateral Manager to the Trustee and determined by the Collateral Manager consistent with the manner in which it would determine the market value of an asset for purposes of other funds or accounts managed by it; provided, that, if the Collateral Manager is not a Registered Investment Adviser, the Market Value of any such asset may not be determined in accordance with this clause (iii) for more than 30 days; or

(iv) if the Market Value of an asset is not determined in accordance with clause (i), (ii) or (iii) above, then such Market Value shall be deemed to be zero until such determination is made in accordance with clause (i) or (ii) above.

The “Market Value” of any Permitted Equity Security, as of any date of determination, will be determined on the basis of the method described above for Collateral Obligations to the extent applicable to the Permitted Equity Security in question or by such other commercially reasonable method selected by the Collateral Manager.

“Master Participation Agreement”: A master participation agreement, dated on or prior to the Closing Date, between the Issuer and the Warehouse SPV, as participation seller.

“Maturity”: With respect to any Note, the date on which the unpaid principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

“Maturity Amendment”: The meaning specified in Section 12.3(e).

“Maximum Moody’s Rating Factor Test”: A test satisfied on any Measurement Date if the Weighted Average Moody’s Rating Factor of the Collateral Obligations is less than or equal to 3,300.

“Measurement Date”: (i) Any day on which a purchase of a Collateral Obligation occurs, (ii) any Determination Date, (iii) any Monthly Report Determination Date, (iv) with five Business Days prior written notice, any Business Day requested by the Rating Agency then rating any Class of Outstanding Notes and (v) the Effective Date.

“Memorandum and Articles of Association”: The Issuer’s Memorandum and Articles of Association, as they may be amended, revised or restated from time to time.

“Merging Entity”: The meaning specified in Section 7.10.

“Minimum Denomination”: With respect to the Notes of any Class, the minimum denominations and integral multiples specified as such in Section 2.3.

“Minimum Floating Spread”: The greater of (a) 2.00% and (b) the Weighted Average S&P Floating Spread.

“Minimum Floating Spread Test”: The test that is satisfied on any Measurement Date if the Weighted Average Floating Spread plus the Excess Weighted Average Coupon equals or exceeds the Minimum Floating Spread.

“Minimum Weighted Average Coupon”: (i) If any of the Collateral Obligations are Fixed Rate Obligations, 8.50% and (ii) otherwise, 0.00%.

“Minimum Weighted Average Coupon Test”: A test that is satisfied on any Measurement Date if the Weighted Average Coupon plus the Excess Weighted Average Floating Spread equals or exceeds the Minimum Weighted Average Coupon.

“Minimum Weighted Average S&P Recovery Rate Test”: A test that will be satisfied on any Measurement Date if the Weighted Average S&P Recovery Rate for the Highest Ranking Class equals or exceeds the Weighted Average S&P Recovery Rate selected by the Collateral Manager in connection with the S&P CDO Monitor Test.

“Money”: The meaning specified in Section 1-201(24) of the UCC.

“Monthly Report”: The meaning specified in Section 10.6(a).

“Monthly Report Determination Date”: The meaning specified in Section 10.6(a).

“Moody’s”: Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Default Probability Rating”: With respect to any Collateral Obligation, the rating determined pursuant to Schedule 4 hereto (or such other schedule that may be publicly available from Moody’s).

“Moody’s Derived Rating”: With respect to any Collateral Obligation whose Moody’s Rating or Moody’s Default Probability Rating cannot otherwise be determined pursuant to the definitions thereof, the rating determined for such Collateral Obligation as set forth in Schedule 4 hereto (or such other schedule that may be publicly available from Moody’s).

“Moody’s Diversity Test”: A test that will be satisfied on any Measurement Date if the Diversity Score (rounded to the nearest whole number) equals or exceeds (a) during the Reinvestment Period, 40 and (b) after the Reinvestment Period, 35.

“Moody’s Industry Classification”: The industry classifications set forth in Schedule 1 hereto, as such industry classifications shall be updated at the option of the Collateral Manager if Moody’s publishes revised industry classifications.

“Moody’s Rating”: With respect to any Collateral Obligation, the rating determined pursuant to Schedule 4 hereto (or such other schedule that may be publicly available from Moody’s).

“Moody’s Rating Factor”: For each Collateral Obligation, the number set forth in the table below opposite the Moody’s Default Probability Rating of such Collateral Obligation.

Moody’s Default Probability Rating	Moody’s Rating Factor	Moody’s Default Probability Rating	Moody’s Rating Factor
Aaa	1	Ba1	940
Aa1	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720
A2	120	B3	3,490
A3	180	Caa1	4,770
Baa1	260	Caa2	6,500
Baa2	360	Caa3	8,070
Baa3	610	Ca or lower	10,000

For purposes of the Maximum Moody’s Rating Factor Test, any Collateral Obligation issued or expressly guaranteed by the United States government or any agency or instrumentality thereof is assigned a Moody’s Rating Factor corresponding to the then-current Moody’s long-term debt rating of the United States of America.

“Non-Call Period”: The period from the Closing Date to but excluding the Payment Date in July 2026.

“Non-Emerging Market Obligor”: An obligor that is Domiciled in (x) any country that has a foreign currency issuer credit rating of at least “AA” by S&P or (y) without duplication, the United States.

“Non-Permitted ERISA Holder”: The meaning specified in Section 2.11(d).

“Non-Permitted Holder”: The meaning specified in Section 2.11(b).

“Non-Transferred Margin Stock”: The meaning specified in Section 12.1(h).

“Note Interest Amount”: With respect to any Class of Secured Notes and any Payment Date, the amount of interest for the related Interest Accrual Period payable in respect of each U.S.$100,000 Outstanding principal amount of such Class of Secured Notes.

“Note Payment Sequence”: The application, in accordance with the Priority of Payments, of Interest Proceeds or Principal Proceeds, as applicable, in the following order:

(i) to the payment of principal of the Class A Notes (together with any defaulted interest) until such amount has been paid in full; and

(ii) to the payment, pro rata based on Aggregate Outstanding Amount, of principal of the Class B-1 Notes and the Class B-2 Notes (together with any defaulted interest) until such amounts have been paid in full.

“Noteholder”: With respect to any Note, the Person whose name appears on the Register as the registered holder of such Note.

“Notes”: Collectively, the Secured Notes and the Subordinated Notes authorized by, and authenticated and delivered under, this Indenture (as specified in Section 2.3).

“Note Purchase Agreement”: The agreement dated as of May 23, 2024 by and among the Co-Issuers and the Initial Purchaser relating to the initial purchase of the Notes, as amended from time to time.

“Notional Accrual Period”: Each of (i) the period from and including the Closing Date to but excluding the Anniversary Date and (ii) thereafter, the period from and including the Anniversary Date to but excluding the first Payment Date.

“Notional Designated Maturity”: (i) With respect to the first Notional Accrual Period, the linear interpolation between the rate for the next shorter period of time for which rates are available and the rate for the next longer period of time for which rates are available, and (ii) with respect to the second Notional Accrual Period, three months.

“Notional Determination Date”: The second U.S. Government Securities Business Day preceding the first day of each Notional Accrual Period.

“NRSRO”: Any nationally recognized statistical rating organization, other than any Rating Agency.

“NRSRO Certification”: A certification substantially in the form of Exhibit D executed by a NRSRO in favor of the Issuer, that states that such NRSRO has provided the appropriate certifications under Rule 17g-5 and that such NRSRO has access to the 17g-5 Website.

“Obligor”: The obligor or guarantor under a loan, as the case may be.

“Offer”: The meaning specified in Section 10.7(c).

“Offering”: The offering of any Notes pursuant to the relevant Offering Circular.

“Offering Circular”: The offering circular relating to the offer and sale of the Notes dated May 21, 2024, including any supplements thereto.

“Officer”: (a) With respect to the Issuer and any corporation, the Chairman of the Board of Directors (or, with respect to the Issuer, any director), the President, any Vice President, the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer of such entity or any Person authorized by such entity and shall, for the avoidance of doubt, include any duly appointed attorney-in-fact of the Issuer, and (b) with respect to the Co-Issuer and any limited liability company, any managing member or manager thereof or any person to whom the rights and powers of management thereof are delegated in accordance with the limited liability company agreement of such limited liability company.

“offshore transaction”: The meaning specified in Regulation S.

“Opinion of Counsel”: A written opinion addressed to the Trustee and, if required by the terms hereof, the Rating Agency then rating a Class of Secured Notes, in form and substance reasonably satisfactory to the Trustee (and, if so addressed, the Rating Agency then rating a Class of Secured Notes), of an attorney admitted to practice, or a nationally or internationally recognized and reputable law firm one or more of the partners of which are admitted to practice, before the highest court of any State of the United States or the District of Columbia (or the Cayman Islands, in the case of an opinion relating to the laws of the Cayman Islands), which attorney or law firm, as the case may be, may, except as otherwise expressly provided in this Indenture, be counsel for the Issuer or the Co-Issuer, and which attorney or law firm, as the case may be, shall be reasonably satisfactory to the Trustee. Whenever an Opinion of Counsel is required hereunder, such Opinion of Counsel may rely on opinions of other counsel who are so admitted and so satisfactory, which opinions of other counsel shall accompany such Opinion of Counsel and shall be addressed to the Trustee (and, if required by the terms hereof, the Rating Agency then rating a Class of Secured Notes) or shall state that the Trustee (and, if required by the terms hereof, the Rating Agency then rating a Class of Secured Notes) shall be entitled to rely thereon.

“Optional Redemption”: A redemption of the Notes in accordance with Section 9.2.

“Other Plan Law”: Any federal, state, local or non-U.S. laws or regulations that are substantially similar to the provisions of Title I of ERISA or Section 4975 of the Code.

“Outstanding”: With respect to the Notes or the Notes of any specified Class, as of any date of determination, all of the Notes or all of the Notes of such Class, as the case may be, theretofore authenticated and delivered under this Indenture, except:

(i) Notes theretofore canceled by the Registrar or delivered to the Registrar for cancellation in accordance with the terms of Section 2.9 or registered in the Register on the date the Trustee provides notice to the Holders of the Notes in accordance with the terms hereof that this Indenture has been discharged;

(ii) Notes or portions thereof for whose payment or redemption funds in the necessary amount have been theretofore irrevocably deposited with the Trustee or any Paying Agent in trust for the Holders of such Notes pursuant to Section 4.1(a)(ii); provided that if such Notes or portions thereof are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

(iii) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, unless proof satisfactory to the Trustee is presented that any such Notes are held by a “protected purchaser” (within the meaning of Section 8-303 of the UCC); and

(iv) Notes alleged to have been mutilated, destroyed, lost or stolen for which replacement Notes have been issued as provided in Section 2.6;

provided that (A) in determining whether the Holders of the requisite Aggregate Outstanding Amount have given any request, demand, authorization, direction, notice, consent or waiver hereunder, (a) (x) Notes owned by the Issuer or the Co-Issuer or (y) only in the case of a vote on the removal of the Collateral Manager, Collateral Manager Notes, shall be disregarded and deemed not to be Outstanding (it being agreed, for the avoidance of doubt, that such Collateral Manager Notes shall not be disregarded and shall be deemed to be Outstanding with respect to any other action such Collateral Manager Notes are entitled to vote, including, without limitation, the right to vote on the nomination of and consent to a successor to the Collateral Manager if the Collateral Manager is removed), except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes that a Trust Officer of the Trustee actually knows to be so owned shall be so disregarded and (b) Notes so owned that have been pledged in good faith shall be regarded as Outstanding if the pledgee establishes to the reasonable satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not one of the Persons specified above and (B) for purposes of the calculation of each Coverage Test and the Reinvestment Target Par Balance, any Surrendered Note that is not of the Class that is, at that time, senior most in the Note Payment Sequence, shall be deemed to be “Outstanding” until all Notes of such applicable Class and each Class that is senior in right of payment to such Surrendered Note in the Note Payment Sequence have been retired or redeemed, with such Surrendered Note deemed to have an Aggregate Outstanding Amount equal to the Aggregate Outstanding Amount as of the date of its surrender, reduced proportionately with, and to the extent of, any payments of principal of Notes of the same Class thereafter.

“Overcollateralization Ratio”: With respect to any specified Class or Classes of Secured Notes as of any date of determination, the percentage derived from: (i) the Adjusted Collateral Principal Amount on such date divided by (ii) (x) the Aggregate Outstanding Amount on such date of the Secured Notes of such Class or Classes, each Priority Class of Secured Notes and each Pari Passu Class of Secured Notes plus (y) Deferred Interest, if any, with respect to such Class or Classes, each Priority Class of Secured Notes and each Pari Passu Class of Secured Notes.

“Overcollateralization Ratio Test”: A test that is satisfied with respect to any designated Class or Classes of Secured Notes as of any date of determination on which such test is applicable if (i) the Overcollateralization Ratio for such Class or Classes on such date is at least equal to the Required Overcollateralization Ratio for such Class or Classes or (ii) such Class or Classes of Secured Notes are no longer outstanding.

“Pari Passu Class”: With respect to any specified Class of Notes, each Class of Notes that ranks pari passu to such Class, as indicated in Section 2.3.

“Participation Interest”: A participation interest in a loan originated by a bank or financial institution that, at the time of acquisition, or the Issuer’s commitment to acquire the same, satisfies each of the following criteria:

(i) such participation would constitute a Collateral Obligation were it acquired directly,

(ii) the Selling Institution is a lender on the loan,

(iii) the aggregate participation in the loan granted by such Selling Institution to any one or more participants does not exceed the principal amount or commitment with respect to which the Selling Institution is a lender under such loan,

(iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the Selling Institution holds in the loan or commitment that is the subject of the participation,

(v) the entire purchase price for such participation is paid in full (without the benefit of financing from the Selling Institution or its affiliates) at the time of the Issuer’s acquisition (or, to the extent of a participation in the unfunded commitment under a Revolving Collateral Obligation or a Delayed Drawdown Collateral Obligation, at the time of the funding of such loan),

(vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation and

(vii) such participation is documented under a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants.

For the avoidance of doubt, a Participation Interest shall not include a sub-participation interest in any loan.

“Partner”: The meaning specified in Section 7.17(b).

“Partnership Interest”: The meaning specified in Section 7.17(b).

“Partnership Representative”: The meaning specified in Section 7.17(k).

“Partnership Tax Audit Rules”: The meaning specified in Section 7.17(l).

“Paying Agent”: Any Person authorized by the Issuer to pay the principal of or interest on any Notes on behalf of the Issuer as specified in Section 7.2.

“Payment Account”: The payment account established pursuant to Section 10.3(a).

“Payment Date”: The 15th day of January, April, July and October of each year (or, if such day is not a Business Day, the next succeeding Business Day), commencing on the Payment Date in October 2024, except that the final Payment Date (subject to any earlier redemption or payment of the Notes) shall be the Stated Maturity (or, if such day is not a Business Day, the next succeeding Business Day); provided that, following the redemption or repayment in full of the Secured Notes, Holders of Subordinated Notes may receive payments (including in respect of an Optional Redemption of Subordinated Notes) on any Business Day designated by the Collateral Manager (which Business Days may or may not be the dates stated above) upon five Business Days’ prior written notice to the Trustee and the Collateral Administrator (which notice the Trustee will promptly forward to the Holders of the Subordinated Notes) and such Business Days shall constitute “Payment Dates.”

“PBGC”: The United States Pension Benefit Guaranty Corporation.

“Pending Rating DIP Collateral Obligation”: A DIP Collateral Obligation that does not have an S&P Rating as of the date on which the Issuer commits to acquire such obligation, and with respect to which the Collateral Manager reasonably expects such Collateral Obligation will have an S&P Rating within 90 days of such date. For purposes of all calculations to be made under this Indenture, a Pending Rating DIP Collateral Obligation will be treated, (A) if the Collateral Manager reasonably believes it will have an S&P Rating no lower than “B-”, (x) as if it has an S&P Rating of “B-” for a period of 90 calendar days after classification as a Pending Rating DIP Collateral Obligation and (y) as if it has an S&P Rating of “CCC-” beginning 91 calendar days after classification as a Pending Rating DIP Collateral Obligation or (B) if the Collateral Manager reasonably believes it will have an S&P Rating lower than “B-”, as if it has an S&P Rating of “CCC-”, in each case described in the foregoing clauses (A) and (B) until such time as it has an S&P Rating.

“Periodic Term SOFR Determination Day”: The meaning specified in the definition of the term “Term SOFR”.

“Permitted Deferrable Obligation”: Any Deferrable Obligation the Underlying Instrument of which carries a current cash pay interest rate of not less than (a) in the case of a Floating Rate Obligation, Term SOFR plus 1.00% per annum or (b) in the case of a Fixed Rate Obligation, the zero-coupon swap rate in a fixed/floating interest rate swap with a term equal to five years.

“Permitted Equity Security”: An equity security or other security or interest (including any Margin Stock), including a Loan that is not a Restructuring Loan, that is acquired by the Issuer from, or received or issued in connection with an insolvency, bankruptcy, reorganization, default, workout or restructuring or similar event of or with respect to, an obligor or Collateral Obligation and which, at the time of acquisition, conversion or exchange does not satisfy the requirements of a Collateral Obligation, has no unfunded funding obligations in respect thereof and is not an Eligible Investment. Notwithstanding anything else to the contrary in this Indenture, a Permitted Equity Security will be treated as an Equity Security for all purposes under this Indenture; provided that on any Business Day as of which such Permitted Equity Security satisfies the definition of “Collateral Obligation” (as tested on such date and without giving effect to any carve-outs for Permitted Equity Securities therein, if any), the Collateral Manager may designate (by written notice to the Issuer and the Collateral Administrator) such Permitted Equity Security as a “Collateral Obligation,” and thereafter, such Permitted Equity Security shall be treated as a Collateral Obligation for all purposes under this Indenture.

“Permitted Liens”: With respect to the Assets: (i) security interests, liens and other encumbrances created pursuant to the Transaction Documents, (ii) security interests, liens and other encumbrances in favor of the Trustee created pursuant to this Indenture and (iii) security interests, liens and other encumbrances, if any, which have priority over first priority perfected security interests in the Collateral Obligations or any portion thereof under the UCC or any other applicable law.

“Permitted Non-Loan Assets”: Senior Secured Bonds and Senior Secured Notes.

“Permitted Offer”: An Offer (i) pursuant to the terms of which the offeror offers to acquire a debt obligation (including a Collateral Obligation) in exchange for consideration consisting of (x) Cash in an amount equal to or greater than the full face amount of the debt obligation being exchanged plus any accrued and unpaid interest or (y) other debt obligations that rank pari passu or senior to the debt obligations being exchanged which have a face amount equal to or greater than the full face amount of the debt obligation being exchanged and are eligible to be Collateral Obligations plus any accrued and unpaid interest in Cash and (ii) as to which the Collateral Manager has determined in its reasonable commercial judgment that the offeror has sufficient access to financing to consummate the Offer.

“Permitted Use”: With respect to any amount on deposit in the Reserve Account or any Additional Junior Notes Proceeds, any of the following uses: (i) the transfer of the applicable portion of such amount to the Collection Account for application as Interest Proceeds or Principal Proceeds, as applicable (except that, prior to the end of the Non-Call Period, no amounts transferred to the Principal Collection Account from the Reserve Account may be used to effect a Special Redemption); (ii) the repurchase of Secured Notes in accordance with this Indenture; (iii) the transfer of the applicable portion of such amount to pay any costs or expenses associated with a Refinancing, a Re-Pricing or an additional issuance of Notes; (iv) to make payments in connection with (x) the exercise of an option, warrant, right of conversion, preemptive right, rights offering, credit bid or similar right, (y) in connection with a workout or restructuring of a Collateral Obligation or (z) an Equity Security or interest received in connection with the workout or restructuring of a Collateral Obligation (so long as any security received in connection with such payment would be considered a Restructuring Loan or a Permitted Equity Security); (v) the application of such amount in connection with the acquisition of a Received Obligation in a Bankruptcy Exchange; and (vi) any other application or purpose not specifically prohibited by this Indenture; provided that, the Collateral Manager’s determination of the Permitted Use to which such amount on deposit in the Reserve Account or such Additional Junior Notes Proceeds will be applied shall be irrevocable and may not be subsequently redesignated.

“Person”: An individual, corporation (including a business trust), partnership, limited liability company, joint venture, association, joint stock company, statutory trust, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof.

“Plan Fiduciary”: The meaning specified in Section 2.5(i)(iv).

“Portfolio Company”: (i) Any company that is controlled by the Collateral Manager, any of its Affiliates or any successor Collateral Manager, (ii) any account, fund, client or portfolio established and controlled by the Collateral Manager, its Affiliates or any successor Collateral Manager or (iii) any company for which the Collateral Manager, any of its Affiliates or any successor Collateral Manager acts as sponsor.

“Post-Reinvestment Collateral Obligation”: After the end of the Reinvestment Period, (i) a Collateral Obligation which has prepaid, whether by tender, redemption prior to the stated maturity thereof, exchange or other prepayment or (ii) any Credit Risk Obligation which is sold by the Issuer.

“Post-Reinvestment Principal Proceeds”: Principal Proceeds received from Post-Reinvestment Collateral Obligations.

“Posting Agent Letter Agreement”: The Posting Agent Letter Agreement, dated as of April 24, 2024, among the Issuer and the Bank, as posting agent.

“Primary Business Activity”: In relation to a consolidated group of companies, for the purposes of determining whether a debt obligation or debt security is a Prohibited Collateral Obligation, where such group derives more than 50 percent of its revenues from the relevant business, trade or production (as applicable).

“Principal Balance”: Subject to Section 1.3, with respect to (a) any Asset other than a Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, as of any date of determination, the outstanding principal amount of such Asset (excluding any capitalized interest) and (b) any Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, as of any date of determination, the outstanding principal amount of such Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation (excluding any capitalized interest), plus (except as expressly set forth in this Indenture) any undrawn commitments that have not been irrevocably reduced or withdrawn with respect to such Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation; provided that for all purposes the Principal Balance of any Equity Security or interest only strip shall be deemed to be zero.

“Principal Collection Account”: The meaning specified in Section 10.2(a).

“Principal Financed Accrued Interest”: With respect to (i) any Collateral Obligation owned or purchased by the Issuer on the Closing Date, an amount equal to the unpaid interest on such Collateral Obligation that accrued prior to the Closing Date that is owing to the Issuer and remains unpaid as of the Closing Date and (ii) any Collateral Obligation purchased after the Closing Date, the amount of Principal Proceeds, if any, applied towards the purchase of accrued interest on such Collateral Obligation.

“Principal Proceeds”: With respect to any Collection Period or Determination Date, all amounts received by the Issuer during the related Collection Period that do not constitute Interest Proceeds and any other amounts that have been designated as Principal Proceeds pursuant to the terms of this Indenture. For the avoidance of doubt, Principal Proceeds shall not include any Excepted Property.

“Principal Ramp-Up Account”: The meaning specified in Section 10.3(c).

“Priority Category”: With respect to any Collateral Obligation, the applicable category listed in the table under the heading “Priority Category” in Table 4 of Schedule 5.

“Priority Class”: With respect to any specified Class of Notes, each Class of Notes that ranks senior to such Class, as indicated in Section 2.3.

“Priority of Payments”: The meaning specified in Section 11.1(a).

“Priority of Refinancing Redemption Proceeds”: The meaning specified in Section 11.1(a)(iv).

“Priority Termination Event”: The meaning specified in the relevant Hedge Agreement, which may include, without limitation, the occurrence of (i) the Issuer’s failure to make required payments or deliveries pursuant to a Hedge Agreement with respect to which the Issuer is the sole Defaulting Party (as defined in the relevant Hedge Agreement), (ii) the occurrence of certain events of bankruptcy, dissolution or insolvency with respect to the Issuer with respect to which the Issuer is the sole Defaulting Party (as defined in the relevant Hedge Agreement), (iii) the liquidation of the Assets due to an Event of Default under this Indenture or (iv) a change in law after the Closing Date which makes it unlawful for the Issuer to perform its obligations under a Hedge Agreement.

“Privacy Notice”: The meaning specified in Section 2.5(i)(xiv).

“Proceeding”: Any suit in equity, action at law or other judicial or administrative proceeding.

“Prohibited Collateral Obligation”: Any debt obligation or debt security where the consolidated group to which the relevant obligor belongs is a group whose Primary Business Activity is:

(i) the speculative extraction of oil and gas (including tar sands and arctic drilling), thermal coal mining or the generation of electricity using coal; or

(ii) (x) the production of or trade in Controversial Weapons; or (y) the production of or trade in components or services that have been specifically designed or designated for military purposes for the functioning of Controversial Weapons; or

(iii) the trade in:

(A) hazardous chemicals, pesticides and wastes, ozone depleting substances endangered or protected wildlife or wildlife products, of which production or trade is banned by applicable global conventions and agreements;

(B) pornography or prostitution;

(C) tobacco or tobacco-related products;

(D) subprime lending or payday lending activities;

(E) weapons or firearms; or

(F) opioids.

“Proposed Portfolio”: The portfolio of Collateral Obligations and Eligible Investments resulting from the proposed purchase, sale, maturity or other disposition of a Collateral Obligation or a proposed reinvestment in an additional Collateral Obligation, as the case may be.

“Purchased Defaulted Obligation”: The meaning specified in Section 12.2(j).

“QIB/QP”: Any Person that, at the time of its acquisition, purported acquisition or proposed acquisition of Notes is both a Qualified Institutional Buyer and a Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser).

“Qualified Broker/Dealer”: Any of Bank of America/Merrill Lynch; The Bank of Montreal; The Bank of New York Mellon, N.A.; Barclays Bank plc; BNP Paribas; Broadpoint Securities; Citadel Securities LLC; Credit Agricole CIB; Citibank, N.A.; Credit Agricole S.A.; Canadian Imperial Bank of Commerce; Commerzbank; Credit Suisse; Deutsche Bank AG; Dresdner Bank AG; GE Capital; Goldman Sachs & Co.; HSBC Bank; Imperial Capital LLC; ING Financial Partners, Inc.; Jefferies & Co.; J.P. Morgan Securities LLC; KeyBank; KKR Capital Markets LLC; Lazard; Lloyds TSB Bank; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Stanley & Co.; Natixis; Northern Trust Company; Oppenheimer & Co. Inc.; Royal Bank of Canada; The Royal Bank of Scotland plc; Scotia Capital; Societe Generale; SunTrust Bank; The Toronto-Dominion Bank; UBS AG; and Wells Fargo Bank, National Association, or any successor thereto.

“Qualified Institutional Buyer”: The meaning specified in Rule 144A under the Securities Act.

“Qualified Purchaser”: The meaning specified in Section 2(a)(51) of the Investment Company Act and Rule 2a51-2 or 2a51-3 under the Investment Company Act.

“Ramp-Up Account”: The account established pursuant to Section 10.3(c).

“Rating Agency”: (a) S&P, for so long as any Class of Secured Notes is rated by S&P or (b) with respect to Assets generally, if at any time S&P ceases to provide rating services with respect to debt obligations, any other nationally recognized investment rating agency selected by the Issuer (or the Collateral Manager on behalf of the Issuer). If at any time S&P ceases to provide rating services with respect to debt obligations, references to rating categories of S&P in this Indenture shall be deemed instead to be references to the equivalent categories (as determined by the Collateral Manager) of such other rating agency as of the most recent date on which such other rating agency and S&P published ratings for the type of obligation in respect of which such alternative rating agency is used.

“Real Estate Loan”: Any loan principally secured by real property or interest therein.

“Received Obligation”: A Defaulted Obligation, Credit Risk Obligation or Permitted Equity Security received in exchange for a Collateral Obligation or a portion thereof in connection with a Bankruptcy Exchange.

“Record Date”: With respect to the Certificated Notes, the date 15 days prior to the applicable Payment Date or Redemption Date, and, with respect to the Global Notes, the date one Business Day prior to the applicable Payment Date or Redemption Date.

“Redemption Date”: Any Business Day specified for a redemption of Notes pursuant to Article IX.

“Redemption Price”: (a) For each Secured Note to be redeemed (x) 100% of the Aggregate Outstanding Amount of such Secured Note, plus (y) accrued and unpaid interest thereon (including any defaulted interest and, in the case of the Deferrable Notes, Deferred Interest and interest on any accrued and unpaid Deferred Interest) to the Redemption Date and (b) for each Subordinated Note, its proportional share (based on the Aggregate Outstanding Amount of such Subordinated Notes) of the amount of the proceeds of the Assets remaining after giving effect to the Optional Redemption, Clean-Up Optional Redemption or Tax Redemption of the Secured Notes in whole or after all of the Secured Notes have been repaid in full and payment in full of all expenses of the Co-Issuers (including all Collateral Management Fees and Administrative Expenses) and/or creation of a reserve for such expenses; provided that, in connection with any Tax Redemption, Holders of 100% of the Aggregate Outstanding Amount of any Class of Secured Notes may, by notifying the Trustee in writing prior to the Redemption Date, elect to receive less than 100% of the Redemption Price that would otherwise be payable to the Holders of such Class of Secured Notes and such lesser amount shall thereafter constitute the “Redemption Price” with respect to such Class.

“Redemption Settlement Delay”: The meaning specified in Section 9.4(g).

“Reference Rate”: With respect to (a) Floating Rate Notes, the greater of (x) zero and (y)(i) Term SOFR or (ii) the Alternative Reference Rate adopted in accordance with this Indenture (as such rate may be modified in accordance with the terms thereof) and (b) any Floating Rate Obligation, the reference rate applicable to such Collateral Obligation calculated in accordance with the related Underlying Instruments. For the avoidance of doubt, with respect to the adoption of an Alternative Reference Rate, the Calculation Agent shall have no obligation other than to calculate the Interest Rates based upon such Alternative Reference Rate.

“Reference Rate Amendment”: A supplemental indenture to elect an Alternative Reference Rate with respect to the Floating Rate Notes (and make related changes advisable or necessary to implement the use of such replacement rate, including any Benchmark Replacement Rate Adjustment) pursuant to Section 8.1(xxvii).

“Refinancing”: A loan or an issuance of replacement securities, whose terms in each case will be negotiated by the Collateral Manager on behalf of the Issuer, from one or more financial institutions or purchasers to refinance the Secured Notes in connection with an Optional Redemption.

“Refinancing Proceeds”: The Cash proceeds from a Refinancing.

“Refinancing Redemption Date”: The date on which a Refinancing occurs.

“Register” and “Registrar”: The respective meanings specified in Section 2.5(a).

“Registered”: In registered form for U.S. federal income tax purposes.

“Registered Investment Adviser”: A Person duly registered as an investment adviser in accordance with and pursuant to Section 203 of the Investment Advisers Act of 1940, as amended.

“Registered Office Agreement”: The standard Terms and Conditions for the Provision of Registered Office Services by MaplesFS Limited (Structured Finance – Cayman Company) as published at http://www.maplesfiduciaryservices.com/terms and as approved and agreed by resolution of the Board of Directors of the Issuer.

“Regulation S”: Regulation S, as amended, under the Securities Act.

“Regulation S Global Note”: The meaning specified in Section 2.2(b)(i).

“Regulation S Global Secured Note”: The meaning specified in Section 2.2(b)(i).

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. §221, or any successor regulation.

“Reinvestment Balance Criteria”: In the case of an additional Collateral Obligation purchased with (x) the proceeds of a sale of a Collateral Obligation or (y) Post-Reinvestment Principal Proceeds, solely after the Reinvestment Period, either of the following requirements, in each case determined after giving effect to the proposed purchase and all other sales or purchases previously or simultaneously committed to: (1) the Aggregate Principal Balance of the Collateral Obligations will be maintained or increased (when compared to the Aggregate Principal Balance of the Collateral Obligations immediately prior to such sale) or (2) the Adjusted Collateral Principal Amount (excluding the Collateral Obligation being sold but including, without duplication, the Collateral Obligation being purchased and the anticipated cash proceeds, if any, of such additional Collateral Obligation) will be equal to or greater than the Reinvestment Target Par Balance.

“Reinvestment Period”: The period from and including the Closing Date to and including the earliest of (i) the Payment Date in July 2029, (ii) the date of the acceleration of the Maturity of any Class of Secured Notes pursuant to Section 5.2 and (iii) the Special Redemption Date relating to the occurrence of a Reinvestment Special Redemption; provided that in the case of clause (iii), the Collateral Manager notifies the Issuer, the Trustee (who shall notify the Holders of Notes) and the Collateral Administrator thereof in writing at least one Business Day prior to such date; provided further that (a) if the Reinvestment Period is terminated pursuant to clause (ii) and such acceleration is subsequently rescinded, then the Reinvestment Period may be reinstated at the direction of the Collateral Manager (and notification of such reinstatement shall be provided to the Rating Agency, the Trustee and the Collateral Administrator by the Issuer (or the Collateral Manager on its behalf)) and (b) if the Reinvestment Period is terminated pursuant to clause (iii), then the Reinvestment Period may be reinstated at the direction of the Collateral Manager (and notification of such reinstatement shall be provided to the Rating Agency, the Trustee and the Collateral Administrator by the Issuer (or the Collateral Manager on its behalf)).

“Reinvestment Special Redemption”: The meaning specified in Section 9.6.

“Reinvestment Target Par Balance”: As of any date of determination, the Target Initial Par Amount minus (i) the amount of any reduction in the Aggregate Outstanding Amount of the Notes through the payment of Principal Proceeds or Interest Proceeds plus (ii) the aggregate amount of Principal Proceeds from the issuance of any additional notes pursuant to Sections 2.13 and 3.2 utilized to purchase additional Collateral Obligations (after giving effect to such issuance of any additional notes); provided that the amount of such increase shall not be less than the Aggregate Outstanding Amount of such additional notes.

“Related Obligation”: An obligation issued by the Collateral Manager, any of its Affiliates that are collateralized debt obligation funds or any other Person that is a collateralized debt obligation fund whose investments are primarily managed by the Collateral Manager or any of its Affiliates.

“Relevant Governmental Body”: The Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Repack Obligation”: Any obligation of a special purpose vehicle (i) collateralized or backed by a Structured Finance Obligation or (ii) the payments on which depend on the cash flows from one or more credit default swaps or other derivative financial contracts that reference a Structured Finance Obligation or a loan.

“Reporting Agent”: An entity, other than the Collateral Administrator, that is appointed by the Issuer to prepare, compile (or assist in the preparation/compilation of) and/or make available certain reports on behalf of the Issuer pursuant to Article 7 of the EU/UK Securitisation Regulations.

“Re-Priced Class”: The meaning specified in Section 9.7(a).

“Re-Pricing”: The meaning specified in Section 9.7(a).

“Re-Pricing Date”: The meaning specified in Section 9.7(b).

“Re-Pricing Eligible Class”: Each Class of Secured Notes that is specified as such in Section 2.3.

“Re-Pricing Intermediary”: The meaning specified in Section 9.7(a).

“Re-Pricing Notice”: The meaning specified in Section 9.7(b).

“Re-Pricing Rate”: The meaning specified in Section 9.7(b).

“Re-Pricing Redemption Price”: The meaning specified in Section 9.7(b).

“Required Designation Amount”: The meaning specified in the definition of “Bankruptcy Exchange”.

“Required Hedge Counterparty Rating”: With respect to any Hedge Counterparty, the ratings required by the criteria of the Rating Agency then rating a Class of Secured Notes in effect at the time of execution of the related Hedge Agreement.

“Required Interest Coverage Ratio”: For the Class A Notes and the Class B Notes, 120.00%.

“Required Overcollateralization Ratio”: For the Class A Notes and the Class B Notes, 125.33%.

“Reserve Account”: The securities account established pursuant to Section 10.3(g).

“Reset Amendment”: The meaning set forth in Section 8.1(xxvi).

“Responsible Officer”: The meaning set forth in Section 14.3(a)(iii).

“Restricted Trading Period”: Each day during which (A) either (I) (a) the S&P rating of the Class A Notes is one or more sub-categories below its Initial Target Rating or (b) except in the case of a withdrawal due to a repayment in full of the Class A Notes, the S&P rating of the Class A Notes has been withdrawn and not reinstated or (II) (a) the S&P rating of any of the Class B-1 Notes or the Class B-2 Notes is two or more subcategories below its Initial Target Rating or (b) except in the case of a withdrawal due to a repayment in full of such Class of Secured Notes, the S&P rating of any such Class of Secured Notes has been withdrawn and not reinstated and (B) after giving effect to any proposed sale of Collateral Obligations pursuant to Section 12.1 or investment or reinvestment in Collateral Obligations pursuant to Section 12.2, as applicable, (i) the Aggregate Principal Balance of the Collateral Obligations and Eligible Investments constituting Principal Proceeds shall be less than the Reinvestment Target Par Balance or (ii) any Coverage Test is not satisfied; provided that during the Restricted Trading Period, a Majority of the Controlling Class may elect to waive such period, which waiver shall remain in effect until the earlier of (x) revocation of such waiver by a Majority of the Controlling Class and (y) a further downgrade or withdrawal of the rating of any Class of Notes that, notwithstanding such waiver, would cause one of the conditions set forth above to be true; provided further, that no Restricted Trading Period shall restrict any sale of a Collateral Obligation entered into by the Issuer at a time when a Restricted Trading Period is not in effect, regardless of whether such sale has settled.

“Restructuring Loan”: Any Loan acquired by the Issuer resulting from, or received or issued in connection with, an insolvency, bankruptcy, reorganization, default, workout or restructuring or similar event of a Collateral Obligation that, in each case, (x) meets the requirements of the definition of “Collateral Obligation” (other than clauses (ii), (viii), (xv) and, in the case of Uptier Priming Debt that constitutes Restructuring Loans, (xvi) thereof) as determined by the Collateral Manager, (y) is no more junior in right of payment than the related Collateral Obligation that was subject to insolvency, bankruptcy, reorganization, default, workout or restructuring or similar event and (z) at the time of such acquisition (or commitment to acquire), the Collateral Manager reasonably believes (not to be called into question as a result of subsequent events) that making such investment will (i) prevent bankruptcy or insolvency of the related obligor, (ii) minimize material losses in connection with the related Collateral Obligation or (iii) otherwise improve recovery prospects with respect to the related obligor or Collateral Obligation. Except to the extent provided above, the acquisition of Restructuring Loans (other than Uptier Priming Debt) will not be required to satisfy the Investment Criteria. Notwithstanding anything else to the contrary in this Indenture, a Restructuring Loan will be treated as a Defaulted Obligation for all purposes under this Indenture; provided that on any Business Day as of which such Restructuring Loan satisfies the definition of “Collateral Obligation” (as tested on such date and without giving effect to any carve-outs set forth in this definition or the definition of “Collateral Obligation”), the Collateral Manager may designate (by written notice to the Issuer and the Collateral Administrator) such Restructuring Loan as a “Collateral Obligation,” and thereafter, such Restructuring Loan shall be treated as a Collateral Obligation for all purposes under this Indenture.

“Restructuring Loan Payment Condition”: A condition that is satisfied on any date of determination if (I) (1) the aggregate amount of Principal Proceeds (other than Principal Proceeds on deposit in the Reserve Account or proceeds from a Contribution designated as Principal Proceeds) used to acquire a Permitted Equity Security or a Restructuring Loan, measured cumulatively since the Closing Date, does not exceed 5.0% of the Target Initial Par Amount, (2) the aggregate amount of Principal Proceeds (other than Principal Proceeds on deposit in the Reserve Account or proceeds from a Contribution designated as Principal Proceeds) used to acquire a Permitted Equity Security or a Restructuring Loan does not exceed 1.5% per annum, (3) the aggregate amount of Principal Proceeds (other than Principal Proceeds on deposit in the Reserve Account or proceeds from a Contribution designated as Principal Proceeds), measured cumulatively since the Closing Date, used to acquire Permitted Equity Securities does not exceed 1.0% of the Target Initial Par Amount and (4) the Adjusted Collateral Principal Amount will be greater than the Reinvestment Target Par Balance and (II) with respect to Permitted Equity Securities or Restructuring Loans acquired using Interest Proceeds, such use will not likely result, in the Collateral Manager’s reasonable discretion, in a failure to pay interest on the Secured Notes on the next succeeding Payment Date.

“Retention Basis Amount”: On any date of determination, an amount determined by the Collateral Manager used for determining the amount of the EU/UK Retained Interest and in determining whether a Retention Deficiency has occurred and equal to the Collateral Principal Amount on such date with the following adjustments: (i) Defaulted Obligations will be included in the Collateral Principal Amount and the principal balances thereof will be deemed to equal their respective outstanding principal amounts, and (ii) any security owned by the Issuer will be included in the Collateral Principal Amount with a principal balance determined as follows: (a) in the case of a debt obligation or other debt security, the principal amount outstanding of such obligation or security, (b) in the case of an equity security received upon a “debt for equity swap” in relation to a restructuring or other similar event, the principal amount outstanding of the debt which was swapped for the equity security and (c) in the case of any other equity security, the nominal value thereof as determined by the Collateral Manager.

“Retention Deficiency”: As of any date of determination (as reported by the Collateral Manager to the Issuer, the Trustee and the Collateral Administrator), an event which occurs if the Aggregate Outstanding Amount of Subordinated Notes held by the Retention Holder is less than 5% of the Retention Basis Amount and as a result the EU/UK Securitization Requirements are not or would not be complied with.

“Retention Designation Condition”: As of any date of determination, a condition that is satisfied if (x) the Collateral Principal Amount is greater than or equal to 100% of the Target Initial Par Amount and (y) compliance with each Overcollateralization Ration Test is maintained or improved immediately after giving effect to the designation of Trading Gains as Interest Proceeds.

“Retention Event”: An event which occurs if at any time the EU/UK Retention Holder materially breaches the terms of the Risk Retention Letter.

“Revolver Funding Account”: The account established pursuant to Section 10.4.

“Revolving Collateral Obligation”: Any Collateral Obligation (other than a Delayed Drawdown Collateral Obligation) that is a loan (including, without limitation, revolving loans, including funded and unfunded portions of revolving credit lines, unfunded commitments under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the borrower by the Issuer; provided that any such Collateral Obligation will be a Revolving Collateral Obligation only until all commitments to make advances to the borrower expire or are terminated or irrevocably reduced to zero.

“Risk Retention Issuance”: An additional issuance of any Class of Notes for purposes of enabling the Collateral Manager or any Affiliate thereof to comply with the U.S. Risk Retention Rules (to the extent applicable, as determined by the Collateral Manager or any Affiliate in their respective sole discretion and, if applicable, using any method the Collateral Manager or such Affiliate has elected to comply with the U.S. Risk Retention Rules, as determined by the Collateral Manager or such Affiliate in their respective sole discretion, including, without limitation, by retaining an “eligible horizontal residual interest”, “eligible vertical interest” or a combination thereof) based upon advice received by the Collateral Manager or any Affiliate thereof from nationally recognized counsel experienced in such matters.

“Risk Retention Letter”: The letter entered into among the Issuer, the EU/UK Retention Holder, the Trustee and the Initial Purchaser, dated on or about the Closing Date, as may be amended or supplemented from time to time.

“Rolled Senior Uptier Debt”: The meaning specified in the definition of “Uptier Priming Transaction.”

“Rule 144A”: Rule 144A, as amended, under the Securities Act.

“Rule 144A Global Note”: The meaning specified in Section 2.2(b)(ii).

“Rule 144A Global Secured Note”: The meaning specified in Section 2.2(b)(ii).

“Rule 144A Global Subordinated Note”: The meaning specified in Section 2.2(b)(ii).

“Rule 144A Information”: The meaning specified in Section 7.15.

“Rule 17g-5”: The meaning specified in Section 14.17(a).

“S&P”: S&P Global Ratings, an S&P Global business, and any successor or successors thereto.

“S&P Asset Specific Recovery Rating”: With respect to any Collateral Obligation, the corporate recovery rating assigned by S&P (i.e., the S&P Recovery Rate) to such Collateral Obligation.

“S&P CDO Monitor”: Each dynamic, analytical computer model (along with the input files necessary to run such model) developed by S&P used to calculate the default frequency in terms of the amount of debt assumed to default as a percentage of the original principal amount of the Collateral Obligations consistent with a specified benchmark rating level based upon certain assumptions (including the applicable Weighted Average S&P Recovery Rate) and S&P’s proprietary corporate default studies, as may be amended by S&P from time to time upon notice to the Issuer, the Collateral Administrator and the Trustee. Each S&P CDO Monitor shall be chosen by the Collateral Manager in accordance with Section 7.18(g) and associated with an S&P Minimum Weighted Average Recovery Rate and a Weighted Average S&P Floating Spread; provided that as of any Measurement Date, (i) the Weighted Average S&P Recovery Rate for the Highest Ranking Class equals or exceeds the S&P Minimum Weighted Average Recovery Rate for such Class chosen by the Collateral Manager, (ii) the Weighted Average Floating Spread equals or exceeds the Weighted Average S&P Floating Spread chosen by the Collateral Manager and (iii) solely for the purposes of selecting a S&P CDO Monitor, the Weighted Average Floating Spread shall be determined using an Aggregate Excess Funded Spread deemed to be zero.

“S&P CDO Monitor Test”: A test that will be satisfied on any Measurement Date on or after the Effective Date following application by the Issuer and the Collateral Administrator of the S&P CDO Monitor if, after giving effect to the sale of a Collateral Obligation or the purchase of a Collateral Obligation, the Class Default Differential of the Proposed Portfolio is positive. The S&P CDO Monitor Test will be considered to be improved if the Class Default Differential of the Proposed Portfolio is greater than the corresponding Class Default Differential of the Current Portfolio. If so elected by the Collateral Manager by written notice to the Issuer, the Collateral Administrator, the Trustee and S&P, the S&P CDO Monitor Test and definitions applicable thereto, shall instead be as set forth in Schedule 6 hereto from the date of such election. An election to change from the use of this definition to those set forth in Schedule 6 hereto shall only be made once; provided that following an election to utilize the definitions set forth in Schedule 6 the Collateral Manager may elect to revert to the S&P CDO Monitor Test as defined in this paragraph and definitions related thereto.

“S&P Collateral Value”: With respect to any Defaulted Obligation, Deferring Obligation or Restructuring Loan, the lesser of (i) the S&P Recovery Amount of such Defaulted Obligation, Deferring Obligation or Restructuring Loan, respectively, as of the relevant date of determination and (ii) the Market Value of such Defaulted Obligation, Deferring Obligation or Restructuring Loan, respectively, as of the relevant date of determination.

“S&P Effective Date Adjustments”: In connection with determining whether the S&P CDO Monitor Test is satisfied in connection with the Effective Date (if the Collateral Manager is not utilizing the S&P CDO Monitor in determining compliance with the S&P CDO Monitor Test), the following adjustments will apply: (a) in calculating the Weighted Average Floating Spread, the Aggregate Funded Spread will be calculated without regard to clause (i) of the proviso to the definition thereof and (b) in calculating the S&P CDO Monitor Adjusted BDR, the Collateral Principal Amount will exclude Principal Proceeds on deposit in the Principal Collection Account or the Ramp-Up Account permitted to be designated as Interest Proceeds.

“S&P Industry Classification”: The industry classifications set forth in Schedule 2 hereto, as such industry classifications shall be updated at the option of the Collateral Manager if S&P publishes revised industry classifications.

“S&P Minimum Weighted Average Recovery Rate”: As of any date of determination, the recovery rate associated with the S&P CDO Monitor based upon the case chosen by the Collateral Manager (with prior notification to the Collateral Administrator and S&P) as currently applicable to the Collateral Obligations.

“S&P Rating”: With respect to any Collateral Obligation, as of any date of determination, the rating determined in accordance with the following methodology:

(i) (a) if there is an issuer credit rating of the issuer of such Collateral Obligation by S&P as published by S&P, or the guarantor which unconditionally and irrevocably guarantees such Collateral Obligation pursuant to a form of guaranty that complies with the then-current S&P criteria, then the S&P Rating shall be such rating (regardless of whether there is a published rating by S&P on the Collateral Obligations of such issuer held by the Issuer; provided that private ratings (that is, ratings provided at the request of the Obligor) may be used for purposes of this definition if the related obligor has consented to the disclosure thereof and a copy of such consent has been provided to S&P) or (b) if there is no issuer credit rating of the issuer by S&P but (1) there is a senior secured rating on any obligation or security of the issuer, then the S&P Rating of such Collateral Obligation shall be one sub-category below such rating; (2) if clause (1) above does not apply, but there is a senior unsecured rating on any obligation or security of the issuer, the S&P Rating of such Collateral Obligation shall equal such rating; and (3) if neither clause (1) or clause (2) above applies, but there is a subordinated rating on any obligation or security of the issuer, then the S&P Rating of such Collateral Obligation shall be one sub-category above such rating;

(ii) with respect to any Collateral Obligation that is a DIP Collateral Obligation, the S&P Rating thereof shall be the credit rating assigned to such issue by S&P, or if such DIP Collateral Obligation was assigned a point-in-time rating by S&P that was withdrawn, such withdrawn rating may be used for 12 months after the assignment of such rating (provided that if any such Collateral Obligation that is a DIP Collateral Obligation is newly issued such Collateral Obligation shall be a Pending Rating DIP Collateral Obligation);

(iii) if there is not a rating by S&P on the issuer or on an obligation of the issuer, then the S&P Rating may be determined pursuant to clauses (A) through (C) below:

(A) if an obligation of the issuer is not a DIP Collateral Obligation and is publicly rated by Moody’s, then the S&P Rating will be determined in accordance with the methodologies for establishing the Moody’s Rating set forth in the definition of “Moody’s Rating” except that the S&P Rating of such obligation will be (1) one sub-category below the S&P equivalent of the Moody’s Rating if such Moody’s Rating is “Baa3” or higher and (2) two sub-categories below the S&P equivalent of the Moody’s Rating if such Moody’s Rating is “Ba1” or lower;

(B) the S&P Rating may be based on a credit estimate provided by S&P, and in connection therewith, the Issuer, the Collateral Manager on behalf of the Issuer or the issuer of such Collateral Obligation shall, prior to or within 30 days after the acquisition of such Collateral Obligation, apply (and concurrently submit all available Information in respect of such application) to S&P for a credit estimate which shall be its S&P Rating; provided that, if such Information is submitted within such 30-day period, then, pending receipt from S&P of such estimate, such Collateral Obligation shall have an S&P Rating as determined by the Collateral Manager in its sole discretion if the Collateral Manager certifies to the Trustee and the Collateral Administrator that it believes that such S&P Rating determined by the Collateral Manager is commercially reasonable and will be at least equal to such rating; and provided, further, that if such Information is not submitted within such 30-day period, then, pending receipt from S&P of such estimate, the Collateral Obligation shall have (1) the S&P Rating as determined by the Collateral Manager for a period of up to 90 days after the acquisition of such Collateral Obligation and (2) an S&P Rating of “CCC-” following such 90-day period; unless, during such 90-day period, the Collateral Manager has requested the extension of such period and S&P, in its sole discretion, has granted such request; provided that if such 90-day period (or other extended period) elapses pending S&P’s decision with respect to such application, the S&P Rating of such Collateral Obligation shall be “CCC-”; and provided, further, that if the Collateral Obligation has had a public rating by S&P that S&P has withdrawn or suspended within six months prior to the date of such application for a credit estimate in respect of such Collateral Obligation, the S&P Rating in respect thereof shall be “CCC-” pending receipt from S&P of such estimate, and S&P may elect not to provide such estimate until a period of six months have elapsed after the withdrawal or suspension of the public rating; provided that the S&P Rating may not be determined pursuant to this clause (iii)(B) if the Collateral Obligation is a DIP Collateral Obligation; and provided, further, that such credit estimate shall expire 12 months after the assignment of such Collateral Obligation, following which such Collateral Obligation shall have an S&P Rating of “CCC-” unless, during such 12-month period, the Issuer applies for renewal thereof in accordance with Section 7.14(b), in which case such credit estimate shall continue to be the S&P Rating of such Collateral Obligation until S&P has confirmed or revised such credit estimate, upon which such confirmed or revised credit estimate shall be the S&P Rating of such Collateral Obligation; provided, further that such confirmed or revised credit estimate shall expire on the next succeeding 12-month anniversary of the date of the assignment of such Collateral Obligation and (when renewed annually in accordance with Section 7.14(b)) on each 12-month anniversary thereafter; provided, further, that the Collateral Manager shall provide notice to S&P of any material amendment to a Collateral Obligation subject to this clause (iii)(B); provided that the Issuer will submit all available Information in respect of such Collateral Obligation to S&P notwithstanding that the Issuer is not applying to S&P for a confirmed or updated credit estimate; provided, further, that the Issuer will promptly notify S&P of any material events affecting any Collateral Obligation subject to this clause (iii)(B) if the Collateral Manager reasonably determines that such notice is required in accordance with S&P’s published criteria for credit estimates titled “Credit FAQ: Anatomy of a Credit Estimate: What It Means and How We Do It” dated January 2021 (as the same may be amended or updated from time to time); or

(C) with respect to a Collateral Obligation that is not a Defaulted Obligation, the S&P Rating of such Collateral Obligation will at the election of the Issuer (at the direction of the Collateral Manager) be “CCC-”; provided that (i) neither the issuer of such Collateral Obligation nor any of its Affiliates are subject to any bankruptcy or reorganization proceedings and (ii) the issuer has not defaulted on any payment obligation in respect of any debt security or other obligation of the issuer at any time within the two year period ending on such date of determination, all such debt securities and other obligations of the issuer that are pari passu with or senior to the Collateral Obligation are current and the Collateral Manager reasonably expects them to remain current; provided, further, that, if the Aggregate Principal Balance of the Collateral Obligations assigned an S&P Rating of “CCC-” under this clause (iii)(C) exceeds 7.5% of the Collateral Principal Amount, the Collateral Manager will use commercially reasonable efforts to provide to S&P the same Information regarding such Collateral Obligations as it would be required to provide to S&P under clause (iii)(B) above if it were seeking to obtain or maintain a credit estimate for such Collateral Obligations; and provided, further, that the Collateral Manager shall provide notice to S&P of any material amendment (or certain other material events specified in this Indenture) to a Collateral Obligation subject to this clause (iii)(C); or

(iv) with respect to a Current Pay Obligation, the higher of (a) such obligation’s issue level rating and (b) “CCC”; and

(v) with respect to a DIP Collateral Obligation that has no issue rating by S&P, the S&P Rating of such DIP Collateral Obligation shall be, at the election of the Issuer (at the direction of the Collateral Manager), “CCC-” or the S&P Rating determined pursuant to the definition of “Pending Rating DIP Collateral Obligation”;

provided that, for purposes of the determination of the S&P Rating, (x) if the applicable rating assigned by S&P to an obligor or its obligations is on “credit watch positive” by S&P, such rating shall be treated as being one subcategory above such assigned rating, (y) if the applicable rating assigned by S&P to an obligor or its obligations is on “credit watch negative” by S&P, such rating shall be treated as being one subcategory below such assigned rating and (z) any reference to the S&P rating in this definition shall mean the public S&P rating and shall not include any private or confidential S&P rating unless (a) the obligor and any other relevant party has provided written consent to S&P for the use of such rating; and (b) such rating is subject to continuous monitoring by S&P.

“S&P Rating Condition”: With respect to any action taken or to be taken by or on behalf of the Issuer, a condition that is satisfied if S&P has, upon request of the Collateral Manager or the Issuer, confirmed in writing (including by means of electronic message, facsimile transmission, press release, posting to its internet website, or any other means implemented by S&P), or has waived the review of such action by such means, to the Issuer, the Trustee, the Collateral Administrator and the Collateral Manager that no immediate withdrawal or reduction with respect to its then-current rating by S&P of any Class of Secured Notes will occur as a result of such action; provided, that (i) the S&P Rating Condition will be deemed to be satisfied if no Class of Secured Notes then Outstanding is rated by S&P or (ii) if S&P makes a public announcement or informs the Issuer, the Collateral Manager or the Trustee in writing that (a) it believes that satisfaction of the S&P Rating Condition is not required with respect to an action or (b) its practice is not to give such confirmations, satisfaction of the S&P Rating Condition will not be required with respect to such action.

“S&P Rating Confirmation Failure”: The meaning specified in Section 7.18(e).

“S&P Recovery Amount”: With respect to any Collateral Obligation, an amount equal to: (a) the applicable S&P Recovery Rate multiplied by (b) the Principal Balance of such Collateral Obligation.

“S&P Recovery Rate”: With respect to a Collateral Obligation, the recovery rate set forth in Schedule 5 using the Initial Rating of the Highest Ranking Class at the time of determination.

“S&P Recovery Rating”: With respect to a Collateral Obligation for which an S&P Recovery Rate is being determined, the “Recovery Rating” assigned by S&P to such Collateral Obligation based upon the tables set forth in Schedule 5 hereto.

“S&P Selected Weighted Average Floating Spread”: The meaning specified in Schedule 6 hereto.

“Sale”: The meaning specified in Section 5.17(a).

“Sale Notice”: The meaning specified in Section 5.4(c).

“Sale Proceeds”: All proceeds (excluding accrued interest, if any) received with respect to Assets as a result of sales of such Assets in accordance with Article XII and the termination of any Hedge Agreement, in each case less any reasonable expenses incurred by the Collateral Manager, the Collateral Administrator or the Trustee (other than amounts payable as Administrative Expenses) in connection with such sales and net of any amounts due and payable by the Issuer to the related Hedge Counterparty in connection with any such termination. Sale Proceeds will include Principal Financed Accrued Interest received in respect of such sale.

“Scheduled Distribution”: With respect to any Asset, for each Due Date, the scheduled payment of principal and/or interest due on such Due Date with respect to such Asset, determined in accordance with the assumptions specified in Section 1.3 hereof.

“Second Lien Loan”: Any First-Lien Last-Out Loan or any assignment of or Participation Interest in or other interest in a loan that (i) is not (and that by its terms is not permitted to become) subordinate in right of payment to any other obligation of the Obligor of the loan other than a Senior Secured Loan with respect to the liquidation of such Obligor or the collateral for such loan (subject to customary exceptions for permitted liens), (ii) is secured by a valid second priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the loan (subject to customary exceptions for permitted liens), the value of which is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the loan in accordance with its terms and to repay all other loans of equal or higher seniority secured by a lien or security interest in the same collateral, which security interest or lien is not subordinate to the security interest or lien securing any other debt for borrowed money other than a Senior Secured Loan on such specified collateral and (iii) is not secured solely or primarily by common stock or other equity interests; provided that the limitation set forth in this clause (iii) shall not apply with respect to a Loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such Loan or any other similar type of indebtedness owing to third parties).

“Secured Note Custodial Account”: The meaning specified in Section 10.3(b).

“Secured Noteholders”: The Holders of the Secured Notes.

“Secured Note Principal Collection Account”: The meaning specified in Section 10.2(a).

“Secured Note Ramp-Up Account”: The meaning specified in Section 10.3(c).

“Secured Note Revolver Funding Account”: The meaning specified in Section 10.4.

“Secured Notes”: The Class A Notes and the Class B Notes.

“Secured Parties”: The meaning specified in the Granting Clauses.

“Securities Account Control Agreement”: The Securities Account Control Agreement dated as of the Closing Date among the Issuer, the Trustee and U.S. Bank National Association, as securities intermediary.

“Securities Act”: The United States Securities Act of 1933, as amended.

“Securities Intermediary”: The meaning specified in Section 8-102(a)(14) of the UCC.

“Securities Lending Agreement”: An agreement pursuant to which the Issuer agrees to loan any securities lending counterparty one or more assets and such securities lending counterparty agrees to post collateral with the Trustee or a Securities Intermediary to secure its obligation to return such assets to the Issuer.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Selling Institution”: The entity obligated to make payments to the Issuer under the terms of a Participation Interest.

“Senior Collateral Management Fee”: The meaning specified in the Collateral Management Agreement.

“Senior Secured Bond”: A debt security (that is not a loan) that is (a) issued by a corporation, limited liability company, partnership or trust and (b) secured by a valid first priority perfected security interest on specified collateral (other than with respect to liquidation, trade claims, capitalized leases or similar obligations).

“Senior Secured Loan”: Any assignment of or Participation Interest in a Loan that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of the Loan (subject to customary exceptions for permitted liens); (b) is secured by a valid first-priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the Loan (subject to customary exceptions for permitted liens); (c) the value of the collateral securing the Loan at the time of purchase together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the Loan in accordance with its terms and to repay all other Loans of equal seniority secured by a first lien or security interest in the same collateral; and (d) is not secured solely or primarily by common stock or other equity interests; provided that the limitation set forth in this clause (d) shall not apply with respect to a Loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such Loan or any other similar type of indebtedness owing to third parties).

“Senior Secured Note”: Any assignment of or Participation Interest in or other interest in a senior secured note issued pursuant to an indenture or equivalent document by a corporation, partnership, limited liability company or trust, bearing interest at a floating rate and that is secured by a pledge of collateral and has a senior pre-petition priority (including pari passu with other obligations of the Obligor, but subject to customary permitted liens, such as, but not limited to, any tax liens, liquidation, trade claims, capitalized leases or similar obligations) in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings.

“Senior Unsecured Loan”: Any assignment of or Participation Interest in or other interest in an Unsecured Loan that is not subordinated to any other unsecured indebtedness of the Obligor.

“Similar Law”: Any federal, state, local, non-U.S. or other law or regulation that could cause the underlying assets of the Issuer to be treated as assets of the investor in any Note (or any interest therein) by virtue of its interest and thereby subject the Issuer or the Collateral Manager (or other persons responsible for the investment and operation of the Issuer’s assets) to Other Plan Law.

“Small Obligor Loan”: Any obligation of an Obligor where the total potential indebtedness of such Obligor and its related Affiliates under all of their loan agreements, indentures and other underlying instruments is less than $150,000,000.

“SOFR”: With respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s website.

“Special Redemption”: The meaning specified in Section 9.6.

“Special Redemption Amount”: The meaning specified in Section 9.6.

“Special Redemption Date”: (i) With respect to an Effective Date Special Redemption, the first Payment Date (and all subsequent Payment Dates) following the Collection Period in which a notice is given pursuant to Section 9.6(ii) and (ii) with respect to a Reinvestment Special Redemption, the Payment Date specified by the Collateral Manager in accordance with Section 9.6(i).

“Specified Event”: With respect to any Collateral Obligation that is a DIP Collateral Obligation or is the subject of a rating estimate or is a private or confidential rating by S&P, the occurrence of any of the following events:

(a) any failure of the Obligor thereunder to pay interest on or principal of such Collateral Obligation when due and payable;

(b) the rescheduling of the payment of principal of or interest on such Collateral Obligation or any other obligations for borrowed money of such Obligor;

(c) the restructuring of any of the debt thereunder (including proposed debt);

(d) any significant sales or acquisitions of assets by the Obligor;

(e) the breach of any covenant of such Collateral Obligation or the reasonable determination by the Collateral Manager that there is a greater than 50% chance that a covenant would be breached in the next six months;

(f) the operating profit or cash flows of the Obligor being more than 20% lower than the Obligor’s expected results;

(g) the reduction or increase in the Cash interest rate payable by the Obligor thereunder (excluding any increase in an interest rate arising by operation of a default or penalty interest clause under a Collateral Obligation);

(h) the extension of the stated maturity date of such Collateral Obligation; or

(i) the addition of payment-in-kind terms.

“Specified Tested Items”: The meaning specified in Section 7.18(d).

“Sponsor”: In relation to the Issuer, its “sponsor”, if any, under the U.S. Risk Retention Rules.

“STAMP”: The meaning specified in Section 2.5(a).

“Stated Maturity”: With respect to the Notes of any Class, the date specified as such in Section 2.3.

“Step-Down Obligation”: An obligation or security which by the terms of the related Underlying Instruments provides for a decrease in the per annum interest rate on such obligation or security (other than by reason of any change in the applicable index or benchmark rate used to determine such interest rate) or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation or security providing for payment of a constant rate of interest at all times after the date of acquisition by the Issuer shall not constitute a Step-Down Obligation.

“Step-Up Obligation”: An obligation or security which by the terms of the related Underlying Instruments provides for an increase in the per annum interest rate on such obligation or security, or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation or security providing for payment of a constant rate of interest at all times after the date of acquisition by the Issuer shall not constitute a Step-Up Obligation.

“Structured Finance Obligation”: Any obligation issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any Obligor, including collateralized debt obligations and mortgage-backed securities.

“Subject Asset”: The meaning specified in the definition of “Drop Down Asset.”

“Subordinated Collateral Management Fee”: The meaning set forth in the Collateral Management Agreement.

“Subordinated Note Collateral Obligation”: Any Collateral Obligation that is (a) purchased on the Closing Date with proceeds from the sale of the Subordinated Notes or (b) purchased after the Closing Date with proceeds in the Subordinated Note Ramp-Up Account or Subordinated Note Principal Collection Account, in each case that is designated by the Collateral Manager as a Subordinated Note Collateral Obligation; provided that the amount of Collateral Obligations so designated (measured by the Issuer’s acquisition cost (including accrued interest)) shall not exceed the Subordinated Note Reinvestment Ceiling.

“Subordinated Note Custodial Account”: The meaning specified in Section 10.3(b).

“Subordinated Note Principal Collection Account”: The meaning specified in Section 10.2(a).

“Subordinated Note Ramp-Up Account”: The meaning specified in Section 10.3(c).

“Subordinated Note Reinvestment Ceiling”: U.S.$35,000,000.

“Subordinated Note Revolver Funding Account”: The meaning specified in Section 10.4.

“Subordinated Notes”: The subordinated notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

“Subsequent Delivery Date”: The settlement date with respect to the Issuer’s acquisition of a Collateral Obligation to be pledged to the Trustee after the Closing Date.

“Successor Entity”: The meaning specified in Section 7.10(a).

“Superpriority New Money Debt”: The meaning specified in the definition of “Uptier Priming Transaction.”

“Surrendered Notes”: The meaning specified in Section 2.9.

“Swapped Non-Discount Obligation”: Any Collateral Obligation that would otherwise be considered a Discount Obligation, but that is purchased with the proceeds of a sale of a Collateral Obligation that was not a Discount Obligation at the time of its purchase, and will not be considered a Discount Obligation so long as such purchased Collateral Obligation (a) is purchased or committed to be purchased within 10 Business Days of such sale, (b) is purchased at a price (as a percentage of par) equal to or greater than the sale price of the sold Collateral Obligation, (c) is purchased at a price not less than 60% of the Principal Balance thereof and (d) has an S&P Rating equal to or higher than the S&P Rating of the sold Collateral Obligation; provided that (x) to the extent the aggregate Principal Balance of Swapped Non-Discount Obligations exceeds 5.0% of the Collateral Principal Amount, such excess will not constitute Swapped Non-Discount Obligations and (y) the Aggregate Principal Balance of Swapped Non-Discount Obligations since the Closing Date may not exceed 15.0% of the Target Initial Par Amount.

“Synthetic Security”: A security or swap transaction, other than a Participation Interest, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Target Initial Par Amount”: U.S.$400,000,000.

“Target Initial Par Condition”: A condition satisfied as of the Effective Date or any other date of determination if the Aggregate Principal Balance of Collateral Obligations (i) that are held by the Issuer and (ii) of which the Issuer has committed to purchase on such date, together with the amount of any proceeds of prepayments, maturities or redemptions of Collateral Obligations purchased by the Issuer prior to such date (other than any such proceeds that have been reinvested in Collateral Obligations by the Issuer as of the Effective Date), will equal or exceed the Target Initial Par Amount; provided that for purposes of this definition, any Collateral Obligation that becomes a Defaulted Obligation prior to the Effective Date or any other date of determination shall be treated as having a Principal Balance equal to its S&P Collateral Value.

“Tax”: Any tax, levy, impost, duty, charge or assessment of any nature (including interest, penalties and additions thereto) imposed by any governmental taxing authority.

“Tax Event”: An event that occurs if: (1) a change in or the adoption of any U.S. or foreign tax statute or treaty, or any change in or the issuance of any regulation (whether final, temporary or proposed), rule, ruling, practice, procedure or judicial decision or interpretation of the foregoing after the Closing Date results in (i)(x) any Obligor under any Collateral Obligation being required to deduct or withhold from any payment under such Collateral Obligation to the Issuer for or on account of any Tax for whatever reason (other than withholding taxes imposed on commitment fees, amendment fees, waiver fees, consent fees, or similar fees, to the extent that such withholding tax does not exceed 30% of the amount of such fees) and such Obligor is not required to pay to the Issuer such additional amount as is necessary to ensure that the net amount actually received by the Issuer (free and clear of Taxes, whether assessed against such Obligor or the Issuer) will equal the full amount that the Issuer would have received had no such deduction or withholding occurred and (y) the total amount of such deductions or withholdings on the Assets results in a payment by, or charge or tax burden to, the Issuer that results or will result in the withholding of 5% or more of Scheduled Distributions for any Collection Period or (ii) a Hedge Counterparty is or will be required to deduct or withhold from any payment under a Hedge Agreement for or on account of any tax for whatever reason and such Hedge Counterparty is not required to pay to the Issuer such additional amount as is necessary to ensure that the net amount actually received by the Issuer (after payment of all taxes, whether assessed against such Hedge Counterparty or the Issuer) will equal the full amount that the Issuer would have received had no such taxes been imposed or (2) any jurisdiction imposes net income, profits or similar Tax on the Issuer, and the aggregate amount of such a tax or taxes imposed on the Issuer or withheld from payments to the Issuer and with respect to which the Issuer receives less than the full amount that the Issuer would have received had no such deduction occurred, or “gross up payments” required to be made by the Issuer (x) is in excess of $1,000,000 during the Collection Period in which such event occurs or (y) the aggregate of all such amounts imposed, or “gross up payment” requirements required to be made by the Issuer, during any 12-month period is in excess of $1,000,000.

Until notified by the Collateral Manager or until a Trust Officer of the Trustee obtains actual knowledge of the occurrence of a Tax Event, the Trustee shall not be deemed to have any notice or knowledge of the occurrence of such Tax Event.

“Tax Jurisdiction”: The Bahamas, Bermuda, the British Virgin Islands, the Cayman Islands or the Channel Islands and any other tax advantaged jurisdiction as may be notified to the Rating Agency by the Collateral Manager from time to time, in each case so long as such country has a foreign currency ceiling rating of at least “AA” from S&P.

“Tax Redemption”: The meaning specified in Section 9.3(a).

“Term SOFR”: The three-month Term SOFR Reference Rate on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the applicable Interest Accrual Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be (x) the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day or (y) if the Term SOFR Reference Rate cannot be determined in accordance with clause (x) of this proviso, then Term SOFR shall be the Term SOFR Reference Rate as determined on the previous Periodic Term SOFR Determination Date.

Notwithstanding anything in the immediately preceding paragraph to the contrary, Term SOFR for the first Interest Accrual Period will be determined by (x) calculating Term SOFR with respect to each Notional Accrual Period on the applicable Notional Determination Date and using the Notional Designated Maturity (such calculation to be made in the same manner set forth in the immediately preceding paragraph above (i.e., determined by reference to the rate published by the Term SOFR Administrator or, if unavailable, by interpolating linearly between the rate for the next shorter period of time for which rates are available (including SOFR as available on such date, if applicable) and the rate for the next longer period of time for which rates are available (rounded to five decimal points))) and (y) (1) multiplying the rate determined for each Notional Accrual Period by the number of days in such Notional Accrual Period, (2) summing the amounts set forth in clause (y)(1) above and (3) dividing the amount set forth in clause (y)(2) above by the total number of days in the initial Interest Accrual Period and rounded to five decimal points.

“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Collateral Manager in its reasonable discretion).

“Term SOFR Reference Rate”: The forward-looking term rate based on SOFR.

“Third Party Credit Exposure”: As of any date of determination, the Principal Balance of each Collateral Obligation that consists of a Participation Interest.

“Third Party Credit Exposure Limits”: Limits that shall be satisfied if the Third Party Credit Exposure with counterparties having the ratings below from S&P do not exceed the percentage of the Collateral Principal Amount specified below:

Issuer credit rating of Selling Institution	Aggregate Percentage Limit	Individual Percentage Limit
AAA	20%	20%
AA+	10%	10%
AA	10%	10%
AA-	10%	10%
A+	5%	5%
A	5%	5%
below A	0%	0%

provided that (x) a Selling Institution having an issuer credit rating of “A” must also have a short-term S&P rating of “A-1” otherwise its “Aggregate Percentage Limit” and “Individual Percentage Limit” shall be 0% and (y) the Third Party Credit Exposure Limits shall not apply with respect to the Closing Date Participations.

“Trade Ticket”: The meaning specified in Section 1.3(y).

“Trading Gains”: With respect to any Collateral Obligation which is repaid, prepaid, redeemed or sold, an amount equal to any excess of (a) the Principal Proceeds or the Sale Proceeds, as applicable, received in respect thereof over (b) an amount equal to the greater of (1) the principal balance thereof (where for such purpose “principal balance” shall be determined giving effect to clauses (a) through (c) of the definition of Retention Basis Amount) and (2) the purchase price thereof (expressed as a percentage of par) multiplied by the principal balance (where for such purpose “principal balance” shall be determined giving effect to clauses (a) through (c) of the definition of Retention Basis Amount), in each case net of (i) any expenses incurred in connection with any repayment, prepayment, redemption or sale thereof, and (ii) in the case of a sale of such Collateral Obligation, any interest accrued but not paid thereon which has not been capitalized as principal and included in the sale price thereof.

“Trading Plan”: The meaning specified in Section 12.2(b).

“Trading Plan Period”: The meaning specified in Section 12.2(b).

“Transaction Documents”: This Indenture, the Securities Account Control Agreement, the Collateral Management Agreement, the Collateral Administration Agreement, the Master Participation Agreement, the Risk Retention Letter, the Note Purchase Agreement, the Administration Agreement, the AML Services Agreement and the Registered Office Agreement.

“Transaction Parties”: The Co-Issuers, the Administrator, the Collateral Manager, the EU/UK Retention Holder, the Trustee, the Collateral Administrator, the Transfer Agent, the Paying Agent, the Registrar and the Initial Purchaser.

“Transfer Agent”: The Person or Persons, which may be the Issuer, authorized by the Issuer to exchange or register the transfer of Notes.

“Transferable Margin Stock”: The meaning specified in Section 12.1(i).

“Transparency and Reporting Requirements”: The Transparency and Reporting Requirements contained in Article 7 of the EU/UK Securitization Regulation, as may be amended during the life of this transaction resulting in the application of new simplified reporting templates.

“Transparency Reporting Website”: The internet website located at https://pivot.usbank.com under “Palmer Square BDC CLO 1, Ltd. – EU Risk Retention” (or such other website as may be notified in writing by the Collateral Administrator to the Issuer, the Co-Issuer, the Initial Purchaser, the Collateral Manager, the EU/UK Retention Holder, the Rating Agency and the Holders of the Notes), access to which is limited to a Relevant Recipient.

“Transparency Reports”: The meaning specified in Section 7.21.

“Treasury regulations”: The regulations promulgated under the Code.

“Trust Officer”: When used with respect to the Trustee, any officer within the Corporate Trust Office (or any successor group of the Trustee) including any vice president, assistant vice president or officer of the Trustee customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred at the Corporate Trust Office because of such person’s knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of this transaction.

“Trustee”: The meaning specified in the first sentence of this Indenture, and any successor thereto.

“Trustee’s Website”: The meaning specified in Section 10.6(g).

“UCC”: The Uniform Commercial Code as in effect in the State of New York or, if different, the political subdivision of the United States that governs the perfection of the relevant security interest as amended from time to time.

“UK Securitization Regulation”: Regulation (EU) 2017/2402 relating to a European framework for simple, transparent and standardised securitization in the form in effect on 31 December 2020 which forms part of UK domestic law by virtue of the operation of the European Union (Withdrawal) Act 2018, as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019 (SI 2019/660) of the UK and (except as otherwise stated) as further amended, varied or substituted from time to time.

“Unadjusted Benchmark Replacement Rate”: The Benchmark Replacement Rate excluding the Benchmark Replacement Rate Adjustment.

“Uncertificated Security”: The meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Instrument”: The indenture or other agreement pursuant to which an Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Asset or of which the holders of such Asset are the beneficiaries.

“Unregistered Securities”: The meaning specified in Section 5.17(c).

“Unrestricted Subsidiary”: With respect to any Obligor as of any date of determination, any “unrestricted subsidiary” (or similar term under the relevant Underlying Instruments) of such Obligor.

“Unsalable Assets”: (a)(i) A Defaulted Obligation, (ii) an Equity Security or (iii) an obligation received in connection with an Offer, in a restructuring or plan of reorganization with respect to the obligor, in each case, in respect of which the Issuer has not received a payment in cash during the preceding 12 months or (b) any Collateral Obligation or Eligible Investment identified in an officer’s certificate of the Collateral Manager as having a Market Value of less than $1,000, in the case of each of (a) and (b) with respect to which the Collateral Manager certifies to the Trustee that (x) it has made commercially reasonable efforts to dispose of such obligation for at least 90 days and (y) in its commercially reasonable judgment such obligation is not expected to be saleable in the foreseeable future.

“Unsecured Loan”: An unsecured Loan obligation of any corporation, partnership or trust.

“Uptier Priming Debt”: Any Drop Down Asset, Superpriority New Money Debt and any Rolled Senior Uptier Debt acquired by the Issuer resulting from, or received in connection with an Uptier Priming Transaction; provided, (i) Uptier Priming Debt must be acquired by the Issuer in accordance with the Investment Criteria (other than, with respect to the requirement to meet the definition of “Collateral Obligation,” clauses (ii) and (xvi) thereof) and (ii) any Uptier Priming Debt shall be required to qualify as a Collateral Obligation (without giving effect to any carve-outs set forth in this definition) or a Restructuring Loan, as applicable.

“Uptier Priming Transaction”: Any transaction effected in connection with the bankruptcy related to, or the workout or restructuring of, a Collateral Obligation held by the Issuer, in which (x) new money priming debt is issued by the Obligor of such Collateral Obligation which will be senior in priority to all existing debt of such Obligor (including the Collateral Obligation held by the Issuer) (“Superpriority New Money Debt”) and (y) the current secured lenders (with respect to such Collateral Obligation) that participate in the Superpriority New Money Debt have the opportunity to exchange their current secured loans for priming debt (without any requirement to pay additional amounts, other than reasonable and customary expenses, e.g., transfer costs) that will be senior in priority to all other outstanding debt of such Obligor (including the Collateral Obligation held by the Issuer), other than Superpriority New Money Debt (“Rolled Senior Uptier Debt”).

“U.S. Government Securities Business Day”: Any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. person”: The meaning specified in Regulation S.

“U.S. Retention Interest”: The “eligible horizontal residual interest” held by the BDC in accordance with the U.S. Risk Retention Rules.

“U.S. Risk Retention Rules”: (a) Section 15G of the Exchange Act and any applicable implementing regulations and (b) any other future rule relating to credit risk retention that may apply to the BDC or its affiliates with respect to the transactions contemplated hereby or to the issuance of Notes pursuant to this Indenture or the transactions contemplated hereby.

“U.S. Tax Person”: A “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Volcker Rule”: Section 13 of the Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations promulgated thereunder.

“Warehouse SPV”: Palmer Square BDC Funding I LLC, a Delaware limited liability company.

“Weighted Average Coupon”: As of any Measurement Date, the number obtained by dividing:

(a) the amount equal to the Aggregate Coupon; by

(b) an amount equal to the Aggregate Principal Balance of all Fixed Rate Obligations as of such Measurement Date, in each case, excluding, for any Deferrable Obligation, any interest that has been deferred and capitalized thereon.

“Weighted Average Floating Spread”: As of any Measurement Date, the number obtained by dividing: (a) the amount equal to (A) the Aggregate Funded Spread plus (B) the Aggregate Unfunded Spread plus (C) the Aggregate Excess Funded Spread by (b) an amount equal to the Aggregate Principal Balance of all Floating Rate Obligations as of such Measurement Date, in each case, excluding, for any Deferrable Obligation, any interest that has been deferred and capitalized thereon.

“Weighted Average Life”: As of any Measurement Date with respect to all Collateral Obligations other than Defaulted Obligations, the number of years following such date obtained by summing the products obtained by multiplying:

(a) the Average Life at such time of each such Collateral Obligation by (b) the outstanding Principal Balance of such Collateral Obligation and dividing such sum by:

(b) the Aggregate Principal Balance at such time of all Collateral Obligations other than Defaulted Obligations.

“Weighted Average Life Test”: A test satisfied on any Measurement Date if the Weighted Average Life of all Collateral Obligations as of such date is less than the number of years (rounded to the nearest one hundredth thereof) during the period from such Measurement Date to May 23, 2033.

“Weighted Average Moody’s Rating Factor”: The number (rounded up to the nearest whole number) determined by:

(a) summing the products of (i) the Principal Balance of each Collateral Obligation (excluding Equity Securities) multiplied by (ii) the Moody’s Rating Factor of such Collateral Obligation (as described below) and

(b) dividing such sum by the Principal Balance of all such Collateral Obligations.

“Weighted Average S&P Floating Spread”: As of any date of determination, the spread associated with, as applicable, (i) the S&P CDO Monitor based upon the case chosen by the Collateral Manager (with prior notification to the Collateral Administrator and S&P) as currently applicable to the Collateral Obligations or (ii) the S&P Selected Weighted Average Floating Spread, which shall be a spread value designated by the Collateral Manager that is equal to or less than the Weighted Average Floating Spread at the time of designation.

“Weighted Average S&P Recovery Rate”: As of any Measurement Date, the number, expressed as a percentage and determined for the Highest Ranking Class, obtained by summing the products obtained by multiplying the outstanding Principal Balance of each Collateral Obligation by its corresponding recovery rate as determined in accordance with Schedule 5 hereto, dividing such sum by the Aggregate Principal Balance of all Collateral Obligations, and rounding to the nearest tenth of a percent.

“Zero Coupon Bond”: Any debt security that by its terms (a) does not bear interest for all or part of the remaining period that it is outstanding, (b) provides for periodic payments of interest in Cash less frequently than semi-annually or (c) pays interest only at its stated maturity.

Section 1.2 Usage of Terms. With respect to all terms in this Indenture, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all amendments, modifications and supplements thereto or any changes therein entered into in accordance with their respective terms and not prohibited by this Indenture; references to Persons include their permitted successors and assigns; and the term “including” means “including without limitation.”

Section 1.3 Assumptions as to Assets. In connection with all calculations required to be made pursuant to this Indenture with respect to Scheduled Distributions on any Asset, or any payments on any other assets included in the Assets, with respect to the sale of and reinvestment in Collateral Obligations, and with respect to the income that can be earned on Scheduled Distributions on such Assets and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.3 shall be applied. The provisions of this Section 1.3 shall be applicable to any determination or calculation that is covered by this Section 1.3, whether or not reference is specifically made to Section 1.3, unless some other method of calculation or determination is expressly specified in the particular provision.

(a) All calculations with respect to Scheduled Distributions on the Assets securing the Secured Notes shall be made on the basis of information as to the terms of each such Asset and upon reports of payments, if any, received on such Asset that are furnished by or on behalf of the issuer of such Asset and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(b) For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations will not include scheduled interest and principal payments on Defaulted Obligations unless or until such payments are actually made.

(c) For each Collection Period and as of any date of determination, the Scheduled Distribution on any Asset (including Current Pay Obligations and DIP Collateral Obligations but excluding Defaulted Obligations, which, except as otherwise provided herein, shall be assumed to have a Scheduled Distribution of zero, except to the extent any payments have actually been received) shall be the sum of (i) the total amount of payments and collections to be received during such Collection Period in respect of such Asset (including the proceeds of the sale of such Asset received and, in the case of sales which have not yet settled, anticipated to be received during the Collection Period and not reinvested in additional Collateral Obligations or Eligible Investments or retained in the Collection Account for subsequent reinvestment pursuant to Section 12.2) that, if paid as scheduled, will be available in the Collection Account at the end of the Collection Period and (ii) any such amounts received by the Issuer in prior Collection Periods that were not disbursed on a previous Payment Date.

(d) Each Scheduled Distribution receivable with respect to a Collateral Obligation shall be assumed to be received on the applicable Due Date, and each such Scheduled Distribution shall be assumed to be immediately deposited in the Collection Account to earn interest at the Assumed Reinvestment Rate. All such funds shall be assumed to continue to earn interest until the date on which they are required to be available in the Collection Account for application, in accordance with the terms hereof, to payments of principal of or interest on the Notes or other amounts payable pursuant to this Indenture. For purposes of the applicable determinations required by Section 10.6(b)(iv), Article XII and the definition of “Interest Coverage Ratio,” the expected interest on the Secured Notes and Floating Rate Obligations will be calculated using the then current interest rates applicable thereto.

(e) References in Section 11.1(a) to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments described herein, that precede (in priority of payment) or include the clause in which such calculation is made.

(f) If a Collateral Obligation included in the Assets would be deemed a Current Pay Obligation but for the applicable percentage limitation in the proviso to clause (x) of the proviso to the definition of “Defaulted Obligation,” then the Current Pay Obligations with the lowest Market Value (assuming that such Market Value is expressed as a percentage of the Principal Balance of such Current Pay Obligations as of the date of determination) shall be deemed Defaulted Obligations. Each such Defaulted Obligation will be treated as a Defaulted Obligation for all purposes until such time as the Aggregate Principal Balance of Current Pay Obligations would not exceed, on a pro forma basis including such Defaulted Obligation, the applicable percentage of the Collateral Principal Amount.

(g) Except where expressly referenced herein for inclusion in such calculations, Defaulted Obligations will not be included in the calculation of the Collateral Quality Tests. For the purposes of calculating compliance with clause (iv) of the definition of Concentration Limitations, Defaulted Obligations shall not be considered to have a Moody’s Default Probability Rating of “Caa1” or below or an S&P Rating of “CCC+” or below. For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations, Defaulted Obligations will be treated as having a principal balance of zero.

(h) For purposes of calculating compliance with the Investment Criteria, upon the direction of the Collateral Manager by notice to the Trustee and the Collateral Administrator, any Eligible Investment representing Principal Proceeds received upon the sale or other disposition of a Collateral Obligation shall be deemed to have the characteristics of such Collateral Obligation until reinvested in an additional Collateral Obligation. Such calculations shall be based upon the principal amount of such Collateral Obligation, except in the case of Defaulted Obligations and Credit Risk Obligations, in which case the calculations will be based upon the Principal Proceeds received on the disposition or sale of such Defaulted Obligation or Credit Risk Obligation.

(i) For the purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.01%. All other calculations, unless otherwise set forth herein or the context otherwise requires, shall be rounded to the nearest ten-thousandth if expressed as a percentage, and to the nearest one-hundredth if expressed otherwise.

(j) For all purposes (including calculation of the Coverage Tests but excluding the calculation of the Aggregate Funded Spread), the principal balance of a Revolving Collateral Obligation or a Delayed Drawdown Collateral Obligation will include all unfunded commitments that have not been irrevocably reduced or withdrawn.

(k) For purposes of calculating the sale proceeds of a Collateral Obligation in sale transactions, sale proceeds will include any Principal Financed Accrued Interest received in respect of such sale.

(l) Notwithstanding any other provision of this Indenture to the contrary, all monetary calculations under this Indenture shall be in Dollars.

(m) Any reference in this Indenture to an amount of the Trustee’s or the Collateral Administrator’s fees calculated with respect to a period at a per annum rate shall be computed on the basis of the actual number of days elapsed in the applicable period divided by 360 and shall be based on the aggregate face amount of the Assets, as of the first day of the related Collection Period.

(n) To the extent there is, in the reasonable determination of the Collateral Administrator or the Trustee, any ambiguity in the interpretation of any definition or term contained in this Indenture or to the extent the Collateral Administrator or the Trustee reasonably determine that more than one methodology can be used to make any of the determinations or calculations set forth herein, the Collateral Administrator and/or the Trustee shall be entitled to request direction from the Collateral Manager as to the interpretation and/or methodology to be used, and the Collateral Administrator and the Trustee shall follow such direction and shall be entitled to conclusively rely thereon without any responsibility or liability therefor.

(o) For purposes of calculating compliance with any tests under this Indenture, the trade date (and not the settlement date) with respect to any acquisition or disposition of a Collateral Obligation or Eligible Investment shall be used to determine whether and when such acquisition or disposition has occurred.

(p) [reserved].

(q) If the Issuer (or the Collateral Manager on behalf of the Issuer) is notified by the administrative agent or other withholding agent or otherwise for the syndicate of lenders in respect of any Collateral Obligation that any amounts associated therewith are subject to withholding tax imposed by any jurisdiction, the applicable Collateral Quality Test and the Coverage Tests shall be calculated thereafter net of the full amount of such withholding tax unless the related Obligor is required to make “gross-up” payments to the Issuer that cover the full amount of any such withholding tax on an after-tax basis pursuant to the underlying instruments with respect thereto.

(r) Solely with respect to any reporting that may be required prior to the Anniversary Date, if the Reference Rate is required to be determined for the initial Interest Accrual Period prior to the commencement of the second Notional Determination Date, the Reference Rate for the second Notional Determination Date shall be deemed to be the same as the Reference Rate that was in effect as of the first Notional Determination Date.

(s) [reserved].

(t) With respect to any Step-Down Obligation, (x) for purposes of calculating the Weighted Average Coupon, the coupon thereof shall be the lowest permissible coupon pursuant to the Underlying Instruments of such Step-Down Obligation and (y) for purposes of calculating the Weighted Average Floating Spread, the spread thereof shall be the lowest permissible spread pursuant to the Underlying Instruments of such Step-Down Obligation.

(u) Each obligation received in connection with a Distressed Exchange that would be a Collateral Obligation but for the fact that it is a Defaulted Obligation shall be deemed to be a Defaulted Obligation, and each other obligation received in connection with a Distressed Exchange shall be deemed to be an Equity Security.

(v) All cumulative calculations related to Maturity Amendments, Swapped Non-Discount Obligations, the Investment Criteria and Discount Obligations (and definitions related to Maturity Amendments, Swapped Non-Discount Obligations, the Investment Criteria and Discount Obligations that would otherwise be calculated cumulatively) will be reset at zero on the date of any Refinancing of all Classes of Secured Notes in full.

(w) Any determination, decision or election that may be made by the Collateral Manager with respect to any rate that is an alternative or replacement for or successor to the then-current Reference Rate or any Alternative Reference Rate, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the Collateral Manager’s sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the Notes or the Issuer but subject to the definition of “Alternative Reference Rate”, shall become effective without consent from any other party.

(x) For purposes of calculating the Collateral Quality Tests, DIP Collateral Obligations will be treated as having an S&P Recovery Rate equal to the S&P Recovery Rate for Senior Secured Loans.

(y) Any direction or Issuer Order required hereunder relating to the purchase, acquisition, sale, disposition or other transfer of the Collateral Obligations may be in the form of a trade ticket, confirmation of trade, instruction to post or to commit to the trade or similar instrument or document or other written instruction (including by email or other electronic communication or file transfer protocol, a “Trade Ticket”) from the Issuer on which the Trustee and Collateral Administrator may rely. Furthermore, with respect to any instruction to the Trustee hereunder relating to the transfer of amounts on deposit in any of the Accounts, a copy of such instruction shall also be required to be given to the Collateral Administrator.

(z) With respect to the calculation of the Overcollateralization Ratio Tests prior to the purchase of Uptier Priming Debt, the calculation thereof shall account for any potential reduction in the Adjusted Collateral Principal Amount for non-participation in the workout or restructuring of the related Collateral Obligation, including, for the avoidance of doubt, with respect to the inability to participate in any Rolled Senior Uptier Debt (in each case, as determined in the commercially reasonable judgment of the Collateral Manager).

(aa) For purposes of determining the total potential indebtedness of any obligor of a Drop Down Asset, such total potential indebtedness shall be deemed to include the total potential indebtedness of the obligor of the related Subject Asset.

ARTICLE II

THE NOTES

Section 2.1 Forms Generally. The Notes and the Trustee’s or Authenticating Agent’s certificate of authentication thereon (the “Certificate of Authentication”) shall be in substantially the forms required by this Article II, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon, as may be consistent herewith, determined by the Authorized Officers of the Issuer executing such Notes as evidenced by their execution of such Notes. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

Section 2.2 Forms of Notes. (a) The forms of the Notes, including the forms of Certificated Secured Notes, Certificated Subordinated Notes, Regulation S Global Secured Notes, Rule 144A Global Secured Notes and Rule 144A Global Subordinated Notes, shall be as set forth in the applicable part of Exhibit A hereto. The Applicable Issuer may assign one or more CUSIPs or similar identifying numbers to Notes for administrative convenience or in connection with compliance with FATCA or implementation of a Bankruptcy Subordination Agreement.

(b) Secured Notes and Subordinated Notes.

(i) The Notes of each Class sold to persons who are not U.S. persons in offshore transactions in reliance on Regulation S shall each be issued initially in the form of one permanent Global Secured Note per Class in definitive, fully registered form without interest coupons substantially in the applicable form attached as Exhibit A-1 hereto, in the case of the Secured Notes (each, a “Regulation S Global Secured Note” or a “Regulation S Global Notes”), and shall be deposited on behalf of the subscribers for such Notes represented thereby with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the respective accounts of Euroclear and Clearstream, duly executed by the Applicable Issuers and authenticated by the Trustee as hereinafter provided unless such person notifies the Trustee and the Issuer in writing that it elects to receive a Certificated Note and complies with all transfer requirements related to such acquisition.

(ii) The Notes of each Class sold to persons that are QIB/QPs (or, solely in the case of Notes purchased by the Collateral Manager and/or its Affiliates from the Issuer on the Closing Date, Institutional Accredited Investors and Qualified Purchasers) shall each be issued initially in the form of one permanent Global Secured Note per Class in definitive, fully registered form without interest coupons substantially in the applicable form attached as Exhibit A-1 hereto, in the case of the Secured Notes (each, a “Rule 144A Global Secured Note”) and (except as otherwise agreed by the Issuer) in the form of one permanent global Subordinated Note in definitive, fully registered form without interest coupons substantially in the applicable form attached as Exhibit A-2 hereto, in the case of the Subordinated Notes (each, a “Rule 144A Global Subordinated Note” and, together with the Rule 144A Global Secured Notes, the “Rule 144A Global Notes”), and shall be deposited on behalf of the subscribers for such Notes represented thereby with the Trustee as custodian for, and registered in the name of a nominee of, DTC, duly executed by the Applicable Issuers and authenticated by the Trustee as hereinafter provided unless such person notifies the Trustee and the Issuer in writing that it elects to receive a Certificated Note and complies with all transfer requirements related to such acquisition. The Secured Notes sold to persons that, at the time of the acquisition, purported acquisition or proposed acquisition of any such Secured Note, are Institutional Accredited Investors (other than certain Notes purchased by the Collateral Manager and/or its Affiliates from the Issuer on the Closing Date, which will be represented by Rule 144A Global Notes) (or, if so elected by such persons, Qualified Institutional Buyers) and Qualified Purchasers (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser) shall be issued in the form of definitive, fully registered notes without coupons substantially in the applicable form attached as Exhibit A-1 hereto (a “Certificated Secured Note”) which shall be registered in the name of the beneficial owner or a nominee thereof, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Subordinated Notes sold to persons that are Accredited Investors (other than certain Notes purchased by the Collateral Manager and/or its Affiliates from the Issuer on the Closing Date, which will be represented by Rule 144A Global Notes) and either Qualified Purchasers, Knowledgeable Employees with respect to the Issuer or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is either a Qualified Purchaser or a Knowledgeable Employee with respect to the Issuer shall be issued in the form of definitive, fully registered notes without coupons substantially in the form attached as Exhibit A-2 hereto (each, a “Certificated Subordinated Note” and, together with the Certificated Secured Notes, “Certificated Notes”) which shall be registered in the name of the beneficial owner or a nominee thereof, duly executed by the Issuer and authenticated by the Trustee upon Issuer Order as hereinafter provided.

(iii) The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee or DTC or its nominee, as the case may be, as hereinafter provided.

(c) Book Entry Provisions. This Section 2.2(c) shall apply only to Global Notes deposited with or on behalf of DTC.

The provisions of the “Operating Procedures of the Euroclear System” of Euroclear and the “Terms and Conditions Governing Use of Participants” of Clearstream, respectively, will be applicable to the Global Notes insofar as interests in such Global Notes are held by the Agent Members of Euroclear or Clearstream, as the case may be.

Agent Members shall have no rights under this Indenture with respect to any Global Notes held on their behalf by the Trustee, as custodian for DTC and DTC may be treated by the Applicable Issuer, the Trustee, and any agent of the Applicable Issuer or the Trustee as the absolute owner of such Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Applicable Issuer, the Trustee, or any agent of the Applicable Issuer or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

Section 2.3 Authorized Amount; Stated Maturity; Denominations. The aggregate principal amount of Secured Notes and Subordinated Notes that may be authenticated and delivered under this Indenture is limited to U.S.$400,500,000 aggregate principal amount of Notes (except for (i) Deferred Interest with respect to the Deferrable Notes, (ii) Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.5, Section 2.6 or Section 8.5 of this Indenture or (iii) additional notes issued in accordance with Sections 2.13 and 3.2).

Such Notes shall be divided into the Classes, having the designations, original principal amounts and other characteristics as follows:

Class Designation	A	B-1	B-2	Subordinated
Original Principal Amount[1]	U.S.$232,000,000	U.S.$58,000,000	U.S.$10,000,000	U.S.$100,500,000
Type	Senior Secured Floating Rate	Senior Secured Floating Rate	Senior Secured Fixed Rate	Subordinated
Applicable Issuers	Co-Issuers	Co-Issuers	Co-Issuers	Issuer
Expected Initial Rating(s)
S&P	“AAA(sf)”	“AA(sf)”	“AA(sf)”	N/A
Floating Rate Note	Yes	Yes	No	N/A
Fixed Rate Note	No	No	Yes	N/A
Index Maturity	3 month	3 month	3 month	N/A
Interest Rate[2]	Reference Rate + 1.60%	Reference Rate + 2.15%	6.33%	N/A
Deferrable Notes	No	No	No	N/A
Stated Maturity (Payment Date in)	July 2037	July 2037	July 2037	July 2037
Minimum Denominations (U.S.$)	$250,000	$250,000	$250,000	$1,130,000
(Integral Multiples)	($1.00)	($1.00)	($1.00)	($1.00)
Priority Classes	None	A	A	A, B-1, B-2
Pari Passu Classes	None	B-2[4]	B-1[4]	None
Junior Classes	B-1, B-2, Subordinated	Subordinated	Subordinated	None
Re-Pricing Eligible Classes[3]	No	Yes	Yes	N/A

[1]	As of the Closing Date.

[2]	The initial Reference Rate for the Floating Rate Notes will be Term SOFR. Term SOFR shall be calculated pursuant to the definition of “Term SOFR”; provided that Term SOFR for the first Interest Accrual Period will be set on two different determination dates, and therefore, two different rates may apply during that period.

[3]	The Interest Rate for each Re-Pricing Eligible Class is subject to change as set forth under Section 9.7.

[4]	Interest on the Class B-1 Notes and the Class B-2 Notes shall be paid pari passu. On any Payment Date on which payments are made in accordance with Section 11.1(a)(iii) and to the extent of payments in accordance with the Note Payment Sequence, principal of the Class B-1 Notes and the Class B-2 Notes shall be paid pari passu.

The Notes shall be issued in the applicable Minimum Denominations. Notes shall only be transferred or resold in compliance with the terms of this Indenture.

Section 2.4 Execution, Authentication, Delivery and Dating. The Notes shall be executed on behalf of each of the Applicable Issuers by one of their respective Authorized Officers. The signature of such Authorized Officer on the Notes may be manual or facsimile.

Notes bearing the manual, electronic or facsimile signatures of individuals who were at any time the Authorized Officers of the Applicable Issuer, shall bind the Issuer and the Co-Issuer, as applicable, notwithstanding the fact that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of issuance of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Issuer and the Co-Issuer may deliver Notes executed by the Applicable Issuers to the Trustee or the Authenticating Agent for authentication and the Trustee or the Authenticating Agent, upon Issuer Order, shall authenticate and deliver such Notes as provided in this Indenture and not otherwise.

Each Note authenticated and delivered by the Trustee or the Authenticating Agent upon Issuer Order on the Closing Date shall be dated as of the Closing Date. All other Notes that are authenticated after the Closing Date for any other purpose under this Indenture shall be dated the date of their authentication.

Notes issued upon transfer, exchange or replacement of other Notes shall be issued in authorized denominations reflecting the original Aggregate Outstanding Amount of the Notes so transferred, exchanged or replaced, but shall represent only the current Outstanding principal amount of the Notes so transferred, exchanged or replaced. If any Note is divided into more than one Note in accordance with this Article II, the original principal amount of such Note shall be proportionately divided among the Notes delivered in exchange therefor and shall be deemed to be the original aggregate principal amount of such subsequently issued Notes.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a Certificate of Authentication, substantially in the form provided for herein, executed by the Trustee or by the Authenticating Agent by the manual, electronic or facsimile signature of one of their authorized signatories, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

Section 2.5 Registration, Registration of Transfer and Exchange. (a) The Issuer shall cause the Notes to be Registered and shall cause to be kept a register (the “Register”) at the office of the Trustee in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of Notes and the registration of transfers of Notes. The Trustee is hereby initially appointed registrar (the “Registrar”) for the purpose of registering Notes and transfers of such Notes with respect to the Register maintained in the United States as herein provided. Upon any resignation or removal of the Registrar, the Issuer shall promptly appoint a successor or, in the absence of such appointment, assume the duties of Registrar.

If a Person other than the Trustee is appointed by the Issuer as Registrar, the Issuer will give the Trustee prompt written notice of the appointment of a Registrar and of the location, and any change in the location, of the Register, and the Trustee shall have the right to inspect the Register at all reasonable times and to obtain copies thereof and the Trustee shall have the right to rely upon a certificate executed on behalf of the Registrar by an Officer thereof as to the names and addresses of the Holders of the Notes and the principal or face amounts and numbers of such Notes. Upon written request at any time the Registrar shall provide to the Issuer, the Collateral Manager, the Initial Purchaser or any Holder a current list of Holders (and their holdings) as reflected in the Register. In addition and upon written request at any time, the Registrar shall provide to the Issuer, the Collateral Manager, the Initial Purchaser or any Holder any information the Registrar actually possesses regarding the nature and identity of any beneficial owner of any Note (and its holdings).

Subject to this Section 2.5, upon surrender for registration of transfer of any Notes at the office or agency of the Co-Issuers to be maintained as provided in Section 7.2, the Applicable Issuers shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denomination and of a like aggregate principal or face amount.

At the option of the Holder, Notes may be exchanged for Notes of like terms, in any authorized denominations and of like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Note is surrendered for exchange, the Applicable Issuers shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive.

All Notes issued and authenticated upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer and, solely in the case of the Co-Issued Notes, the Co-Issuer, evidencing the same debt (to the extent they evidence debt), and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Registrar duly executed by the Holder thereof or such Holder’s attorney duly authorized in writing with such signature guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

No service charge shall be made to a Holder for any registration of transfer or exchange of Notes, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Trustee and the Registrar shall be permitted to request such evidence reasonably satisfactory to it documenting the identity and/or signatures of the transferor and transferee.

(b) No Note may be sold or transferred (including, without limitation, by pledge or hypothecation) unless such sale or transfer is exempt from the registration requirements of the Securities Act, is exempt from the registration requirements under applicable state securities laws and will not cause either of the Co-Issuers to become subject to the requirement that it register as an investment company under the Investment Company Act.

(c) No transfer of any Issuer Only Note (or any interest therein) will be effective, and the Trustee will not recognize any such transfer, if after giving effect to such transfer 25% or more of the total value of any Class of Issuer Only Notes would be held by Persons who are Benefit Plan Investors. For purposes of these calculations and all other calculations required by this subsection, any Notes of the Issuer held by a Person who is a Controlling Person shall be disregarded and not treated as Outstanding. The Trustee shall be entitled to rely exclusively upon the information set forth in the face of the transfer certificates received pursuant to the terms of this Section 2.5 and only Notes that a Trust Officer of the Trustee actually knows (solely in reliance upon such information) to be so held shall be so disregarded. In addition, no Issuer Only Notes (other than Issuer Only Notes purchased from the Issuer or the Initial Purchaser on the Closing Date as part of the initial offering, or Issuer Only Notes issued in the form of Certificated Notes (or any interest therein) acquired at any time) may be held by or transferred to a Benefit Plan Investor or a Controlling Person and (1) each beneficial owner of an Issuer Only Note that is a Benefit Plan Investor or Controlling Person acquiring its interest in the Notes in the initial offering shall provide to the Issuer a written certification in a form acceptable to the Issuer and the Initial Purchaser and (2) each subsequent transferee of an interest in an Issuer Only Note in the form of a Certificated Note shall provide to the Issuer and the Trustee a written certification with respect to its status under ERISA in the form of Exhibit B-4 attached hereto.

Each such purchaser or transferee of a Note that is a Benefit Plan Investor will represent, warrant and agree, on each day on which such Person acquires a Note or interest therein, that (1) none of the Transaction Parties or any of their affiliates has provided or will provide any investment advice within the meaning of Section 3(21) of ERISA to the Benefit Plan Investor or any Plan Fiduciary, in connection with such purchaser’s or transferee’s acquisition of a Note; and (2) the Plan Fiduciary is exercising its own judgement in evaluating the investment in the Note.

(d) Notwithstanding anything contained herein to the contrary, the Trustee shall not be responsible for ascertaining whether any transfer complies with, or for otherwise monitoring or determining compliance with, the registration provisions of or any exemptions from the Securities Act, applicable state securities laws or the applicable laws of any other jurisdiction, ERISA, the Code, the Investment Company Act, or the terms hereof; provided that if a certificate is specifically required by the terms of this Section 2.5 to be provided to the Trustee by a prospective transferor or transferee, the Trustee shall be under a duty to receive and examine the same to determine whether or not the certificate substantially conforms on its face to the applicable requirements of this Indenture and shall promptly notify the party delivering the same if such certificate does not comply with such terms.

(e) For so long as any of the Notes are Outstanding, the Issuer shall not issue or permit the transfer of any ordinary shares of the Issuer to U.S. persons; provided that this clause (e) shall not apply to issuances and transfers of Subordinated Notes.

(f) Transfers of Global Notes shall only be made in accordance with Section 2.2(b) and this Section 2.5(f).

(i) Rule 144A Global Note to Regulation S Global Note. If a holder of a beneficial interest in a Rule 144A Global Note deposited with DTC wishes at any time to exchange its interest in such Rule 144A Global Note for an interest in the corresponding Regulation S Global Note, or to transfer its interest in such Rule 144A Global Note to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Regulation S Global Note, such holder (provided that such holder or, in the case of a transfer, the transferee is not a U.S. person and is acquiring such interest in an offshore transaction) may, subject to the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Regulation S Global Note. Upon receipt by the Registrar of (A) instructions given in accordance with DTC’s procedures from an Agent Member directing the Registrar to credit or cause to be credited a beneficial interest in the corresponding Regulation S Global Note, but not less than the Minimum Denomination applicable to such holder’s Notes, in an amount equal to the beneficial interest in the Rule 144A Global Note to be exchanged or transferred, (B) a written order given in accordance with DTC’s procedures containing information regarding the participant account of DTC and the Euroclear or Clearstream account to be credited with such increase, (C) a certificate in the form of Exhibit B-1 attached hereto given by the holder of such beneficial interest stating that the exchange or transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes, including that the holder or the transferee, as applicable, is not a U.S. person, and in an offshore transaction pursuant to and in accordance with Regulation S, and (D) a written certification in the form of Exhibit B-2 attached hereto given by the transferee in respect of such beneficial interest stating, among other things, that such transferee is a non-U.S. person purchasing such beneficial interest in an offshore transaction pursuant to Regulation S, then the Registrar shall approve the instructions at DTC to reduce the principal amount of the Rule 144A Global Note and to increase the principal amount of the Regulation S Global Note by the aggregate principal amount of the beneficial interest in the Rule 144A Global Note to be exchanged or transferred, and to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Regulation S Global Note equal to the reduction in the principal amount of the Rule 144A Global Note.

(ii) Regulation S Global Note to Rule 144A Global Note. If a holder of a beneficial interest in a Regulation S Global Note deposited with DTC wishes at any time to exchange its interest in such Regulation S Global Note for an interest in the corresponding Rule 144A Global Note or to transfer its interest in such Regulation S Global Note to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Rule 144A Global Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Rule 144A Global Note. Upon receipt by the Registrar of (A) instructions from Euroclear, Clearstream and/or DTC, as the case may be, directing the Registrar to cause to be credited a beneficial interest in the corresponding Rule 144A Global Note in an amount equal to the beneficial interest in such Regulation S Global Note, but not less than the Minimum Denomination applicable to such holder’s Notes to be exchanged or transferred, such instructions to contain information regarding the participant account with DTC to be credited with such increase, (B) a certificate in the form of Exhibit B-3 attached hereto given by the holder of such beneficial interest and stating, among other things, that, in the case of a transfer, the Person transferring such interest in such Regulation S Global Note reasonably believes that the Person acquiring such interest in a Rule 144A Global Note is a Qualified Purchaser and a Qualified Institutional Buyer, is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction and (C) a written certification in the form of Exhibit B-2 attached hereto given by the transferee in respect of such beneficial interest stating, among other things, that such transferee is a Qualified Institutional Buyer and a Qualified Purchaser, then the Registrar will approve the instructions at DTC to reduce, or cause to be reduced, the Regulation S Global Note by the aggregate principal amount of the beneficial interest in the Regulation S Global Note to be transferred or exchanged and the Registrar shall instruct DTC, concurrently with such reduction, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Rule 144A Global Note equal to the reduction in the principal amount of the Regulation S Global Note.

(iii) Global Note to Certificated Note. Subject to Section 2.10(a), if a holder of a beneficial interest in a Global Note deposited with DTC wishes at any time to transfer its interest in such Global Note to a Person who wishes to take delivery thereof in the form of a corresponding Certificated Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, transfer, or cause the transfer of, such interest for a Certificated Note. Upon receipt by the Registrar of (A) a certificate substantially in the form of Exhibit B-2 attached hereto executed by the transferee and (B) appropriate instructions from DTC, if required, the Registrar will approve the instructions at DTC to reduce, or cause to be reduced, the Global Note by the aggregate principal amount of the beneficial interest in the Global Note to be transferred, record the transfer in the Register in accordance with Section 2.5(a) and upon execution by the Issuer and authentication and delivery by the Trustee, one or more corresponding Certificated Notes, registered in the names specified in the instructions described in clause (ii)(B) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the interest in such Global Note transferred by the transferor), and in authorized denominations.

(g) Transfers of Certificated Notes shall only be made in accordance with Section 2.2(b) and this Section 2.5(g).

(i) Transfer of Certificated Notes to Global Notes. If a Holder of a Certificated Note wishes at any time to transfer such Certificated Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in a corresponding Global Note, such Holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, exchange or transfer, or cause the exchange or transfer of, such Certificated Note for a beneficial interest in a corresponding Global Note. Upon receipt by the Registrar of (A) a Holder’s Certificated Note properly endorsed for assignment to the transferee, (B) a certificate substantially in the form of Exhibit B-1 or B-3 attached hereto executed by the transferor and certificates substantially in the form of Exhibit B-2 attached hereto executed by the transferee, (C) instructions given in accordance with Euroclear, Clearstream or DTC’s procedures, as the case may be, from an Agent Member to instruct DTC to cause to be credited a beneficial interest in the applicable Global Notes in an amount equal to the Certificated Notes to be transferred or exchanged, and (D) a written order given in accordance with DTC’s procedures containing information regarding the participant’s account at DTC and/or Euroclear or Clearstream to be credited with such increase, the Registrar shall cancel such Certificated Note in accordance with Section 2.9, record the transfer in the Register in accordance with Section 2.5(a) and approve the instructions at DTC, concurrently with such cancellation, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Global Note equal to the principal amount of the Certificated Note transferred or exchanged. Notwithstanding the provisions of this Section 2.5(g)(i), any Certificated Subordinated Note issued on the Closing Date to an Affiliate of the Collateral Manager (including for these purposes funds or accounts managed by the Collateral Manager or Affiliates of the Collateral Manager) may be exchanged for an corresponding interest in a Global Subordinated Note upon the instruction of such Holder and the surrender of such Certificated Subordinated Note to the Registrar. For the avoidance of doubt, such exchange shall not require the delivery of the transfer certificates described in this Section 2.5(g)(i) or any medallion signature guarantee with respect to such Certificated Subordinated Note.

(ii) Transfer of Certificated Notes to Certificated Notes. Upon receipt by the Registrar of (A) a Holder’s Certificated Note properly endorsed for assignment to the transferee, and (B) a certificate substantially in the form of Exhibit B-2 attached hereto executed by the transferee, the Registrar shall cancel such Certificated Note in accordance with Section 2.9, record the transfer in the Register in accordance with Section 2.5(a) and upon execution by the Issuer and authentication and delivery by the Trustee, deliver one or more Certificated Notes bearing the same designation as the Certificated Note endorsed for transfer, registered in the names specified in the assignment described in clause (A) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the Certificated Note surrendered by the transferor), and in authorized denominations.

(h) If Notes are issued upon the transfer, exchange or replacement of Notes bearing the applicable legends set forth in the applicable part of Exhibit A hereto, and if a request is made to remove such applicable legend on such Notes, the Notes so issued shall bear such applicable legend, or such applicable legend shall not be removed, as the case may be, unless there is delivered to the Trustee and the Applicable Issuers such satisfactory evidence, which may include an Opinion of Counsel acceptable to them, as may be reasonably required by the Applicable Issuers (and which shall by its terms permit reliance by the Trustee), to the effect that neither such applicable legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of the Securities Act, the Investment Company Act, ERISA or the Code. Upon provision of such satisfactory evidence, the Trustee or its Authenticating Agent, at the written direction of the Applicable Issuers shall, after due execution by the Applicable Issuers authenticate and deliver Notes that do not bear such applicable legend.

(i) Each Person who becomes a beneficial owner of Notes represented by an interest in a Global Note will be deemed to have represented and agreed (and, in the case of Issuer Only Notes acquired from the Issuer on the Closing Date in the form of Global Notes, will be required to represent and agree, in substantially the same form) as follows:

(i) In connection with the purchase of such Notes: (A) none of the Transaction Parties or any of their respective Affiliates is acting as a fiduciary or financial or investment adviser for such beneficial owner; (B) such beneficial owner is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of any of the Transaction Parties or any of their respective Affiliates other than any statements in the final Offering Circular for such Notes, and such beneficial owner has read and understands such final Offering Circular; (C) such beneficial owner has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary and has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to this Indenture) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Transaction Parties or any of their respective Affiliates; (D) such beneficial owner is either (1) (in the case of a beneficial owner of an interest in a Rule 144A Global Note) both (a) a “qualified institutional buyer” (as defined under Rule 144A under the Securities Act) that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25,000,000 in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(d) or (a)(1)(e) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(f) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries of the plan and (b) a Qualified Purchaser (or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser) or (2) not a “U.S. person” as defined in Regulation S and is acquiring the Notes in an offshore transaction (as defined in Regulation S) in reliance on the exemption from registration provided by Regulation S; (E) such beneficial owner is acquiring its interest in such Notes for its own account; (F) such beneficial owner was not formed for the purpose of investing in such Notes; (G) such beneficial owner understands that the Issuer may receive a list of participants holding interests in the Notes from one or more book-entry depositories, (H) such beneficial owner will hold and transfer at least the Minimum Denomination of such Notes, (I) such beneficial owner is a sophisticated investor and is purchasing the Notes with a full understanding of all of the terms, conditions and risks thereof, and is capable of and willing to assume those risks and (J) such beneficial owner will provide notice of the relevant transfer restrictions to subsequent transferees; provided that any purchaser or transferee of Notes, which purchaser or transferee is any of (I) the Collateral Manager, (II) an Affiliate of the Collateral Manager or (III) a fund or account managed by the Collateral Manager (or any of its Affiliates) as to which the Collateral Manager (or such Affiliate) has discretionary voting authority, in each case shall not be required or deemed to make the representations set forth in clauses (A), (B) and (C) above with respect to the Collateral Manager.

(ii) With respect to a Co-Issued Note or any interest therein (A) if such Person is, or is acting on behalf of, a Benefit Plan Investor, its acquisition, holding and disposition of such interest do not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, and (B) if such Person is a governmental, church, non-U.S. or other plan which is subject to any Other Plan Law, such Person’s acquisition, holding and disposition of such Note will not constitute or result in a non-exempt violation of any such Other Plan Law.

(iii) With respect to an Issuer Only Note or any interest therein (1) if it is acquiring any interest in any such Issuer Only Notes from the Issuer or Initial Purchaser on the Closing Date as part of the initial offering or if it is acquiring an interest in any such Issuer Only Note in the form of a Certificated Note at any time, it will represent and warrant (a) whether or not, for so long as it holds any such Notes or interest therein, it is, or is acting on behalf of, a Benefit Plan Investor, (b) whether or not, for so long as it holds any such Notes or interest therein, it is, or is acting on behalf of, a Controlling Person and (c) (x) if it is or is acting on behalf of or will be or will be acting on behalf of a Benefit Plan Investor, that its acquisition, holding and disposition of such Notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (y) if it is or will be a governmental, church, non-U.S. or other plan, (I) it is not, and for so long as it holds such Notes or interest therein will not be, subject to Similar Law and (II) its acquisition, holding and disposition of such Notes will not constitute or result in a non-exempt violation of any Other Plan Law and (2) each purchaser or subsequent transferee, as applicable, of an interest in an Issuer Only Note in the form of a Global Note other than from the Issuer or Initial Purchaser on the Closing Date as part of the initial offering, on each day from the date on which it acquires its interest in such Note through and including the date on which it disposes of its interest in such Note, will be deemed to have represented and agreed that (a) it is not, and is not acting on behalf of, and will not be, and will not be acting on behalf of, a Benefit Plan Investor or a Controlling Person and (b) if it is a governmental, church, non-U.S. or other plan, (i) it is not, and for so long as it holds such Note or interest therein will not be, subject to Similar Law and (ii) its acquisition, holding and disposition of such Note will not constitute or result in a non-exempt violation of any Other Plan Law.

(iv) If it is a Benefit Plan Investor, it will be deemed to represent, warrant and agree, on each day on which such Person acquires a Note or interest therein, that (1) none of the Transaction Parties or any of their affiliates has provided or will provide any investment advice within the meaning of Section 3(21) of ERISA to the Benefit Plan Investor or any fiduciary or any other person investing the assets of the Benefit Plan Investor (“Plan Fiduciary”), in connection with such purchaser’s or transferee’s acquisition of a Note; and (2) the Plan Fiduciary is exercising its own judgement in evaluating the investment in the Note.

(v) Such beneficial owner understands that such Notes are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, such Notes have not been and will not be registered under the Securities Act, and, if in the future such beneficial owner decides to offer, resell, pledge or otherwise transfer such Notes, such Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of this Indenture and the legend on such Notes. Such beneficial owner acknowledges that no representation has been made as to the availability of any exemption under the Securities Act or any state securities laws for resale of such Notes. Such beneficial owner understands that neither of the Co-Issuers has been registered under the Investment Company Act, and that the Co-Issuers are exempt from registration as such by virtue of Section 3(c)(7) of the Investment Company Act.

(vi) Such beneficial owner is aware that, except as otherwise provided in this Indenture, any Notes being sold to it in reliance on Regulation S will be represented by one or more Regulation S Global Secured Notes and that beneficial interests therein may be held only through DTC for the respective accounts of Euroclear or Clearstream.

(vii) Such beneficial owner will provide notice to each Person to whom it proposes to transfer any interest in the Notes of the transfer restrictions and representations set forth in this Section 2.5, including the Exhibits referenced herein.

(viii) Such beneficial owner agrees that it will not cause the filing of a petition in bankruptcy against the Issuer or the Co-Issuer prior to the day which is one year (or, if longer, the applicable preference period then in effect) plus one day after payment in full of all Notes.

(ix) Such beneficial owner understands and agrees that the Notes are limited recourse obligations of the Issuer (and the Co-Issuer, as applicable) payable solely from the proceeds of the Assets and following realization of the Assets, and all application of the proceeds thereof in accordance with this Indenture, all obligations of and any claims against the Issuer (and the Co-Issuer, as applicable) thereunder or in connection therewith shall be extinguished and shall not thereafter revive.

(x) Such beneficial owner agrees to be subject to the Bankruptcy Subordination Agreement.

(xi) Such beneficial owner is not a member of the public in the Cayman Islands.

(xii) Such beneficial owner will, and, by acceptance of such Note or an interest in such Note, will be deemed to have agreed to, provide the Issuer or its agents with such information and documentation that may be required for the Issuer to achieve AML Compliance and shall update or replace such information or documentation as may be necessary (the “Holder AML Obligations”).

(xiii) Such beneficial owner agrees to be subject to the transfer restrictions set forth in Section 2.12.

(xiv) [Reserved].

(xv) Such beneficial owner shall ensure that any personal data that it provides to the Issuer or its delegates (including, without limitation, the Administrator) is accurate and up to date, and it shall promptly notify the Issuer if it becomes aware that any such data is no longer accurate or up to date. Such beneficial owner acknowledges that the Issuer and/or its delegates may transfer and/or process personal data provided by it outside of the Cayman Islands and such beneficial owner hereby consents to such transfer and/or processing and further represents that it is duly authorized to provide this consent on behalf of any individual whose personal data is provided by such beneficial owner. Such beneficial owner acknowledges receipt of the Issuer’s privacy notice set out in the Offering Circular (the “Privacy Notice”). Such beneficial owner shall promptly provide the Privacy Notice to (i) each individual whose personal data such beneficial owner has provided or will provide to the Issuer or any of its delegates in connection with its investment in the Notes (such as a directors, trustees, employees, representatives, shareholders, investors, clients, beneficial owners or agents) and (ii) any other individual connected to such beneficial owner as may be reasonably requested by the Issuer or any of its delegates. Such beneficial owner shall also promptly provide to any such individual, on reasonable request by the Issuer or any of its delegates, any updated versions of the Privacy Notice and the privacy notice (or other data protection disclosures) of any third party to which the Issuer or any of its delegates has directly or indirectly provided that individual’s personal data.

(j) Any purported transfer of a Note not in accordance with this Section 2.5 and Section 2.12 shall be null and void and shall not be given effect for any purpose whatsoever.

(k) To the extent required by the Issuer, as determined by the Issuer or the Collateral Manager on behalf of the Issuer, the Issuer may, upon written notice to the Trustee, impose additional transfer restrictions on the Notes to comply with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and other similar laws or regulations, including, without limitation, requiring each transferee of a Note to make representations to the Issuer in connection with such compliance.

(l) The Registrar, the Trustee and the Issuer shall be entitled to conclusively rely on the information set forth on the face of any transferor and transferee certificate delivered pursuant to this Section 2.5 and shall be able to presume conclusively the continuing accuracy thereof, in each case without further inquiry or investigation. Notwithstanding anything in this Indenture to the contrary, the Trustee shall not be required to obtain any certificate specifically required by the terms of this Section 2.5 if the Trustee is not notified of any transfer requiring such certificate to be presented by the proposed transferor or transferee.

Section 2.6 Mutilated, Defaced, Destroyed, Lost or Stolen Note. If (a) any mutilated or defaced Note is surrendered to a Transfer Agent, or if there shall be delivered to the Applicable Issuers, the Trustee and the relevant Transfer Agent evidence to their reasonable satisfaction of the destruction, loss or theft of any Note, and (b) there is delivered to the Applicable Issuers, the Trustee and such Transfer Agent such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Applicable Issuers, the Trustee or such Transfer Agent that such Note has been acquired by a protected purchaser, the Applicable Issuers shall execute and, upon Issuer Order, the Trustee shall authenticate and deliver to the Holder, in lieu of any such mutilated, defaced, destroyed, lost or stolen Note, a new Note, of like tenor (including the same date of issuance) and equal principal or face amount, registered in the same manner, dated the date of its authentication, bearing interest from the date to which interest has been paid on the mutilated, defaced, destroyed, lost or stolen Note and bearing a number not contemporaneously outstanding.

If, after delivery of such new Note, a protected purchaser of the predecessor Note presents for payment, transfer or exchange such predecessor Note, the Applicable Issuers, the Transfer Agent and the Trustee shall be entitled to recover such new Note from the Person to whom it was delivered or any Person taking therefrom, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Applicable Issuers, the Trustee and the Transfer Agent in connection therewith.

In case any such mutilated, defaced, destroyed, lost or stolen Note has become due and payable, the Applicable Issuers in their discretion may, instead of issuing a new Note pay such Note without requiring surrender thereof except that any mutilated or defaced Note shall be surrendered.

Upon the issuance of any new Note under this Section 2.6, the Applicable Issuers may require the payment by the Holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section 2.6 in lieu of any mutilated, defaced, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Applicable Issuers and such new Note shall be entitled, subject to the second paragraph of this Section 2.6, to all the benefits of this Indenture equally and proportionately with any and all other Notes of the same Class duly issued hereunder.

The provisions of this Section 2.6 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, defaced, destroyed, lost or stolen Notes.

Section 2.7 Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved. (a) The Secured Notes of each Class shall accrue interest during each Interest Accrual Period at the applicable Interest Rate and such interest will be payable in arrears on each Payment Date on the Aggregate Outstanding Amount thereof on the first day of the related Interest Accrual Period (in each case after giving effect to payments of principal thereof on such date), except as otherwise set forth below. Payment of interest on each Class of Secured Notes (and payments of available Interest Proceeds to the Holders of the Subordinated Notes) will be subordinated to the payment of interest on each related Priority Class as provided in Section 11.1. So long as any Priority Class is Outstanding with respect to the Deferrable Notes, any payment of interest due on the Deferrable Notes, respectively, which is not available to be paid (“Deferred Interest”) in accordance with the Priority of Payments on any Payment Date shall not be considered “due and payable” for the purposes of Section 5.1(a) (and the failure to pay such interest shall not be an Event of Default) and, thereafter, will bear interest at the Interest Rate for such Class of Deferrable Notes (as applicable) until the earliest of (i) the Payment Date on which funds are available to pay such Deferred Interest in accordance with the Priority of Payments, (ii) the Redemption Date with respect to such Class of Notes and (iii) the Stated Maturity of such Class of Notes. Deferred Interest on the Deferrable Notes shall be payable on the first Payment Date on which funds are available to be used for such purpose in accordance with the Priority of Payments, but in any event no later than the earlier of the Payment Date (i) which is the Redemption Date with respect to such Class of Notes and (ii) which is the Stated Maturity of such Class of Notes. Regardless of whether any Priority Class is Outstanding with respect to the Deferrable Notes, to the extent that funds are not available on any Payment Date (other than the Redemption Date with respect to, or Stated Maturity of, such Class of Notes) to pay previously accrued Deferred Interest, such previously accrued Deferred Interest will not be due and payable on such Payment Date and any failure to pay such previously accrued Deferred Interest on such Payment Date will not be an Event of Default. Interest will cease to accrue on each Secured Note, or in the case of a partial repayment, on such repaid part, from the date of repayment. To the extent lawful and enforceable, interest on any interest that is not paid when due on any Class A Notes or, if no Class A Notes or are Outstanding, any Class B Notes, shall accrue at the Interest Rate for such Class until paid as provided herein.

(b) The principal of each Secured Note of each Class matures at par and is due and payable on the date of the Stated Maturity for such Class, unless such principal has been previously repaid or unless the unpaid principal of such Secured Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise. Notwithstanding the foregoing, the payment of principal of each Class of Secured Notes (and payments of Principal Proceeds to the Holders of the Subordinated Notes) may only occur in accordance with the Priority of Payments. Payments of principal on any Class of Secured Notes, and distributions of Principal Proceeds to Holders of Subordinated Notes, which are not paid, in accordance with the Priority of Payments, on any Payment Date (other than the Payment Date which is the Stated Maturity of such Class of Notes or any Redemption Date), because of insufficient funds therefor shall not be considered “due and payable” for purposes of Section 5.1(a) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments or all Priority Classes with respect to such Class have been paid in full.

(c) Principal payments on the Notes will be made in accordance with the Priority of Payments and Article IX.

(d) As a condition to the payment of principal of and interest on any Secured Note or any payment on any Subordinated Note, without the imposition of withholding tax, the Paying Agent may require certification acceptable to it to enable the Issuer, the Co-Issuer, the Trustee and any Paying Agent to determine their duties and liabilities with respect to any taxes or other charges that they may be required to deduct or withhold from payments in respect of such Note under any present or future law or regulation of the United States and any other applicable jurisdiction, or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation. In addition, the Issuer and its agents shall require the delivery of any information required under FATCA to determine if the Issuer is subject to withholding or payments by the Issuer are subject to withholding. The Co-Issuers shall not be obligated to pay any additional amounts to the Holders or beneficial owners of the Notes as a result of deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges with respect to the Notes. Nothing herein shall be construed to obligate the Paying Agent to determine the duties or liabilities of the Issuer or any other paying agent with respect to any tax certification or withholding requirements, or any tax certification or withholding requirements of any jurisdiction, political subdivision or taxing authority outside the United States.

(e) Payments in respect of interest on and principal of any Secured Note and any payment with respect to any Subordinated Note shall be made by the Trustee in Dollars to DTC or its designee with respect to a Global Note and to the Holder or its nominee with respect to a Certificated Note, by wire transfer, as directed by the Holder, in immediately available funds to a Dollar account maintained by DTC or its nominee with respect to a Global Note, and to the Holder or its nominee with respect to a Certificated Note; provided that in the case of a Certificated Note, the Holder thereof shall have provided written wiring instructions to the Trustee on or before the related Record Date. Upon final payment due on the Maturity of a Note, the Holder thereof shall present and surrender such Note at the Corporate Trust Office of the Trustee or at the office of any Paying Agent on or prior to such Maturity; provided that if the Trustee and the Applicable Issuers shall have been furnished such security or indemnity as may be required by them to save each of them harmless and an undertaking thereafter to surrender such certificate, then, in the absence of notice to the Applicable Issuers or the Trustee that the applicable Note has been acquired by a protected purchaser, such final payment shall be made without presentation or surrender. Neither the Co-Issuers, the Trustee, the Collateral Manager, nor any Paying Agent will have any responsibility or liability for any aspects of the records maintained by DTC, Euroclear, Clearstream or any of the Agent Members relating to or for payments made thereby on account of beneficial interests in a Global Note. In the case where any final payment of principal and interest is to be made on any Secured Note (other than on the Stated Maturity thereof) or any final payment is to be made on any Subordinated Note (other than on the Stated Maturity thereof), the Trustee, in the name and at the expense of the Applicable Issuers shall, prior to the date on which such payment is to be made, mail (by first class mail, postage prepaid) to the Persons entitled thereto at their addresses appearing on the Register a notice which shall specify the date on which such payment will be made, the amount of such payment per U.S.$1,000 original principal amount of Secured Notes, original principal amount of Subordinated Notes and the place where such Notes may be presented and surrendered for such payment.

(f) Payments of principal to Holders of the Secured Notes of each Class shall be made in the proportion that the Aggregate Outstanding Amount of the Secured Notes of such Class registered in the name of each such Holder on the applicable Record Date bears to the Aggregate Outstanding Amount of all Secured Notes of such Class on such Record Date. Payments to the Holders of the Subordinated Notes from Interest Proceeds and Principal Proceeds shall be made in the proportion that the Aggregate Outstanding Amount of the Subordinated Notes registered in the name of each such Holder on the applicable Record Date bears to the Aggregate Outstanding Amount of all Subordinated Notes on such Record Date.

(g) Interest accrued with respect to (i) the Floating Rate Notes shall be calculated on the basis of the actual number of days elapsed in the applicable Interest Accrual Period divided by 360 and (ii) the Fixed Rate Notes shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

(h) All reductions in the principal amount of a Note (or one or more predecessor Notes) effected by payments of installments of principal made on any Payment Date or Redemption Date shall be binding upon all future Holders of such Note and of any Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, whether or not such payment is noted on such Note.

(i) Notwithstanding any other provision of this Indenture, the obligations of the Applicable Issuers under the Notes and this Indenture are limited recourse obligations of the Applicable Issuers from time to time and at any time payable solely from the Assets available at such time and following realization of the Assets, and application of the proceeds thereof in accordance with this Indenture, all obligations of and any claims against the Co-Issuers hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any Officer, director, employee, shareholder, member, manager, authorized person or incorporator of the Co-Issuers, the Collateral Manager or their respective Affiliates, successors or assigns for any amounts payable under the Notes or this Indenture. It is understood that the foregoing provisions of this paragraph (i) shall not (i) prevent recourse to the Assets for the sums due or to become due under any security, instrument or agreement which is part of the Assets or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Notes or secured by this Indenture until such Assets have been realized. It is further understood that the foregoing provisions of this paragraph (i) shall not limit the right of any Person to name the Issuer or the Co-Issuer as a party defendant in any Proceeding or in the exercise of any other remedy under the Notes or this Indenture, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity. The Subordinated Notes are not secured hereunder.

(j) Subject to the foregoing provisions of this Section 2.7, each Note delivered under this Indenture and upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to unpaid interest and principal (or other applicable amount) that were carried by such other Note.

Section 2.8 Persons Deemed Owners. The Issuer, the Co-Issuer, the Trustee, and any agent of the Issuer, the Co-Issuer or the Trustee shall treat as the owner of each Note the Person in whose name such Note is registered on the Register on the applicable Record Date for the purpose of receiving payments of principal of and interest on such Note and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and none of the Issuer, the Co-Issuer, the Trustee or any agent of the Issuer, the Co-Issuer or the Trustee shall be affected by notice to the contrary.

Section 2.9 Cancellation. All Notes surrendered for payment, cancellation pursuant to the provisions described under Section 2.14, registration of transfer, exchange or redemption, or deemed lost or stolen, shall be promptly canceled by the Trustee and may not be reissued or resold. No Note may be surrendered (including any surrender in connection with any abandonment) except for payment as provided herein, for cancellation pursuant to Section 2.14, or for registration of transfer, exchange or redemption in accordance with Article IX hereof (in the case of Special Redemption or a Mandatory Redemption, only to the extent that such Special Redemption or Mandatory Redemption results in payment in full of the applicable Class of Notes), or for replacement in connection with any Note deemed lost or stolen. If any Note is canceled other than for any of the reasons described in the immediately preceding sentence (any such surrendered Secured Note or beneficial interests in Secured Notes, “Surrendered Notes”) that is not of the Class that is, at that time, the most senior Class in the Note Payment Sequence, such Note shall be deemed to be outstanding to the extent provided in the definition of “Outstanding.” Any Notes surrendered for cancellation as permitted by this Section 2.9 shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section 2.9, except as expressly permitted by this Indenture. All canceled Notes held by the Trustee shall be destroyed or held by the Trustee in accordance with its standard retention policy unless the Applicable Issuers shall direct by an Issuer Order received prior to destruction that they be returned to it. The Issuer may not acquire any of the Notes (including any Notes that are surrendered, cancelled or abandoned) except in accordance with Section 2.14. The preceding sentence shall not limit an optional or mandatory redemption of the Notes pursuant to the terms of this Indenture.

Section 2.10 DTC Ceases to be Depository. (a) A Global Note deposited with DTC pursuant to Section 2.2 shall be transferred in the form of a corresponding Certificated Note to the beneficial owners thereof only if (A) such transfer complies with Section 2.5 of this Indenture and (B) any of (x) (i) DTC notifies the Applicable Issuers that it is unwilling or unable to continue as depository for such Global Note or (ii) DTC ceases to be a Clearing Agency registered under the Exchange Act and, in each case, a successor depository is not appointed by the Co-Issuers within 90 days after such event or (y) an Event of Default has occurred and is continuing and such transfer is requested by any beneficial owner of an interest in such Global Note.

(b) Any Global Note that is transferable in the form of a corresponding Certificated Note to the beneficial owner thereof pursuant to this Section 2.10 shall be surrendered by DTC to the Trustee’s office located in the Borough of Manhattan, the City of New York to be so transferred, in whole or from time to time in part, without charge, and the Applicable Issuers shall execute and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of definitive physical certificates (pursuant to the instructions of DTC) in authorized denominations. Any Certificated Note delivered in exchange for an interest in a Global Note shall, except as otherwise provided by Section 2.5, bear the legends set forth in the applicable Exhibit A and shall be subject to the transfer restrictions referred to in such legends.

(c) Subject to the provisions of paragraph (b) of this Section 2.10, the Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which such Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of either of the events specified in subsection (a) of this Section 2.10, the Co-Issuers will promptly make available to the Trustee a reasonable supply of Certificated Notes.

If Certificated Notes are not so issued by the Applicable Issuers to such beneficial owners of interests in Global Notes as required by subsection (a) of this Section 2.10, the Issuer expressly acknowledges that the beneficial owners shall be entitled to pursue any remedy that the Holders of a Global Note would be entitled to pursue in accordance with Article V of this Indenture (but only to the extent of such beneficial owner’s interest in the Global Note) as if corresponding Certificated Notes had been issued; provided that the Trustee shall be entitled to rely upon any certificate of ownership provided by such beneficial owners (including a certificate in the form of Exhibit C) and/or other forms of reasonable evidence of such ownership.

Neither the Trustee nor the Registrar shall be liable for any delay in the delivery of directions from the depository and may conclusively rely on, and shall be fully protected in relying on, such direction as to the names of the beneficial owners in whose names such Certificated Notes shall be registered or as to delivery instructions for such Certificated Notes.

Section 2.11 Non-Permitted Holders. (a) Notwithstanding anything to the contrary elsewhere in this Indenture, (x) any transfer of a beneficial interest in any Secured Note to a U.S. person that is not (A) a QIB/QP or (B) an Institutional Accredited Investor that is also a Qualified Purchaser or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser and (y) any transfer of a beneficial interest in any Subordinated Note to a U.S. person that is not (A) a QIB/QP, (B) an Institutional Accredited Investor that is also a Qualified Purchaser or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser or (C) an Accredited Investor (other than an Institutional Accredited Investor) that is also a Knowledgeable Employee with respect to the Issuer, in each case shall be null and void and any such purported transfer of which the Issuer, the Co-Issuer or the Trustee shall have notice may be disregarded by the Issuer, the Co-Issuer and the Trustee for all purposes.

(b) If (w) any U.S. person that is not (A) a QIB/QP or (B) an Institutional Accredited Investor that is also a Qualified Purchaser or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser, in either case shall become the beneficial owner of an interest in any Secured Note, (x) any U.S. person that is not (A) a QIB/QP, (B) an Institutional Accredited Investor that is also a Qualified Purchaser or a corporation, partnership, limited liability company or other entity (other than a trust), each shareholder, partner, member or other equity owner of which is a Qualified Purchaser or (C) an Accredited Investor (other than an Institutional Accredited Investor) that is also a Knowledgeable Employee with respect to the Issuer, in each case shall become the beneficial owner of an interest in any Subordinated Note or (y) any holder or beneficial owner of Notes shall fail to comply with its Holder AML Obligations (any such Person a “Non-Permitted Holder”), the acquisition of Notes by such holder or beneficial owner shall be null and void ab initio. The Issuer (or the Collateral Manager on behalf of the Issuer) shall, promptly after discovery that such person is a Non-Permitted Holder by the Issuer, the Co-Issuer or the Trustee (and notice by the Trustee (if a Trust Officer of the Trustee obtains actual knowledge) or the Co-Issuer to the Issuer, if either of them makes the discovery), send notice to such Non-Permitted Holder demanding that such Non-Permitted Holder transfer its interest to a Person that is not a Non-Permitted Holder within 30 days after the date of such notice. If such Non-Permitted Holder fails to so transfer its Notes, the Issuer or the Collateral Manager acting for the Issuer shall have the right, without further notice to the Non-Permitted Holder, to sell such Notes or interest in such Notes to a purchaser selected by the Issuer that is not a Non-Permitted Holder on such terms as the Issuer may choose. The Issuer, or the Collateral Manager acting on behalf of the Issuer, may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes and sell such Notes to the highest such bidder; provided that the Collateral Manager, its Affiliates and accounts, funds, clients or portfolios established and controlled by the Collateral Manager shall be entitled to bid in any such sale. However, the Issuer or the Collateral Manager may select a purchaser by any other means determined by it in its sole discretion. The Holder of each Note, the Non-Permitted Holder and each other Person in the chain of title from the Holder to the Non-Permitted Holder, by its acceptance of an interest in the Notes, agrees to cooperate with the Issuer, the Collateral Manager and the Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted Holder. The terms and conditions of any sale under this sub-section shall be determined in the sole discretion of the Issuer, and none of the Issuer, the Co-Issuer, the Trustee or the Collateral Manager shall be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion.

(c) Notwithstanding anything to the contrary elsewhere in this Indenture, any transfer of a beneficial interest in any Issuer Only Note to a Person who has made an ERISA-related representation required by Section 2.5 that is subsequently shown to be false or misleading or whose beneficial ownership otherwise causes a violation of the 25% Limitation shall be null and void and any such purported transfer of which the Issuer, the Co-Issuer or the Trustee shall have notice may be disregarded by the Issuer, the Co-Issuer and the Trustee for all purposes.

(d) If any Person shall become the beneficial owner of an interest in any Note who has made or is deemed to have made a prohibited transaction, Benefit Plan Investor, Controlling Person, Similar Law or Other Plan Law representation required by Section 2.5 that is subsequently shown to be false or misleading or whose beneficial ownership otherwise causes a violation of the 25% Limitation (any such Person a “Non-Permitted ERISA Holder”), the Issuer (or the Collateral Manager on behalf of the Issuer) shall, promptly after discovery that such Person is a Non-Permitted ERISA Holder by the Issuer or upon notice from the Trustee (if a Trust Officer obtains actual knowledge) or the Co-Issuer to the Issuer, if either of them makes the discovery and who, in each case, agree to notify the Issuer of such discovery, send notice to such Non-Permitted ERISA Holder demanding that such Non-Permitted ERISA Holder transfer its interest to a Person that is not a Non-Permitted ERISA Holder within 10 days after the date of such notice. If such Non-Permitted ERISA Holder fails to so transfer its interest in such Notes, the Issuer shall have the right, without further notice to the Non-Permitted ERISA Holder, to sell its interest in such Notes to a purchaser selected by the Issuer that is not a Non-Permitted ERISA Holder on such terms as the Issuer may choose. The Issuer may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes and selling such Notes to the highest such bidder. The Holder and beneficial owner of each Note, the Non-Permitted ERISA Holder and each other Person in the chain of title from the Holder to the Non-Permitted ERISA Holder, by its acceptance of an interest in the Notes agrees to cooperate with the Issuer and the Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted ERISA Holder. The terms and conditions of any sale under this subsection shall be determined in the sole discretion of the Issuer, and none of the Issuer, the Co-Issuer, the Trustee or the Collateral Manager shall be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion.

Section 2.12 Treatment and Tax Certification. (a) Each Holder (including for purposes of this Section 2.12, any beneficial owner of Notes) will treat the Issuer and the Notes as described in the “Certain U.S. Federal Income Tax Considerations” section of the Offering Circular for all U.S. federal, state and local income tax purposes and will take no action inconsistent with such treatment unless required by law.

(b) Each Holder will timely furnish the Issuer, the Trustee and their respective agents with any tax forms or certifications (including, without limitation, IRS Form W-9, an applicable IRS Form W-8 (together with all applicable attachments), or any successors to such IRS forms) that the Issuer or its agents reasonably request (A) to permit the Issuer, the Trustee and their respective agents to make payments to the Holder without, or at a reduced rate of, deduction or withholding, (B) to enable the Issuer and its agents to qualify for a reduced rate of withholding or deduction in any jurisdiction from or through which they receive payments, and (C) to enable the Issuer, the Trustee and their respective agents to satisfy reporting and other obligations under any applicable law or regulation (including any cost basis reporting obligation), and will update or replace such tax forms or certifications in accordance with their terms or subsequent amendments. Each Holder acknowledges that the failure to provide, update or replace any such tax forms or certifications may result in the imposition of withholding or back-up withholding on payments to the Holder.

(c) In the case of the Subordinated Notes, such Holder represents and warrants that it is a U.S. Tax Person, agrees to provide the Issuer and the Trustee (and any of their agents) with a correct, complete and properly executed IRS Form W-9 (or applicable successor form), and acknowledges that if it fails to provide the Issuer and the Trustee (and any of their agents) with the properly completed and signed tax certifications specified above, the acquisition of its interest in such Notes shall be void ab initio.

(d) Each Holder will (i) provide the Issuer, the Collateral Manager, the Trustee and their respective agents with any correct, complete and accurate information that the Issuer or Collateral Manager may be required to request to comply with FATCA and the CRS and will take any other actions that the Issuer, the Collateral Manager, the Trustee or their respective agents deem necessary to comply with FATCA and the CRS and (ii) update any such information provided in clause (i) promptly upon learning that any such information previously provided has become obsolete or incorrect or is otherwise required. In the event the Holder fails to provide such information, take such actions or update such information, (a) the Issuer is authorized to withhold amounts otherwise distributable to the Holder if required to do so, and/or as compensation for any cost, loss or liability suffered as a result of such failure and (b) the Issuer will have the right to compel the Holder to sell its Notes or, if such Holder does not sell its Notes within 10 business days after notice from the Issuer, to sell such Notes in the same manner as if such Holder were a Non-Permitted Holder, and to remit the net proceeds of such sale (taking into account any taxes incurred in connection with such sale) to the Holder as payment in full for such Notes. Each such holder agrees, or by acquiring such Notes or an interest in such Notes will be deemed to agree, that the Issuer or Collateral Manager may provide such information and any other information regarding its investment in the Notes to the IRS or other relevant governmental authority.

(e) In the case of the Secured Notes, if it is not a U.S. Tax Person, such Holder represents that either: (a) it is not (i) a bank (or an entity affiliated with a bank) extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business (within the meaning of Section 881(c)(3)(A) of the Code), (ii) a “10-percent shareholder” with respect to the Issuer (or its sole owner, as applicable) within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” that is related to the Issuer (or its sole owner, as applicable) within the meaning of Section 881(c)(3)(C) of the Code, (b) it has provided an IRS Form W-8BEN-E representing that it is a person that is eligible for benefits under an income tax treaty with the United States that eliminates U.S. federal income taxation of U.S. source interest not attributable to a permanent establishment in the United States, or (c) it has provided an IRS Form W-8ECI representing that all payments received or to be received by it on the Notes or any interest therein are effectively connected with the conduct of a trade or business in the United States.

(f) In the case of the Subordinated Notes, such Holder represents, acknowledges and agrees that: (A) a Subordinated Note (or any interest therein) may not be acquired or owned by any person that is classified for U.S. federal income tax purposes as a partnership, Subchapter S corporation or grantor trust unless (i) (a) except for so long as it owns 100% of the Outstanding Subordinated Notes, none of the direct or indirect beneficial owners of any interest in such person have or ever will have more than 40% of the value of its interest in such person attributable to the aggregate interest of such person in the value of the Subordinated Notes (and any other interest treated as equity in the Issuer for U.S. federal income tax purposes) and (b) it is not and will not be a principal purpose of the arrangement involving the investment of such person in any Subordinated Note to permit any partnership to satisfy the 100-partner limitation of Treasury Regulations Section 1.7704-1(h)(1)(ii) or (ii) such person obtains written advice of Dechert LLP or an opinion of nationally recognized U.S. tax counsel reasonably acceptable to the Issuer that such transfer will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation; (B) it will not participate in the creation or other transfer of any financial instrument or contract the value of which is determined in whole or in part by reference to the Issuer (including the amount of distributions by the Issuer, the value of the Issuer’s assets, or the results of the Issuer’s operations) or the Subordinated Notes; (C) it will not acquire, or sell, transfer, assign, participate, pledge or otherwise dispose of the Subordinated Note (or any interest therein) or cause the Subordinated Note (or any interest therein) to be marketed on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code and Treasury Regulations Section 1.7704-1(b), including without limitation, an interdealer quotation system that regularly disseminates firm buy or sell quotations; and (D) it acknowledges and agrees that any sale, transfer, assignment, participation, pledge, or other disposition of the Subordinated Note (or any interest therein) that would violate any of the three preceding paragraphs above or otherwise cause the Issuer to be unable to rely on the “private placement” safe harbor of Treasury Regulations Section 1.7704-1(h) will be void and of no force or effect, and it will not transfer any interest in the Subordinated Note to any Person that does not agree to be bound by the three preceding paragraphs or by this paragraph.

(g) In the case of the Secured Notes, if it is not a U.S. Tax Person, such Holder represents and acknowledges that it is not and will not become a member of an “expanded group” (within the meaning of the regulations issued under Section 385 of the Code) that includes a domestic corporation (as determined for U.S. federal income tax purposes) if either (i) the Issuer is an entity disregarded as separate from such domestic corporation for U.S. federal income tax purposes or (ii) the Issuer is a “controlled partnership” (within the meaning of the regulations) with respect to such expanded group or an entity disregarded as separate from such controlled partnership for U.S. federal income tax purposes.

(h) In the case of the Subordinated Notes, such Holder acknowledges and agrees that: (A) for so long as the Issuer is classified as a partnership for U.S. federal income tax purposes, it shall not acquire any Subordinated Notes (or any other interest treated as equity in the Issuer for U.S. federal income tax purposes) if such transfer would result in the Issuer being treated as a disregarded entity for U.S. federal income tax purposes; (B) for so long as the Issuer is disregarded as separate from it for U.S. federal income tax purposes, a Note may not be transferred by it (except to a person that is disregarded as separate from such Holder or beneficial owner for U.S. federal income tax purposes), unless it has received written advice of Dechert LLP or an opinion of nationally recognized U.S. tax counsel reasonably acceptable to the Issuer that such transfer will not result in the Issuer becoming classified as an association taxable as a corporation or as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and will not cause the Issuer to be subject to U.S. federal income tax on a net basis and (C) it shall not transfer any Secured Note (except to a Person that is disregarded as separate from it for U.S. federal income tax purposes) if at any time prior to such transfer the Issuer was disregarded as separate from such Holder for U.S. federal income tax purposes, unless it shall have received written advice of Dechert LLP or an opinion of tax counsel of nationally recognized standing in the United States experienced in such matters that, immediately following such transfer, such Note and other outstanding Notes of the same Class (other than any Notes that it holds immediately after such transfer) will be fungible for U.S. federal income tax purposes.

(i) In the case of the Subordinated Notes, such Holder: (A) agrees to deliver to the transferee, with a copy to the Trustee, prior to the transfer of such Note (or any interest therein), a properly completed certificate, in a form reasonably acceptable to the transferee and the Trustee, stating, under penalty of perjury, the transferor’s United States taxpayer identification number and that the transferor is not a foreign person within the meaning of Section 1446(f)(2) of the Code (such certificate, a “Non-Foreign Status Certificate”) and (B) acknowledges that the failure to provide a Non-Foreign Status Certificate to the transferee may result in withholding on the amount realized on its disposition of such Note.

(j) Each Holder agrees that it will indemnify the Issuer, the Trustee, the Collateral Agent and their respective agents from any and all damages, cost and expenses (including any amount of taxes, fees, interest, additions to tax, or penalties) resulting from the failure by it to comply with its obligations under the Note. It acknowledges that the indemnification will continue with respect to any period during which it held such Note (or any interest therein), notwithstanding it ceasing to be a holder of the Note.

Section 2.13 Additional Issuance. (a) At any time during the Reinvestment Period (or, in the case of an issuance of Subordinated Notes only, after the Reinvestment Period), the Co-Issuers or the Issuer, as applicable, may issue and sell additional notes of any one or more new classes of notes that are subordinated to the existing Secured Notes (or to the most junior class of securities of the Issuer (other than the Subordinated Notes) issued pursuant to this Indenture, if any class of securities issued pursuant to this Indenture other than the Secured Notes and the Subordinated Notes is then Outstanding) (the notes of any such additional class, “Junior Mezzanine Notes”) and/or additional notes of any one or more existing Classes (subject, in the case of additional notes of an existing Class of Secured Notes, to Section 2.13(a)(v)) and use the proceeds to purchase additional Collateral Obligations or as otherwise permitted under this Indenture or, solely in the case of Additional Junior Notes Proceeds, for application as Interest Proceeds or Principal Proceeds as directed by the Collateral Manager for any Permitted Use (except that the proceeds of an additional issuance of Subordinated Notes after the Reinvestment Period may not be used to purchase additional Collateral Obligations), provided that the following conditions are met:

(i) the Collateral Manager and, other than in the case of a Risk Retention Issuance, a Majority of the Controlling Class and a Majority of the Subordinated Notes consent to such issuance; provided that the consent of a Majority of the Controlling Class shall not be required if only additional Junior Mezzanine Notes and/or Subordinated Notes are being issued;

(ii) in the case of additional notes of any one or more existing Classes, the aggregate principal amount of Notes of such Class issued in all additional issuances shall not exceed 100% of the Aggregate Outstanding Amount of the Notes of such Class on the Closing Date;

(iii) in the case of additional notes of any one or more existing Classes, the terms of the notes issued must be identical to the respective terms of previously issued Notes of the applicable Class (except that the interest due on additional Secured Notes will accrue from the issue date of such additional Secured Notes and the interest rate and price of such Notes do not have to be identical to those of the initial Notes of that Class; provided that the spread component of the interest rate (or, in the case of Fixed Rate Notes, the fixed interest rate) of any such additional Secured Notes will not be greater than the spread component of the interest rate (or, in the case of Fixed Rate Notes, the fixed interest rate) on the applicable Class of Secured Notes (in each case, taking into account any original issue discount) and such additional issuance shall not be considered a Refinancing hereunder);

(iv) in the case of additional notes of any one or more existing Classes, unless only additional Junior Mezzanine Notes and/or Subordinated Notes are being issued, additional notes of all Classes must be issued and such issuance of additional notes must be proportional across all Classes, provided that the principal amount of Junior Mezzanine Notes or Subordinated Notes issued in any such issuance may exceed the proportion otherwise applicable to the Subordinated Notes;

(v) unless only additional Junior Mezzanine Notes and/or Subordinated Notes are being issued, the S&P Rating Condition shall have been satisfied; provided that if only additional Junior Mezzanine Notes and/or Subordinated Notes are being issued, the Issuer notifies the Rating Agency then rating a Class of Secured Notes of such issuance prior to the issuance date;

(vi) the proceeds of any additional notes (net of fees and expenses incurred in connection with such issuance, which fees and expenses shall be paid solely from the proceeds of such additional issuance) shall not be treated as Refinancing Proceeds and shall be treated as Principal Proceeds and used to purchase additional Collateral Obligations, to invest in Eligible Investments or to apply pursuant to the Priority of Payments; provided that the Collateral Manager may designate any portion of Additional Junior Notes Proceeds to be used for any Permitted Use;

(vii) no Event of Default has occurred and is continuing;

(viii) such issuance complies with the requirements of Sections 2.5, 3.2, 7.9 and 8.1;

(ix) any additional Class A Notes will be issued at a cash sales price equal to or greater than the principal amount thereof;

(x) other than in the case of a Risk Retention Issuance, (a) each Coverage Test and Collateral Quality Test is satisfied both prior to and after giving effect to such additional issuance and (b) in the case of an additional issuance of any Class of Secured Notes, each Coverage Test will be maintained or improved after giving effect to such additional issuance;

(xi) the EU/UK Retention Holder subscribes for sufficient Subordinated Notes such that, after giving effect to the additional issuance and after the receipt by the Issuer of the proceeds thereof into the Principal Collection Account as Principal Proceeds, the additional issuance will not result in a Retention Deficiency;

(xii) written advice of Dechert LLP or an opinion of tax counsel of nationally recognized standing in the United States experienced in such matters shall be delivered to the Issuer to the effect that (1) such additional issuance will not result in the Issuer being treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes or otherwise subject to U.S. federal income tax on a net basis (including any tax liability imposed under Section 1446 of the Code) and (2) any additional Secured Notes will be treated as indebtedness for U.S. federal income tax purposes; provided, that the opinion described in clause (2) will not be required with respect to any additional notes that bear a different securities identifier from the Notes of the same Class that are Outstanding at the time of the additional issuance; and

(xiii) the additional Notes will be issued in a manner that allows the accountants of the Issuer to accurately provide the tax information relating to original issue discount that this Indenture requires the Issuer to provide to Holders of Notes.

(b) Other than in the case of a Risk Retention Issuance, any additional notes of an existing Class of Notes or of an existing class of Junior Mezzanine Notes issued as described above will, to the extent reasonably practicable, be offered first to Holders of that Class of Notes or class of Junior Mezzanine Notes in such amounts as are necessary to preserve their pro rata holdings of Notes of such Class of Notes or class of Junior Mezzanine Notes, as applicable. Other than in the case of a Risk Retention Issuance, any Junior Mezzanine Notes (of a not already existing class of Junior Mezzanine Notes) issued as described above will, to the extent reasonably practicable, first be offered to the existing Holders of Subordinated Notes in a sufficient amount to allow such Holders to purchase a share of such additional notes proportional to its then-current ownership of Subordinated Notes. Notwithstanding the foregoing and any other provision of this Indenture to the contrary, no consent of any Holder shall be required with respect to the issuance of additional notes of any Class at the request of the Collateral Manager in furtherance of a Risk Retention Issuance.

(c) The Co-Issuers or the Issuer, may also issue additional notes in connection with an Optional Redemption by Refinancing in which all Classes of Secured Notes are being redeemed in whole, which issuance will not be subject to Section 2.13(a) or Section 3.2 but will be subject only to Section 9.2.

Section 2.14 Issuer Purchases of Secured Notes. Notwithstanding anything to the contrary in this Indenture, the Collateral Manager, on behalf of the Issuer, may conduct purchases of the Secured Notes, in whole or in part, using Principal Proceeds in the Collection Account or other amounts designated for such purpose under this Indenture in accordance with, and subject to, the terms and conditions set forth below. Upon an Issuer Order the Trustee will (i) in the case of Certificated Secured Notes cancel any such purchased Notes surrendered to it for cancellation or (ii) in the case of any Global Secured Notes, decrease the Aggregate Outstanding Amount of such Global Secured Notes in its records by the full par amount of the purchased Secured Notes, and request DTC or its nominee, as the case may be, to conform its records.

No such purchases of the Secured Notes may occur unless each of the following conditions is satisfied:

(a) (i) such purchases of Secured Notes will occur in sequential order of priority beginning with the Class A Notes (provided, that the Class B Notes shall be purchased pro rata based on their respective Aggregate Outstanding Amounts), and no Class of Secured Notes may be repurchased if a Priority Class is Outstanding;

(ii) (1) each such purchase of Secured Notes of any Class will be made pursuant to an offer made to all Holders of the Notes of such Class, by notice to such Holders, which notice will specify the purchase price (as a percentage of par) at which such purchase will be effected, the maximum amount of Principal Proceeds that will be used to effect such purchase and the length of the period during which such offer will be open for acceptance, (2) each such Holder will have the right, but not the obligation, to accept such offer in accordance with its terms, and (3) if the Aggregate Outstanding Amount of Secured Notes of the relevant Class held by Holders who accept such offer exceeds the amount of Principal Proceeds specified in such offer, a portion of such Secured Notes of each accepting Holder will be purchased pro rata based on the respective principal amount held by each such Holder;

(iii) each such purchase will be effected only at prices at or below par;

(iv) each such purchase of Secured Notes will be effected with Principal Proceeds, Contributions and/or Additional Junior Notes Proceeds and, solely with respect to any portion of the purchase price representing accrued interest, may be effected with Interest Proceeds;

(v) no Event of Default will have occurred and be continuing;

(vi) prior to giving effect to such purchase, each Overcollateralization Ratio Test is satisfied;

(vii) a Majority of the Subordinated Notes has consented;

(viii) each such purchase will otherwise be conducted in accordance with applicable law;

(ix) each such purchase will occur during the Reinvestment Period; and

(x) notice has been provided to the Rating Agency; and

(b) the Trustee has received an Officer’s certificate of the Collateral Manager to the effect that the conditions in the foregoing clause (a) have been satisfied. The Issuer reserves the right to cancel any offer to purchase Secured Notes prior to finalizing such purchase.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions to Issuance of Notes on Closing Date. (a) The Notes to be issued on the Closing Date may be executed by the Applicable Issuers and delivered to the Trustee for authentication and thereupon the same shall be authenticated and delivered by the Trustee upon Issuer Order and upon receipt by the Trustee of the following:

(i) Officers’ Certificate of the Co-Issuers Regarding Corporate Matters. An Officer’s certificate of each of the Co-Issuers (A) evidencing the authorization by Board Resolution of the execution and delivery of this Indenture and the Note Purchase Agreement, and in the case of the Issuer, the Collateral Management Agreement, the Collateral Administration Agreement, the Securities Account Control Agreement, the Administration Agreement and any subscription agreements and in each case the execution, authentication and (with respect to the Issuer only) delivery of the Notes applied for by it and specifying the Stated Maturity, principal amount and Interest Rate of each Class of Secured Notes to be authenticated and delivered and the Stated Maturity and principal amount of the Subordinated Notes to be authenticated and delivered and (B) certifying that (1) the attached copy of the Board Resolution is a true and complete copy thereof, (2) such resolutions have not been rescinded and are in full force and effect on and as of the Closing Date and (3) the Officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon.

(ii) Governmental Approvals. From each of the Co-Issuers either (A) a certificate of the Applicable Issuer or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel of such Applicable Issuer that no other authorization, approval or consent of any governmental body is required for the valid issuance of the Notes or (B) an Opinion of Counsel of such Applicable Issuer that no such authorization, approval or consent of any governmental body is required for the valid issuance of such Notes except as has been given.

(iii) U.S. Counsel Opinions. Opinions of Dechert LLP, special U.S. counsel to the Co-Issuers, the Collateral Manager, Cadwalader, Wickersham & Taft LLP, counsel to the Initial Purchaser, Alston & Bird LLP, counsel to the Trustee and the Collateral Administrator, each dated the Closing Date.

(iv) Officers’ Certificate of the Co-Issuers Regarding Indenture. An Officer’s certificate of each of the Co-Issuers stating that, to the best of the signing Officer’s knowledge, the Applicable Issuer is not in default under this Indenture and that the issuance of the Notes applied for by it will not result in a default or a breach of any of the terms, conditions or provisions of, or constitute a default under, its organizational documents, any indenture or other agreement or instrument to which it is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which it is a party or by which it may be bound or to which it may be subject; that all conditions precedent provided in this Indenture relating to the authentication and delivery of the Notes applied for by it have been complied with; and that all expenses due or accrued with respect to the Offering of such Notes or relating to actions taken on or in connection with the Closing Date have been paid or reserves therefor have been made. The Officer’s certificate of the Issuer shall also state that all of its representations and warranties contained herein are true and correct as of the Closing Date.

(v) Transaction Documents. An executed counterpart of each Transaction Document (other than the Note Purchase Agreement).

(vi) Certificate of the Collateral Manager. An Officer’s certificate of the Collateral Manager, dated as of the Closing Date, to the effect that immediately before the Delivery of the Collateral Obligations on the Closing Date:

(A) in the case of (x) each Collateral Obligation Delivered on or prior to the Closing Date such Collateral Obligation satisfied the definition of “Collateral Obligation” upon the Delivery thereof and (y) each Collateral Obligation committed to be purchased, but not Delivered, on or prior to the Closing Date such Collateral Obligation will satisfy the definition of “Collateral Obligation” as of the date on which such Collateral Obligation is Delivered; and

(B) the Aggregate Principal Balance of the Collateral Obligations which the Issuer has purchased or entered into binding commitments to purchase on or prior to the Closing Date shall be at least equal to the amount set forth in such Officer’s certificate.

(vii) Grant of Collateral Obligations. The Grant pursuant to the Granting Clauses of this Indenture of all of the Issuer’s right, title and interest in and to the Collateral Obligations pledged to the Trustee for inclusion in the Assets on the Closing Date shall be effective, and Delivery of such Collateral Obligations (including any promissory note and all other Underlying Instruments related thereto to the extent received by the Issuer) as contemplated by Section 3.3 shall have been effected.

(viii) Certificate of the Issuer Regarding Assets. A certificate of an Authorized Officer of the Issuer, dated as of the Closing Date, to the effect that:

(A) in the case of each Collateral Obligation pledged to the Trustee for inclusion in the Assets, on the Closing Date and immediately prior to the Delivery thereof (or immediately after Delivery thereof, in the case of clause (V)(ii) below) on the Closing Date;

(I) the Issuer is the owner of such Collateral Obligation free and clear of any liens, claims or encumbrances of any nature whatsoever except for (i) those which are being released on the Closing Date, (ii) those Granted pursuant to this Indenture and (iii) any other Permitted Liens;

(II) the Issuer has acquired its ownership in such Collateral Obligation in good faith without notice of any adverse claim, except as described in clause (I) above;

(III) the Issuer has not assigned, pledged or otherwise encumbered any interest in such Collateral Obligation (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests Granted pursuant to this Indenture;

(IV) the Issuer has full right to Grant a security interest in and assign and pledge such Collateral Obligation to the Trustee;

(V) (i) based on the certificate of the Collateral Manager delivered pursuant to Section 3.1(a)(vi), each Collateral Obligation included in the Assets satisfies or will satisfy the requirements of the definition of “Collateral Obligation” and (ii) the requirements of Section 3.1(a)(vii) have been satisfied; and

(VI) upon Grant by the Issuer, the Trustee has a first priority perfected security interest in the Collateral Obligations and other Assets, except as permitted by this Indenture; and

(B) based on the certificate of the Collateral Manager delivered pursuant to Section 3.1(a)(vi), the Aggregate Principal Balance of the Collateral Obligations which the Issuer has purchased or entered into binding commitments to purchase on or prior to the Closing Date shall be at least equal to the amount set forth in such Officer’s certificate.

(ix) Rating Letters. An Officer’s certificate from the Issuer certifying that it has received a letter from the Rating Agency confirming that each Class of Secured Notes has been assigned the applicable Initial Rating and that such ratings are in effect on the Closing Date.

(x) Accounts. Evidence of the establishment of each of the Accounts.

(xi) Issuer Order for Deposit of Funds into Accounts. (A) An Issuer Order signed in the name of the Issuer by an Authorized Officer of the Issuer, dated as of the Closing Date, authorizing the deposit of (x) the amount specified in such Issuer Order from the proceeds of the issuance of the Notes into the Principal Ramp-Up Account and (y) the amount specified in such Issuer Order from the proceeds of the issuance of the Notes into the Interest Ramp-Up Account, in each case for use pursuant to Section 10.3(c); (B) an Issuer Order signed in the name of the Issuer by an Authorized Officer of the Issuer, dated as of the Closing Date, authorizing the deposit of the amount specified in such Issuer Order from the proceeds of the issuance of the Notes into the Expense Reserve Account for use pursuant to Section 10.3(d); (C) an Issuer Order signed in the name of the Issuer by an Authorized Officer of the Issuer, dated as of the Closing Date, authorizing the deposit of the amount specified in such Issuer Order from the proceeds of the issuance of the Notes into the Revolver Funding Account for use pursuant to Section 10.4 and (D) an Issuer Order signed in the name of the Issuer by an Authorized Officer of the Issuer, dated as of the Closing Date, authorizing the deposit of the amount specified in such Issuer Order from the proceeds of the issuance of the Notes into the Interest Reserve Account for use pursuant to Section 10.3(f).

(xii) Cayman Counsel Opinion. An opinion of Maples and Calder (Cayman) LLP, Cayman Islands counsel to the Issuer, dated the Closing Date.

(xiii) Other Documents. Such other documents as the Trustee may reasonably require; provided that nothing in this clause (xiii) shall imply or impose a duty on the part of the Trustee to require any other documents.

(b) The Issuer shall cause copies of the documents specified in Section 3.1(a) (other than the rating letters specified in clause (ix) thereof) to be posted on the 17g-5 Website as soon as practicable after the Closing Date.

Section 3.2 Conditions to Additional Issuance. (a) Any additional notes to be issued in accordance with Section 2.13 may be executed by the Applicable Issuers and delivered to the Trustee for authentication and thereupon the same shall be authenticated and delivered by the Trustee upon Issuer Order (setting forth registration, delivery and authentication instructions) and upon receipt by the Trustee of the following:

(i) Officers’ Certificate of the Applicable Issuers Regarding Corporate Matters. An Officer’s certificate of each of the Applicable Issuers (A) evidencing the authorization by Board Resolution of the execution, authentication and (with respect to the Issuer only) delivery of the notes applied for by it and specifying the Stated Maturity, principal amount and Interest Rate (if applicable) of the notes to be authenticated and delivered and (B) certifying that (1) the attached copy of the Board Resolution is a true and complete copy thereof, (2) such resolutions have not been rescinded and are in full force and effect on and as of the date of issuance and (3) the Officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon.

(ii) Governmental Approvals. From each of the Applicable Issuers either (A) a certificate of the Applicable Issuer or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel of such Applicable Issuer that no other authorization, approval or consent of any governmental body is required for the valid issuance of the additional notes or (B) an Opinion of Counsel of such Applicable Issuer that no such authorization, approval or consent of any governmental body is required for the valid issuance of such additional notes except as has been given.

(iii) Officers’ Certificate of Applicable Issuers Regarding Indenture. An Officer’s certificate of each of the Applicable Issuers stating that, to the best of the signing Officer’s knowledge, such Applicable Issuer is not in default under this Indenture and that the issuance of the additional notes applied for by it will not result in a default or a breach of any of the terms, conditions or provisions of, or constitute a default under, its organizational documents, any indenture or other agreement or instrument to which it is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which it is a party or by which it may be bound or to which it may be subject; that the provisions of Section 2.13 and all conditions precedent provided in this Indenture relating to the authentication and delivery of the additional notes applied for by it have been complied with; and that all expenses due or accrued with respect to the offering of such notes or relating to actions taken on or in connection with the additional issuance have been paid or reserves therefor have been made. The Officer’s certificate of the Issuer shall also state that all of its representations and warranties contained herein are true and correct as of the date of additional issuance.

(iv) Supplemental Indenture. A fully executed counterpart of the supplemental indenture making such changes to this Indenture as shall be necessary to permit such additional issuance.

(v) Rating Letter. Unless only additional Junior Mezzanine Notes and/or Subordinated Notes are being issued, an Officer’s certificate of the Issuer to the effect that attached thereto is a true and correct copy of a letter delivered by the Rating Agency and confirming that the S&P Rating Condition has been satisfied with respect to the additional issuance.

(vi) Issuer Order for Deposit of Funds into Accounts. An Issuer Order signed in the name of the Issuer by an Authorized Officer of the Issuer, dated as of the date of the additional issuance, authorizing the deposit of the net proceeds of the issuance into the Principal Collection Account for use pursuant to Section 10.2.

(vii) Evidence of Required Consents. A certificate of the Collateral Manager consenting to such issuance, and satisfactory evidence of the consent of a Majority of the Subordinated Notes to such issuance (which may be in the form of an Officer’s certificate of the Issuer).

(viii) Other Documents. Such other documents as the Trustee may reasonably require; provided that nothing in this clause (viii) shall imply or impose a duty on the part of the Trustee to require any other documents.

Section 3.3 Custodianship; Delivery of Collateral Obligations and Eligible Investments. (a) The Collateral Manager, on behalf of the Issuer, shall deliver or cause to be delivered to a custodian appointed by the Issuer, which shall be a Securities Intermediary (the “Custodian”) or the Trustee, as applicable, all Assets in accordance with the definition of “Deliver.” Initially, the Custodian shall be U.S. Bank National Association. Any successor custodian shall be a state or national bank or trust company that has capital and surplus of at least U.S.$200,000,000 and is a Securities Intermediary. Subject to the limited right to relocate Assets as provided in Section 7.5(b), the Trustee or the Custodian, as applicable, shall hold (i) all Collateral Obligations, Eligible Investments, Cash and other investments purchased in accordance with this Indenture and (ii) any other property of the Issuer otherwise Delivered to the Trustee or the Custodian, as applicable, by or on behalf of the Issuer, in the relevant Account established and maintained pursuant to Article X; as to which in each case the Trustee shall have entered into the Securities Account Control Agreement with the Custodian providing, inter alia, that the establishment and maintenance of such Account will be governed by a law of a jurisdiction satisfactory to the Issuer and the Trustee.

(b) Each time that the Collateral Manager on behalf of the Issuer directs or causes the acquisition of any Collateral Obligation, Eligible Investment or other investment, the Collateral Manager (on behalf of the Issuer) shall, if the Collateral Obligation, Eligible Investment or other investment is required to be, but has not already been, transferred to the relevant Account, cause the Collateral Obligation, Eligible Investment or other investment to be Delivered to the Custodian to be held in the Custodial Account (or in the case of any such investment that is not a Collateral Obligation, in the Account in which the funds used to purchase the investment are held in accordance with Article X) for the benefit of the Trustee in accordance with this Indenture. The security interest of the Trustee in the funds or other property used in connection with the acquisition shall, immediately and without further action on the part of the Trustee, be released. The security interest of the Trustee shall nevertheless come into existence and continue in the Collateral Obligation, Eligible Investment or other investment so acquired, including all interests of the Issuer in to any contracts related to and proceeds of such Collateral Obligation, Eligible Investment or other investment.

ARTICLE IV

SATISFACTION AND DISCHARGE

Section 4.1 Satisfaction and Discharge of Indenture. This Indenture shall be discharged and shall cease to be of further effect except as to (i) rights of registration of transfer and exchange, (ii) substitution of mutilated, defaced, destroyed, lost or stolen Notes, (iii) rights of Holders to receive payments of principal thereof and interest thereon, (iv) the rights, obligations and immunities of the Trustee hereunder, (v) the rights, obligations and immunities of the Collateral Manager hereunder and under the Collateral Management Agreement, (vi) the rights, obligations and immunities of the Collateral Administrator under the Collateral Administration Agreement and (vii) the rights of Holders as beneficiaries hereof with respect to the property deposited with the Trustee and payable to all or any of them (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture) when:

(a) either:

(i) all Notes theretofore authenticated and delivered to Holders (other than (A) Notes which have been mutilated, defaced, destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.6 and (B) Notes for whose payment Money has theretofore irrevocably been deposited in trust and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 7.3) have been delivered to the Trustee for cancellation; or

(ii) all Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable, or (B) will become due and payable at their Stated Maturity within one year, or (C) are to be called for redemption pursuant to Article IX under an arrangement satisfactory to the Trustee for the giving of notice of redemption by the Applicable Issuers pursuant to Section 9.4 and either (1) the Issuer has irrevocably deposited or caused to be deposited with the Trustee, in trust for such purpose, Cash or non-callable direct obligations of the United States of America; provided that the obligations are entitled to the full faith and credit of the United States of America or are debt obligations which are rated “AAA” by S&P, in an amount sufficient, as recalculated by a firm of Independent certified public accountants which are nationally recognized, to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal and interest to the date of such deposit (in the case of Notes which have become due and payable), or to their Stated Maturity or Redemption Date, as the case may be, and shall have Granted to the Trustee a valid perfected security interest in such Eligible Investment that is of first priority or free of any adverse claim, as applicable, and shall have furnished to the Trustee an Opinion of Counsel with respect thereto or (2) in the event all of the Assets are liquidated following the satisfaction of the conditions specified in Section 5.5(a), the Issuer shall have paid or caused to be paid all proceeds of such liquidation of the Assets in accordance with the Priority of Payments; or

(iii) the Issuer has delivered to the Trustee an Officer’s certificate stating that (A) there are no Assets that remain subject to the lien of this Indenture and (B) all funds on deposit in the Accounts have been distributed in accordance with the terms of this Indenture (including, without limitation, the Priority of Payments) or have otherwise been irrevocably deposited in trust with the Trustee for such purpose;

(b) the Issuer has paid or caused to be paid all other sums then due and payable hereunder (including, without limitation, any amounts then due and payable pursuant to the Collateral Administration Agreement and the Collateral Management Agreement, in each case, without regard to the Administrative Expense Cap) by the Issuer and no other amounts are scheduled to be due and payable by the Issuer, it being understood that the requirements of this clause (b) may be satisfied as set forth in Section 5.7; and

(c) the Co-Issuers have delivered to the Trustee, Officers’ certificates and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

In connection with delivery by each of the Co-Issuers of the Officer’s certificate (which may rely on information provided by the Trustee, the Collateral Administrator or the Collateral Manager as to the Collateral Obligations, Equity Securities and Eligible Investments (including Cash) included in the Assets) referred to above, the Trustee will confirm to the Co-Issuers that (i) to its knowledge, there are no Assets that remain subject to the lien of this Indenture and (ii) to its knowledge, all funds on deposit in the Accounts have been distributed in accordance with the terms of this Indenture (including the Priority of Payments) or have otherwise been irrevocably deposited in trust with the Trustee for such purpose.

In connection with such discharge, the Trustee shall notify all Holders of Outstanding Notes that (i) there are no pledged Collateral Obligations that remain subject to the lien of this Indenture, (ii) all proceeds thereof have been distributed in accordance with the terms of this Indenture (including the Priority of Payments) or are otherwise held in trust by the Trustee for such purpose and (iii) this Indenture has been discharged. Upon the discharge of this Indenture, the Trustee shall provide such information to the Issuer or the Administrator as may be reasonably required by the Issuer or the Administrator in order for the liquidation of the Issuer to be completed.

Notwithstanding the satisfaction and discharge of this Indenture, the rights and obligations of the Co-Issuers, the Trustee, the Collateral Manager and, if applicable, the Holders, as the case may be, under Sections 2.7, 4.2, 5.4(d), 5.9, 5.18, 6.1, 6.3, 6.6, 6.7, 7.1, 7.3, 13.1 and 14.15 shall survive.

Section 4.2 Application of Trust Money. All Cash and obligations deposited with the Trustee pursuant to Section 4.1 shall be held in trust and applied by it in accordance with the provisions of the Notes and this Indenture, including, without limitation, the Priority of Payments, to the payment of principal and interest (or other amounts with respect to the Subordinated Notes), either directly or through any Paying Agent, as the Trustee may determine; and such Cash and obligations shall be held in a segregated account identified as being held in trust for the benefit of the Secured Parties.

Section 4.3 Repayment of Monies Held by Paying Agent. In connection with the satisfaction and discharge of this Indenture with respect to the Notes, all Monies then held by any Paying Agent other than the Trustee under the provisions of this Indenture shall, upon demand of the Co-Issuers, be paid to the Trustee to be held and applied pursuant to Section 7.3 hereof and in accordance with the Priority of Payments and thereupon such Paying Agent shall be released from all further liability with respect to such Monies.

Section 4.4 Limitation on obligation to incur Administrative Expenses. In connection with the satisfaction and discharge of this Indenture in accordance with this Article IV, if at any time (i) the sum of (A) Eligible Investments (including Cash) and (B) amounts reasonably expected to be received by the Issuer in cash during the current Collection Period (as certified by the Collateral Manager in its reasonable judgment) is less than (ii) the sum of (A) an amount not to exceed the greater of (x) U.S.$30,000 and (y) the amount (if any) reasonably certified by the Collateral Manager or the Issuer, including but not limited to fees and expenses incurred by the Trustee and reported to the Collateral Manager, as the sum of expenses reasonably likely to be incurred in connection with the discharge of this Indenture, the liquidation of the Assets and the dissolution of the Co-Issuers and (B) any amounts payable under Section 11.1(a)(i)(A) or Section 11.1(a)(iii)(A) hereof, then notwithstanding any other provision of this Indenture, the Issuer shall no longer be required to incur Administrative Expenses as otherwise required by this Indenture to any person or entity other than amounts owed the Trustee, the Collateral Administrator (or any other capacity in which the Bank is acting pursuant to the Transaction Documents), the Administrator and their respective Affiliates, including for opinions of counsel in connection with supplemental indentures pursuant to Article VIII, any annual opinions required hereunder, services of accountants and fees of the Rating Agency, in each case as required under this Indenture and failure to pay such amounts or provide or obtain such opinions, reports or services shall not constitute a Default under this Indenture, and the Trustee shall have no liability for any failure to obtain or receive any of the foregoing opinions, reports or services. The foregoing shall not, however, limit, supersede or alter any right afforded to the Trustee under this Indenture to refrain from taking action in the absence of its receipt of any such opinion, report or service which it reasonably determines is necessary for its own protection.

ARTICLE V

REMEDIES

Section 5.1 Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) a default in the payment, when due and payable, of (i) any interest on any Class A Note, Class B-1 Note or Class B-2 Note or, if there are no Class A Notes, Class B-1 Notes or Class B-2 Notes Outstanding, any Secured Note comprising the Controlling Class at such time and, in each case, the continuation of any such default for five Business Days, or (ii) any principal of, or interest (or Deferred Interest) on, or any Redemption Price in respect of, any Secured Note at its Stated Maturity or any Redemption Date; provided that, in the case of a default under clause (i) above due to an administrative error or omission by the Trustee, Collateral Administrator or any Paying Agent, such default continues for seven Business Days after a Trust Officer of the Trustee receives written notice or has actual knowledge of such administrative error or omission; provided, further, that, notwithstanding the foregoing, any failure to effect a Refinancing, an Optional Redemption, a Clean-Up Optional Redemption or a Re-Pricing (including a Redemption Settlement Delay) will not be an Event of Default;

(b) the failure on any Payment Date to disburse amounts available in the Payment Account in excess of $50,000 in accordance with the Priority of Payments and continuation of such failure for a period of five Business Days or, in the case of a failure to disburse due to an administrative error or omission by the Trustee, Collateral Administrator or any Paying Agent, such failure continues for seven Business Days after a Trust Officer of the Trustee receives written notice or has actual knowledge of such administrative error or omission;

(c) either of the Co-Issuers or the Assets becomes an investment company required to be registered under the Investment Company Act and that status continues for 45 days;

(d) except as otherwise provided in this Section 5.1, a default in a material respect in the performance by, or breach in a material respect of any material covenant of, the Issuer or the Co-Issuer under this Indenture (it being understood, without limiting the generality of the foregoing, that (x) any failure to meet any Concentration Limitation, any Collateral Quality Test or any Coverage Test is not an Event of Default and any failure to satisfy the requirements of Section 7.18 is not an Event of Default, except in either case to the extent provided in clause (g) below and (y) any failure to satisfy the requirements of Section 14.17 is not an Event of Default), or the failure of any material representation or warranty of the Issuer or the Co-Issuer made in this Indenture or in any certificate or other writing delivered pursuant hereto or in connection herewith to be correct in each case in all material respects when the same shall have been made, and the continuation of such default, breach or failure for a period of 30 days after notice to the Issuer or the Co-Issuer, as applicable, and the Collateral Manager by registered or certified mail or overnight courier, by the Trustee, the Issuer, the Co-Issuer or the Collateral Manager, or to the Issuer or the Co-Issuer, as applicable, the Collateral Manager and the Trustee at the direction of a Majority of the Controlling Class, specifying such default, breach or failure and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(e) the entry of a decree or order by a court having competent jurisdiction adjudging the Issuer or the Co-Issuer as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or the Co-Issuer under the Bankruptcy Law or any other applicable law, or appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Issuer or the Co-Issuer or of any substantial part of its property, respectively, or ordering the winding up or liquidation of its affairs, respectively, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

(f) the institution by the Issuer or the Co-Issuer of Proceedings to have the Issuer or the Co-Issuer, as the case may be, adjudicated as bankrupt or insolvent, or the consent of the Issuer or the Co-Issuer to the institution of bankruptcy or insolvency Proceedings against the Issuer or the Co-Issuer, as the case may be, or the filing by the Issuer of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Law or any other similar applicable law, or the consent by the Issuer or the Co-Issuer to the filing of any such petition or to the appointment in a Proceeding of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Issuer or the Co-Issuer or of any substantial part of its property, respectively, or the making by the Issuer or the Co-Issuer of an assignment for the benefit of creditors, or the admission by the Issuer or the Co-Issuer in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Issuer or the Co-Issuer in furtherance of any such action, or the passing of a resolution by the shareholders of the Issuer to have the Issuer wound up on a voluntary basis; or

(g) on any Measurement Date on which the Class A Notes are Outstanding, failure of the percentage equivalent of a fraction, (i) the numerator of which is equal to (1) the Collateral Principal Amount plus (2) the aggregate Market Value of all Defaulted Obligations on such date and (ii) the denominator of which is equal to the Aggregate Outstanding Amount of the Class A Notes, to equal or exceed 102.5%.

Upon obtaining knowledge of the occurrence of an Event of Default, each of (i) the Co-Issuers, (ii) the Trustee and (iii) a Responsible Officer of the Collateral Manager shall notify each other. Upon the occurrence of an Event of Default known to a Trust Officer of the Trustee, the Trustee shall, not later than three Business Days thereafter, notify the Noteholders (as their names appear on the Register), each Paying Agent, the Collateral Manager and the Issuer (and, subject to Section 14.3(c), the Issuer shall notify the Rating Agency then rating a Class of Secured Notes) of such Event of Default in writing (unless such Event of Default has been waived as provided in Section 5.14).

Section 5.2 Acceleration of Maturity; Rescission and Annulment. (a) If an Event of Default occurs and is continuing (other than an Event of Default specified in Section 5.1(e) or (f)), the Trustee may, and shall, upon the written direction of a Majority of the Controlling Class, by notice to the Co-Issuer, the Issuer (subject to Section 14.3(c), which notice the Issuer shall provide to the Rating Agency then rating a Class of Secured Notes) and a Responsible Officer of the Collateral Manager, declare the principal of all the Secured Notes to be immediately due and payable, and upon any such declaration such principal, together with all accrued and unpaid interest thereon, and other amounts payable hereunder, shall become immediately due and payable. If an Event of Default specified in Section 5.1(e) or (f) occurs, all unpaid principal, together with all accrued and unpaid interest thereon, of all the Secured Notes, and other amounts payable thereunder and hereunder, shall automatically become due and payable without any declaration or other act on the part of the Trustee or any Noteholder.

(b) At any time after such a declaration of acceleration of maturity has been made and before a judgment or decree for payment of the Money due has been obtained by the Trustee as hereinafter provided in this Article V, a Majority of the Controlling Class by written notice to the Issuer and the Trustee (who will provide notice to the Rating Agency then rating a Class of Secured Notes), may rescind and annul such declaration and its consequences if:

(i) The Issuer or the Co-Issuer has paid or deposited with the Trustee a sum sufficient to pay:

(A) all unpaid installments of interest and principal then due on the Secured Notes (other than any principal amounts due to the occurrence of an acceleration);

(B) to the extent that the payment of such interest is lawful, interest upon any Deferred Interest at the applicable Interest Rate; and

(C) all unpaid taxes and Administrative Expenses of the Co-Issuers and other sums paid or advanced by the Trustee hereunder or by the Collateral Administrator under the Collateral Administration Agreement or hereunder, accrued and unpaid Collateral Management Fees and any other amounts then payable by the Co-Issuers hereunder prior to such Administrative Expenses and such Collateral Management Fees; and

(ii) It has been determined that all Events of Default, other than the nonpayment of the interest on or principal of the Secured Notes that has become due solely by such acceleration, have (A) been cured, and a Majority of the Controlling Class by written notice to the Trustee has agreed with such determination (which agreement shall not be unreasonably withheld), or (B) been waived as provided in Section 5.14.

No such rescission shall affect any subsequent Default or impair any right consequent thereon.

Section 5.3 Collection of Indebtedness and Suits for Enforcement by Trustee. The Applicable Issuers covenant that if a default shall occur in respect of the payment of any principal of or interest when due and payable on any Secured Note, the Applicable Issuers will, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holder of such Secured Note, the whole amount, if any, then due and payable on such Secured Note for principal and interest with interest upon the overdue principal and, to the extent that payments of such interest shall be legally enforceable, upon overdue installments of interest, at the applicable Interest Rate, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

If the Issuer or the Co-Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may, and shall, subject to the terms of this Indenture (including Section 6.3(e)) upon direction of a Majority of the Controlling Class, institute a Proceeding for the collection of the sums so due and unpaid, may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Applicable Issuers or any other obligor upon the Secured Notes and collect the Monies adjudged or decreed to be payable in the manner provided by law out of the Assets.

If an Event of Default occurs and is continuing, the Trustee may in its discretion, and shall, subject to the terms of this Indenture (including Section 6.3(e)) upon written direction of the Majority of the Controlling Class, proceed to protect and enforce its rights and the rights of the Secured Parties by such appropriate Proceedings as the Trustee shall deem most effectual (if no such direction is received by the Trustee) or as the Trustee may be directed by the Majority of the Controlling Class, to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Trustee by this Indenture or by law.

In case there shall be pending Proceedings relative to the Issuer or the Co-Issuer or any other obligor upon the Secured Notes under the Bankruptcy Law or any other applicable bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer, the Co-Issuer or their respective property or such other obligor or its property, or in case of any other comparable Proceedings relative to the Issuer, the Co-Issuer or other obligor upon the Secured Notes, or the creditors or property of the Issuer, the Co-Issuer or such other obligor, the Trustee, regardless of whether the principal of any Secured Note shall then be due and payable as therein expressed or by declaration or otherwise and regardless of whether the Trustee shall have made any demand pursuant to the provisions of this Section 5.3, shall be entitled and empowered, by intervention in such Proceedings or otherwise:

(a) to file and prove a claim or claims for the whole amount of principal and interest owing and unpaid in respect of the Secured Notes upon direction by a Majority of the Controlling Class and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all reasonable expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of negligence or bad faith) and of the Secured Noteholders allowed in any Proceedings relative to the Issuer, the Co-Issuer or other obligor upon the Secured Notes or to the creditors or property of the Issuer, the Co-Issuer or such other obligor;

(b) unless prohibited by applicable law and regulations, to vote on behalf of the Secured Noteholders upon the direction of a Majority of the Controlling Class, in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency Proceedings or person performing similar functions in comparable Proceedings; and

(c) to collect and receive any Monies or other property payable to or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Noteholders and of the Trustee on their behalf; and any trustee, receiver or liquidator, custodian or other similar official is hereby authorized by each of the Secured Noteholders to make payments to the Trustee, and, if the Trustee shall consent to the making of payments directly to the Secured Noteholders to pay to the Trustee such amounts as shall be sufficient to cover reasonable compensation to the Trustee, each predecessor Trustee and their respective agents, attorneys and counsel, and all other reasonable expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of negligence or bad faith.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Secured Noteholders, any plan of reorganization, arrangement, adjustment or composition affecting the Secured Notes or any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Secured Noteholders, as applicable, in any such Proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

In any Proceedings brought by the Trustee on behalf of the Holders of the Secured Notes (and any such Proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party), the Trustee shall be held to represent all the Holders of the Secured Notes.

Notwithstanding anything in this Section 5.3 to the contrary, the Trustee may not sell or liquidate the Assets or institute Proceedings in furtherance thereof pursuant to this Section 5.3 except according to the provisions specified in Section 5.5(a).

Section 5.4 Remedies. (a) If an Event of Default has occurred and is continuing, and the Secured Notes have been declared due and payable and such declaration and its consequences have not been rescinded and annulled, the Co-Issuers agree that the Trustee may, and shall, subject to the terms of this Indenture (including Section 6.3(e)), upon written direction of a Majority of the Controlling Class, to the extent permitted by applicable law, exercise one or more of the following rights, privileges and remedies:

(i) institute Proceedings for the collection of all amounts then payable on the Secured Notes or otherwise payable under this Indenture, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Assets any Monies adjudged due;

(ii) sell or cause the sale of all or a portion of the Assets or rights or interests therein, at one or more public or private sales called and conducted in any manner permitted by law and in accordance with Section 5.17 hereof;

(iii) institute Proceedings from time to time for the complete or partial foreclosure of this Indenture with respect to the Assets;

(iv) exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the rights and remedies of the Trustee and the Holders of the Secured Notes hereunder (including exercising all rights of the Trustee under the Securities Account Control Agreement); and

(v) exercise any other rights and remedies that may be available at law or in equity;

provided that the Trustee may not sell or liquidate the Assets or institute Proceedings in furtherance thereof pursuant to this Section 5.4 except according to the provisions of Section 5.5(a).

The Trustee may, but need not, obtain and rely upon an opinion or written advice of an Independent investment banking firm of national reputation (the cost of which shall be payable as an Administrative Expense) in structuring and distributing securities similar to the Secured Notes, which may be the Initial Purchaser, as to the feasibility of any action proposed to be taken in accordance with this Section 5.4 and as to the sufficiency of the proceeds and other amounts receivable with respect to the Assets to make the required payments of principal of and interest on the Secured Notes which opinion shall be conclusive evidence as to such feasibility or sufficiency.

(b) If an Event of Default as described in Section 5.1(d) hereof shall have occurred and be continuing the Trustee may, and at the direction of the Holders of not less than 25% of the Aggregate Outstanding Amount of the Controlling Class shall, subject to the terms of this Indenture (including Section 6.3(e)), institute a Proceeding solely to compel performance of the covenant or agreement or to cure the representation or warranty, the breach of which gave rise to the Event of Default under such Section 5.1(d), and enforce any equitable decree or order arising from such Proceeding.

(c) Upon any sale, whether made under the power of sale hereby given or by virtue of judicial Proceedings, any Secured Party may bid for and purchase the Assets or any part thereof and, upon compliance with the terms of sale, may hold, retain, possess or dispose of such property in its or their own absolute right without accountability. Any Holder at such sale may, in payment of the purchase price, deliver to the Trustee for cancellation any of the Notes in lieu of cash equal to the amount which shall, upon distribution of the net proceeds of such sale, be payable on the Notes so delivered by such Holder (taking into account the Class of such Notes, the Priority of Payments and Article XIII).

If the Trustee is required, or is otherwise directed by a Majority of the Controlling Class, in accordance with the terms hereof, to sell all or any part of the Assets at a public or private sale, prior to offering such Assets for sale, the Trustee will send written notice specifying that it is required or has been directed to do so, which written notice shall set forth the date of the proposed offer of sale (such written notice, a “Sale Notice”) to the holders of the Subordinated Notes, and the holders of a Majority of the Subordinated Notes may exercise a right of first refusal to purchase the Assets, in whole or in part as specified by such Majority of the Subordinated Notes in a notice to the Trustee delivered no later than one (1) Business Day after its receipt of the Sale Notice, at a purchase price that is not less than the greater of (i) all amounts then due (or, in the case of interest, accrued) and unpaid on the Secured Notes for principal and interest (including accrued and unpaid Deferred Interest), and all other amounts that, pursuant to the Priority of Payments, are required to be paid prior to such payments on such Secured Notes (including amounts due and owing as Administrative Expenses (without regard to the Administrative Expense Cap) an due and unpaid Collateral Management Fees) and (ii) the Market Value (disregarding clause (iv) thereof) of such Assets as determined by the Collateral Manager in its commercially reasonable judgment in accordance with its internal policies and procedures; provided that, the holders of a Majority of the Subordinated Notes shall complete such purchase no later than five (5) Business Days after the receipt of the Sale Notice.

Upon any sale, whether made under the power of sale hereby given or by virtue of judicial Proceedings, the receipt of the Trustee, or of the Officer making a sale under judicial Proceedings, shall be a sufficient discharge to the purchaser or purchasers at any sale for its or their purchase Money, and such purchaser or purchasers shall not be obliged to see to the application thereof.

Any such sale, whether under any power of sale hereby given or by virtue of judicial Proceedings, shall bind the Co-Issuers, the Trustee and the Holders of the Secured Notes, shall operate to divest all right, title and interest whatsoever, either at law or in equity, of each of them in and to the property sold, and shall be a perpetual bar, both at law and in equity, against each of them and their successors and assigns, and against any and all Persons claiming through or under them.

(d) (i) Notwithstanding any other provision of this Indenture, none of the Trustee, the Secured Parties or the Noteholders (including beneficial owners of Notes) may, prior to the date which is one year (or if longer, any applicable preference period) and one day after the payment in full of all Notes, institute against, or join any other Person in instituting against, the Issuer or the Co-Issuer any bankruptcy, reorganization, arrangement, insolvency, winding up, moratorium or liquidation Proceedings, or other Proceedings under Cayman Islands, U.S. federal or state bankruptcy or similar laws. Notwithstanding anything to the contrary in this Article V, in the event that any Proceeding described in the immediately preceding sentence is commenced against the Issuer or the Co-Issuer, the Issuer or the Co-Issuer, as applicable, subject to the availability of funds as described in the immediately following sentence, will promptly object to the institution of any such proceeding against it and take all necessary or advisable steps to cause the dismissal of any such proceeding (including, without limiting the generality of the foregoing, to timely file an answer and any other appropriate pleading objecting to (A) the institution of any proceeding to have the Issuer or the Co-Issuer, as the case may be, adjudicated as bankrupt or insolvent or (B) the filing of any petition seeking relief, reorganization, arrangement, adjustment or composition or in respect of the Issuer or the Co-Issuer, as the case may be, under applicable bankruptcy law or any other applicable law). The reasonable fees, costs, charges and expenses incurred by the Co-Issuer or the Issuer (including reasonable attorneys’ fees and expenses) in connection with taking any such action will be paid as Administrative Expenses. Any person who acquires a beneficial interest in a Note shall be deemed to have accepted and agreed to the foregoing restrictions.

(ii) In the event one or more Holders or beneficial owners of Notes cause the filing of a petition in bankruptcy against the Issuer in violation of the prohibition described above, such Holder(s) or beneficial owner(s) will be deemed to acknowledge and agree that any claim that such Holder(s) or beneficial owner(s) have against the Issuer or with respect to any Assets (including any proceeds thereof) shall, notwithstanding anything to the contrary in the Priority of Payments, be fully subordinate in right of payment to the claims of each Holder and beneficial owner of any Secured Note that does not seek to cause any such filing, with such subordination being effective until each Secured Note held by each Holder or beneficial owners of any Secured Note that does not seek to cause any such filing is paid in full in accordance with the Priority of Payments (after giving effect to such subordination). The terms described in the immediately preceding sentence are referred to herein as the “Bankruptcy Subordination Agreement.” The Bankruptcy Subordination Agreement will constitute a “subordination agreement” within the meaning of Section 510(a) of the U.S. Bankruptcy Code (Title 11 of the United States Code, as amended from time to time (or any successor statute)). The Trustee shall be entitled to rely upon an Issuer Order with respect to the payment of any amounts payable to Holders, which amounts are subordinated pursuant to this Section 5.4(d)(ii).

(iii) Nothing in this Section 5.4 shall preclude, or be deemed to stop, the Trustee (A) from taking any action prior to the expiration of the aforementioned period in (I) any case or Proceeding voluntarily filed or commenced by the Issuer or the Co-Issuer or (II) any involuntary insolvency Proceeding filed or commenced by a Person other than the Trustee, or (B) from commencing against the Issuer or the Co-Issuer or any of their respective properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation Proceeding.

(iv) The parties hereto agree that the restrictions described in clause (i) of this Section 5.4(d) are a material inducement for each Holder and beneficial owner of the Notes to acquire such Notes and for the Issuer, the Co-Issuer and the Collateral Manager to enter into this Indenture (in the case of the Issuer and the Co-Issuer) and the other applicable transaction documents and are an essential term of this Indenture. Any Holder or beneficial owner of Notes or either of the Co-Issuers may seek and obtain specific performance of such restrictions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under Cayman Islands law, United States federal or state bankruptcy law or similar laws.

Section 5.5 Optional Preservation of Assets. (a) Notwithstanding anything to the contrary herein, if an Event of Default shall have occurred and be continuing, the Trustee shall retain the Assets securing the Secured Notes intact, collect and cause the collection of the proceeds thereof and make and apply all payments and deposits and maintain all accounts in respect of the Assets and the Notes in accordance with the Priority of Payments and the provisions of Article X, Article XII and Article XIII unless:

(i) the Trustee, pursuant to Section 5.5(c), determines that the anticipated proceeds of a sale or liquidation of the Assets (after deducting the anticipated reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the amounts then due (or, in the case of interest, accrued) and unpaid on the Secured Notes for principal and interest (including accrued and unpaid Deferred Interest), and all other amounts that, pursuant to the Priority of Payments, are required to be paid prior to such payments on such Secured Notes (including any amounts due and owing (or anticipated to be due and owing) as Administrative Expenses (without regard to the Administrative Expense Cap), any amounts payable to any Hedge Counterparty pursuant to an early termination (or partial early termination) of the related Hedge Agreement as a result of a Priority Termination Event and due and unpaid Collateral Management Fees) and a Majority of the Controlling Class agrees with such determination;

(ii) in the case of an Event of Default specified in clauses (a), (e), (f) or (g) of Section 5.1, a Majority of the Class A Notes (or if the Class A Notes are no longer Outstanding, a Majority of each Class of Secured Notes (each voting separately by Class)) direct the sale and liquidation of the Assets; or

(iii) in the case of an Event of Default other than an Event of Default specified in clauses (a), (e), (f) or (g) of Section 5.1, a Majority of each Class of Secured Notes (each voting separately by Class) direct the sale and liquidation of the Assets.

So long as such Event of Default is continuing, any such retention pursuant to this Section 5.5(a) may be rescinded at any time when the conditions specified in clause (i), (ii) or (iii) exist.

(b) Nothing contained in Section 5.5(a) shall be construed to require the Trustee to sell the Assets securing the Secured Notes if the conditions set forth in clause (i), (ii) or (iii) of Section 5.5(a) are not satisfied. Nothing contained in Section 5.5(a) shall be construed to require the Trustee to preserve the Assets securing the Secured Notes if prohibited by applicable law.

(c) In determining whether the condition specified in Section 5.5(a)(i) exists, the Trustee shall use reasonable efforts to obtain, with the cooperation and assistance of the Collateral Manager, bid prices with respect to each security contained in the Assets from two nationally recognized dealers (as specified by the Collateral Manager in writing) at the time making a market in such securities and shall compute the anticipated proceeds of sale or liquidation on the basis of the lower of such bid prices for each such security. In the event that the Trustee, with the cooperation and assistance of the Collateral Manager, is only able to obtain bid prices with respect to a security contained in the Assets from one nationally recognized dealer at the time making a market in such securities, the Trustee shall compute the anticipated proceeds of sale or liquidation on the basis of such one bid price for such security. In addition, for the purposes of determining issues relating to the execution of a sale or liquidation of the Assets and the execution of a sale or other liquidation thereof in connection with a determination whether the condition specified in Section 5.5(a)(i) exists, the Trustee may retain and rely on an opinion or written advice of an Independent investment banking firm of national reputation or other appropriate advisors (the cost of which shall be payable as an Administrative Expense).

The Trustee shall deliver to the Noteholders and the Collateral Manager a report stating the results of any determination required pursuant to Section 5.5(a)(i) no later than 10 days after such determination is made. The Trustee shall make the determinations required by Section 5.5(a)(i) within 30 days after the request of a Majority of the Controlling Class at any time during which the Trustee retains the Assets pursuant to Section 5.5(a)(i). The Trustee shall notify the Rating Agency of any liquidation commenced pursuant to this Section 5.5.

Section 5.6 Trustee May Enforce Claims Without Possession of Notes. All rights of action and claims under this Indenture or under any of the Secured Notes may be prosecuted and enforced by the Trustee without the possession of any of the Secured Notes or the production thereof in any trial or other Proceeding relating thereto, and any such action or Proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall be applied as set forth in Section 5.7 hereof.

Section 5.7 Application of Money Collected. Any Money collected by the Trustee with respect to the Notes pursuant to this Article V and any Money that may then be held or thereafter received by the Trustee with respect to the Notes hereunder shall be applied, subject to Section 13.1 and in accordance with the provisions of Section 11.1(a)(iii), on each Payment Date. Upon the final distribution of all proceeds of any liquidation of the Collateral Obligations, Equity Securities and the Eligible Investments effected hereunder, the provisions of Section 4.1(a) and (b) shall be deemed satisfied for the purposes of discharging this Indenture pursuant to Article IV.

Section 5.8 Limitation on Suits. No Holder of any Note shall have any right to institute any Proceedings, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a) such Holder has previously given to the Trustee written notice of an Event of Default;

(b) the Holders of not less than 25% of the then Aggregate Outstanding Amount of the Notes of the Controlling Class shall have made written request to the Trustee to institute Proceedings in respect of such Event of Default in its own name as Trustee hereunder and such Holder or Holders have provided the Trustee indemnity reasonably satisfactory to the Trustee against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities to be incurred in compliance with such request;

(c) the Trustee, for 30 days after its receipt of such notice, request and provision of such indemnity to the Trustee, has failed to institute any such Proceeding; and

(d) no direction inconsistent with such written request has been given to the Trustee during such 30-day period by a Majority of the Controlling Class; it being understood and intended that no one or more Holders of Notes shall have any right in any manner whatever by virtue of, or by availing itself of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders of Notes of the same Class or to obtain or to seek to obtain priority or preference over any other Holders of the Notes of the same Class or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders of Notes of the same Class subject to and in accordance with Section 13.1 and the Priority of Payments.

In the event the Trustee shall receive conflicting or inconsistent requests and indemnity pursuant to this Section 5.8 from two or more groups of Holders of the Controlling Class, each representing less than a Majority of the Controlling Class, the Trustee shall act in accordance with the request specified by the group of Holders with the greatest percentage of the Aggregate Outstanding Amount of the Controlling Class, notwithstanding any other provisions of this Indenture. If all such groups represent the same percentage, the Trustee, in its sole discretion, may determine what action, if any, shall be taken.

Section 5.9 Unconditional Rights of Secured Noteholders to Receive Principal and Interest. Subject to Section 2.7(i), but notwithstanding any other provision of this Indenture, the Holder of any Secured Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Secured Note, as such principal, interest and other amounts become due and payable in accordance with the Priority of Payments and Section 13.1, as the case may be, and, subject to the provisions of Sections 5.4(d) and 5.8, to institute proceedings for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder. Holders of Secured Notes ranking junior to Notes still Outstanding shall have no right to institute Proceedings for the enforcement of any such payment until such time as no Secured Note ranking senior to such Secured Note remains Outstanding, which right shall be subject to the provisions of Sections 5.4(d) and 5.8, and shall not be impaired without the consent of any such Holder.

Section 5.10 Restoration of Rights and Remedies. If the Trustee or any Noteholder has instituted any Proceeding to enforce any right or remedy under this Indenture and such Proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Noteholder, then and in every such case the Co-Issuers, the Trustee and the Noteholder shall, subject to any determination in such Proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Noteholder shall continue as though no such Proceeding had been instituted.

Section 5.11 Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Trustee or to the Noteholders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 5.12 Delay or Omission Not Waiver. No delay or omission of the Trustee or any Holder of Secured Notes to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein or of a subsequent Event of Default. Every right and remedy given by this Article V or by law to the Trustee or to the Holders of the Secured Notes may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders of the Secured Notes.

Section 5.13 Control by Majority of Controlling Class. A Majority of the Controlling Class shall have the right following the occurrence, and during the continuance of, an Event of Default to cause the institution of and direct the time, method and place of conducting any Proceeding for any remedy available to the Trustee; provided that:

(a) such direction shall not conflict with any rule of law or with any express provision of this Indenture;

(b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction; provided that subject to Section 6.1, the Trustee need not take any action that it determines might involve it in liability or expense (unless the Trustee has received the indemnity as set forth in (c) below);

(c) the Trustee shall have been provided with indemnity reasonably satisfactory to it; and

(d) notwithstanding the foregoing, any direction to the Trustee to undertake a Sale of the Assets shall be by the Holders of Notes representing the requisite percentage of the Aggregate Outstanding Amount of Notes specified in Section 5.4 and/or Section 5.5.

Section 5.14 Waiver of Past Defaults. Prior to the time a judgment or decree for payment of the Money due has been obtained by the Trustee, as provided in this Article V, a Majority of the Controlling Class may on behalf of the Holders of all the Notes waive any past Default or Event of Default and its consequences, except a Default:

(a) in the payment of the principal of any Secured Note (which may be waived only with the consent of the Holder of such Secured Note);

(b) in the payment of interest on any Secured Notes (which may be waived only with the consent of the Holders of such Secured Note);

(c) in respect of a covenant or provision hereof that under Section 8.2 cannot be modified or amended without the waiver or consent of the Holder of each Outstanding Note materially and adversely affected thereby (which may be waived only with the consent of each such Holder); or

(d) in respect of a representation contained in Section 7.19 (which may be waived only by a Majority of the Controlling Class if the S&P Rating Condition is satisfied).

In the case of any such waiver, the Co-Issuers, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder, respectively, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto. The Trustee shall promptly give written notice of any such waiver to the Collateral Manager, the Issuer (and, subject to Section 14.3(c), the Issuer shall provide such notice to the Rating Agency then rating a Class of Secured Notes) and each Holder. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture.

Section 5.15 Undertaking for Costs. All parties to this Indenture agree, and each Holder of any Note by such Holder’s acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 5.15 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Noteholder, or group of Noteholders, holding in the aggregate more than 10% of the Aggregate Outstanding Amount of the Controlling Class, or to any suit instituted by any Noteholder for the enforcement of the payment of the principal of or interest on any Note on or after the applicable Stated Maturity (or, in the case of redemption, on or after the applicable Redemption Date).

Section 5.16 Waiver of Stay or Extension Laws. The Co-Issuers covenant (to the extent that they may lawfully do so) that they will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any valuation, appraisement, redemption or marshalling law or rights, in each case wherever enacted, now or at any time hereafter in force, which may affect the covenants, the performance of or any remedies under this Indenture; and the Co-Issuers (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law or rights, and covenant that they will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted or rights created.

Section 5.17 Sale of Assets. (a) The power to effect any sale (a “Sale”) of any portion of the Assets pursuant to Sections 5.4 and 5.5 shall not be exhausted by any one or more Sales as to any portion of such Assets remaining unsold, but shall continue unimpaired until the entire Assets shall have been sold or all amounts secured by the Assets shall have been paid. The Trustee may upon notice to the Noteholders and the Collateral Manager, and shall, upon direction of a Majority of the Controlling Class, from time to time postpone any Sale by public announcement made at the time and place of such Sale. The Trustee hereby expressly waives its rights to any amount fixed by law as compensation for any Sale; provided that the Trustee shall be authorized to deduct the reasonable costs, charges and expenses (including but not limited to costs and expenses of counsel) incurred by it in connection with such Sale from the proceeds thereof notwithstanding the provisions of Section 6.7 or other applicable terms hereof.

(b) The Trustee and the Collateral Manager (or any Affiliate of the Collateral Manager or fund or account managed by the Collateral Manager or its Affiliates) may bid for and acquire any portion of the Assets in connection with a public Sale thereof, and the Trustee may pay all or part of the purchase price by crediting against amounts owing on the Secured Notes in the case of the Assets or other amounts secured by the Assets, all or part of the net proceeds of such Sale after deducting the reasonable costs, charges and expenses (including but not limited to costs and expenses of counsel) incurred by the Trustee in connection with such Sale notwithstanding the provisions of Section 6.7 hereof or other applicable terms hereof. The Secured Notes need not be produced in order to complete any such Sale, or in order for the net proceeds of such Sale to be credited against amounts owing on the Notes. The Trustee may hold, lease, operate, manage or otherwise deal with any property so acquired in any manner permitted by law in accordance with this Indenture.

(c) If any portion of the Assets consists of securities issued without registration under the Securities Act (“Unregistered Securities”), the Trustee may seek an Opinion of Counsel, or, if no such Opinion of Counsel can be obtained and with the consent of a Majority of the Controlling Class, seek a no action position from the Securities and Exchange Commission or any other relevant federal or State regulatory authorities, regarding the legality of a public or private Sale of such Unregistered Securities.

(d) The Trustee shall execute and deliver an appropriate instrument of conveyance transferring its interest in any portion of the Assets in connection with a Sale thereof, without recourse, representation or warranty. In addition, the Trustee is hereby irrevocably appointed the agent and attorney in fact of the Issuer to transfer and convey its interest in any portion of the Assets in connection with a Sale thereof, and to take all action necessary to effect such Sale. No purchaser or transferee at such a sale shall be bound to ascertain the Trustee’s authority, to inquire into the satisfaction of any conditions precedent or see to the application of any Monies.

(e) The Trustee shall provide notice of any public Sale to the Holders of the Subordinated Notes and the Collateral Manager at least 10 days prior to such public Sale, and the Holders of the Subordinated Notes shall be permitted to participate in any such public Sale to the extent permitted by applicable law and such Holders or the Collateral Manager, as the case may be, meet any applicable eligibility requirements with respect to such Sale.

Section 5.18 Action on the Notes. The Trustee’s right to seek and recover judgment on the Notes or under this Indenture shall not be affected by the seeking or obtaining of or application for any other relief under or with respect to this Indenture. Neither the lien of this Indenture nor any rights or remedies of the Trustee or the Noteholders shall be impaired by the recovery of any judgment by the Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Assets or upon any of the assets of the Issuer or the Co-Issuer.

ARTICLE VI

THE TRUSTEE

Section 6.1 Certain Duties and Responsibilities. (a) Except during the continuance of an Event of Default known to the Trustee:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; provided that in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they substantially conform to the requirements of this Indenture and shall promptly, but in any event within three Business Days in the case of an Officer’s certificate furnished by the Collateral Manager, notify the party delivering the same if such certificate or opinion does not conform. If a corrected form shall not have been delivered to the Trustee within 15 days after such notice from the Trustee, the Trustee shall so notify the Noteholders.

(b) In case an Event of Default known to the Trustee has occurred and is continuing, the Trustee shall, prior to the receipt of directions, if any, from a Majority of the Controlling Class, or such other percentage as permitted by this Indenture, exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this subsection shall not be construed to limit the effect of subsection (a) of this Section 6.1;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it shall be proven that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Issuer, the Co-Issuer or the Collateral Manager in accordance with this Indenture and/or a Majority (or such other percentage as may be required by the terms hereof) of the Controlling Class (or other Class if required or permitted by the terms hereof), relating to the time, method and place of conducting any Proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity satisfactory to it against such risk or liability is not reasonably assured to it;

(v) in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage (including lost profits) even if the Trustee has been advised of the likelihood of such damages and regardless of such action; and

(vi) in no event shall the Trustee have any obligation to determine or verify whether the U.S. Risk Retention Rules or the risk retention regulations of any other jurisdiction have been satisfied.

(d) For all purposes under this Indenture, the Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default described in Sections 5.1(c), (d), (e), or (f) unless a Trust Officer assigned to and working in the Corporate Trust Office has actual knowledge thereof or unless written notice of any event which is in fact such an Event of Default or Default is received by the Trustee at the Corporate Trust Office, and such notice references the Notes generally, the Issuer, the Co-Issuer, the Assets or this Indenture. For purposes of determining the Trustee’s responsibility and liability hereunder, whenever reference is made in this Indenture to such an Event of Default or a Default, such reference shall be construed to refer only to such an Event of Default or Default of which the Trustee is deemed to have notice as described in this Section 6.1.

(e) Not later than one Business Day after the Trustee receives (i) notice of assignment pursuant to Section 13 of the Collateral Management Agreement, (ii) notice of termination pursuant to Section 12 of the Collateral Management Agreement or (iii) notice of a “cause” event (pursuant to Section 14 of the Collateral Management Agreement) of the Collateral Management Agreement, the Trustee shall forward a copy of such notice to the Noteholders (as their names appear in the Register).

(f) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 6.1.

(g) The Trustee shall have no obligation or liability to determine or verify if the conditions for acceptance of a Contribution or the application thereof to any Permitted Use have been satisfied.

(h) The Trustee agrees to provide to the Issuer and the Collateral Manager all information reasonably available to it relating to the Assets or the transactions contemplated by this Indenture (other than information the Trustee has reasonably determined is confidential or proprietary) that is reasonably requested by the Issuer or the Collateral Manager in connection with regulatory matters, including any information that is necessary or advisable in order for the Collateral Manager (or its parent or Affiliates) to complete its Form ADV, to file its reports on Form PF or to comply with any requirements of the Dodd–Frank Wall Street Reform and Consumer Protection Act, as amended from time to time, and any other laws or regulations applicable to the Collateral Manager from time to time.

(i) The Trustee is hereby authorized and directed to execute and deliver the Risk Retention Letter.

Section 6.2 Notice of Event of Default. Promptly (and in no event later than three Business Days) after the occurrence of any Event of Default actually known to a Trust Officer of the Trustee or after any declaration of acceleration has been made or delivered to the Trustee pursuant to Section 5.2, the Trustee shall transmit by mail to the Collateral Manager, the Issuer (and, subject to Section 14.3(c), the Issuer shall provide such notice to the Rating Agency then rating a Class of Secured Notes), and all Holders, as their names and addresses appear on the Register, notice of all Event of Defaults hereunder known to the Trustee, unless such Event of Default shall have been cured or waived.

Section 6.3 Certain Rights of Trustee. Except as otherwise provided in Section 6.1:

(a) the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) any request or direction of the Issuer or the Co-Issuer mentioned herein shall be sufficiently evidenced by an Issuer Request or Issuer Order, as the case may be;

(c) whenever in the administration of this Indenture the Trustee shall (i) deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s certificate or Issuer Order or (ii) be required to determine the value of any Assets or funds hereunder or the cash flows projected to be received therefrom, the Trustee may, in the absence of bad faith on its part, rely on reports of nationally recognized accountants (which may or may not be the Independent accountants appointed by the Issuer pursuant to Section 10.8(a)), investment bankers or other persons qualified to provide the information required to make such determination, including nationally recognized dealers in securities of the type being valued and securities quotation services;

(d) as a condition to the taking or omitting of any action by it hereunder, the Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in reliance thereon;

(e) the Trustee shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have provided to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities which might reasonably be incurred by it in complying with such request or direction (or actions in respect thereof);

(f) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document, but the Trustee, in its discretion, may, and upon the written direction of a Majority of the Controlling Class or of a Rating Agency shall (subject to the right hereunder to be reasonably satisfactorily indemnified for associated expense and liability), make such further inquiry or investigation into such facts or matters as it may see fit or as it shall be directed, and the Trustee shall be entitled, on reasonable prior written notice to the Co-Issuers and the Collateral Manager, to examine the books and records relating to the Notes and the Assets, personally or by agent or attorney, during the Co-Issuers’ or the Collateral Manager’s normal business hours; provided that the Trustee shall, and shall cause its agents to, hold in confidence all such information, except (i) to the extent disclosure may be required by law or by any regulatory, administrative or governmental authority, (ii) as otherwise required pursuant to this Indenture and (iii) to the extent that the Trustee, in its sole discretion, may determine that such disclosure is consistent with its obligations hereunder; provided, further, that the Trustee may disclose on a confidential basis any such information to its agents, attorneys and auditors in connection with the performance of its responsibilities hereunder;

(g) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided that the Trustee shall not be responsible for any misconduct or negligence on the part of any agent appointed or attorney appointed, with due care by it hereunder;

(h) the Trustee shall not be liable for any action it takes or omits to take in good faith that it reasonably believes to be authorized or within its rights or powers hereunder, including actions or omissions to act at the direction of the Collateral Manager;

(i) nothing herein shall be construed to impose an obligation on the part of the Trustee to monitor, recalculate, evaluate or verify or independently determine the accuracy of any report, certificate or information received from the Issuer or Collateral Manager (unless and except to the extent otherwise expressly set forth herein);

(j) to the extent any defined term hereunder, or any calculation required to be made or determined by the Trustee hereunder, is dependent upon or defined by reference to generally accepted accounting principles (as in effect in the United States) (“GAAP”), the Trustee shall be entitled to request and receive (and rely upon) instruction from the Issuer or the accountants, which may or may not be the Independent accountants appointed by the Issuer pursuant to Section 10.8(a) (and in the absence of its receipt of timely instruction therefrom, shall be entitled to obtain from an Independent accountant at the expense of the Issuer) as to the application of GAAP in such connection, in any instance;

(k) the Trustee is authorized, at the request of the Collateral Manager, to accept directions or otherwise enter into agreements regarding the remittance of fees owing to the Collateral Manager;

(l) the Trustee shall not be liable for the actions or omissions of, or any inaccuracies in the records of, the Collateral Manager, the Issuer, the Co-Issuer, any Paying Agent (other than the Trustee), DTC, Euroclear, Clearstream, or any other Clearing Agency or depository and without limiting the foregoing, the Trustee shall not be under any obligation to monitor, evaluate or verify compliance by the Collateral Manager with the terms hereof or of the Collateral Management Agreement, or to verify or independently determine the accuracy of information received by the Trustee from the Collateral Manager (or from any selling institution, agent bank, trustee or similar source) with respect to the Assets;

(m) notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Trustee, the Custodian or the Securities Intermediary shall be under a duty or obligation in connection with the acquisition or Grant by the Issuer to the Trustee of any item constituting the Assets, or to evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Issuer in connection with its Grant or otherwise, or in that regard to examine any Underlying Instrument, in each case, in order to determine compliance with applicable requirements of and restrictions on transfer in respect of such Assets;

(n) in the event the Bank or an Affiliate of the Bank is also acting in the capacity of Paying Agent, Registrar, Transfer Agent, Custodian, Calculation Agent or Securities Intermediary, the rights, protections, benefits, immunities and indemnities afforded to the Trustee pursuant to this Article VI shall also be afforded to the Bank or such Affiliate acting in such capacities; provided that such rights, protections, benefits, immunities and indemnities shall be in addition to any rights, immunities and indemnities provided in the Securities Account Control Agreement or any other documents to which the Bank or such Affiliate in such capacity is a party (provided that the foregoing shall not be construed to impose upon such Person the duties or standard of care (including any prudent person standard) of the Trustee);

(o) any permissive right of the Trustee to take or refrain from taking actions enumerated in this Indenture shall not be construed as a duty;

(p) the Trustee shall not be required to give any bond or surety in respect of the execution of this Indenture or otherwise;

(q) the Trustee shall not be deemed to have notice or knowledge of any matter unless a Trust Officer has actual knowledge thereof or unless written notice thereof is received by the Trustee at the Corporate Trust Office and such notice references the Notes generally, the Issuer, the Co-Issuer or this Indenture. Subject to Section 6.1(d), whenever reference is made in this Indenture to a Default or an Event of Default such reference shall, insofar as determining any liability on the part of the Trustee is concerned, be construed to refer only to a Default or an Event of Default of which the Trustee is deemed to have knowledge in accordance with this paragraph (q);

(r) the Trustee shall not be responsible for delays or failures in performance resulting from circumstances beyond its control (such circumstances include but are not limited to acts of God, strikes, lockouts, riots, acts of war, loss or malfunctions of utilities, computer (hardware or software) or communication services);

(s) to help fight the funding of terrorism and money laundering activities, the Trustee will obtain, verify, and record information that identifies individuals or entities that establish a relationship or open an account with the Trustee. The Trustee will ask for the name, address, tax identification number and other information that will allow the Trustee to identify the individual or entity who is establishing the relationship or opening the account. The Trustee may also ask for formation documents such as articles of incorporation, an offering memorandum, or other identifying documents to be provided;

(t) to the extent not inconsistent herewith, the rights, protections, immunities and indemnities afforded to the Trustee pursuant to this Indenture also shall be afforded to the Collateral Administrator; provided that such rights, immunities and indemnities shall be in addition to any rights, immunities and indemnities provided in the Collateral Administration Agreement;

(u) in making or disposing of any investment permitted by this Indenture, the Trustee is authorized to deal with itself (in its individual capacity) or with any one or more of its Affiliates, in each case on an arm’s-length basis, whether it or such Affiliate is acting as a subagent of the Trustee or for any third person or dealing as principal for its own account. If otherwise qualified, obligations of the Bank or any of its Affiliates shall qualify as Eligible Investments hereunder;

(v) the Trustee or its Affiliates are permitted to receive additional compensation that could be deemed to be in the Trustee’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or subcustodian with respect to certain of the Eligible Investments, (ii) using Affiliates to effect transactions in certain Eligible Investments and (iii) effecting transactions in certain Eligible Investments. Such compensation is not payable or reimbursable under Section 6.7 of this Indenture;

(w) the Trustee shall have no duty (i) to see to any recording, filing, or depositing of this Indenture or any supplemental indenture or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording, filing or depositing or to any rerecording, refiling or redepositing of any thereof or (ii) to maintain any insurance;

(x) neither the Trustee nor the Collateral Administrator shall have any obligation to determine: (i) if a Collateral Obligation meets the criteria or eligibility restrictions imposed by this Indenture or (ii) if the Collateral Manager has not provided it with the information necessary for making such determination, whether the conditions specified in the definition of “Delivered” have been complied with;

(y) in accordance with the U.S. Unlawful Internet Gambling Act (the Gambling Act), the Issuer may not use the Accounts or other U.S. Bank Trust Company, National Association facilities in the United States to process “restricted transactions” as such term is defined in U.S. 31 CFR Section 132.2(y) (and therefore, neither the Issuer nor any person who has an ownership interest in or control over the Accounts may use it to process or facilitate payments for prohibited internet gambling transactions);

(z) unless the Trustee receives written notice of an error or omission related to financial information or disbursements provided to the Holders within 90 days following the Holders’ receipt of the same, the Trustee shall have no liability in connection with such error or omission and, absent direction by the requisite percentage of Holders entitled to direct the Trustee, no further obligation in connection thereof;

(aa) the Trustee will be under no obligation to evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Issuer in connection with the Grant by the Issuer to the Trustee of any item constituting the Assets or otherwise, or in that regard to examine any Underlying Instruments, in order to determine compliance with applicable requirements of and restrictions on transfer of a Collateral Obligation;

(bb) the Trustee is authorized, at the request of the Collateral Manager, to accept directions or otherwise enter into agreements regarding the remittance of fees owing to the Collateral Manager;

(cc) the Trustee shall have no obligation, responsibility or liability for determining, selecting or verifying an Alternative Reference Rate, the Benchmark Replacement Rate, the Benchmark Replacement Rate Adjustment, the Benchmark Replacement Rate Adjustment or the Fallback Rate (or any components thereof) (including, without limitation, whether a Benchmark Replacement Date or Benchmark Transition Event has occurred or if any conditions to the designation of any such rate have been satisfied); and

(dd) notwithstanding anything to the contrary herein, any and all communications (both text and attachments) by or from the Trustee that the Trustee in its sole discretion deems to contain confidential, proprietary, and/or sensitive information and sent by electronic mail may, at the Trustee’s option be encrypted.

Section 6.4 Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, other than the Certificate of Authentication thereon, shall be taken as the statements of the Applicable Issuers; and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Indenture (except as may be made with respect to the validity of the Trustee’s obligations hereunder), the Assets or the Notes. The Trustee shall not be accountable for the use or application by the Co-Issuers of the Notes or the proceeds thereof or any Money paid to the Co-Issuers pursuant to the provisions hereof.

Section 6.5 May Hold Notes. The Trustee, any Paying Agent, Registrar or any other agent of the Co-Issuers, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Co-Issuers or any of their Affiliates with the same rights it would have if it were not Trustee, Paying Agent, Registrar or such other agent.

Section 6.6 Money Held in Trust. Money held by the Trustee hereunder shall be held in trust to the extent required herein. The Trustee shall be under no liability for interest on any Money received by it hereunder except to the extent of income or other gain on investments which are deposits in or certificates of deposit of the Bank in its commercial capacity and income or other gain actually received by the Trustee on Eligible Investments.

Section 6.7 Compensation and Reimbursement. (a) The Issuer agrees:

(i) to pay the Trustee on each Payment Date reasonable compensation, as set forth in a separate fee schedule, for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(ii) except as otherwise expressly provided herein, to reimburse the Trustee in a timely manner upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Indenture or other Transaction Document (including, without limitation, securities transaction charges and the reasonable compensation and expenses and disbursements of its agents and legal counsel and of any accounting firm or investment banking firm employed by the Trustee pursuant to Section 5.4, 5.5, 6.3(c) or 10.6, except any such expense, disbursement or advance as may be attributable to its negligence, willful misconduct or bad faith) but with respect to securities transaction charges, only to the extent any such charges have not been waived during a Collection Period due to the Trustee’s receipt of a payment from a financial institution with respect to certain Eligible Investments, as specified by the Collateral Manager;

(iii) to indemnify the Trustee and its officers, directors, employees and agents for, and to hold them harmless against, any loss, liability or expense (including reasonable attorneys fees and expenses) incurred without negligence, willful misconduct or bad faith on their part, arising out of or in connection with the acceptance or administration of this trust or the performance of its duties hereunder or under any of the other Transaction Documents, including the costs and expenses of defending themselves (including reasonable attorneys’ fees and costs) against any claim or liability in connection with the exercise or performance of any of their powers or duties hereunder and under any other agreement or instrument related hereto; and

(iv) to pay the Trustee reasonable additional compensation together with its expenses (including reasonable counsel fees) for any collection or enforcement action taken pursuant to Section 6.13 or Article V, respectively.

(b) The Trustee shall receive amounts pursuant to this Section 6.7 and any other amounts payable to it under this Indenture or in any of the Transaction Documents to which the Trustee is a party only as provided in Sections 11.1(a)(i) and (ii) but only to the extent that funds are available for the payment thereof. Subject to Section 6.9, the Trustee shall continue to serve as Trustee under this Indenture notwithstanding the fact that the Trustee shall not have received amounts due it hereunder; provided that nothing herein shall impair or affect the Trustee’s rights under Section 6.9. No direction by the Noteholders shall affect the right of the Trustee to collect amounts owed to it under this Indenture. If on any date when a fee or an expense shall be payable to the Trustee pursuant to this Indenture insufficient funds are available for the payment thereof, any portion of a fee or an expense not so paid shall be deferred and payable on such later date on which a fee or an expense shall be payable and sufficient funds are available therefor.

(c) The Trustee hereby agrees not to cause the filing of a petition in bankruptcy for the non-payment to the Trustee of any amounts provided by this Section 6.7 until at least one year, or if longer the applicable preference period then in effect, and one day after the payment in full of all Notes issued under this Indenture.

(d) The Issuer’s payment obligations to the Trustee under this Section 6.7 shall be secured by the lien of this Indenture payable in accordance with the Priority of Payments, and shall survive the discharge of this Indenture and the resignation or removal of the Trustee. When the Trustee incurs expense after the occurrence of a Default or an Event of Default under Section 5.1(e) or (f), the expenses are intended to constitute expenses of administration under the Bankruptcy Law or any other applicable federal or state bankruptcy, insolvency or similar law.

Section 6.8 Corporate Trustee Required; Eligibility. There shall at all times be a Trustee hereunder which shall be an Independent organization or entity organized and doing business under the laws of the United States of America or of any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least U.S.$200,000,000, subject to supervision or examination by federal or state authority, having a rating of at least “BBB+” by S&P and having an office within the United States. If such organization or entity publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 6.8, the combined capital and surplus of such organization or entity shall be deemed to be its combined capital and surplus as set forth in its most recent published report of condition. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 6.8, it shall resign immediately in the manner and with the effect hereinafter specified in this Article VI.

Section 6.9 Resignation and Removal; Appointment of Successor. (a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article VI shall become effective until the acceptance of appointment by the successor Trustee under Section 6.10.

(b) The Trustee may resign at any time by giving not less than 30 days’ written notice thereof to the Co-Issuers (and, subject to Section 14.3(c), the Issuer shall provide notice to the Rating Agency then rating a Class of Secured Notes), the Collateral Manager and the Holders of the Notes. Upon receiving such notice of resignation, the Co-Issuers shall promptly appoint a successor trustee or trustees satisfying the requirements of Section 6.8 by written instrument, in duplicate, executed by an Authorized Officer of the Issuer, one copy of which shall be delivered to the Trustee so resigning and one copy to the successor Trustee or Trustees, together with a copy to each Holder and the Collateral Manager; provided that such successor Trustee shall be appointed only upon the written consent of a Majority of the Secured Notes of each Class (voting separately by Class) or, at any time when an Event of Default shall have occurred and be continuing or when a successor Trustee has been appointed pursuant to Section 6.9(e), by an Act of a Majority of the Controlling Class. If no successor Trustee shall have been appointed and an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee or any Holder, on behalf of itself and all others similarly situated, may petition any court of competent jurisdiction for the appointment of a successor Trustee satisfying the requirements of Section 6.8.

(c) The Trustee may be removed at any time by Act of a Majority of each Class of Notes (voting separately by Class) or, at any time when an Event of Default shall have occurred and be continuing by an Act of a Majority of the Controlling Class, delivered to the Trustee and to the Co-Issuers.

(d) If at any time:

(i) the Trustee shall cease to be eligible under Section 6.8 and shall fail to resign after written request therefor by the Co-Issuers or by any Holder; or

(ii) the Trustee shall become incapable of acting or shall be adjudged as bankrupt or insolvent or a receiver or liquidator of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then, in any such case (subject to Section 6.9(a)), (A) the Co-Issuers, by Issuer Order, may remove the Trustee, or (B) subject to Section 5.15, any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Trustee for any reason (other than resignation), the Co-Issuers, by Issuer Order, shall promptly appoint a successor Trustee. If the Co-Issuers shall fail to appoint a successor Trustee within 30 days after such resignation, removal or incapability or the occurrence of such vacancy, a successor Trustee may be appointed by a Majority of the Controlling Class by written instrument delivered to the Issuer and the retiring Trustee. The successor Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee and supersede any successor Trustee proposed by the Co-Issuers. If no successor Trustee shall have been so appointed by the Co-Issuers or a Majority of the Controlling Class and shall have accepted appointment in the manner hereinafter provided, subject to Section 5.15, any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f) The Co-Issuers shall give prompt notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee by mailing written notice of such event by first class mail, postage prepaid, to the Collateral Manager, subject to Section 14.3(c), the Rating Agency then rating a Class of Secured Notes and to the Holders of the Notes as their names and addresses appear in the Register. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office. If the Co-Issuers fail to mail such notice within ten days after acceptance of appointment by the successor Trustee, the successor Trustee shall cause, subject to Section 14.3(c), such notice to be given at the expense of the Co-Issuers.

(g) Any resignation or removal of the Trustee under this Section 6.9 shall be an effective resignation or removal of the Bank in all capacities under this Indenture.

Section 6.10 Acceptance of Appointment by Successor. Every successor Trustee appointed hereunder shall meet the requirements of Section 6.8 and shall execute, acknowledge and deliver to the Co-Issuers and the retiring Trustee an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Trustee; but, on request of the Co-Issuers or a Majority of any Class of Secured Notes or the successor Trustee, such retiring Trustee shall, upon payment of its charges then unpaid, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and Money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Co-Issuers shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

Section 6.11 Merger, Conversion, Consolidation or Succession to Business of Trustee. Any organization or entity into which the Trustee may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided that such organization or entity shall be otherwise qualified and eligible under this Article VI, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any of the Notes has been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 6.12 Co-Trustees. At any time or times, for the purpose of meeting the legal requirements of any jurisdiction in which any part of the Assets may at the time be located, the Co-Issuers and the Trustee shall have power to appoint one or more Persons to act as co-trustee (subject to, only if the requirements set forth in Section 6.8 relating to trustee eligibility are not satisfied, satisfaction of the S&P Rating Condition), jointly with the Trustee, of all or any part of the Assets, with the power to file such proofs of claim and take such other actions pursuant to Section 5.6 herein and to make such claims and enforce such rights of action on behalf of the Holders, as such Holders themselves may have the right to do, subject to the other provisions of this Section 6.12.

The Co-Issuers shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint a co-trustee. If the Co-Issuers do not join in such appointment within 15 days after the receipt by them of a request to do so, the Trustee shall have the power to make such appointment.

Should any written instrument from the Co-Issuers be required by any co-trustee so appointed, more fully confirming to such co-trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Co-Issuers. The Co-Issuers agree to pay, to the extent funds are available therefor under Section 11.1(a)(i)(A), for any reasonable fees and expenses in connection with such appointment.

Every co-trustee shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms:

(a) the Notes shall be authenticated and delivered and all rights, powers, duties and obligations hereunder in respect of the custody of securities, Cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised solely by the Trustee;

(b) the rights, powers, duties and obligations hereby conferred or imposed upon the Trustee in respect of any property covered by the appointment of a co-trustee shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and such co-trustee jointly as shall be provided in the instrument appointing such co-trustee;

(c) the Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Co-Issuers evidenced by an Issuer Order, may accept the resignation of or remove any co-trustee appointed under this Section 6.12, and in case an Event of Default has occurred and is continuing, the Trustee shall have the power to accept the resignation of, or remove, any such co-trustee without the concurrence of the Co-Issuers. A successor to any co-trustee so resigned or removed may be appointed in the manner provided in this Section 6.12;

(d) no co-trustee hereunder shall be personally liable by reason of any act or omission of the Trustee hereunder;

(e) the Trustee shall not be liable by reason of any act or omission of a co-trustee; and

(f) any Act of Holders delivered to the Trustee shall be deemed to have been delivered to each co-trustee.

Subject to Section 14.3(c), the Issuer shall notify the Rating Agency then rating a Class of Secured Notes of the appointment of a co-trustee hereunder.

Section 6.13 Certain Duties of Trustee Related to Delayed Payment of Proceeds. If the Trustee shall not have received a payment with respect to any Asset on its Due Date, (a) the Trustee shall promptly notify the Issuer and the Collateral Manager in writing and (b) unless within three Business Days (or the end of the applicable grace period for such payment, if any) after such notice (x) such payment shall have been received by the Trustee or (y) the Issuer, in its absolute discretion (but only to the extent permitted by Section 10.2(a)), shall have made provision for such payment satisfactory to the Trustee in accordance with Section 10.2(a), the Trustee shall, not later than the Business Day immediately following the last day of such period and in any case upon request by the Collateral Manager, request the issuer of such Asset, the trustee under the related Underlying Instrument or paying agent designated by either of them, as the case may be, to make such payment not later than three Business Days after the date of such request. If such payment is not made within such time period, the Trustee, subject to the provisions of clause (iv) of Section 6.1(c), shall take such action as the Collateral Manager shall direct. Any such action shall be without prejudice to any right to claim a Default or Event of Default under this Indenture. If the Issuer or the Collateral Manager requests a release of an Asset and/or delivers an additional Collateral Obligation in connection with any such action under the Collateral Management Agreement, such release and/or substitution shall be subject to Section 10.7 and Article XII of this Indenture, as the case may be. Notwithstanding any other provision hereof, the Trustee shall deliver to the Issuer or its designee any payment with respect to any Asset or any additional Collateral Obligation received after the Due Date thereof to the extent the Issuer previously made provisions for such payment satisfactory to the Trustee in accordance with this Section 6.13 and such payment shall not be deemed part of the Assets.

Section 6.14 Authenticating Agents. Upon the request of the Co-Issuers, the Trustee shall, and if the Trustee so chooses the Trustee may, appoint one or more Authenticating Agents with power to act on its behalf and subject to its direction in the authentication of Notes in connection with issuance, transfers and exchanges under Sections 2.4, 2.5, 2.6 and 8.5, as fully to all intents and purposes as though each such Authenticating Agent had been expressly authorized by such Sections to authenticate such Notes. For all purposes of this Indenture, the authentication of Notes by an Authenticating Agent pursuant to this Section 6.14 shall be deemed to be the authentication of Notes by the Trustee.

Any corporation into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, consolidation or conversion to which any Authenticating Agent shall be a party, or any corporation succeeding to the corporate trust business of any Authenticating Agent, shall be the successor of such Authenticating Agent hereunder, without the execution or filing of any further act on the part of the parties hereto or such Authenticating Agent or such successor corporation.

Any Authenticating Agent may at any time resign by giving written notice of resignation to the Trustee and the Issuer. The Trustee may at any time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent and the Co-Issuers. Upon receiving such notice of resignation or upon such a termination, the Trustee shall, upon the written request of the Issuer, promptly appoint a successor Authenticating Agent and shall give written notice of such appointment to the Co-Issuers.

Unless the Authenticating Agent is also the same entity as the Trustee, the Issuer agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services, and reimbursement for its reasonable expenses relating thereto as an Administrative Expense. The provisions of Sections 2.8, 6.4 and 6.5 shall be applicable to any Authenticating Agent.

Section 6.15 Withholding. If any withholding tax is imposed by applicable law on the Issuer’s payment under the Notes, such tax shall reduce the amount otherwise distributable to the relevant Holder. For the avoidance of doubt, any withholding tax withheld in connection with FATCA shall be treated as imposed by applicable law. The Trustee or Paying Agent is hereby authorized and directed to retain from amounts otherwise distributable to any Holder sufficient funds for the payment of any such tax that is legally owed or required to be withheld by the Issuer, including, but not limited to, due to the failure by a Holder to provide the Issuer or its agents with any correct, complete and accurate information and documentation that may be required for the Issuer to comply with FATCA or Sections 1441, 1445 and 1446 of the Code, the Cayman FATCA Legislation and the CRS and to prevent the imposition of U.S. federal withholding tax under FATCA on payments to or for the benefit of the Issuer or the failure by a Holder that is a “foreign financial institution” as defined under FATCA that, unless otherwise exempted or excused, fails to register with the IRS (or to otherwise fulfill its own obligations under FATCA) or to take any other action reasonably necessary (in the determination of the Issuer, the Collateral Manager or their respective agents or affiliates) to enable the Issuer or an Intermediary to comply with FATCA and to timely remit such amounts to the appropriate taxing authority. Such authorization, however, shall not prevent the Trustee from contesting any such tax in appropriate Proceedings and withholding payment of such tax, if permitted by law, pending the outcome of such Proceedings. The amount of any withholding tax imposed with respect to any Note shall be treated as Cash distributed to the relevant Holder at the time it is withheld by the Trustee or any Paying Agent. If there is a possibility that withholding is required by applicable law with respect to a distribution, the Paying Agent or the Trustee may, in its sole discretion, withhold such amounts in accordance with this Section 6.15. If any Holder or beneficial owner wishes to apply for a refund of any such withholding tax, the Trustee or such Paying Agent shall reasonably cooperate with such Holder in making such claim by providing readily available information so long as such Person agrees to reimburse the Trustee or such Paying Agent, as applicable, for any out-of-pocket expenses incurred in doing so. Nothing herein shall impose an obligation on the part of the Trustee or any Paying Agent to determine the amount of any tax or withholding obligation on the part of the Issuer or in respect of the Notes.

Section 6.16 Fiduciary for Secured Noteholders Only; Agent for each other Secured Party and the Holders of the Subordinated Notes. With respect to the security interest created hereunder, the delivery of any Asset to the Trustee is to the Trustee as representative of the Secured Noteholders and agent for each other Secured Party and the Holders of the Subordinated Notes. In furtherance of the foregoing, the possession by the Trustee of any Asset, the endorsement to or registration in the name of the Trustee of any Asset (including without limitation as entitlement holder of the Custodial Account) are all undertaken by the Trustee in its capacity as representative of the Secured Noteholders, and agent for each other Secured Party and the Holders of the Subordinated Notes.

Section 6.17 Representations and Warranties of the Bank. The Bank hereby represents and warrants as follows:

(a) Organization. The Bank has been duly organized and is validly existing as a limited purpose national banking association with trust powers under the laws of the United States and has the power to conduct its business and affairs as a trustee, paying agent, registrar, transfer agent and calculation agent.

(b) Authorization; Binding Obligations. The Bank has the corporate power and authority to perform the duties and obligations of Trustee, Paying Agent, Registrar, Transfer Agent and Calculation Agent under this Indenture. The Bank has taken all necessary corporate action to authorize the execution, delivery and performance of this Indenture, and all of the documents required to be executed by the Bank pursuant hereto. This Indenture has been duly authorized, executed and delivered by the Bank and constitutes the legal, valid and binding obligation of the Bank enforceable in accordance with its terms subject, as to enforcement, (i) to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Bank and (ii) to general equitable principles (whether enforcement is considered in a Proceeding at law or in equity).

(c) Eligibility. The Bank is eligible under Section 6.8 to serve as Trustee hereunder.

(d) No Conflict. Neither the execution, delivery and performance of this Indenture, nor the consummation of the transactions contemplated by this Indenture, (i) is prohibited by, or requires the Bank to obtain any consent, authorization, approval or registration under, any law, statute, rule, regulation, judgment, order, writ, injunction or decree that is binding upon the Bank or any of its properties or assets, or (ii) will violate any provision of, result in any default or acceleration of any obligations under, result in the creation or imposition of any lien pursuant to, or require any consent under, any material agreement to which the Bank is a party or by which it or any of its property is bound.

Section 6.18 Communications with Rating Agency. Any written communication, including any confirmation, from a Rating Agency provided for or required to be obtained by the Trustee hereunder shall be sufficient in each case when such communication or confirmation is received by the Trustee, including by electronic message, press release, posting to the applicable Rating Agency’s website, or any other means then implemented by such Rating Agency.

Section 6.19 Provisions related to the Collateral Management Agreement. In accordance with the notice provisions hereof, the Trustee shall promptly forward to all Holders of Notes a copy of any notice received by the Trustee from the Collateral Manager pursuant to Section 18 of the Collateral Management Agreement. The Trustee shall, in accordance with the notice provisions hereof and promptly upon receipt of an Issuer Order, forward any notice received in connection with the Collateral Management Agreement to such Noteholders as set forth in such Issuer Order. In accordance with the notice provisions hereof, the Issuer shall promptly forward to all Holders of Notes the details of any amendment pursuant to Section 20 of the Collateral Management Agreement.

ARTICLE VII

COVENANTS

Section 7.1 Payment of Principal and Interest. The Applicable Issuers will duly and punctually pay the principal of and interest on the Secured Notes, in accordance with the terms of such Secured Notes and this Indenture pursuant to the Priority of Payments. The Issuer will, to the extent funds are available pursuant to the Priority of Payments, duly and punctually pay all required distributions on the Subordinated Notes, in accordance with the Subordinated Notes and this Indenture.

The Issuer shall, subject to the Priority of Payments, reimburse the Co-Issuer for any amounts paid by the Co-Issuer pursuant to the terms of the Notes or this Indenture. The Co-Issuer shall not reimburse the Issuer for any amounts paid by the Issuer pursuant to the terms of the Notes or this Indenture.

The Issuer hereby provides notice to each Holder that the failure of such Holder to provide the Issuer (and its agents, including the Trustee and the Paying Agent) with appropriate tax certifications may result in amounts being withheld from payments to such Holder under this Indenture, provided that amounts withheld pursuant to applicable tax laws shall be considered as having been paid to such Holder.

Amounts properly withheld under the Code or other applicable law by any Person from a payment under a Note shall be considered as having been paid by the Issuer to the relevant Holder for all purposes of this Indenture.

Section 7.2 Maintenance of Office or Agency. The Co-Issuers hereby appoint the Trustee as a Paying Agent for payments on the Notes and the Co-Issuers hereby appoint the Trustee as Transfer Agent at its applicable Corporate Trust Office, as the Co-Issuers’ agent where Notes may be surrendered for registration of transfer or exchange. The Co-Issuers hereby appoint Corporation Service Company as their agent upon whom process or demands may be served in any action arising out of or based on this Indenture or the transactions contemplated hereby.

The Co-Issuers may at any time and from time to time vary or terminate the appointment of any such agent or appoint any additional agents for any or all of such purposes; provided that (x) the Co-Issuers will maintain in the Borough of Manhattan, The City of New York, an office or agency where notices and demands to or upon the Co-Issuers in respect of such Notes and this Indenture may be served and, subject to any laws or regulations applicable thereto, an office or agency outside of the United States where Notes may be presented for payment; and (y) no paying agent shall be appointed in a jurisdiction which subjects payments on the Notes to withholding tax solely as a result of such Paying Agent’s activities. The Co-Issuers shall at all times maintain a duplicate copy of the Register at the Corporate Trust Office. The Co-Issuers shall give prompt written notice to the Trustee, the Rating Agency then rating a Class of Secured Notes and the Holders of the appointment or termination of any such agent and of the location and any change in the location of any such office or agency.

If at any time the Co-Issuers shall fail to maintain any such required office or agency in the Borough of Manhattan, The City of New York, or outside the United States, or shall fail to furnish the Trustee with the address thereof, presentations and surrenders may be made (subject to the limitations described in the preceding paragraph) at and notices and demands may be served on the Co-Issuers, and Notes may be presented and surrendered for payment to the appropriate Paying Agent at its main office, and the Co-Issuers hereby appoint the same as their agent to receive such respective presentations, surrenders, notices and demands.

Section 7.3 Money for Note Payments to be Held in Trust. All payments of amounts due and payable with respect to any Notes that are to be made from amounts withdrawn from the Payment Account shall be made on behalf of the Issuer by the Trustee or a Paying Agent with respect to payments on the Notes.

When the Applicable Issuers shall have a Paying Agent that is not also the Registrar, they shall furnish, or cause the Registrar to furnish, no later than the fifth calendar day after each Record Date a list, if necessary, in such form as such Paying Agent may reasonably request, of the names and addresses of the Holders and of the certificate numbers of individual Notes held by each such Holder.

Whenever the Applicable Issuers shall have a Paying Agent other than the Trustee, they shall, on or before the Business Day next preceding each Payment Date and any Redemption Date, as the case may be, direct the Trustee to deposit on such Payment Date or such Redemption Date, as the case may be, with such Paying Agent, if necessary, an aggregate sum sufficient to pay the amounts then becoming due (to the extent funds are then available for such purpose in the Payment Account), such sum to be held in trust for the benefit of the Persons entitled thereto and (unless such Paying Agent is the Trustee) the Applicable Issuers shall promptly notify the Trustee of its action or failure so to act. Any Monies deposited with a Paying Agent (other than the Trustee) in excess of an amount sufficient to pay the amounts then becoming due on the Notes with respect to which such deposit was made shall be paid over by such Paying Agent to the Trustee for application in accordance with Article X.

The initial Paying Agent shall be as set forth in Section 7.2. Any additional or successor Paying Agents shall be appointed by Issuer Order with written notice thereof to the Trustee and the Rating Agency; provided that so long as the Notes of any Class are rated by a Rating Agency, with respect to any additional or successor Paying Agent, such Paying Agent satisfies the rating requirements specified in Section 6.8. If such successor Paying Agent ceases to have the required ratings specified above, the Co-Issuers shall promptly remove such Paying Agent and appoint a successor Paying Agent. The Co-Issuers shall not appoint any Paying Agent that is not, at the time of such appointment, a depository institution or trust company subject to supervision and examination by federal and/or state banking authorities. The Co-Issuers shall cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee and if the Trustee acts as Paying Agent, it hereby so agrees, subject to the provisions of this Section 7.3, that such Paying Agent will:

(a) allocate all sums received for payment to the Holders of Notes for which it acts as Paying Agent on each Payment Date and any Redemption Date among such Holders in the proportion specified in the applicable Distribution Report to the extent permitted by applicable law;

(b) hold all sums held by it for the payment of amounts due with respect to the Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(c) if such Paying Agent is not the Trustee, immediately resign as a Paying Agent and forthwith pay to the Trustee all sums held by it in trust for the payment of Notes if at any time it ceases to meet the standards set forth above required to be met by a Paying Agent at the time of its appointment;

(d) if such Paying Agent is not the Trustee, immediately give the Trustee notice of any default by the Issuer or the Co-Issuer (or any other obligor upon the Notes) in the making of any payment required to be made; and

(e) if such Paying Agent is not the Trustee, during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

The Co-Issuers may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuer Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Co-Issuers or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Co-Issuers or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such Money.

Except as otherwise required by applicable law, any Money deposited with the Trustee or any Paying Agent in trust for any payment on any Note and remaining unclaimed for two years after such amount has become due and payable shall be paid to the Applicable Issuers on Issuer Order; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Applicable Issuers for payment of such amounts (but only to the extent of the amounts so paid to the Applicable Issuers) and all liability of the Trustee or such Paying Agent with respect to such trust Money shall thereupon cease. The Trustee or such Paying Agent, before being required to make any such release of payment, may, but shall not be required to, adopt and employ, at the expense of the Applicable Issuers any reasonable means of notification of such release of payment, including, but not limited to, mailing notice of such release to Holders whose Notes have been called but have not been surrendered for redemption or whose right to or interest in Monies due and payable but not claimed is determinable from the records of any Paying Agent, at the last address of record of each such Holder.

Section 7.4 Existence of Co-Issuers. (a) The Issuer and the Co-Issuer shall, to the maximum extent permitted by applicable law, maintain in full force and effect their existence and rights as companies incorporated or organized under the laws of the Cayman Islands and the State of Delaware, respectively, and shall obtain and preserve their qualification to do business as foreign corporations or companies, as applicable, in each jurisdiction in which such qualifications are or shall be necessary to protect the validity and enforceability of this Indenture, the Notes, or any of the Assets; provided that the Issuer shall be entitled to change its jurisdiction of incorporation from the Cayman Islands to any other jurisdiction reasonably selected by the Issuer at the direction of a Majority of the Subordinated Notes so long as (i) the Issuer has received a legal opinion (upon which the Trustee may conclusively rely) to the effect that such change is not disadvantageous in any material respect to the Holders, (ii) written notice of such change shall have been given to the Trustee and, subject to Section 14.3(c), the Rating Agency then rating a Class of Secured Notes by the Issuer, which notice shall be promptly forwarded by the Trustee to the Holders and the Collateral Manager, (iii) the S&P Rating Condition is satisfied and (iv) on or prior to the 15th Business Day following receipt of such notice the Trustee shall not have received written notice from a Majority of the Controlling Class objecting to such change. Notwithstanding the foregoing or anything else to the contrary in this Indenture, if the jurisdiction of the Issuer is included on either of the EU/UK Restricted Lists, the Issuer (or the Collateral Manager on the Issuer’s behalf) may, but shall not be obligated to, change the jurisdiction of registration of the Issuer whether by merger, consolidation, reincorporation or otherwise, subject to satisfaction of the S&P Rating Condition.

(b) The Issuer and the Co-Issuer shall ensure that all corporate or other formalities regarding their respective existences (including, if required, holding regular board of directors’ and shareholders’, or other similar, meetings) are followed. Neither the Issuer nor the Co-Issuer shall take any action, or conduct its affairs in a manner, that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization, winding up or other insolvency Proceeding. Without limiting the foregoing, (i) the Issuer shall not have any subsidiaries (other than the Co-Issuer); (ii) the Co-Issuer shall not have any subsidiaries; and (iii) except to the extent contemplated in the Administration Agreement or the declaration of trust by MaplesFS Limited, (x) the Issuer and the Co-Issuer shall not (A) have any employees (other than their respective directors or managers to the extent they are employees), (B) except as contemplated by the Collateral Management Agreement, the Memorandum and Articles of Association, the Registered Office Agreement or the Administration Agreement, engage in any transaction with any shareholder that would constitute a conflict of interest or (C) pay dividends other than in accordance with the terms of this Indenture and the Memorandum and Articles of Association and (y) the Issuer and the Co-Issuer shall (A) maintain their books and records separate from any other Person, (B) maintain their accounts separate from those of any other Person, (C) not commingle any of their assets with those of any other Person, (D) conduct its own business in its own name, (E) each maintain separate financial statements (if any), (F) pay their own liabilities out of their respective funds, (G) maintain an arm’s length relationship with their Affiliates, (H) use separate stationery, invoices and checks, (I) each holds itself out as a separate Person, (J) correct any known misunderstanding regarding their separate identity and (K) have at least one director that is Independent of the Collateral Manager.

Section 7.5 Protection of Assets. (a) The Collateral Manager on behalf of the Issuer will cause the taking of such action within the Collateral Manager’s control as is reasonably necessary in order to maintain the perfection and priority of the security interest of the Trustee in the Assets; provided that the Collateral Manager shall be entitled to rely on any Opinion of Counsel delivered pursuant to Section 7.6 and any Opinion of Counsel with respect to the same subject matter delivered pursuant to Section 3.1(a)(iii) to determine what actions are reasonably necessary, and shall be fully protected in so relying on such an Opinion of Counsel, unless the Collateral Manager has actual knowledge that the procedures described in any such Opinion of Counsel are no longer adequate to maintain such perfection and priority. The Issuer shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such Financing Statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Holders of the Secured Notes hereunder and to:

(i) Grant more effectively all or any portion of the Assets;

(ii) maintain, preserve and perfect any Grant made or to be made by this Indenture including, without limitation, the first priority nature of the lien or carry out more effectively the purposes hereof;

(iii) perfect, publish notice of or protect the validity of any Grant made or to be made by this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv) enforce any of the Assets or other instruments or property included in the Assets;

(v) preserve and defend title to the Assets and the rights therein of the Trustee and the Holders of the Secured Notes in the Assets against the claims of all Persons and parties; or

(vi) pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Assets.

The Issuer hereby designates the Trustee as its agent and attorney in fact to prepare and file and hereby authorizes the filing of any Financing Statement, continuation statement and all other instruments, and take all other actions, required pursuant to this Section 7.5. Such designation shall not impose upon the Trustee, or release or diminish, the Issuer’s and the Collateral Manager’s obligations under this Section 7.5. The Issuer further authorizes and shall cause the Issuer’s United States counsel to file without the Issuer’s signature a Financing Statement that names the Issuer as debtor and the Trustee, on behalf of the Secured Parties, as secured party and that describes “all personal property of the Debtor now owned or hereafter acquired, other than Excepted Property” (and that defines “Excepted Property” in accordance with its definition herein) as the Assets in which the Trustee has a Grant.

(b) The Trustee shall not, except in accordance with Section 5.5 or Section 10.7(a), (b) and (c) or Section 12.1, as applicable, permit the removal of any portion of the Assets or transfer any such Assets from the Account to which it is credited, or cause or permit any change in the Delivery made pursuant to Section 3.3 with respect to any Assets, if, after giving effect thereto, the jurisdiction governing the perfection of the Trustee’s security interest in such Assets is different from the jurisdiction governing the perfection at the time of delivery of the most recent Opinion of Counsel pursuant to Section 7.6 (or, if no Opinion of Counsel has yet been delivered pursuant to Section 7.6, the Opinion of Counsel delivered at the Closing Date pursuant to Section 3.1(a)(iii) unless the Trustee shall have received an Opinion of Counsel to the effect that the lien and security interest created by this Indenture with respect to such property and the priority thereof will continue to be maintained after giving effect to such action or actions).

Section 7.6 Opinions as to Assets. On or before March 1 in every fifth calendar year, commencing in 2029, the Issuer shall furnish to the Trustee an Opinion of Counsel relating to the security interest granted by the Issuer to the Trustee, stating that, as of the date of such opinion, the lien and security interest created by this Indenture with respect to the Assets remain in effect and that no further action (other than as specified in such opinion) needs to be taken to ensure the continued effectiveness of such lien over the next five years.

Section 7.7 Performance of Obligations. (a) The Co-Issuers, each as to itself, shall not take any action, and will use their best efforts not to permit any action to be taken by others, that would release any Person from any of such Person’s covenants or obligations under any instrument included in the Assets, except in the case of enforcement action taken with respect to any Defaulted Obligation in accordance with the provisions hereof and actions by the Collateral Manager under the Collateral Management Agreement and in conformity with this Indenture or as otherwise required hereby.

(b) The Issuer shall notify the Rating Agency within 10 Business Days after it has received notice from any Noteholder of any material breach of any Transaction Document, following any applicable cure period for such breach.

Section 7.8 Negative Covenants. (a) The Issuer will not and, with respect to clauses (i), (ii), (iii), (iv), (vi), (vii), (viii), (ix), (x) and (xi) the Co-Issuer will not, in each case from and after the Closing Date:

(i) sell, transfer, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist) any part of the Assets or enter into an agreement or commitment to do so, or enter into or engage in any business with respect to any part of the Assets, except as expressly permitted by this Indenture and the Collateral Management Agreement;

(ii) claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Notes (other than amounts withheld or deducted in accordance with the Code or any applicable laws of the Cayman Islands or other applicable jurisdiction) or assert any claim against any present or future Holder of Notes, by reason of the payment of any taxes levied or assessed upon any part of the Assets except as otherwise permitted under this Indenture;

(iii) (A) incur or assume or guarantee any indebtedness, other than the Notes, this Indenture and the transactions contemplated hereby or (B) issue or co-issue, as applicable, (1) any additional class of securities except in accordance with Section 2.13 and 3.2 or (2) any additional shares;

(iv) (A) permit the validity or effectiveness of this Indenture or any Grant hereunder to be impaired, or permit the lien of this Indenture to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Indenture or the Notes except as may be permitted hereby or by the Collateral Management Agreement, (B) except as permitted by this Indenture, permit any lien, charge, adverse claim, security interest, mortgage or other encumbrance (other than the lien of this Indenture) to be created on or extend to or otherwise arise upon or burden any part of the Assets, any interest therein or the proceeds thereof, or (C) except as permitted by this Indenture, take any action that would permit the lien of this Indenture not to constitute a valid first priority security interest in the Assets;

(v) amend the Collateral Management Agreement except pursuant to the terms thereof and Article XV of this Indenture;

(vi) dissolve or liquidate in whole or in part, except as permitted hereunder or required by applicable law;

(vii) pay any distributions other than in accordance with the Priority of Payments;

(viii) permit the formation of any subsidiaries (other than the Co-Issuer);

(ix) conduct business under any name other than its own;

(x) have any employees (other than directors or managers to the extent they are employees);

(xi) fail to maintain an independent manager under the Co-Issuer’s limited liability company operating agreement;

(xii) amend any Hedge Agreement except as permitted by the terms thereof and of this Indenture; or

(xiii) enter into any agreement amending, modifying or terminating any Transaction Document without five Business Days’ prior written notice to the Rating Agency, each Holder in the Controlling Class and each Holder of a Subordinated Note.

(b) The Co-Issuer will not invest any of its assets in “securities” as such term is defined in the Investment Company Act, and will keep all of its assets in Cash.

(c) The Issuer and the Co-Issuer shall not be party to any agreements without including customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for (i) any agreements related to the purchase and sale of any Collateral Obligations or Eligible Investments which contain customary (as determined by the Collateral Manager in its sole discretion) purchase or sale terms or which are documented using customary (as determined by the Collateral Manager in its sole discretion) loan trading documentation and (ii) any agreement with the IRS relating to compliance with FATCA.

(d) So long as any Notes are Outstanding, the Issuer shall not elect to be treated as a corporation for U.S. federal income tax purposes, and the Co-Issuer shall not elect to be treated as other than a disregarded entity for U.S. federal income tax purposes.

(e) Notwithstanding anything contained in this Indenture to the contrary, the Issuer may not acquire any of the Secured Notes (including any Notes cancelled, surrendered or abandoned); provided that this Section 7.8(e) shall not be deemed to limit an optional or mandatory redemption pursuant to the terms of this Indenture.

(f) [Reserved].

(g) [Reserved].

(h) [Reserved].

Section 7.9 Statement as to Compliance. On or before May 23 in each calendar year commencing in 2025, or immediately if there has been a Default under this Indenture and prior to the issuance of any additional notes pursuant to Section 2.13, the Issuer, subject to Section 14.3(c), shall deliver to the Rating Agency then rating a Class of Secured Notes, the Trustee, the Collateral Manager and the Administrator (to be forwarded by the Trustee or the Administrator, as applicable, to each Noteholder making a written request therefor) an Officer’s certificate of the Issuer that, having made reasonable inquiries of the Collateral Manager, and to the best of the knowledge, information and belief of the Issuer, there did not exist, as at a date not more than five days prior to the date of the certificate, nor had there existed at any time prior thereto since the date of the last certificate (if any), any Default hereunder or, if such Default did then exist or had existed, specifying the same and the nature and status thereof, including actions undertaken to remedy the same, and that the Issuer has complied with all of its obligations under this Indenture or, if such is not the case, specifying those obligations with which it has not complied.

Section 7.10 Co-Issuers May Consolidate, etc., Only on Certain Terms. Neither the Issuer nor the Co-Issuer (the “Merging Entity”) shall consolidate or merge with or into any other Person or transfer or convey all or substantially all of its assets to any Person, unless permitted by Cayman Islands law (in the case of the Issuer) or United States and Delaware law (in the case of the Co-Issuer) and unless:

(a) the Merging Entity shall be the surviving corporation, or the Person (if other than the Merging Entity) formed by such consolidation or into which the Merging Entity is merged or to which all or substantially all of the assets of the Merging Entity are transferred (the “Successor Entity”) (A) if the Merging Entity is the Issuer, shall be a company organized and existing under the laws of the Cayman Islands or such other jurisdiction approved by a Majority of the Controlling Class provided that no such approval shall be required in connection with any such transaction undertaken solely to effect a change in the jurisdiction of incorporation pursuant to Section 7.4, and (B) in any case shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee and each Holder, the due and punctual payment of the principal of and interest on all Secured Notes and the performance and observance of every covenant of this Indenture on its part to be performed or observed, all as provided herein;

(b) the S&P Rating Condition shall have been satisfied with respect to such consolidation or merger;

(c) if the Merging Entity is not the Successor Entity, the Successor Entity shall have agreed with the Trustee (i) to observe the same legal requirements for the recognition of such formed or surviving corporation as a legal entity separate and apart from any of its Affiliates as are applicable to the Merging Entity with respect to its Affiliates and (ii) not to consolidate or merge with or into any other Person or transfer or convey the Assets or all or substantially all of its assets to any other Person except in accordance with the provisions of this Section 7.10;

(d) if the Merging Entity is not the Successor Entity, the Successor Entity shall have delivered to the Trustee, the Collateral Manager and the Issuer (and, subject to Section 14.3(c), the Issuer shall have delivered to the Rating Agency then rating a Class of Secured Notes) an Officer’s certificate and an Opinion of Counsel each stating that such Person is duly organized, validly existing and in good standing in the jurisdiction in which such Person is organized; that such Person has sufficient power and authority to assume the obligations set forth in subsection (a) above and to execute and deliver an indenture supplemental hereto for the purpose of assuming such obligations; that such Person has duly authorized the execution, delivery and performance of an indenture supplemental hereto for the purpose of assuming such obligations and that such supplemental indenture is a valid, legal and binding obligation of such Person, enforceable in accordance with its terms, subject only to bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law); if the Merging Entity is the Issuer, that, immediately following the event which causes such Successor Entity to become the successor to the Issuer, (i) such Successor Entity has title, free and clear of any lien, security interest or charge, other than the lien and security interest of this Indenture and any other Permitted Lien, to the Assets securing all of the Notes and (ii) the Trustee continues to have a valid perfected first priority security interest in the Assets securing all of the Secured Notes; and in each case as to such other matters as the Trustee or any Noteholder may reasonably require; provided that nothing in this clause shall imply or impose a duty on the Trustee to require such other documents;

(e) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(f) the Merging Entity shall have notified the Collateral Manager and the Issuer (and, subject to Section 14.3(c), the Issuer shall have notified the Rating Agency then rating a Class of Secured Notes) of such consolidation, merger, transfer or conveyance and shall have delivered to the Trustee and each Noteholder an Officer’s certificate and an Opinion of Counsel each stating that such consolidation, merger, transfer or conveyance and such supplemental indenture comply with this Article VII and that all conditions precedent in this Article VII relating to such transaction have been complied with and that such transaction will not (1) result in the Issuer (or, if applicable, the Successor Entity) becoming subject to U.S. federal income tax with respect to its net income or to any withholding tax liability under Section 1446 of the Code or (2) have a material adverse effect on the tax treatment of the Issuer or the tax consequences to the Holders of any Class of Notes Outstanding at the time of such consolidation, merger, transfer or conveyance;

(g) the Merging Entity shall have delivered to the Trustee an Opinion of Counsel stating that after giving effect to such transaction, neither of the Co-Issuers (or, if applicable, the Successor Entity) will be required to register as an investment company under the Investment Company Act;

(h) after giving effect to such transaction, the outstanding stock of the Merging Entity (or, if applicable, the Successor Entity) will not be beneficially owned within the meaning of the Investment Company Act by any U.S. Person; and

(i) the fees, costs and expenses of the Trustee (including any reasonable legal fees and expenses) associated with the matters addressed in this Section 7.10 shall have been paid by the Merging Entity (or, if applicable, the Successor Entity) or otherwise provided for to the satisfaction of the Trustee.

Section 7.11 Successor Substituted. Upon any consolidation or merger, or transfer or conveyance of all or substantially all of the assets of the Issuer or the Co-Issuer in accordance with Section 7.10 in which the Merging Entity is not the surviving corporation, the Successor Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Merging Entity under this Indenture with the same effect as if such Person had been named as the Issuer or the Co-Issuer, as the case may be, herein. In the event of any such consolidation, merger, transfer or conveyance, the Person named as the “Issuer” or the “Co-Issuer” in the first paragraph of this Indenture or any successor which shall theretofore have become such in the manner prescribed in this Article VII may be dissolved, wound up and liquidated at any time thereafter, and such Person thereafter shall be released from its liabilities as obligor and maker on all the Notes and from its obligations under this Indenture.

Section 7.12 No Other Business. The Issuer shall not have any employees and shall not engage in any business or activity other than issuing, co-issuing, paying and redeeming the Notes and any additional notes issued or co-issued pursuant to this Indenture, acquiring, holding, selling, exchanging, redeeming and pledging, solely for its own account, the Assets and other incidental activities, including entering into the Transaction Documents to which it is a party. The Co-Issuer shall not engage in any business or activity other than issuing and selling the Co-Issued Notes and any additional rated notes issued pursuant to this Indenture and other incidental activities. The Issuer and the Co-Issuer may amend, or permit the amendment of, their Memorandum and Articles of Association and certificate of formation and operating agreement, respectively, only if such amendment would satisfy the S&P Rating Condition.

Section 7.13 [Reserved].

Section 7.14 Annual Rating Review. (a) So long as any of the Secured Notes of any Class remain Outstanding, on or before May 23 in each year commencing in 2025, the Applicable Issuers shall obtain and pay for an annual review of the rating of each such Class of Secured Notes from the Rating Agency, as applicable. The Applicable Issuers shall promptly notify the Trustee and the Collateral Manager in writing (and the Trustee shall promptly provide the Holders with a copy of such notice) if at any time the then-current rating of any such Class of Secured Notes has been, or is known will be, changed or withdrawn.

(b) The Issuer, or the Collateral Manager on behalf of the Issuer, may (but shall not be obligated to) obtain and pay for an annual review of any DIP Collateral Obligation.

Section 7.15 Reporting. At any time when the Co-Issuers are not subject to Section 13 or 15(d) of the Exchange Act and are not exempt from reporting pursuant to Rule 12g3 - 2(b) under the Exchange Act, upon the request of a Holder or beneficial owner of a Note, the Co-Issuers shall promptly furnish or cause to be furnished Rule 144A Information to such Holder or beneficial owner, to a prospective purchaser of such Note designated by such Holder or beneficial owner, or to the Trustee for delivery upon an Issuer Order to such Holder or beneficial owner or a prospective purchaser designated by such Holder or beneficial owner, as the case may be, in order to permit compliance by such Holder or beneficial owner with Rule 144A under the Securities Act in connection with the resale of such Note. “Rule 144A Information” shall be such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto).

Section 7.16 Calculation Agent. (a) The Issuer hereby agrees that for so long as any Floating Rate Notes remain Outstanding there will at all times be an agent appointed (which does not control or is not controlled or under common control with the Issuer, the Collateral Manager or their respective Affiliates, and is not a fund or account managed by the Collateral Manager or Affiliates of the Collateral Manager) to calculate the Reference Rate in respect of each Interest Accrual Period in accordance with the definition of “Term SOFR” (the “Calculation Agent”). The Issuer hereby appoints the Trustee as Calculation Agent. The Calculation Agent may be removed by the Issuer or the Collateral Manager, on behalf of the Issuer, at any time. If the Calculation Agent is unable or unwilling to act as such or is removed by the Issuer or the Collateral Manager, on behalf of the Issuer, the Issuer or the Collateral Manager, on behalf of the Issuer, will promptly appoint a replacement Calculation Agent which does not control or is not controlled by or under common control with (x) the Issuer or its Affiliates, (y) the Collateral Manager or its Affiliates or (z) funds or accounts managed by the Collateral Manager or Affiliates of the Collateral Manager. The Calculation Agent may not resign its duties or be removed without a successor having been duly appointed.

(b) The Calculation Agent shall be required to agree (and the Trustee as Calculation Agent does hereby agree) that, as soon as possible after 5:00 p.m. New York time on each Interest Determination Date (or, in the case of the first Interest Accrual Period, on the last Notional Determination Date), but in no event later than 5:00 p.m. New York time on the U.S. Government Securities Business Day immediately following each Interest Determination Date (or, in the case of the first Interest Accrual Period, on the last Notional Determination Date), the Calculation Agent will calculate the Interest Rate applicable to each Class of Secured Notes during the related Interest Accrual Period and the Note Interest Amount (in each case, rounded to the nearest cent, with half a cent being rounded upward) payable on the related Payment Date in respect of such Class of Secured Notes in respect of the related Interest Accrual Period. At such time, the Calculation Agent will communicate such rates and amounts to the Co-Issuers, the Trustee, each Paying Agent, the Collateral Manager, Euroclear and Clearstream. The Calculation Agent’s determination of the foregoing rates and amounts for any Interest Accrual Period will (in the absence of manifest error) be final and binding upon all parties. The Calculation Agent shall have no responsibility or liability for selection of a Reference Rate other than Term SOFR or any determination thereof, or any liability for any failure or delay in performing its duties hereunder as a result of the unavailability of Term SOFR as described herein or the failure of the Collateral Manager to provide necessary instructions or underlying components needed to calculate any Reference Rate.

(c) For the avoidance of doubt, none of the Trustee, Paying Agent, nor Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of Term SOFR (or other applicable Reference Rate), (ii) to select, determine or designate any Fallback Rate or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, or (iii) to select, determine or designate any modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. None of the Trustee, Paying Agent, nor Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Indenture or other Transaction Document as a result of the unavailability of Term SOFR (or other applicable Reference Rate) and absence of a designated replacement Reference Rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Collateral Manager, in providing any direction, instruction, notice or information required or contemplated by the terms of this Indenture or other Transaction Document and reasonably required for the performance of such duties. The Calculation Agent shall, in respect of any Interest Determination Date, have no liability for the application of the Reference Rate as determined on the previous Interest Determination Date or any preceding U.S. Government Securities Business Day if so required hereunder. The Calculation Agent shall be entitled to rely upon direction provided by the Issuer or the Collateral Manager facilitating or specifying administrative procedures with respect to the calculation of any Fallback Rate. If the Calculation Agent at any time or times determines in its reasonable judgment that guidance is needed to perform its duties, or if it is required to decide between alternative courses of action, the Calculation Agent may (but is not obligated to) reasonably request guidance in the form of written instructions (or, in its sole discretion, oral instruction followed by written confirmation) from the Collateral Manager, including without limitation in respect of facilitating or specifying administrative procedures with respect to the calculation of any Fallback Rate on which the Calculation Agent shall be entitled to rely without liability. The Calculation Agent shall be entitled to refrain from action pending receipt of such instruction. In connection with each Floating Rate Obligation, the Issuer (or the Collateral Manager on its behalf) is responsible in each instance to (i) monitor the status of the Term SOFR Reference Rate or other applicable Reference Rate, (ii) determine whether a substitute index should or could be selected, (iii) determine the selection of any such substitute index, and (iv) exercise any right related to the foregoing on behalf of the Issuer or any other Person, and none of the Trustee or the Collateral Administrator shall have any responsibility or liability therefor. For the avoidance of doubt, the Collateral Administrator shall be entitled to request direction from the Collateral Manager with respect to any interpretations and/or methodologies to be used relating to the benchmarks used for the Collateral Obligations and the Reference Rate for the Notes.

Section 7.17 Certain Tax Matters. (a) The Co-Issuers will treat the Notes as described in the “Certain U.S. Federal Income Tax Considerations” section of the Offering Circular for all U.S. federal, state and local income tax purposes and will take no action inconsistent with such treatment unless required by law.

(b) The Issuer will treat itself as a disregarded entity (for so long as it has a single equity owner) or a partnership (for so long as it has two or more equity owners) for U.S. federal income tax purposes, and each Holder or beneficial owner of a Subordinated Note (or any interest therein) or any other interest that is treated as equity in the Issuer for U.S. federal income tax purposes (each such Note or interest, a “Partnership Interest”, and each such Holder or beneficial owner, a “Partner”) shall not take or permit any action that is inconsistent with such treatment. The Issuer has not and will not elect or take any other action that would cause it to be treated as an association taxable as a corporation for U.S. federal, state or local income or franchise tax purposes and shall make any election necessary to avoid classification as an association taxable as a corporation for U.S. federal, state or local income or franchise tax purpose.

(c) The Issuer will treat each purchase of Collateral Obligations as a “purchase” for tax accounting and reporting purposes; provided that a purchase by the Issuer of a Collateral Obligation from a person whom the Issuer is disregarded as a separate entity will not be recognized.

(d) Notwithstanding any provision herein to the contrary, the Issuer shall take any and all actions that may be necessary or appropriate to ensure that the Issuer satisfies any and all withholding and tax payment obligations under Code Sections 1441, 1442, 1445, 1446, 1471, and 1472, and any other provision of the Code or other applicable law. Without limiting the generality of the foregoing, the Issuer may withhold any amount that it or any adviser retained by the Trustee on its behalf determines is required to be withheld from any amounts otherwise distributable to any Person. In addition, the Issuer shall cause to be delivered any properly completed and executed documentation, agreements, and certifications to each issuer, counterparty, paying agent, and/or any applicable taxing authority, and enter into any agreements with a taxing authority or other governmental authority, as necessary to avoid or reduce the withholding, deduction, or imposition of U.S. income or withholding tax. Upon written request, the Trustee, the Paying Agent and the Registrar shall provide to the Issuer, the Collateral Manager, or any agent thereof any information specified by such parties regarding the Holders of the Notes and payments on the Notes that is reasonably available to the Trustee, the Paying Agent or the Registrar, as the case may be, and may be necessary for the Issuer to comply with FATCA, the Cayman FATCA Legislation and the CRS.

The Issuer (or an agent acting on its behalf) will take such reasonable actions, including hiring agents or advisors, consistent with law and its obligations under this Indenture, as are necessary for the Issuer to comply with FATCA, the Cayman FATCA Legislation and the CRS including appointing any agent or representative to perform due diligence, withholding or reporting obligations of the Issuer pursuant to FATCA, the Cayman FATCA Legislation and the CRS, and any other action that the Issuer would be permitted to take under this Indenture necessary for the Issuer to comply with FATCA, the Cayman FATCA Legislation and the CRS.

(e) The Issuer and Co-Issuer shall file, or cause to be filed, any tax returns, including information tax returns, required by any Governmental Authority.

(f) Notwithstanding anything herein to the contrary, the Collateral Manager, the Issuer, the Trustee, the Initial Purchaser, the Holders and beneficial owners of the Notes and each employee, representative or other agent of those Persons, may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and tax structure of the transactions contemplated by this Indenture and all materials of any kind, including opinions or other tax analyses, that are provided to those Persons. This authorization to disclose the U.S. tax treatment and tax structure does not permit disclosure of information identifying the Collateral Manager, the Issuer, the Trustee, the Initial Purchaser or any other party to the transactions contemplated by this Indenture, the Offering or the pricing (except to the extent such information is relevant to U.S. tax structure or tax treatment of such transactions).

(g) Upon the Issuer’s receipt of a request of a Holder or written request by a Person certifying that it is an owner of a beneficial interest in a Note for the information described in Treasury regulations section 1.1275-3(b)(1)(i) that is applicable to such Holder or beneficial owner, the Issuer will cause its Independent accountants to provide promptly to the Trustee and such requesting Holder or owner of a beneficial interest in such a Note all of such information. Any issuance of additional notes shall be accomplished in a manner that will allow the Issuer to accurately provide the information described in the immediately preceding sentence.

(h) Upon a Re-Pricing or a designation of an Alternative Reference Rate, the Issuer will cause its Independent certified public accountants to comply with any requirements under Treasury regulation section 1.1273-2(f)(9) (or any successor provision) including (as applicable), to (i) determine whether Notes of the Re-Priced Class, the Floating Rate Notes subject to the change to a different Reference Rate or Notes replacing the Re-Priced Class are traded on an established market, and (ii) if so traded, to determine the fair market value of such Notes and to make available such fair market value determination to holders in a commercially reasonable fashion, including by electronic publication, within 90 days of the date that the new Notes are issued or the change in the Reference Rate occurs, as applicable.

(i) If so requested by a Majority of the Subordinated Notes, and if such Holders agree to reimburse the Issuer for all costs associated with such election, the Issuer is authorized to make (or hire accountants to make) an election under Section 754 of the Code.

(j) (i) The Partnership Representative shall establish and maintain or cause to be established and maintained on the books and records of the Issuer an individual capital account for each Partner in accordance with Section 704(b) of the Code and Treasury Regulations Section 1.704-1(b)(2)(iv).

(ii) For capital account purposes, all items of income, gain, loss and deduction shall be allocated among the Partners in a manner such that, if the Issuer were dissolved, its affairs wound up, its assets sold for their respective “book values” (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)) and its liabilities satisfied in full (except that nonrecourse liabilities with respect to an asset shall be satisfied only to the extent that such nonrecourse liabilities do not exceed the book value of such asset) and its assets distributed to the Partners in accordance with their respective capital account balances immediately after making such allocation, such distributions would, as nearly as possible, be equal to the distributions that would be made pursuant to the provisions of this Indenture. Any special allocations provided for in Section 7.17(j)(iv)-(vii) shall be taken into account for capital account purposes. For U.S. federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Partners in accordance with the allocations of the corresponding items for capital account purposes under this Section 7.17(j), except that items with respect to which there is a difference between tax and book basis will be allocated in accordance with Section 704(c) of the Code and Treasury Regulations Section 1.704-1(b)(4)(i).

(iii) The provisions of this Section 7.17(j) relating to the maintenance of capital accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. The Partnership Representative shall be authorized to make appropriate amendments to the allocations of items pursuant to this Section 7.17(j) if necessary in order to comply with Section 704 of the Code or the appropriate provisions of Treasury Regulations.

(iv) Notwithstanding any other provision set forth in this Section 7.17(j), no item of deduction or loss shall be allocated to a Partner to the extent the allocation would cause a negative balance in the Partner’s capital account (after taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) that exceeds the amount that such Partner would be required to reimburse the Issuer pursuant to this Indenture or under applicable law. In the event some but not all of the Partners would have such excess capital account deficits as a consequence of such an allocation of loss or deduction, the limitation set forth in this Section 7.17(j)(iv) shall be applied on a Partner by Partner basis so as to allocate the maximum permissible deduction or loss to each such Partner under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). In the event any loss or deduction is specially allocated to a Partner pursuant to either of the two preceding sentences, an equal amount of income of the Issuer shall be specially allocated to such Partner prior to any allocation pursuant to Section 7.17(j)(ii).

(v) In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), items of Issuer income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate as quickly as possible any deficit balance in its capital account in excess of that permitted under Section 7.17(j)(iv) created by such adjustments, allocations or distributions. Any special allocations of items of income or gain pursuant to this Section 7.17(j)(v) shall be taken into account in computing subsequent allocations pursuant to this Section 7.17(j)(v) so that the net amount of any items so allocated and all other items allocated to each Partner pursuant to this Section 7.17(j)(v) shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Section 7.17(j) if such unexpected adjustments, allocations or distributions had not occurred.

(vi) In the event the Issuer incurs any nonrecourse liabilities, income and gain shall be allocated in accordance with the “minimum gain chargeback” provisions of Treasury Regulations Sections 1.704-1(b)(4)(iv) and 1.704-2.

(vii) The capital accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect the fair market value of Issuer property whenever a Partnership Interest is relinquished to the Issuer, whenever an additional Person becomes a Partner as permitted under this Indenture, upon any termination of the Issuer within the meaning of Section 708 of the Code, and when the Issuer is liquidated as permitted under this Indenture, and shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e) in the case of a distribution of any property (other than cash).

(k) The BDC shall be the “partnership representative” for purposes of Section 6223 of the Code as amended by the Bipartisan Budget Act of 2015 (the “Partnership Representative”) (or, if not eligible to be the Partnership Representative, as agent-in-fact of the Partnership Representative) and may designate the Partnership Representative from time to time from among any willing Holder of Subordinated Notes (including itself and any of its Affiliates) with respect to any taxable year of the Issuer during which the BDC or any of its Affiliates holds or has held any Subordinated Notes (and if such designee is not eligible under the Code to be the Partnership Representative, it shall be the agent and attorney-in-fact of the Partnership Representative); provided, that during any other period or if the BDC declines to so designate a Partnership Representative, the Issuer (after consultation with the Collateral Manager) shall designate the Partnership Representative from among any Holder of Subordinated Notes (excluding the BDC and its Affiliates) (and if such designee is not eligible under the Code to be the Partnership Representative, it shall be the agent and attorney-in-fact of the Partnership Representative). The Partnership Representative (or, if applicable, its agent and attorney-in- fact) shall sign the Issuer’s tax returns and is authorized to make tax elections on behalf of the Issuer in its reasonable discretion, to determine the amount and characterization of any allocations or tax items described in this Section 7.17 in its reasonable discretion, and to take all actions and do such things as required or as it shall deem appropriate under the Code, at the Issuer’s sole expense, including representing the Issuer before taxing authorities and courts in tax matters affecting the Issuer and the Partners. Any action taken by the Partnership Representative in connection with audits of the Issuer under the Code will, to the extent permitted by law, be binding upon the Partners. Each such Partner agrees that it will treat any Issuer item on such Partner’s income tax returns consistently with the treatment of the item on the Issuer’s tax return and that such Partner will not independently act with respect to tax audits or tax litigation affecting the Issuer, unless previously authorized to do so in writing by the Partnership Representative (or, if applicable, its agent and attorney-in-fact), which authorization may be withheld in the complete discretion of the Partnership Representative (or, if applicable, its agent and attorney-in fact). The Issuer will, to the fullest extent permitted by law, reimburse and indemnify the Partnership Representative and any agent and attorney-in-fact of such Partnership Representative in connection with any expenses reasonably incurred in connection with its performance of its duties as or on behalf of the Partnership Representative. For the avoidance of doubt, any indemnity or reimbursement provided pursuant to the immediately foregoing sentence shall be treated as an Administrative Expense pursuant to the definition thereof.

(l) If the IRS, in connection with an audit governed by the tax audit rules that apply to partnerships that are contemplated by the Bipartisan Budget Act of 2015 (the “Partnership Tax Audit Rules”), proposes an adjustment greater than $25,000 in the amount of any item of income, gain, loss, deduction or credit of the Issuer, or any Partner’s distributive share thereof, and such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions (a “Covered Audit Adjustment”), the Partnership Representative will use commercially reasonable efforts (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Partners), to apply the alternative method provided by Section 6226 of the Code, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions (the “Alternative Method”). In the event the proposed adjustment is equal to or less than $25,000, the Partnership Representative may in its sole discretion elect to have the Issuer pay such adjustment. To the extent that the Partnership Representative does not (or is unable to) elect the Alternative Method with respect to a Covered Audit Adjustment and such Covered Audit Adjustment is material as to the Issuer (determined in the Partnership Representative’s sole discretion), the Partnership Representative shall use commercially reasonable efforts to (i) to the extent not economically or administratively burdensome or onerous, make reasonable modifications available under Sections 6225(c)(3), (4) and (5) of the Code, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions, to the extent that such modifications are available (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Partners) and would reduce any taxes payable by the Issuer with respect to the Covered Audit Adjustment, and (ii) if reasonably requested by a Partner, provide to such Partner available information allowing such Partner to file an amended U.S. federal income tax return, as described in Section 6225(c)(2) of the Code, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions, to the extent that such amended return and payment of any related U.S. federal income taxes would reduce any taxes payable by the Issuer with respect to the Covered Audit Adjustment (after taking into account any modifications described in clause (i)). Similar procedures shall be followed in connection with any state or local income tax audit governed by the Partnership Tax Audit Rules. Any U.S. federal income taxes (and any related interest and penalties) paid by the Issuer (or any diminution in distributable proceeds resulting from an adjustment under Partnership Tax Audit Rules) may be allocated in the reasonable discretion of the Issuer to those Partners to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as determined in the reasonable discretion of the Issuer. The Issuer shall not elect or cause any election to be made to apply the Partnership Tax Audit Rules to the Issuer prior to the generally applicable effective date of such legislation, unless the Issuer, in good faith, reasonably determines that such an election would be in the best interests of the Issuer and all Holders of the Notes.

Section 7.18 Effective Date; Purchase of Additional Collateral Obligations. (a) The Issuer will use commercially reasonable efforts to purchase, on or before the Effective Date, Collateral Obligations such that the Target Initial Par Condition is satisfied.

(b) During the period from the Closing Date to and including the Effective Date, the Issuer will use the following funds to purchase additional Collateral Obligations in the following order: (i) to pay for the principal portion of any Collateral Obligation, first, any Principal Proceeds on deposit in the Collection Account, and, second, any amounts on deposit in the Interest Ramp-Up Account or the Principal Ramp-Up Account (at the discretion of the Collateral Manager) and (ii) to pay for accrued interest on any such Collateral Obligation, first, any Interest Proceeds on deposit in the Collection Account, and second, any amounts on deposit in the Interest Ramp-Up Account or the Principal Ramp-Up Account (at the discretion of the Collateral Manager). In addition, the Issuer will use commercially reasonable efforts to acquire such Collateral Obligations that will satisfy, on the Effective Date, the Concentration Limitations, the Collateral Quality Tests and each Overcollateralization Ratio Test.

(c) Within 10 Business Days after the Effective Date, the Issuer shall provide, or cause the Collateral Manager to provide, to S&P a Microsoft Excel file (“Excel Default Model Input File”) that provides all of the inputs required to determine whether the S&P CDO Monitor Test has been satisfied and the Collateral Manager shall provide a Microsoft Excel file including, at a minimum, the following data with respect to each Collateral Obligation: CUSIP number (if any), the LoanX identifier (if any), name of Obligor, coupon, spread (if applicable), legal final maturity date, average life, principal balance, the reference rate floor with respect to any Floor Obligation, identifying such Collateral Obligation with a trade date and settlement date, the purchase price thereof, identification as a Cov-Lite Loan or otherwise, S&P Industry Classification, S&P Rating and S&P Recovery Rate.

(d) Within 15 Business Days after the Effective Date, (i) the Issuer will provide, or cause the Collateral Manager to provide, to the Rating Agency a report identifying the Collateral Obligations and request that S&P reaffirm its Initial Ratings of the Secured Notes, (ii) the Issuer shall cause the Collateral Administrator to compile and provide to the Rating Agency a report (the “Effective Date Report”) determined as of the Effective Date, containing (A) the information required in a Monthly Report and (B) a calculation with respect to whether the Target Initial Par Condition is satisfied and (iii) the Trustee shall have received (A) an Accountants’ Effective Date Comparison AUP Report recalculating and comparing the following items in the Effective Date Report: the issuer, principal balance, coupon/spread, stated maturity, Moody’s Rating, Moody’s Default Probability Rating, Moody’s Industry Classification, S&P Industry Classification, S&P Rating and country of Domicile with respect to each Collateral Obligation as of the Effective Date and the information provided by the Issuer with respect to every other asset included in the Assets, by reference to such sources as shall be specified therein, and specifying the procedures undertaken by them to compare such data and (B) an Accountants’ Effective Date Recalculation AUP Report recalculating as of the Effective Date the level of compliance with, or satisfaction or non-satisfaction of, (1) the Target Initial Par Condition, (2) each Overcollateralization Ratio Test, (3) the Concentration Limitations and (4) the Collateral Quality Tests (excluding the S&P CDO Monitor Test) (the items in this clause (B), collectively, the “Specified Tested Items”), and specifying the procedures undertaken by them to recalculate such information. In accordance with SEC Release No. 34-72936, Form 15-E, only in its complete and unedited form which includes the Accountants Effective Date Comparison AUP Report as an attachment, will be provided by the Independent accountants to the Issuer and the 17g-5 Information Agent who will post or cause to be posted such Form 15-E on the 17g-5 Website in accordance with Section 10.9 hereto. Copies of the Accountants’ Effective Date Recalculation AUP Report or any other agreed-upon procedures report provided by the Independent accountants to the Issuer and the 17g-5 Information Agent who will post or cause to be posted such Form 15-E on the 17g-5 Website.

(e) If the Effective Date Rating Condition has not been satisfied (such event, an “S&P Rating Confirmation Failure”) within 30 Business Days after the Effective Date, then the Issuer (or the Collateral Manager on the Issuer’s behalf) will instruct the Trustee to transfer amounts from the Interest Collection Account to the Principal Collection Account and may, prior to the first Payment Date, use such funds on behalf of the Issuer for the purchase of additional Collateral Obligations until such time as S&P has provided written confirmation of its Initial Ratings of the Secured Notes; provided that, in lieu of acquiring additional Collateral Obligations, the Issuer (or the Collateral Manager on the Issuer’s behalf) may take such action, including but not limited to, a Special Redemption and/or transferring amounts from the Interest Collection Account to the Principal Collection Account as Principal Proceeds (for use in a Special Redemption), sufficient to enable the Issuer (or the Collateral Manager on the Issuer’s behalf) to obtain written confirmation from S&P of its Initial Ratings of the Secured Notes; provided, further, that amounts may not be transferred from the Interest Collection Account to the Principal Collection Account if, after giving effect to such transfer, (i) the amounts available pursuant to the Priority of Payments on the next succeeding Payment Date would be insufficient to pay the full amount of the accrued and unpaid interest on any Class of Secured Notes on such next succeeding Payment Date or (ii) such transfer would result in a deferral of interest with respect to the Deferrable Notes on the next succeeding Payment Date.

(f) The failure of the Issuer to satisfy the requirements of this Section 7.18 will not constitute an Event of Default unless such failure constitutes an Event of Default under Section 5.1(d) hereof and the Issuer, or the Collateral Manager acting on behalf of the Issuer, has acted in bad faith. Of the proceeds of the issuance of the Notes which are not applied to pay for the purchase of Collateral Obligations purchased by the Issuer on or before the Closing Date (including, without limitation, repayment of any amounts borrowed by the Issuer in connection with the purchase of Collateral Obligations prior to the Closing Date) or to pay other applicable fees and expenses, funds will be deposited in each of the Principal Ramp-Up Account and the Interest Ramp-Up Account on the Closing Date. At the direction of the Issuer (or the Collateral Manager on behalf of the Issuer), the Trustee shall apply amounts held in the Ramp-Up Account to purchase additional Collateral Obligations from the Closing Date to and including the Effective Date as described in clause (b) above. If on the Effective Date, any amounts on deposit in the Ramp-Up Account have not been applied to purchase Collateral Obligations, such amounts shall be applied as described in Section 10.3(c), and the Issuer, or the Collateral Manager on behalf of the Issuer, shall notify S&P in writing (such notice to be delivered with the Excel Default Model Input File) of any amounts transferred to the Interest Collection Account from the Interest Ramp-Up Account on the Effective Date.

(g) S&P CDO Monitor. On or prior to the Effective Date, the Collateral Manager shall determine the applicable S&P CDO Monitor that shall on and after the Effective Date apply to the Collateral Obligations for purposes of determining compliance with the S&P CDO Monitor Test and shall notify the Trustee, the Collateral Administrator and S&P by providing written notice thereof in the form of Exhibit E. Thereafter, at any time on written notice of at least one Business Day to the Trustee, the Collateral Administrator and S&P in the form of Exhibit E, the Collateral Manager may elect a different S&P CDO Monitor to apply to the Collateral Obligations; provided that if (i) the Collateral Obligations are currently in compliance with the S&P CDO Monitor Test, the Collateral Obligations comply with the S&P CDO Monitor Test after giving effect to such proposed election or (ii) the Collateral Obligations are not currently in compliance with the S&P CDO Monitor Test and would not be in compliance with the S&P CDO Monitor Test after the application of any other S&P CDO Monitor, the Collateral Obligations need not comply with the S&P CDO Monitor Test after the proposed change so long as the Class Default Differential of the Highest Ranking Class increases. If the Collateral Manager does not notify the Trustee, the Collateral Administrator and the Rating Agency then rating a Class of Secured Notes that it will alter the S&P CDO Monitor previously chosen in the manner set forth above, the S&P CDO Monitor previously chosen shall continue to apply.

Section 7.19 Representations Relating to Security Interests in the Assets. (a) The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder):

(i) The Issuer owns such Asset free and clear of any lien, claim or encumbrance of any person, other than such as are created under, or permitted by, this Indenture and other Permitted Liens.

(ii) Other than the security interest Granted to the Trustee pursuant to this Indenture, except as permitted by this Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Assets. The Issuer has not authorized the filing of and is not aware of any Financing Statements against the Issuer that include a description of collateral covering the Assets other than any Financing Statement relating to the security interest granted to the Trustee hereunder or that has been terminated; the Issuer is not aware of any judgment, PBGC liens or tax lien filings against the Issuer.

(iii) All Assets constitute Cash, accounts (as defined in Section 9-102(a)(2) of the UCC), Instruments, general intangibles (as defined in Section 9-102(a)(42) of the UCC), uncertificated securities (as defined in Section 8-102(a)(18) of the UCC), Certificated Securities or security entitlements to financial assets resulting from the crediting of financial assets to a “securities account” (as defined in Section 8-501(a) of the UCC).

(iv) All Accounts constitute “securities accounts” under Section 8-501(a) of the UCC.

(v) This Indenture creates a valid and continuing security interest (as defined in Section 1-201(37) of the UCC) in such Assets in favor of the Trustee, for the benefit and security of the Secured Parties, which security interest is prior to all other liens, claims and encumbrances (except as permitted otherwise in this Indenture), and is enforceable as such against creditors of and purchasers from the Issuer.

(b) The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder), with respect to Assets that constitute Instruments:

(i) Either (x) the Issuer has caused or will have caused, within ten days after the Closing Date, the filing of all appropriate Financing Statements in the proper office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Instruments granted to the Trustee, for the benefit and security of the Secured Parties or (y) (A) all original executed copies of each promissory note or mortgage note that constitutes or evidences the Instruments have been delivered to the Trustee or the Issuer has received written acknowledgement from a custodian that such custodian is holding the mortgage notes or promissory notes that constitute evidence of the Instruments solely on behalf of the Trustee and for the benefit of the Secured Parties and (B) none of the Instruments that constitute or evidence the Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Trustee, for the benefit of the Secured Parties.

(ii) The Issuer has received all consents and approvals required by the terms of the Assets to the pledge hereunder to the Trustee of its interest and rights in the Assets.

(c) The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder), with respect to the Assets that constitute Security Entitlements:

(i) All of such Assets have been and will have been credited to one of the Accounts which are securities accounts within the meaning of Section 8-501(a) of the UCC. The Securities Intermediary for each Account has agreed to treat all assets credited to such Accounts as “financial assets” within the meaning of Section 8-102(a)(9) of the UCC.

(ii) The Issuer has received all consents and approvals required by the terms of the Assets to the pledge hereunder to the Trustee of its interest and rights in the Assets.

(iii) (x) The Issuer has caused or will have caused, within ten days after the Closing Date, the filing of all appropriate Financing Statements in the proper office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted to the Trustee, for the benefit and security of the Secured Parties, hereunder and (y) (A) the Issuer has delivered to the Trustee a fully executed Securities Account Control Agreement pursuant to which the Custodian has agreed to comply with all instructions originated by the Trustee relating to the Accounts without further consent by the Issuer or (B) the Issuer has taken all steps necessary to cause the Custodian to identify in its records the Trustee as the person having a security entitlement against the Custodian in each of the Accounts.

(iv) The Accounts are not in the name of any person other than the Issuer or the Trustee. The Issuer has not consented to the Custodian to comply with the entitlement order of any Person other than the Trustee (and the Issuer prior to a notice of exclusive control being provided by the Trustee).

(d) The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder), with respect to Assets that constitute general intangibles:

(i) The Issuer has caused or will have caused, within ten days after the Closing Date, the filing of all appropriate Financing Statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Assets granted to the Trustee, for the benefit and security of the Secured Parties, hereunder.

(ii) The Issuer has received, or will receive, all consents and approvals required by the terms of the Assets to the pledge hereunder to the Trustee of its interest and rights in the Assets.

The Co-Issuers agree to notify the Collateral Manager and the Rating Agency then rating a Class of Secured Notes promptly if they become aware of the breach of any of the representations and warranties contained in this Section 7.19 and shall not, without satisfaction of the S&P Rating Condition, waive any of the representations and warranties in this Section 7.19 or any breach thereof.

Section 7.20 Acknowledgement of Collateral Manager Standard of Care. The Co-Issuers acknowledge that they shall be responsible for their own compliance with the covenants set forth in this Article VII and that, to the extent the Co-Issuers have engaged the Collateral Manager to take certain actions on their behalf in order to comply with such covenants, the Collateral Manager shall only be required to perform such actions in accordance with the standard of care set forth in Section 2 of the Collateral Management Agreement (or the corresponding provision of any portfolio management agreement entered into as a result of Palmer Square Capital BDC Inc. no longer being the Collateral Manager). The Co-Issuers further acknowledge and agree that, to the extent the Co-Issuers have engaged the Collateral Manager to take certain actions on their behalf in order to comply with the covenants set forth in this Article VII, the Collateral Manager shall have no obligation to take any action to cure any breach of any such covenant set forth in this Article VII until such time as an Authorized Officer of the Collateral Manager has actual knowledge of such breach.

Section 7.21 Transparency and Reporting Requirements.

(a) The Issuer hereby agrees that it shall be designated pursuant to Article 7(2) of the EU Securitization Regulation and Article 7(2) of the UK Securitization Regulation as the designated entity required to fulfil the Transparency and Reporting Requirements (the “Reporting Entity”). As the Reporting Entity, the Issuer hereby agrees and further covenants that it will make available to the Holders, any potential investors in the Notes (upon request thereby) and the competent authorities (as determined under the EU Securitization Regulation and the UK Securitization Regulation) (together, the “Relevant Recipients”) the documents, reports and information necessary to fulfil any applicable reporting obligations under the Transparency and Reporting Requirements. The Issuer shall also determine (which determination may be made in consultation with the Collateral Manager) whether any reports, data and other information is necessary or essential in connection with the preparation of any loan level reports, investor reports and any reports in respect of inside information and significant events (such reports, collectively, the “Transparency Reports”). The Issuer shall cause compilation of the Transparency Reports on its behalf by the Reporting Agent and procure that such reports are provided to the Collateral Administrator (or its designee, including the Trustee) so that they may be made available by the Collateral Administrator on the Issuer’s behalf in accordance with the Transparency and Reporting Requirements; provided, that the Issuer (through the Collateral Administrator acting on the Issuer’s behalf) shall make the Transparency Reports available via the Transparency Reporting Website, which shall be accessible to any person who certifies to the Collateral Administrator (substantially in the applicable form attached as Exhibit A to the Collateral Administration Agreement, or such other form as may be agreed between the Issuer, the Collateral Manager and the Collateral Administrator from time to time and upon which certification the Collateral Administrator shall be entitled to rely absolutely, without enquiry and without liability for so relying) that it is a Relevant Recipient. The Issuer will (with the consent of the Collateral Manager at the cost and expense of the Issuer, such expenses to be paid as Administrative Expenses in accordance with the Priority of Payments) appoint a Reporting Agent to prepare, or assist in the preparation of, the Transparency Reports and/or to make such information available to any Relevant Recipients.

(b) The Collateral Administrator will not assume any responsibility for the Issuer’s obligations as the entity responsible to fulfil the reporting obligations under the EU/UK Securitization Regulation. In providing such services (including the posting of documents, reports and information pursuant to this Section 7.21), the Collateral Administrator also assumes no responsibility or liability to any third party, including, any Noteholder or potential Noteholder, and including for their use and/or onward disclosure of such information, reports and documentation and shall have the benefit of the powers, protections and indemnities granted to it under the Transaction Documents. Any such additional reports, information and documentation may include disclaimers excluding liability of the Collateral Administrator for the information provided therein.

(c) The Collateral Administrator shall not be liable for the accuracy and completeness of the information or data in the Transparency Reports or other reports, information or documentation uploaded on to the Transparency Reporting Website and the Collateral Administrator will not be obliged to verify, re-compute, reconcile or recalculate any such document, report, information or data.

(d) The Collateral Administrator shall not have any duty to monitor, inquire or satisfy itself as to the veracity, accuracy or completeness of any documentation, report or information provided to it under this Section 7.21 or whether or not the provision of such documentation, report or information accords with the Transparency and Reporting Requirements and shall be entitled to rely conclusively upon any instructions given by (and any determination by) the Issuer (or the Collateral Manager on its behalf) regarding the same, and shall have no obligation, responsibility or liability whatsoever for the provision of reports, information and documentation on the Transparency Reporting Website. The Collateral Administrator shall not be responsible for monitoring the Issuer’s compliance with the Transparency and Reporting Requirements.

(e) The Collateral Administrator shall not assume or have any responsibility or liability for monitoring or ascertaining whether any person to whom it makes the information, reports and/or documentation available on the Transparency Reporting Website falls within the category of persons permitted or required to receive such information, report or documentation under the Transparency and Reporting Requirements. The Collateral Administrator shall be entitled to rely conclusively on the certifications provided pursuant to this Section 7.21 which it reasonably believes to be genuine and to have been signed or sent by the proper person (which may be made electronically) and shall be entitled to assume that such persons are the persons to whom the documentation, reports and information should be made available on the Transparency Reporting Website and shall not be liable to anyone whatsoever for so relying, assuming or doing.

ARTICLE VIII

SUPPLEMENTAL INDENTURES

Section 8.1 Supplemental Indentures Without Consent of Holders of Notes. Without the consent of the Holders of any Notes (except as expressly set forth below) but with the written consent of the Collateral Manager, the Co-Issuers, when authorized by Board Resolutions, and the Trustee, at any time and from time to time subject to Section 8.3, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

(i) to evidence the succession of another Person to the Issuer or the Co-Issuer and the assumption by any such successor Person of the covenants of the Issuer or the Co-Issuer herein and in the Notes;

(ii) to add to the covenants of the Co-Issuers or the Trustee for the benefit of the Secured Parties;

(iii) to convey, transfer, assign, mortgage or pledge any property to or with the Trustee or add to the conditions, limitations or restrictions on the authorized amount, terms and purposes of the issue, authentication and delivery of the Notes;

(iv) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee and to add to or change any of the provisions of this Indenture as shall be necessary to facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Sections 6.9, 6.10 and 6.12 hereof;

(v) to correct or amplify the description of any property at any time subject to the lien of this Indenture, or to better assure, convey and confirm unto the Trustee any property subject or required to be subjected to the lien of this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations, whether pursuant to Section 7.5 or otherwise) or to subject to the lien of this Indenture any additional property;

(vi) to modify the restrictions on and procedures for resales and other transfers of Notes to reflect any changes in ERISA or other applicable law or regulation (or the interpretation thereof) or to enable the Co-Issuers to rely upon any exemption from registration under the Securities Act or the Investment Company Act or to remove restrictions on resale and transfer to the extent not required thereunder, including, without limitation, by reducing the Minimum Denomination of any Class of Notes;

(vii) to make such changes (including the removal and appointment of any listing agent, transfer agent, paying agent or additional registrar) as shall be necessary or advisable in order for any Notes to be or remain listed on an exchange, and otherwise to amend this Indenture to incorporate any changes required or requested by governmental authority, stock exchange authority, listing agent, transfer agent, paying agent or additional registrar for the Notes in connection therewith;

(viii) to correct or supplement any inconsistent or defective provisions in this Indenture or to cure any ambiguity, omission or errors in this Indenture;

(ix) to conform the provisions of this Indenture to the Offering Circular;

(x) to take any action advisable, necessary or helpful to prevent the Issuer or the Trustee from becoming subject to, or to otherwise minimize, any withholding or other taxes, fees or assessments;

(xi) to make such changes as shall be necessary to permit the Co-Issuers (A) to issue or co-issue, as applicable, Junior Mezzanine Notes; provided that any such additional issuance or co-issuance, as applicable, of notes shall be issued or co-issued, as applicable, in accordance with this Indenture, including Sections 2.13 and 3.2; provided, further, that the supplemental indenture effecting such additional issuance may not amend the requirements described under Sections 2.13 and 3.2; (B) to issue or co-issue, as applicable, additional notes of any one or more existing Classes, provided that any such additional issuance or co-issuance, as applicable, of notes shall be issued or co-issued, as applicable, in accordance with this Indenture, including Sections 2.13 and 3.2; provided, further, that the supplemental indenture effecting such additional issuance may not amend the requirements described under Sections 2.13 and 3.2; or (C) to issue or co-issue, as applicable, replacement securities in connection with a Refinancing, and to make such other changes as shall be necessary to facilitate a Refinancing, in each case in accordance with this Indenture, including Sections 9.2 and 9.4; provided that such supplemental indenture may not amend the requirements described under Sections 9.2 and 9.4;

(xii) to amend the name of the Issuer or the Co-Issuer;

(xiii) [Reserved];

(xiv) to facilitate the issuance of participation notes, combination notes, composite securities, and other similar securities by the Applicable Issuers; provided that such participation notes, combination notes, composite securities or similar securities shall be comprised of Classes of Notes issued on the Closing Date;

(xv) to modify any provision to facilitate an exchange of one obligation for another obligation of the same Obligor that has substantially identical terms except transfer restrictions, including to effect any serial designation relating to the exchange;

(xvi) to evidence any waiver or modification by the Rating Agency as to any requirement or condition, as applicable, of the Rating Agency set forth herein;

(xvii) to modify the terms hereof in order that it may be consistent with the requirements of the Rating Agency, including to address any change in the rating methodology employed by the Rating Agency;

(xviii) to make such other changes as the Co-Issuers deem appropriate and that do not materially and adversely affect the interests of any holder of the Notes as evidenced by an Opinion of Counsel delivered to the Trustee (which may be supported as to factual (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of counsel delivering the opinion) or a certificate of an Officer of the Collateral Manager;

(xix) to take any action necessary or advisable (1) to allow the Issuer to comply with FATCA, the Cayman FATCA Legislation and the CRS (including providing for remedies against, or imposing penalties upon, Holders who fail to deliver the Issuer or its agents with any correct, complete and accurate information and documentation that may be required for the Issuer to comply with FATCA, the Cayman FATCA Legislation and the CRS and to prevent the imposition of U.S. federal withholding tax under FATCA on payments to or for the benefit of the Issuer) or (2) for any Bankruptcy Subordination Agreement; and to (A) issue a new Note or Notes in respect of, or issue one or more new sub-classes of, any Class of Notes, in each case with new identifiers (including CUSIPs, ISINs and Common Codes, as applicable), in connection with any Bankruptcy Subordination Agreement; provided that any sub-class of a Class of Notes issued pursuant to this clause (xix) shall be issued on identical terms as, and rank pari passu in all respects with, the existing Notes of such Class and (B) provide for procedures under which beneficial owners of such Class that are not subject to a Bankruptcy Subordination Agreement may take an interest in such new Note(s) or sub-class(es);

(xx) to modify the procedures herein relating to compliance with Rule 17g-5;

(xxi) to make such changes as shall be necessary to facilitate the Co-Issuers or Issuer, as applicable, to effect a Re-Pricing in accordance with this Indenture;

(xxii) to amend, modify, enter into or accommodate the execution of any Hedge Agreement upon terms satisfactory to the Collateral Manager; provided that no such supplemental indenture may amend the requirements set forth in Section 16.1 or the related requirements in this Indenture;

(xxiii) to facilitate any necessary filings, exemptions or registrations with the CFTC;

(xxiv) to make any modification or amendment determined by the Issuer or the Collateral Manager (in consultation with legal counsel of national reputation experienced in such matters) as necessary or advisable (A) for any Class of Secured Notes to not be considered an “ownership interest” as defined for purposes of the Volcker Rule or (B) to enable the Issuer to rely upon the exemption or exclusion from registration as an investment company provided by Rule 3a-7 under the Investment Company Act or another exemption or exclusion from registration as an investment company under the Investment Company Act (other than Section 3(c)(1) or Section 3(c)(7) thereof), in each case so long as any such modification or amendment would not have a material adverse effect on any Class of Notes; provided that the consent of a Majority of the Controlling Class shall be obtained prior to any modification to this Indenture pursuant to this clause (xxiv);

(xxv) to modify or amend the restrictions on the sales of Collateral Obligations, the Concentration Limitations, the Investment Criteria (both during and after the Reinvestment Period), the Coverage Tests, any restrictions on Maturity Amendments, the Collateral Quality Tests and the definitions related thereto which affect the calculation thereof or the definitions of the terms “Defaulted Obligation,” “Credit Risk Obligation,” “Credit Improved Obligation,” “Discount Obligation,” “Collateral Obligation,” “Permitted Equity Security” or “Restructuring Loan”; provided that (A) the written consent of a Majority of the Controlling Class and (B) if such supplemental indenture is being executed in connection with a Refinancing of less than all Classes of Secured Notes, the written consent of a Majority of the most senior Class of Notes (determined in accordance with the Note Payment Sequence) not being refinanced in connection with such Refinancing, in each case, shall be obtained prior to any modification to this Indenture pursuant to this clause (xxv);

(xxvi) to make such changes as shall be necessary to facilitate a Refinancing in whole of all the Classes of the Secured Notes in accordance with the provisions of Article IX, which may include, with the consent of a Majority of the Subordinated Notes, (a) effecting an extension of the end of the Reinvestment Period, (b) effecting an extension of the Non-Call Period, (c) modifying the Weighted Average Life Test, (d) providing for a stated maturity of the replacement notes or loans or other financial arrangements issued or entered into in connection with such Refinancing that is later than the Stated Maturity of the Secured Notes, (e) effecting an extension of the Stated Maturity of the Subordinated Notes or (f) effecting any supplements or amendments to this Indenture that would otherwise be subject to any provision of Section 8.1 or Section 8.2 (any amendments pursuant to this clause (xxvi), a “Reset Amendment”);

(xxvii) following the occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, to change the Reference Rate in respect of the Floating Rate Notes from the then-current Reference Rate to an Alternative Reference Rate and make such other amendments as are necessary or advisable in the reasonable judgment of the Collateral Manager to facilitate such change (including, without limitation, to make any Benchmark Replacement Conforming Changes);

(xxviii) to amend, modify or otherwise accommodate changes to this Indenture to comply with (a) any rule or regulation enacted by regulatory agencies of the United States federal government after the Closing Date that are applicable to the Notes or the transactions contemplated by this Indenture, including without limitation any rules or regulations adopted pursuant to the U.S. Risk Retention Rules or (b) the applicable Securitization Regulation;

(xxix) as determined by the Collateral Manager, to make such changes as are necessary, helpful or appropriate to facilitate the Issuer’s acquisition, receipt or retention, as applicable, of Permitted Non-Loan Assets; provided that, notwithstanding the foregoing, the Collateral Manager shall not be permitted to make any changes to clause (xvii) of the definition of “Concentration Limitations”;

(xxx) if the jurisdiction of the Issuer is included on an EU/UK Restricted List, to make any amendments necessary to effect a change in the Issuer’s jurisdiction of incorporation (whether by merger, reincorporation, transfer of assets or otherwise); or

(xxxi) to make any modification or amendment determined by the Issuer or the Collateral Manager as necessary or advisable to enable the Issuer to rely upon the exemption from registration as an investment company provided by Rule 3a-7 under the Investment Company Act or another exemption or exclusion from registration as an investment company under the Investment Company Act (other than Section 3(c)(1) or Section 3(c)(7) thereof).

Section 8.2 Supplemental Indentures With Consent of Holders of Notes. (a) With the written consent of the Collateral Manager, a Majority of each Class of Notes (other than with respect to a Reset Amendment or in connection with a supplemental indenture to adopt Benchmark Replacement Conforming Changes) materially and adversely affected thereby, if any, and any Hedge Counterparty materially and adversely affected thereby, the Trustee and the Co-Issuers may, subject to Section 8.3, execute one or more indentures supplemental hereto to add any provisions to, or change in any manner or eliminate any of the provisions of, this Indenture or modify in any manner the rights of the Holders of the Notes of any Class under this Indenture; provided that notwithstanding anything in this Indenture to the contrary, no such supplemental indenture shall, without the consent of each Holder of each Outstanding Note of each Class (other than with respect to a Reset Amendment or in connection with a supplemental indenture to adopt Benchmark Replacement Conforming Changes) materially and adversely affected thereby:

(i) change the Stated Maturity of the principal of or the due date of any installment of interest on any Secured Note, reduce the principal amount thereof or the rate of interest thereon (other than in the case of a Re-Pricing or a Reference Rate Amendment) or the Redemption Price with respect to any Note, or change the earliest date on which Notes of any Class may be redeemed, change the provisions of this Indenture relating to the application of proceeds of any Assets to the payment of principal of or interest on the Secured Notes or distributions on the Subordinated Notes or change any place where, or the coin or currency in which, Notes or the principal thereof or interest or any distribution thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the applicable Redemption Date);

(ii) reduce the percentage of the Aggregate Outstanding Amount of Holders of each Class whose consent is required for the authorization of any such supplemental indenture or for any waiver of compliance with certain provisions of this Indenture or certain defaults hereunder or their consequences provided for in this Indenture;

(iii) materially impair or materially adversely affect the Assets except as otherwise permitted in this Indenture;

(iv) except as otherwise permitted by this Indenture, permit the creation of any lien ranking prior to or on a parity with the lien of this Indenture with respect to any part of the Assets or terminate such lien on any property at any time subject hereto or deprive the Holder of any Secured Note of the security afforded by the lien of this Indenture;

(v) reduce the percentage of the Aggregate Outstanding Amount of Holders of any Class of Secured Notes whose consent is required to request the Trustee to preserve the Assets or rescind the Trustee’s election to preserve the Assets pursuant to Section 5.5 or to sell or liquidate the Assets pursuant to Section 5.4 or 5.5;

(vi) modify any of the provisions of (x) this Section 8.2, except to increase the percentage of Outstanding Notes the consent of the Holders of which is required for any such action or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Note Outstanding and affected thereby or (y) Section 8.1 or Section 8.3;

(vii) modify the definition of the term “Outstanding” or the Priority of Payments set forth in Section 11.1(a); or

(viii) other than in connection with a Reference Rate Amendment, modify any of the provisions of this Indenture in such a manner as to affect the calculation of the amount of any payment of interest or principal on any Secured Note or any amount available for distribution to the Subordinated Notes, or to affect the rights of the Holders of any Secured Notes to the benefit of any provisions for the redemption of such Secured Notes contained herein.

Section 8.3 Execution of Supplemental Indentures. (a) The Trustee shall join in the execution of any such supplemental indenture and to make any further appropriate agreements and stipulations which may be therein contained, but the Trustee shall not be obligated to enter into any such supplemental indenture which affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise. With respect to any supplemental indenture permitted by Section 8.1 or 8.2 the consent to which is expressly required pursuant to such Section from all or a Majority of each Class materially and adversely affected thereby, the Trustee shall be entitled to receive and conclusively rely upon an Opinion of Counsel (which may be supported as to factual (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of counsel delivering such Opinion of Counsel) or an Officer’s certificate of the Collateral Manager (as applicable) as to (i) whether or not the Holders of any Class of Notes would be materially and adversely affected by a supplemental indenture and (ii) whether or not a Hedge Counterparty would be materially and adversely affected by any supplemental indenture described above. In executing or accepting the additional trusts created by any supplemental indenture permitted by this Article VIII or the modifications thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive, and (subject to Sections 6.1 and 6.3) shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by this Indenture and that all conditions precedent thereto have been satisfied. The Trustee shall not be liable for any reliance made in good faith upon such an Opinion of Counsel.

(b) In no case will a supplemental indenture that becomes effective on or after the Redemption Date of any Class of Notes be considered to have a material adverse effect on any Holder of such Class (provided that the redemption of such Class is effected on such Redemption Date), and no Holder of such Class shall have an objection right or consent right to such supplemental indenture on the basis of a material and adverse effect. Any non-consenting Holders of a Re-Priced Class will be deemed not to be materially and adversely affected by any terms of the supplemental indenture related to, in connection with or to become effective on or immediately after the Re-Pricing Date with respect to such Class. In addition, in the case of an Optional Redemption by Refinancing of less than all Classes of Secured Notes, holders of Classes not subject to such Optional Redemption by Refinancing will be deemed not to be materially and adversely affected by, and shall have no objection or consent rights to, any terms of the supplemental indenture necessary to reflect the terms of the Refinancing and executed in accordance with Section 9.2 that does not change any terms of any Class not subject to such Refinancing held by such holders, but shall otherwise have such objection or consent rights as otherwise provided under this Article VIII with respect to any amendments unrelated to the Refinancing. In each case, holders of any redeemed Classes and any non-consenting Holders of a Re-Priced Class shall have no objection or consent rights to such supplemental indenture on the basis of a material and adverse effect.

(c) At the cost of the Co-Issuers, for so long as any Notes shall remain Outstanding, not later than 15 Business Days prior to the execution of any proposed supplemental indenture pursuant to Section 8.1 or Section 8.2, the Trustee shall deliver to the Collateral Manager, the Collateral Administrator, each Hedge Counterparty and the Noteholders a copy of such supplemental indenture. At the cost of the Issuer, for so long as any Class of Secured Notes shall remain Outstanding and such Class is rated by a Rating Agency, the Issuer shall provide to the Rating Agency then rating a Class of Secured Notes a copy of any proposed supplemental indenture at least 15 Business Days prior to the execution thereof by the Trustee. Following such delivery by the Trustee, if any changes are made to such supplemental indenture other than to correct typographical errors or to adjust formatting, then at the cost of the Co-Issuers, for so long as any Notes shall remain Outstanding, not later than five Business Days prior to the execution of such proposed supplemental indenture (provided that the execution of such proposed supplemental indenture shall not in any case occur earlier than the date 15 Business Days after the initial distribution of such proposed supplemental indenture pursuant to the first sentence of this Section 8.3(c)), the Trustee shall deliver to the Collateral Manager, the Collateral Administrator, the Rating Agency and the Holders a copy of such supplemental indenture as revised, indicating the changes that were made. At the cost of the Co-Issuers, the Trustee shall provide to the Rating Agency then rating a Class of Secured Notes and the Holders (in the manner described in Section 14.4) a copy of the executed supplemental indenture after its execution together with a copy of any confirmations from Rating Agency that were received in connection with the supplemental indenture. Any failure of the Trustee to publish or deliver such notice, or any defect therein, shall not in any way impair or affect the validity of any such supplemental indenture. Notwithstanding anything to the contrary in this paragraph (c), notice of a supplemental indenture (or any notices of revision thereto) shall not be required to be given to Holders of any Notes that will be redeemed in connection with such supplemental indenture.

(d) In the case of a supplemental indenture to be entered into pursuant to clause (xi)(C), (xxvi) or (xxi) of Section 8.1 (including, for the avoidance of doubt, additional amendments described in Section 8.3(i) below), the notice periods set forth in clause (c) of this Section 8.3 shall not apply and a copy of the proposed supplemental indenture shall be included, in the case of a Re-Pricing, in the Re-Pricing Notice delivered to each Holder of Notes of the Re-Priced Class in accordance with Section 9.7(b) and, in the case of a Refinancing, in the notice of Optional Redemption given to each holder of Notes and the Rating Agency then rating a Class of Secured Notes in accordance with Section 9.4(a); and, upon execution of the supplemental indenture, a copy thereof shall be delivered to the Rating Agency, the Collateral Manager, the Collateral Administrator, each Hedge Counterparty and the Holders.

(e) It shall not be necessary for any Act of Holders to approve the particular form of any proposed supplemental indenture, but it shall be sufficient, if the consent of any Holders to such proposed supplemental indenture is required, that such Act shall approve the substance thereof.

(f) The Collateral Manager shall not be bound to follow any amendment or supplement to this Indenture unless it has consented thereto. The Trustee shall not be obligated to enter into any supplemental indenture which affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise. The Collateral Administrator shall not be obligated to enter into any supplemental indenture which affects the Collateral Administrator’s own rights, duties, liabilities or immunities under this Indenture or otherwise.

(g) For the avoidance of doubt, to the extent the Co-Issuers execute a supplemental indenture or other modification or amendment of this Indenture under Section 8.1(viii) and one or more other amendment provisions described above also applies, such supplemental indenture or other modification or amendment of this Indenture will be deemed to be a supplemental indenture, modification or amendment related to clause (viii) only, regardless of the applicability of any other provision regarding supplemental indentures set forth in this Indenture.

(h) No amendment or supplement to this Indenture that would modify the Investment Criteria, the Concentration Limitations or the Collateral Quality Test, in each case, that would affect the EU/UK Retention Holder’s ability to comply with its obligations under the Risk Retention Letter (other than those made to ensure compliance with the EU/UK Securitization Requirements) shall be effective unless the EU/UK Retention Holder provides its prior written consent. For the avoidance of doubt, if a Retention Event has occurred and is continuing, the EU/UK Retention Holder shall have no consent rights in accordance with this paragraph; however, the EU/UK Retention Holder will be permitted to exercise its rights as a holder of Notes.

(i) Notwithstanding anything in this Indenture to the contrary, including in Section 8.1 or Section 8.2, the Co-Issuers may, in connection with an Optional Redemption by Refinancing of all Classes of Secured Notes, enter into a supplemental indenture to add any provisions to, or change in any manner or eliminate any of the provisions of, this Indenture without obtaining any consents that would otherwise be required under this Indenture if (i) such supplemental indenture is effective on or after the date of such Optional Redemption by Refinancing and (ii) the Collateral Manager and a Majority of the Subordinated Notes have consented to the execution of such supplemental indenture; provided that such supplemental indenture may not, by its terms, directly modify the rights or terms applicable to any portion of the Subordinated Notes in a manner intended to result in such rights or terms being materially different from any other portion of the Subordinated Notes.

Section 8.4 Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article VIII, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore and thereafter authenticated and delivered hereunder shall be bound thereby.

Section 8.5 Reference in Notes to Supplemental Indentures. Notes authenticated and delivered as part of a transfer, exchange or replacement pursuant to Article II of Notes originally issued hereunder after the execution of any supplemental indenture pursuant to this Article VIII may, and if required by the Issuer shall, bear a notice in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Applicable Issuers shall so determine, new Notes, so modified as to conform in the opinion of the Co-Issuers to any such supplemental indenture, may be prepared and executed by the Applicable Issuers and authenticated and delivered by the Trustee in exchange for Outstanding Notes.

ARTICLE IX

REDEMPTION OF NOTES

Section 9.1 Mandatory Redemption. If a Coverage Test is not met on any Determination Date on which such Coverage Test is applicable, the Issuer shall apply available amounts in the Payment Account to make payments on the Secured Notes pursuant to the Priority of Payments (a “Mandatory Redemption”).

Section 9.2 Optional Redemption. (a) The Secured Notes shall be redeemable by the Applicable Issuers at the written direction of a Majority of the Subordinated Notes with the consent of the Collateral Manager as follows: based upon such written direction, the Secured Notes shall be redeemed (i) in whole (with respect to all Classes of Secured Notes) but not in part on any Business Day after the end of the Non-Call Period from Sale Proceeds and/or Refinancing Proceeds or (ii) in part by Class from Refinancing Proceeds on any Business Day after the end of the Non-Call Period as long as each Class of Secured Notes to be redeemed represents not less than the entire Class of such Class of Secured Notes (each such redemption, an “Optional Redemption”). In connection with any such redemption, the Secured Notes to be redeemed shall be redeemed at the applicable Redemption Prices and a Majority of the Subordinated Notes or the Collateral Manager, as applicable, must provide the above described written direction to the Issuer and the Trustee not later than 15 days (or such shorter period of time as the Trustee and the Collateral Manager find reasonably acceptable) prior to the applicable Redemption Date; provided that all Secured Notes to be redeemed must be redeemed simultaneously. Additionally, if the Aggregate Principal Balance of the Collateral Obligations is then less than 15% of the Target Initial Par Amount as of any Measurement Date, all of the Notes will be redeemable by the Co-Issuers or the Issuer, as applicable, at the applicable Redemption Prices from Sale Proceeds on any Business Day after the Non-Call Period in whole (with respect to all Classes of Notes) but not in part at the written direction of the Collateral Manager (and, if a Majority of the Subordinated Notes has objected thereto within 10 days after notice thereof, with the consent of a Majority of the Subordinated Notes) (any such redemption, a “Clean-Up Optional Redemption”). In connection with a prospective Clean-Up Optional Redemption, the Collateral Manager will notify the Issuer, the Trustee, the Collateral Administrator and the Holders of the Subordinated Notes if, as of any Measurement Date following the Non-Call Period, the Aggregate Principal Balance of the Collateral Obligations decreases to less than 15% of the Target Initial Par Amount. In the case of any Optional Redemption or Clean-Up Optional Redemption directed by the Collateral Manager, the Trustee shall provide notice to the Holders of the Subordinated Notes promptly upon receipt of such direction, which notice shall advise the Holders of the Subordinated Notes of their right to object to such direction as set forth above.

(b) The Subordinated Notes may be redeemed, in whole but not in part, on any Business Day upon five Business Days’ written notice to the Trustee on or after the redemption or repayment in full of the Secured Notes, at the direction of a Majority of the Subordinated Notes.

(c) In addition to (or in lieu of) a sale of Collateral Obligations and/or Eligible Investments in the manner provided in Section 9.2(a)(i), the Secured Notes may be redeemed in whole (with respect to all Classes of Secured Notes) from Refinancing Proceeds and/or Sale Proceeds as provided in Section 9.2(a)(i) or in part by Class from Refinancing Proceeds as provided in Section 9.2(a)(ii) by a Refinancing; provided that the terms of such Refinancing and any financial institutions acting as lenders thereunder or purchasers thereof must be acceptable to the Collateral Manager and a Majority of the Subordinated Notes and such Refinancing otherwise satisfies the conditions described below.

(d) In the case of a Refinancing upon a redemption of the Secured Notes in whole but not in part pursuant to Section 9.2(a)(i), such Refinancing will be effective only if (i) the Refinancing Proceeds, Available Interest Proceeds, all Sale Proceeds from the sale of Collateral Obligations and Eligible Investments in accordance with the procedures set forth herein, and all other available funds will be at least sufficient to redeem simultaneously the Secured Notes then required to be redeemed, in whole but not in part, and to pay the other amounts included in the aggregate Redemption Prices, all accrued and unpaid Administrative Expenses (regardless of the Administrative Expense Cap), including the reasonable fees, costs, charges and expenses incurred by the Trustee and the Collateral Administrator (including reasonable attorneys’ fees and expenses) in connection with such Refinancing, any amounts due to the Hedge Counterparties and all accrued and unpaid Collateral Management Fees, (ii) the Sale Proceeds and Refinancing Proceeds are used (to the extent necessary) to make such redemption, (iii) the agreements relating to the Refinancing contain limited recourse and non-petition provisions equivalent (mutatis mutandis) to those contained in Section 5.4(d) and Section 2.7(i), (iv) the Refinancing will not cause the Collateral Manager to violate the Risk Retention Letter and (v)(A) neither the Issuer nor any Sponsor of the Issuer will fail to be in compliance with the U.S. Risk Retention Rules as a result of such Refinancing and (B) unless it consents to do so (in its sole discretion), none of the Collateral Manager, any Affiliate of the Collateral Manager or any Sponsor of the Issuer shall be required to purchase any obligations of the Issuer in connection with such Refinancing.

(e) In the case of a Refinancing upon a redemption of the Secured Notes in part by Class pursuant to Section 9.2(a)(ii), such Refinancing will be effective only if:

(i) the Rating Agency has been notified of such Refinancing;

(ii) the Refinancing Proceeds, Available Interest Proceeds and other available funds will be at least sufficient to pay in full the aggregate Redemption Prices of the entire Class or Classes of Secured Notes subject to Refinancing;

(iii) the Refinancing Proceeds are used (to the extent necessary) to make such redemption;

(iv) the agreements relating to the Refinancing contain limited recourse and non-petition provisions equivalent (mutatis mutandis) to those contained in Section 5.4(d) and Section 2.7(i);

(v) the aggregate principal amount of any obligations providing the Refinancing is equal to the Aggregate Outstanding Amount of the corresponding Class of Secured Notes being redeemed with the proceeds of such obligations;

(vi) the stated maturity of each class of obligations providing the Refinancing is the same as the corresponding Stated Maturity of each Class of Secured Notes being refinanced;

(vii) the reasonable fees, costs, charges and expenses incurred in connection with such Refinancing have been paid or will be adequately provided for from the Refinancing Proceeds, Available Interest Proceeds or from any amounts on deposit in, or to be deposited into, the Reserve Account that are designated to pay expenses incurred in connection with a Refinancing (except for expenses owed to persons that the Collateral Manager informs the Trustee will be paid solely as Administrative Expenses payable on the subsequent Payment Date prior to distributions to the Holders of the Subordinated Notes in accordance with the Priority of Payments);

(viii) the spread over the Reference Rate (or in the case of the Fixed Rate Notes, the fixed rate of interest) of any obligations providing the Refinancing will not be greater than the spread over the Reference Rate (or in the case of the Fixed Rate Notes, the fixed rate of interest) of the Secured Notes subject to such Refinancing; provided that (x) any Class of Fixed Rate Notes may be refinanced with obligations that bear interest at a floating rate (i.e., obligations that bear interest at a stated spread over the Reference Rate) so long as the relevant spread plus the Reference Rate of the obligations providing the Refinancing is less than the applicable Interest Rate with respect to such Class of Fixed Rate Notes as of the date of such Refinancing and (y) any Class of Floating Rate Notes may be refinanced with obligations that bear interest at a fixed rate so long as the fixed rate of the obligations providing the Refinancing is less than the Reference Rate plus the relevant spread with respect to such Class of Secured Notes on the date of such Refinancing;

(ix) the obligations providing the Refinancing are subject to the Priority of Payments and do not rank higher in priority pursuant to the Priority of Payments than the Class of Secured Notes being refinanced;

(x) the voting rights, consent rights, redemption rights and all other rights of the obligations providing the Refinancing are the same as the rights of the corresponding Class of Secured Notes being refinanced (except that the Issuer may agree that the obligations providing the Refinancing shall not be further refinanced);

(xi) the Refinancing will not cause the Collateral Manager to violate the Risk Retention Letter;

(xii) (A) neither the Issuer nor any Sponsor of the Issuer will fail to be in compliance with the U.S. Risk Retention Rules as a result of such Refinancing in part by Class and (B) unless it consents to do so (in its sole discretion), none of the Collateral Manager, any Affiliate of the Collateral Manager or any Sponsor of the Issuer shall be required to purchase any obligations of the Issuer in connection with such Refinancing in part by Class; and

(xiii) the Issuer shall have obtained written advice of Dechert LLP or an opinion of nationally recognized tax counsel to the effect that the Refinancing will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation or otherwise subject to U.S. federal income tax on a net basis (including any tax liability imposed under Section 1446 of the Code).

(f) The Holders of the Subordinated Notes will not have any cause of action against any of the Co-Issuers, the Collateral Manager, the Collateral Administrator or the Trustee for any failure to obtain a Refinancing. If a Refinancing is obtained meeting the requirements specified above as certified by the Collateral Manager, the Issuer and the Trustee shall amend this Indenture to the extent necessary to reflect the terms of the Refinancing and no further consent for such amendments shall be required from the Holders of Notes other than Holders of the Subordinated Notes directing the redemption. The Trustee shall not be obligated to enter into any amendment that, in its view, adversely affects its duties, obligations, liabilities or protections hereunder. Refinancing Proceeds will not constitute Interest Proceeds or Principal Proceeds but will be applied (together with the Available Interest Proceeds) pursuant to the Priority of Refinancing Redemption Proceeds on the Refinancing Redemption Date to redeem the Secured Notes that are being refinanced and (to the extent funds are available therefor) pay expenses and fees relating to such Refinancing without regard to the Priority of Payments (other than the Priority of Refinancing Redemption Proceeds); provided that, to the extent that any Refinancing Proceeds remain after payment of the respective Redemption Prices of each redeemed Class of Secured Notes and related expenses, such Refinancing Proceeds will be deposited in the Collection Account as Interest Proceeds or Principal Proceeds, at the direction of the Collateral Manager.

(g) In the event of any redemption pursuant to this Section 9.2, the Issuer shall, at least 15 days (or such shorter period of time as the Trustee finds reasonably acceptable) prior to the Redemption Date, notify the Trustee in writing of such Redemption Date, the applicable Record Date, the principal amount of Notes to be redeemed on such Redemption Date and the applicable Redemption Prices.

(h) The Collateral Manager, if a Majority of the Subordinated Notes does not object within five Business Days of notice thereof, in connection with a Refinancing pursuant to which all Secured Notes are being refinanced, may designate Principal Proceeds up to the Excess Par Amount (such designated amount, the “Designated Excess Par”) as of the related Determination Date as Interest Proceeds for distribution on the Redemption Date or the next succeeding Payment Date. Notice of any such designation will be provided to the Trustee (with copies to the Rating Agency) on or before the related Determination Date.

Section 9.3 Tax Redemption. (a) The Notes shall be redeemed in whole but not in part (any such redemption, a “Tax Redemption”) at their applicable Redemption Prices at the written direction (delivered to the Trustee) of (x) a Majority of any Affected Class or (y) a Majority of the Subordinated Notes, in either case following the occurrence and continuation of a Tax Event; provided that, if the Tax Event that has occurred is with respect to any tax arising under or as a result of FATCA, then Holders that have not provided the Issuer or its agents with any correct, complete and accurate information and documentation that may be required for the Issuer to comply with FATCA, the Cayman FATCA Legislation and the CRS and to prevent the imposition of U.S. federal withholding tax under FATCA on payments to or for the benefit of the Issuer (to the extent that the failure to provide such information and documentation was, in the reasonable judgment of the Collateral Manager, a cause of the tax arising under FATCA) shall not be considered in determining whether a Majority of any Class of Secured Notes or the Subordinated Notes have directed a redemption of Notes.

(b) Upon its receipt of such written direction directing a Tax Redemption, the Trustee shall promptly notify the Collateral Manager, the Holders and the Issuer (which shall notify the Rating Agency then rating a Class of Secured Notes) thereof.

(c) If an Officer of the Collateral Manager obtains actual knowledge of the occurrence of a Tax Event, the Collateral Manager shall promptly notify the Issuer (which shall notify the Rating Agency then rating a Class of Secured Notes), the Collateral Administrator and the Trustee thereof, and upon receipt of such notice the Trustee shall promptly notify the Holders of the Notes. Until notified by the Collateral Manager or until a Trust Officer of the Trustee obtains actual knowledge of the occurrence of a Tax Event, the Trustee shall not be deemed to have any notice or knowledge of the occurrence of such Tax Event.

Section 9.4 Redemption Procedures. (a) In the event of any redemption pursuant to Section 9.2 or 9.3, the written direction required thereby shall be provided to the Issuer, the Trustee and, if not directed by the Collateral Manager, the Collateral Manager not later than 15 days (or such shorter period of time as the Trustee and the Collateral Manager find reasonably acceptable) prior to the applicable Redemption Date (which date shall be designated in such notice). In the event of any redemption pursuant to Section 9.2 or 9.3, a notice of redemption shall be given not later than nine Business Days prior to the applicable Redemption Date, to each Holder of Notes, at such Holder’s address in the Register and by email to the Rating Agency then rating a Class of Secured Notes. Failure to give notice of redemption, or any defect therein, to any Holder or beneficial owner of any Note selected for redemption shall not impair or affect the validity of the redemption of any other Notes.

(b) All notices of redemption delivered pursuant to Section 9.4(a) shall state:

(i) the applicable Redemption Date;

(ii) the Redemption Prices of the Notes to be redeemed;

(iii) all of the Secured Notes that are to be redeemed are to be redeemed in full and that interest on such Secured Notes shall cease to accrue on the Redemption Date specified in the notice;

(iv) the place or places where Notes are to be surrendered for payment of the Redemption Prices, which shall be the office or agency of the Co-Issuers to be maintained as provided in Section 7.2; and

(v) if all Secured Notes are being redeemed, whether the Subordinated Notes are to be redeemed in full on such Redemption Date and, if so, the place or places where the Subordinated Notes are to be surrendered for payment of the Redemption Prices, which shall be the office or agency of the Co-Issuers to be maintained as provided in Section 7.2.

(c) The Co-Issuers or a Majority of the Subordinated Notes may withdraw any such notice of redemption delivered pursuant to Section 9.2 or Section 9.3 on any day up to and including the day that is two Business Days prior to the scheduled Redemption Date. If the Co-Issuers so withdraw any notice of redemption delivered pursuant to Section 9.2 or Section 9.3 or are otherwise unable to complete a redemption of the Notes pursuant to Section 9.2 or Section 9.3, the proceeds received from the sale of any Collateral Obligations and other Assets sold in contemplation of such redemption may, during the Reinvestment Period, be reinvested in accordance with the Investment Criteria at the Collateral Manager’s sole discretion; provided that, in the case of a Redemption Settlement Delay, the proceeds received from the sale of any Collateral Obligations and other Assets sold in contemplation of such redemption shall remain in the Collection Account until the earlier of the new Redemption Date or the next succeeding Payment Date.

(d) Notice of redemption pursuant to Section 9.2 or 9.3 shall be given by the Co-Issuers or, upon an Issuer Order, by the Trustee in the name and at the expense of the Co-Issuers. Failure to give notice of redemption, or any defect therein, to any Holder of any Note selected for redemption shall not impair or affect the validity of the redemption of any other Notes.

(e) Upon receipt of a notice of an Optional Redemption of the Secured Notes pursuant to Section 9.2(a) (unless such Optional Redemption is being effected solely through a Refinancing) or Section 9.3, the Collateral Manager in its sole discretion shall direct the sale (and the manner thereof) of all or part of the Collateral Obligations and other Assets in an amount sufficient such that the proceeds from such sale and all other funds available for such purpose in the Collection Account and the Payment Account will be at least sufficient to pay the Redemption Prices of the Secured Notes to be redeemed and to pay all Administrative Expenses (without regard to the Administrative Expense Cap), any amounts due to any Hedge Counterparties and Collateral Management Fees due and payable under the Priority of Payments, as more particularly set forth in Section 9.4(f) below. If such proceeds of such sale and all other funds available for such purpose in the Collection Account and the Payment Account would not be sufficient to redeem all Secured Notes then required to be redeemed and to pay such fees and expenses, the Secured Notes may not be redeemed. The Collateral Manager, in its sole discretion, may effect the sale of all or any part of the Collateral Obligations or other Assets through the direct sale of such Collateral Obligations or other Assets or by participation or other arrangement.

(f) Unless Refinancing Proceeds are being used to redeem the Secured Notes in whole or in part, in the event of any redemption pursuant to Section 9.2 or 9.3, no Secured Notes may be optionally redeemed unless (i) at least one Business Day before the scheduled Redemption Date the Collateral Manager shall have furnished to the Trustee evidence, in a form reasonably satisfactory to the Trustee, that the Collateral Manager on behalf of the Issuer has entered into a binding agreement or agreements with a financial or other institution or institutions to purchase (directly or by participation or other arrangement), not later than the Business Day immediately preceding the scheduled Redemption Date in immediately available funds, all or part of the Assets and/or the Hedge Agreements at a purchase price at least sufficient, together with the Eligible Investments maturing, redeemable or putable to the issuer thereof at par on or prior to the scheduled Redemption Date, to pay all Administrative Expenses (regardless of the Administrative Expense Cap), any amounts due to any Hedge Counterparties and Collateral Management Fees payable in accordance with the Priority of Payments and redeem all of the Secured Notes on the scheduled Redemption Date at the applicable Redemption Prices, or (ii) prior to selling any Collateral Obligations and/or Eligible Investments, the Collateral Manager shall certify to the Trustee that, in its judgment, the aggregate sum of (A) expected proceeds from the sale of Eligible Investments, and (B) for each Collateral Obligation, the product of its Principal Balance and its Market Value (expressed as a percentage of the par amount of such Collateral Obligation), shall exceed the sum of (x) the aggregate Redemption Prices of the Outstanding Secured Notes, (y) all Administrative Expenses (without regard to the Administrative Expense Cap) payable under the Priority of Payments and any amounts due to any Hedge Counterparties and (z) all accrued and unpaid Collateral Management Fees payable under the Priority of Payments. Any certification delivered by the Collateral Manager pursuant to this Section 9.4(f) shall include (1) the prices of, and expected proceeds from, the sale (directly or by participation or other arrangement) of any Collateral Obligations, Eligible Investments and/or Hedge Agreements and (2) all calculations required by this Section 9.4(f). Any holder of Notes, the Collateral Manager or any of the Collateral Manager’s Affiliates or accounts managed by it shall have the right, subject to the same terms and conditions afforded to other bidders, to bid on Assets to be sold as part of an Optional Redemption, Clean-Up Optional Redemption or Tax Redemption.

(g) In the event that a scheduled redemption of the Secured Notes fails to occur and (A) such failure is due solely to a delayed or failed settlement of any asset sale by the Issuer (or the Collateral Manager on the Issuer’s behalf), (B) the Issuer (or the Collateral Manager on the Issuer’s behalf) had entered into a binding agreement for the sale of such asset prior to the scheduled redemption date, (C) such delayed or failed settlement is due solely to circumstances beyond the control of the Issuer and the Collateral Manager and (D) the Issuer (or the Collateral Manager on the Issuer’s behalf) has used commercially reasonable efforts to cause such settlement to occur prior to such scheduled redemption date (a “Redemption Settlement Delay”), then, upon notice from the Issuer to the Trustee and the Collateral Administrator confirming the satisfaction of the conditions in (A) through (D) above and certifying that sufficient funds are now available to complete such redemption and directing the Trustee to proceed with such redemption, such Secured Notes may be redeemed using such funds on any Business Day prior to the first Payment Date after the original scheduled redemption date and not less than two Business Days after the original scheduled redemption date upon at least two Business Days’ notice to the Trustee. Interest on the Notes will accrue to but excluding such new Redemption Date. If such redemption does not occur prior to the first Payment Date after the original scheduled redemption date, such redemption will be cancelled without further action. A Redemption Settlement Delay or the failure to effect a redemption (including a Refinancing) on a scheduled redemption date will not be an Event of Default.

The Issuer (or the Collateral Manager on its behalf) shall promptly notify the Trustee upon the occurrence of a Redemption Settlement Delay and, in turn, the Trustee shall provide notice to each Holder of Notes, at such Holder’s address in the Register and the Rating Agency then rating a Class of Secured Notes.

Section 9.5 Notes Payable on Redemption Date. (a) Notice of redemption pursuant to Section 9.4 having been given as aforesaid, the Notes to be redeemed shall, on the Redemption Date, subject to Section 9.4(f) and the Co-Issuers’ right to withdraw any notice of redemption pursuant to Section 9.4(c) or the failure of any Refinancing to occur, become due and payable at the Redemption Prices therein specified, and from and after the Redemption Date (unless the Issuer shall default in the payment of the Redemption Prices and accrued interest) all such Notes that are Secured Notes shall cease to bear interest on the Redemption Date. Upon final payment on a Note to be so redeemed, the Holder shall present and surrender such Note at the place specified in the notice of redemption on or prior to such Redemption Date. Payments of interest on Secured Notes so to be redeemed which are payable on or prior to the Redemption Date shall be payable to the Holders of such Secured Notes, or one or more predecessor Notes, registered as such at the close of business on the relevant Record Date according to the terms and provisions of Section 2.7(e).

(b) If any Secured Note called for redemption shall not be paid upon surrender thereof for redemption, the principal thereof shall, until paid, bear interest from the Redemption Date at the applicable Interest Rate for each successive Interest Accrual Period such Secured Note remains Outstanding; provided that the reason for such non-payment is not the fault of such Noteholder.

Section 9.6 Special Redemption. Principal payments on the Secured Notes shall be made in part in accordance with the Priority of Payments on any Payment Date (i) during the Reinvestment Period, if the Collateral Manager at its sole discretion notifies the Issuer and the Trustee at least five Business Days prior to the applicable Special Redemption Date that it has been unable, for a period of at least 20 consecutive Business Days, to identify additional Collateral Obligations that are deemed appropriate by the Collateral Manager in its sole discretion and which would satisfy the Investment Criteria in sufficient amounts to permit the investment or reinvestment of all or a portion of the funds then in the Collection Account that are to be invested in additional Collateral Obligations (a “Reinvestment Special Redemption”) or (ii) after the Effective Date, if the Collateral Manager notifies the Trustee and the Collateral Administrator that a redemption is required pursuant to Section 7.18 in order to obtain from S&P its written confirmation of its Initial Ratings of the Secured Notes (an “Effective Date Special Redemption” and each of an Effective Date Special Redemption and a Reinvestment Special Redemption, a “Special Redemption”).

With respect to an Effective Date Special Redemption, on each Special Redemption Date, the amount in the Collection Account representing Interest Proceeds and Principal Proceeds available in accordance with the Priority of Payments on each Payment Date until the Issuer obtains confirmation from S&P of its Initial Ratings of the Secured Notes will be applied in accordance with the Priority of Payments.

With respect to a Reinvestment Special Redemption, on the Special Redemption Date, the amount in the Collection Account representing Principal Proceeds which the Collateral Manager has determined (with notice to the Trustee and the Collateral Administrator) cannot be reinvested in additional Collateral Obligations (such amount, the “Special Redemption Amount”), will be applied as described in the Priority of Payments in accordance with the Note Payment Sequence.

Notice of payments pursuant to this Section 9.6 shall be given by the Co-Issuers or, upon an Issuer Order, the Trustee in the name and at the expense of the Co-Issuers, not less than (x) in the case of a Reinvestment Special Redemption, five days prior to the applicable Special Redemption Date and (y) in the case of an Effective Date Special Redemption, two Business Days prior to the applicable Special Redemption Date, in each case by email transmission or first class mail, postage prepaid, to each Holder of Secured Notes affected thereby at such Holder’s email address or mailing address in the Register and to the Rating Agency then rating a Class of Secured Notes.

Section 9.7 Optional Re-Pricing. (a) On any Business Day after the Non-Call Period, at the direction of a Majority of the Subordinated Notes and subject to the consent of the Collateral Manager, the Issuer (or the Collateral Manager on its behalf) shall reduce the spread over the Reference Rate (or the fixed rate of interest, in the case of any Class of Fixed Rate Notes) applicable to any Re-Pricing Eligible Class (such reduction with respect to any Re-Pricing Eligible Class, a “Re-Pricing” and any such Class to be subject to a Re-Pricing, a “Re-Priced Class”); provided that the Issuer shall not effect any Re-Pricing unless (i) each condition specified in Section 9.7(d) is satisfied with respect thereto and (ii) each Outstanding Secured Note of a Re-Priced Class shall be subject to the related Re-Pricing. In connection with any Re-Pricing, the Issuer may engage a broker-dealer (the “Re-Pricing Intermediary”) upon the recommendation and subject to the approval of the Collateral Manager and such Re-Pricing Intermediary shall assist the Issuer in effecting the Re-Pricing.

(b) At least 20 Business Days prior to the date selected by a Majority of the Subordinated Notes for any proposed Re-Pricing (the “Re-Pricing Date”), the Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, shall deliver a notice (a “Re-Pricing Notice”) in writing (with a copy to the Collateral Manager, the Collateral Administrator, the Trustee and the Rating Agency then rating a Class of Secured Notes) to each Holder of the proposed Re-Priced Class, which notice shall: (i) specify the proposed Re-Pricing Date and the revised spread over the Reference Rate (or the fixed rate of interest, in the case of any Class of Fixed Rate Notes) to be applied with respect to such Class (the “Re-Pricing Rate”), (ii) request each Holder or beneficial owner of the Re-Priced Class to approve the proposed Re-Pricing, and (iii) specify the price (or the formula for calculating the price) at which Notes of any Holder of the Re-Priced Class that does not consent to the Re-Pricing may be sold and transferred or redeemed pursuant to clause (c) below, which, for purposes of such Re-Pricing, will be an amount equal to 100% of the Aggregate Outstanding Amount of such Notes, plus accrued and unpaid interest thereon (including, in the case of the Deferrable Notes, any Deferred Interest and interest on any accrued and unpaid Deferred Interest) until the Re-Pricing Date, if any, with respect to such Class (the “Re-Pricing Redemption Price”).

(c) In the event any Holders or beneficial owners of the Re-Priced Class do not deliver to the Issuer written consent to the proposed Re-Pricing on or before the date that is 11 Business Days prior to the proposed Re-Pricing Date, the Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, shall deliver written notice thereof to the consenting Holders or beneficial owners of the Re-Priced Class, specifying the Aggregate Outstanding Amount of the Notes of the Re-Priced Class held by such non-consenting Holders or beneficial owners, and shall request each such consenting Holder or beneficial owner to provide written notice to the Issuer, the Trustee, the Collateral Manager and the Re-Pricing Intermediary if such Holder or beneficial owner would like to purchase all or any portion of the Notes of the Re-Priced Class held by the non-consenting Holders or beneficial owners at the Re-Pricing Redemption Price with respect thereto (each such notice, an “Exercise Notice”) within five Business Days after receipt of such notice. In the event the Issuer shall receive Exercise Notices with respect to an amount equal to or more than the Aggregate Outstanding Amount of the Notes of the Re-Priced Class held by non-consenting Holders or beneficial owners, the Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, shall cause the sale and transfer of such Notes at the Re-Pricing Redemption Price with respect thereto, without further notice to the non-consenting Holders or beneficial owners thereof, on the Re-Pricing Date to the Holders or beneficial owners delivering Exercise Notices with respect thereto, pro rata (subject to reasonable adjustment, as determined by the Re-Pricing Intermediary, to comply with the applicable minimum denomination requirements and the applicable procedures of DTC) based on the Aggregate Outstanding Amount of the Notes such Holders or beneficial owners indicated an interest in purchasing pursuant to their Exercise Notices. In the event the Issuer shall receive Exercise Notices with respect to less than the Aggregate Outstanding Amount of the Notes of the Re-Priced Class held by non-consenting Holders or beneficial owners, the Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, shall cause the sale and transfer of such Notes (subject to the minimum denomination requirements and the applicable procedures of DTC), without further notice to the non-consenting Holders or beneficial owners thereof, on the Re-Pricing Date to the Holders or beneficial owners delivering Exercise Notices with respect thereto, and any excess Notes of the Re-Priced Class held by non-consenting Holders or beneficial owners shall be sold at the Re-Pricing Redemption Price with respect thereto to one or more transferees designated by the Re-Pricing Intermediary on behalf of the Issuer. All sales of Notes to be effected pursuant to this paragraph (c) shall be made at the Re-Pricing Redemption Price with respect to such Notes, and shall be effected only if the related Re-Pricing is effected in accordance with the provisions of this Indenture. Each Holder and each beneficial owner of each Note, by its acceptance of an interest in the Notes, agrees to sell and transfer its Notes in accordance with the provisions of this Indenture described in this Section 9.7 and agrees to cooperate with the Issuer, the Re-Pricing Intermediary, the Trustee and the Collateral Manager (on behalf of the Issuer) to effect such sales and transfers. The Issuer, or the Re-Pricing Intermediary on behalf of the Issuer, shall deliver written notice to the Trustee and the Collateral Manager not later than six Business Days prior to the proposed Re-Pricing Date confirming that the Issuer has received written commitments to purchase all Notes of the Re-Priced Class held by non-consenting Holders or beneficial owners.

(d) The Issuer shall not effect any proposed Re-Pricing unless: (i) the Co-Issuers and the Trustee shall have entered into a supplemental indenture dated as of the Re-Pricing Date pursuant to Section 8.1 (to be prepared and provided by the Issuer or the Collateral Manager acting on its behalf) solely to reduce the spread over the Reference Rate (or the fixed rate of interest, in the case of any Class of Fixed Rate Notes) applicable to the Re-Priced Class; (ii) the Rating Agency then rating a Class of Secured Notes shall have been notified of such Re-Pricing; (iii) all expenses of the Issuer and the Trustee (including the fees of the Re-Pricing Intermediary and fees of counsel) incurred in connection with the Re-Pricing (including in connection with the supplemental indenture described in preceding subclause (i)) shall not exceed (x) the amount of Interest Proceeds available to be applied to the payment thereof under the Priority of Payments on the subsequent Payment Date, after taking into account all amounts required to be paid pursuant to the Priority of Payments on the subsequent Payment Date prior to distributions to the Holders of the Subordinated Notes and (y) any amounts on deposit in, or to be deposited into, the Reserve Account that are designated to pay expenses incurred in connection with a Re-Pricing, unless such expenses shall have been paid or shall be adequately provided for by an entity other than the Issuer; (iv) the Re-Pricing will not cause the Collateral Manager to violate the Risk Retention Letter; (v)(A) neither the Issuer nor any Sponsor of the Issuer will fail to be in compliance with the U.S. Risk Retention Rules as a result of such Re-Pricing and (B) unless it consents to do so (in its sole discretion), none of the Collateral Manager, any Affiliate of the Collateral Manager or any Sponsor of the Issuer shall be required to purchase any Notes in connection with such Re-Pricing; and (vi) the Issuer shall have obtained written advice of Dechert LLP or an opinion of nationally recognized tax counsel to the effect that such Re-Pricing will not cause the Issuer to be treated as a publicly traded partnership taxable as a corporation or otherwise subject to U.S. federal income tax on a net basis (including any tax liability imposed under Section 1446 of the Code).

(e) If a Re-Pricing Notice has been received by the Trustee from the Collateral Manager pursuant to this Indenture, the Trustee shall forward such notice, at the expense of the Issuer, by first class mail, postage prepaid, mailed not less than five Business Days prior to the proposed Re-Pricing Date, to each Holder of Notes of the Re-Priced Class at the address in the Register (with a copy to the Collateral Manager), specifying the applicable Re-Pricing Date, Re-Pricing Rate and Re-Pricing Redemption Price (in each case according to the information set forth in the Re-Pricing Notice). Failure to give such notice five Business Days prior to the proposed Re-Pricing Date, or any defect in such notice, to any Holder or beneficial owner of any Re-Priced Class shall not impair or affect the validity of the Re-Pricing or give rise to any claim based upon such failure or defect. Any notice of a Re-Pricing may be withdrawn by a Majority of the Subordinated Notes on or prior to the fourth Business Day prior to the scheduled Re-Pricing Date by written notice to the Issuer, the Trustee, and the Collateral Manager for any reason. Upon receipt of such notice of withdrawal, the Trustee shall transmit such notice to the Holders and the Rating Agency (subject, however, to Section 14.3(c)). Notwithstanding anything contained herein to the contrary, failure to effect a Re-Pricing, whether or not notice of Re-Pricing has been withdrawn, will not constitute an Event of Default and the Holders and beneficial owners of the Notes will not have any cause of action against the Co-Issuers, the Collateral Manager, the Collateral Administrator or the Trustee for any failure to complete a Re-Pricing. The Trustee shall be entitled to receive and may request and rely upon a written order from the Issuer (or the Collateral Manager on behalf of the Issuer) providing directions and additional information necessary to effect a Re-Pricing.

ARTICLE X

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 10.1 Collection of Money. Except as otherwise expressly provided herein, the Trustee may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Trustee pursuant to this Indenture, including all payments due on the Assets, in accordance with the terms and conditions of such Assets. The Trustee shall segregate and hold all such Money and property received by it in trust for the Holders of the Notes and shall apply it as provided in this Indenture. Each Account shall be established and maintained with (a) a federal or state-chartered depository institution with a long-term issuer debt rating of at least “A” by S&P and a short-term issuer debt rating of at least “A-1” by S&P (or a long-term issuer debt rating of at least “A+” by S&P if such institution has no short-term rating), and if such institution no longer has such ratings, the assets held in such Account shall be moved within 30 calendar days to another institution that satisfies such ratings requirements or (b) in segregated trust accounts with the corporate trust department of a federal or state-chartered depository institution that is subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(b) and, if any such institution no longer satisfies such requirements, the assets held in such Account shall be moved within 30 calendar days to another institution that satisfies the requirements of either clause (a) or clause (b) with respect to such Account. Such institution shall have a combined capital and surplus of at least U.S.$200,000,000. All Cash deposited in the Accounts shall be invested only in Eligible Investments or Collateral Obligations in accordance with the terms of this Indenture. Each Account shall be a securities account established with the Custodian, in the name of “Palmer Square BDC CLO 1, Ltd., subject to the lien of U.S. Bank Trust Company, National Association, as Trustee” and shall be maintained by the Custodian in accordance with the Securities Account Control Agreement.

Section 10.2 Collection Account. (a) In accordance with this Indenture and the Securities Account Control Agreement, the Trustee shall, prior to the Closing Date, establish at the Custodian three segregated accounts, one of which shall be designated the “Interest Collection Account”, one of which shall be designated the “Secured Note Principal Collection Account” and one of which shall be designated the “Subordinated Note Principal Collection Account” (together with the Secured Note Principal Collection Account, the “Principal Collection Account”; collectively with the Interest Collection Account, the “Collection Account”). All distributions on the Assets and any proceeds received from the disposition of any Assets will be remitted to the Interest Collection Account or the applicable Principal Collection Account, as applicable. Principal Proceeds in respect of Subordinated Note Collateral Obligations or Margin Stock credited to the Subordinated Note Custodial Account (as directed by the Collateral Manager) will be deposited into the Subordinated Note Principal Collection Account and all other Principal Proceeds will be deposited into the Secured Note Principal Collection Account. The Trustee shall from time to time deposit into the Interest Collection Account, in addition to the deposits required pursuant to Section 10.5(a), immediately upon receipt thereof or upon transfer from the Expense Reserve Account or Payment Account, all Interest Proceeds (unless simultaneously reinvested in additional Collateral Obligations in accordance with Article XII). The Trustee shall deposit immediately upon receipt thereof or upon transfer from the Expense Reserve Account or Revolver Funding Account all other amounts remitted to the Collection Account into the Principal Collection Account, including in addition to the deposits required pursuant to Section 10.5(a), (i) any funds designated as Principal Proceeds by the Collateral Manager in accordance with this Indenture (provided that the Collateral Manager shall not designate any amounts as Principal Proceeds if such designation would cause a Retention Deficiency) and (ii) all other Principal Proceeds (unless simultaneously reinvested in additional Collateral Obligations in accordance with Article XII or in Eligible Investments). The Issuer may, but under no circumstances shall be required to, deposit from time to time into the Collection Account prior to the first Payment Date, in addition to any amount required hereunder to be deposited therein, such monies received from external sources for the benefit of the Secured Parties (other than payments on or in respect of the Collateral Obligations, Eligible Investments or other existing Assets) as the Issuer deems, in its sole discretion, to be advisable and to designate them as Interest Proceeds or Principal Proceeds. Prior to the Effective Date, any Principal Proceeds shall be held in the Ramp-Up Account.

(b) The Trustee, within one Business Day after receipt of any distribution or other proceeds in respect of the Assets which are not Cash, shall so notify the Issuer and the Issuer (or the Collateral Manager on behalf of the Issuer) shall use its commercially reasonable efforts to, within five Business Days after receipt of such notice from the Trustee (or as soon as practicable thereafter), sell such distribution or other proceeds for Cash in an arm’s length transaction and deposit the proceeds thereof in the Collection Account; provided that the Issuer (i) need not sell such distributions or other proceeds if it delivers an Issuer Order or an Officer’s certificate to the Trustee certifying that such distributions or other proceeds constitute Collateral Obligations, Eligible Investments, Defaulted Obligations or Equity Securities or (ii) may otherwise retain such distribution or other proceeds for up to two years from the date of receipt thereof if it delivers an Officer’s certificate to the Trustee certifying that (x) it will sell such distribution within such two-year period and (y) retaining such distribution is not otherwise prohibited by this Indenture.

(c) At any time when reinvestment is permitted pursuant to Article XII, the Collateral Manager on behalf of the Issuer may by Issuer Order direct the Trustee to, and upon receipt of such Issuer Order the Trustee shall, withdraw funds on deposit in the Principal Collection Account representing Principal Proceeds (together with Interest Proceeds but only to the extent used to pay for accrued interest on an additional Collateral Obligation) and reinvest (or invest, in the case of funds referred to in Section 7.18) such funds in additional Collateral Obligations, in each case in accordance with the requirements of Article XII and such Issuer Order. In connection with the purchase of any Collateral Obligation that will settle following the Effective Date, such purchase shall be settled with Principal Proceeds on deposit in the Principal Collection Account. At any time, the Collateral Manager on behalf of the Issuer may by Issuer Order direct the Trustee to, and upon receipt of such Issuer Order the Trustee shall, withdraw funds on deposit in the Principal Collection Account representing Principal Proceeds and deposit such funds in the Revolver Funding Account to meet funding requirements on Delayed Drawdown Collateral Obligations or Revolving Collateral Obligations.

(d) The Collateral Manager on behalf of the Issuer may by Issuer Order direct the Trustee (with a copy to the Collateral Administrator) (which may be in the form of an email from an Authorized Officer of the Collateral Manager) to, and upon receipt of such direction the Trustee shall withdraw amounts on deposit in the Collection Account on any Business Day during any Interest Accrual Period to pay (i) any amount required to acquire Permitted Equity Securities and Restructuring Loans in accordance with the requirements of Article XII and such Issuer Order or as otherwise permitted under this Indenture and (ii) from Interest Proceeds only, any Administrative Expenses (such payments to be counted against the Administrative Expense Cap for the applicable period and to be subject to the order of priority as stated in the definition of Administrative Expenses); provided that the aggregate Administrative Expenses paid pursuant to this Section 10.2(d) during any Collection Period shall not exceed the Administrative Expense Cap for the related Payment Date; provided, further, that the Trustee shall be entitled (but not required) without liability on its part, to refrain from making any such payment of an Administrative Expense pursuant to this Section 10.2 on any day other than a Payment Date if, in its reasonable determination, the payment of such amount is likely to leave insufficient funds available to pay in full each of the items described in Section 11.1(a)(i)(A) as reasonably anticipated to be or become due and payable on the next Payment Date, taking into account the Administrative Expense Cap.

(e) The Trustee shall transfer to the Payment Account, from the Collection Account for application pursuant to Section 11.1(a), on the Business Day immediately preceding each Payment Date, the amount set forth to be so transferred in the Distribution Report for such Payment Date.

(f) The Collateral Manager on behalf of the Issuer may by Issuer Order direct the Trustee to, and upon receipt of such Issuer Order the Trustee shall, transfer from amounts on deposit in the Interest Collection Account to the Principal Collection Account, (i) amounts necessary for application pursuant to Section 7.18(e) or (ii) on or after the Effective Date, any amount as directed by the Collateral Manager; provided that such transfer is not reasonably expected to cause any Notes to defer interest payments thereon.

(g) Subject to the conditions set forth in Section 12.2(h), the Collateral Manager on behalf of the Issuer may direct the Trustee (with a copy to the Collateral Administrator) to withdraw Interest Proceeds or Principal Proceeds from the Collection Account on any Business Day during any Interest Accrual Period in any amount required to acquire a Permitted Equity Security or a Restructuring Loan.

Section 10.3 Transaction Accounts. (a) Payment Account. In accordance with this Indenture and the Securities Account Control Agreement, the Trustee shall, prior to the Closing Date, establish at the Custodian a single, segregated non-interest bearing securities account designated as the “Payment Account.” Except as provided in Section 11.1(a), the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay amounts due and payable on the Notes in accordance with their terms and the provisions of this Indenture and, upon Issuer Order, to pay Administrative Expenses, Collateral Management Fees and other amounts specified herein, each in accordance with the Priority of Payments. The Co-Issuers shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with this Indenture and the Securities Account Control Agreement. Amounts in the Payment Account shall remain uninvested.

(b) Custodial Account. In accordance with this Indenture and the Securities Account Control Agreement, the Trustee shall, prior to the Closing Date, establish at the Custodian a segregated non-interest bearing securities account designated as the “Custodial Account.” The Custodial Account is comprised of the “Subordinated Note Custodial Account” to which Subordinated Note Collateral Obligations and Transferable Margin Stock will be credited (at the direction of the Collateral Manager) and the “Secured Note Custodial Account” to which all other Collateral Obligations and other Assets will be credited. The only permitted withdrawals from the Custodial Account shall be in accordance with the provisions of this Indenture. The Trustee agrees to give the Co-Issuers immediate notice if (to the actual knowledge of a Trust Officer of the Trustee) the Custodial Account or any assets or securities on deposit therein, or otherwise to the credit of the Custodial Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Co-Issuers shall not have any legal, equitable or beneficial interest in the Custodial Account other than in accordance with this Indenture and the Securities Account Control Agreement. Cash amounts credited to the Custodial Account shall remain uninvested, and shall be transferred to the Collection Account upon receipt thereof.

(c) Ramp-Up Account. The Trustee shall, prior to the Closing Date, establish at the Custodian three segregated non-interest bearing securities accounts collectively referred to as the “Ramp-Up Account,” one of which will be designated the “Subordinated Note Ramp-Up Account” into which will be deposited net proceeds of the Subordinated Notes, one of which will be designated the “Interest Ramp-Up Account” and one of which will be designated the “Principal Ramp-Up Account” (the “Principal Ramp-Up Account” together with the “Interest Ramp-Up Account”, the “Secured Note Ramp-Up Account”). The Issuer shall direct the Trustee to deposit the amounts specified in Section 3.1(a)(xi)(A) in the Interest Ramp-Up Account and the Principal Ramp-Up Account, as applicable, on the Closing Date. On behalf of the Issuer, the Collateral Manager will direct the Trustee to, from time to time prior to the Effective Date, purchase additional Collateral Obligations (using amounts in the Interest Ramp-Up Account or the Principal Ramp-Up Account (at the discretion of the Collateral Manager)) and invest in Eligible Investments any amounts not used to purchase such additional Collateral Obligations. At the discretion of the Collateral Manager, funds in the Interest Ramp-Up Account may be designated by written notice to the Trustee and the Collateral Administrator as either Interest Proceeds or Principal Proceeds by the Collateral Manager to the Trustee and shall be transferred from the Interest Ramp-Up Account to, in the case of funds designated as Interest Proceeds, the Interest Collection Account of the Collection Account and, in the case of funds designated as Principal Proceeds, the Principal Ramp-Up Account or the Principal Collection Account of the Collection Account. On any date on or after the Target Initial Par Condition is satisfied and prior to the Determination Date preceding the second Payment Date, at the discretion of the Collateral Manager, funds in the Principal Ramp-Up Account may be designated by written notice as either Interest Proceeds or Principal Proceeds by the Collateral Manager to the Trustee and shall be transferred from the Principal Ramp-Up Account to the Interest Collection Account or Principal Collection Account (as the case may be) of the Collection Account; provided that (i) after giving effect to such transfer, the conditions set forth in the definition of Target Initial Par Condition and the Specified Tested Items are satisfied and (ii) not more than 1.0% of the Target Initial Par Amount may be so designated as Interest Proceeds. Prior to the Effective Date, any Principal Proceeds shall be held in the Ramp-Up Account. On the first day after the Effective Date or upon the occurrence of an Event of Default which a Trust Officer of the Trustee has actual knowledge of, the Trustee will deposit any remaining amounts in the Principal Ramp-Up Account into the Principal Collection Account as Principal Proceeds and any remaining amounts in the Interest Ramp-Up Account into the Interest Collection Account as Interest Proceeds or (at the discretion and direction of the Collateral Manager) the Principal Collection Account as Principal Proceeds. Any income earned on amounts deposited in the Ramp-Up Account will be deposited in the Interest Collection Account as Interest Proceeds.

(d) Expense Reserve Account. In accordance with this Indenture and the Securities Account Control Agreement, the Trustee shall, prior to the Closing Date, establish at the Custodian a single, segregated non-interest bearing securities account designated as the “Expense Reserve Account.” The Issuer shall direct the Trustee to deposit the amount specified in Section 3.1(a)(xi)(B) to the Expense Reserve Account. On any Business Day from the Closing Date to and including the Determination Date relating to the first Payment Date following the Closing Date, the Trustee shall apply funds from the Expense Reserve Account, as directed by the Collateral Manager, to pay expenses of the Co-Issuers incurred in connection with the establishment of the Co-Issuers, the structuring and consummation of the Offering and the issuance of the Notes or to the Collection Account as Principal Proceeds. By the Determination Date relating to the first Payment Date following the Closing Date, all funds in the Expense Reserve Account (after deducting any expenses paid on such Determination Date) will be deposited in the Collection Account as Interest Proceeds and/or Principal Proceeds (in the respective amounts directed by the Collateral Manager in its sole discretion) and the Expense Reserve Account will be closed. Any income earned on amounts deposited in the Expense Reserve Account will be deposited in the Interest Collection Account as Interest Proceeds as it is received.

(e) Hedge Counterparty Collateral Accounts. If and to the extent that any Hedge Agreement requires the Hedge Counterparty to post collateral with respect to such Hedge Agreement, the Issuer shall (at the direction of the Collateral Manager), direct the Trustee to establish at the Custodian a segregated, non-interest bearing securities account designated as a “Hedge Counterparty Collateral Account,” and shall be maintained upon terms determined by the Collateral Manager and acceptable to the Trustee and Bank as securities intermediary or depository bank (in each case, solely with regard to their respective duties, liabilities and protections thereunder), and in accordance with the related Hedge Agreement, as determined by the Collateral Manager. The Trustee (as directed by the Collateral Manager on behalf of the Issuer) will deposit into each Hedge Counterparty Collateral Account all collateral received by it from the related Hedge Counterparty for posting to such account and all other funds and property received by it from or on behalf of the related Hedge Counterparty and identified or instructed by the Collateral Manager to be deposited into the Hedge Counterparty Collateral Account in accordance with the terms of the related Hedge Agreement. The only permitted withdrawals from or application of funds or property on deposit in the Hedge Counterparty Collateral Account will be in accordance with the written instructions of the Collateral Manager.

(f) Interest Reserve Account. In accordance with this Indenture and the Securities Account Control Agreement, the Trustee shall, prior to the Closing Date, establish at the Custodian a single, segregated non-interest bearing account designated as the “Interest Reserve Account.” The Issuer shall direct the Trustee to deposit the amount specified in Section 3.1(a)(xi)(D) to the Interest Reserve Account (such amount, the “Interest Reserve Amount”). At any time before the Determination Date in the second Collection Period, at the direction of the Collateral Manager, the Issuer may direct that all or a portion of the then remaining Interest Reserve Amount be transferred to the Collection Account and included as Interest Proceeds or Principal Proceeds for the Collection Period in which such direction is made. On the second Payment Date, all remaining amounts on deposit in the Interest Reserve Account will be transferred to the Payment Account and applied as Interest Proceeds or Principal Proceeds (as directed by the Collateral Manager) in accordance with the Priority of Payments, and the Trustee will close the Interest Reserve Account. Amounts credited to the Interest Reserve Account shall be reinvested pursuant to Section 10.5(a). Any income earned on amounts deposited in the Interest Reserve Account will be deposited in the Collection Account as Interest Proceeds.

(g) Reserve Account. In accordance with this Indenture and the Securities Account Control Agreement, the Trustee shall, prior to the Closing Date, establish at the Custodian a single, segregated non-interest bearing securities account designated as the “Reserve Account.” Contributions will be deposited into the Reserve Account and transferred to the Collection Account at the written direction of the Collateral Manager to the Trustee for a Permitted Use designated by the Collateral Manager in such written direction (with notice to the Collateral Administrator).

Any Holder of Subordinated Notes may notify the Issuer (which notification shall be substantially in the form of Exhibit F), the Trustee and the Collateral Manager that it proposes to (i) make contributions of cash, Eligible Investments and/or Collateral Obligations to the Issuer or (ii) in the case of a holder of Certificated Subordinated Notes or the Holders of 100% of the Aggregate Outstanding Amount of the Subordinated Notes, designate as a contribution to the Issuer all or a specified portion of Interest Proceeds that would otherwise be distributed on a Payment Date to such Holder pursuant to clause (P) of Section 11.1(a)(i) (each proposed contribution described above, a “Contribution”). Subject to the foregoing requirements, the Collateral Manager, in consultation with the applicable Holders (but in the Collateral Manager’s sole discretion), will determine (A) whether to accept any proposed Contribution and (B) the Permitted Use to which such proposed Contribution would be applied. The Collateral Manager’s determination of the Permitted Use to which such proposed Contribution will be applied (including whether such Contribution will be treated as Interest Proceeds or Principal Proceeds) shall be irrevocable and such Contribution may not be subsequently redesignated. The Collateral Manager will provide written notice of such determination to the applicable Contributor(s) (with a copy to the Trustee and the Collateral Administrator) thereof and such Contribution will be accepted by the Issuer. If such Contribution has received the written consent of the Collateral Manager (in its sole discretion), it will be deposited by the Trustee in the Reserve Account (at the direction of the Collateral Manager), and applied to the Permitted Use determined by the Collateral Manager. Amounts deposited pursuant to clause (ii) above shall be deemed to constitute payment of the amounts designated thereunder for purposes of all distributions from the Payment Account to be made on such Payment Date. Any amounts so deposited shall not increase the principal balance of the related Subordinated Notes. Any request of any Contributor under clause (ii) above shall specify the percentage(s) of the amount(s) that such Contributor is entitled to receive on the applicable Payment Date in respect of distributions pursuant to clause (P) of Section 11.1(a)(i) (such Contributor’s “Distribution Amount”) that such Contributor wishes the Trustee to deposit in the Reserve Account. The Collateral Administrator on behalf of the Issuer shall provide each such Contributor with an estimate of such Contributor’s Distribution Amount not later than two Business Days prior to any subsequent Payment Date. No Contribution or any portion thereof shall be returned to the Contributor at any time.

Section 10.4 The Revolver Funding Account. Upon the purchase of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation, funds in an amount equal to the undrawn portion of such obligation shall be withdrawn first from the Ramp-Up Account and, if necessary, from the Principal Collection Account and deposited by the Trustee in a segregated securities account established at the Custodian designated as the “Revolver Funding Account.” The Revolver Funding Account is comprised of the “Subordinated Note Revolver Funding Account” to which reserves related to Subordinated Note Collateral Obligations that are Delayed Drawdown Collateral Obligations or Revolving Collateral Obligations are deposited and the “Secured Note Revolver Funding Account” to which all other reserves with respect to Delayed Drawdown Collateral Obligations or Revolving Collateral Obligations are deposited. Upon initial purchase of any such obligations, funds deposited in the Revolver Funding Account in respect of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation will be treated as part of the purchase price therefor. Amounts on deposit in the Revolver Funding Account will be invested in overnight funds that are Eligible Investments selected by the Collateral Manager pursuant to Section 10.5 and earnings from all such investments will be deposited in the Interest Collection Account as Interest Proceeds.

The Issuer shall at all times maintain sufficient funds on deposit in the Revolver Funding Account such that the sum of the amount of funds on deposit in the Revolver Funding Account shall be equal to or greater than the sum of the unfunded funding obligations under all such Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations then included in the Assets. Funds shall be deposited in the Revolver Funding Account upon the purchase of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation and upon the receipt by the Issuer of any Principal Proceeds with respect to a Revolving Collateral Obligation as directed by the Collateral Manager on behalf of the Issuer. In the event of any shortfall in the Revolver Funding Account, the Collateral Manager (on behalf of the Issuer) may direct the Trustee to, and the Trustee thereafter shall, transfer funds in an amount equal to such shortfall from the Principal Collection Account to the Revolver Funding Account.

Any funds in the Revolver Funding Account (other than earnings from Eligible Investments therein) will be available solely to cover any drawdowns on the Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations; provided that any excess of (A) the amounts on deposit in the Revolver Funding Account over (B) the sum of the unfunded funding obligations under all Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations included in the Assets may be transferred by the Trustee (at the written direction of the Collateral Manager on behalf of the Issuer) from time to time as Principal Proceeds to the Principal Collection Account. The Trustee shall not be responsible at any time for determining whether the funds in such Revolver Funding Account are insufficient.

Section 10.5 Reinvestment of Funds in Accounts; Reports by Trustee. (a) By Issuer Order (which may be in the form of standing instructions), the Issuer (or the Collateral Manager on behalf of the Issuer) shall at all times direct the Trustee to, and, upon receipt of such Issuer Order, the Trustee shall, invest all funds on deposit in the Collection Account, the Ramp-Up Account, the Revolver Funding Account, the Reserve Account, the Interest Reserve Account and the Expense Reserve Account, as so directed in Eligible Investments having stated maturities no later than the Business Day preceding the next Payment Date unless issued by the Bank in accordance with the definition of the term “Eligible Investment” (or such shorter maturities expressly provided herein). If prior to the occurrence of an Event of Default, the Issuer shall not have given any such investment directions, the Trustee shall seek instructions from the Collateral Manager within three Business Days after transfer of any funds to such accounts. If the Trustee does not thereafter receive written instructions from the Collateral Manager within five Business Days after transfer of such funds to such accounts, such amounts shall remain uninvested until the Trustee is otherwise directed by the Collateral Manager to invest such amounts in Eligible Investments. If after the occurrence of an Event of Default, the Issuer shall not have given such investment directions to the Trustee for three consecutive days, such amounts shall remain uninvested unless and until the Trustee receives investment instructions from the Issuer or the Collateral Manager on behalf of the Issuer. Except to the extent expressly provided otherwise herein, all interest and other income from such investments shall be deposited in the Interest Collection Account, any gain realized from such investments shall be credited to the Principal Collection Account upon receipt, and any loss resulting from such investments shall be charged to the Principal Collection Account. The Trustee shall not in any way be held liable by reason of any insufficiency of such accounts which results from any loss relating to any such investment, provided that nothing herein shall relieve the Bank of (i) its obligations or liabilities under any security or obligation issued by the Bank or any Affiliate thereof or (ii) liability for any loss resulting from gross negligence, willful misconduct or fraud on the part of the Bank or any Affiliate thereof. Except as otherwise expressly provided herein, the Trustee shall not otherwise be under any duty to invest (or pay interest on) amounts held hereunder from time to time.

(b) The Trustee agrees to give the Issuer immediate notice if a Trust Officer of the Trustee has actual knowledge that any Account or any funds on deposit in any Account, or otherwise to the credit of an Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.

(c) The Trustee shall supply, in a timely fashion, to the Co-Issuers (and the Issuer shall supply to the Rating Agency then rating a Class of Secured Notes) and the Collateral Manager any information regularly maintained by the Trustee that the Co-Issuers, the Rating Agency then rating a Class of Secured Notes or the Collateral Manager may from time to time reasonably request with respect to the Assets, the Accounts and the other Assets and provide any other requested information reasonably available to the Trustee by reason of its acting as Trustee hereunder and required to be provided by Section 10.6 or to permit the Collateral Manager to perform its obligations under the Collateral Management Agreement or the Issuer’s obligations hereunder that have been delegated to the Collateral Manager. The Trustee shall promptly forward to the Collateral Manager copies of notices and other writings received by it from the issuer of any Collateral Obligation or from any Clearing Agency with respect to any Collateral Obligation which notices or writings advise the holders of such Collateral Obligation of any rights that the holders might have with respect thereto (including, without limitation, requests to vote with respect to amendments or waivers and notices of prepayments and redemptions) as well as all periodic financial reports received from such issuer and Clearing Agencies with respect to such issuer.

(d) Notwithstanding anything in this Indenture to the contrary, the Collateral Manager shall give the Trustee and the Collateral Administrator prompt written notice should any Collateral Obligation become a Defaulted Obligation.

Section 10.6 Accountings. (a) Monthly. On the 15th calendar day (or, if such day is not a Business Day, on the next succeeding Business Day) of each calendar month (other than a month in which a Payment Date occurs) and commencing in August 2024, the Issuer shall compile and make available (or cause to be compiled and made available) to the Rating Agency then rating a Class of Secured Notes, the Trustee, the Collateral Manager, the Initial Purchaser and, upon written request therefor, to any Holder shown on the Register and, upon written notice to the Trustee in the form of Exhibit C, any beneficial owner of a Note, a monthly report on a trade date basis (each such report a “Monthly Report”). As used herein, the “Monthly Report Determination Date” with respect to any calendar month will be the last calendar day of such calendar month. The Monthly Report for a calendar month shall contain the following information with respect to the Collateral Obligations and Eligible Investments included in the Assets, and shall be determined as of the Monthly Report Determination Date for such calendar month:

(i) The Aggregate Principal Balance of Collateral Obligations and Eligible Investments representing Principal Proceeds.

(ii) The Adjusted Collateral Principal Amount of Collateral Obligations.

(iii) The Collateral Principal Amount of Collateral Obligations.

(iv) A list of Collateral Obligations, including, with respect to each such Collateral Obligation, the following information:

(A) the Obligor thereon (including the issuer ticker, if any);

(B) the CUSIP or security identifier thereof and, if available, the LoanX identifier and Bloomberg Loan ID;

(C) the Principal Balance thereof (other than any accrued interest that was purchased with Principal Proceeds (but excluding any capitalized interest));

(D) the percentage of the aggregate Collateral Principal Amount represented by such Collateral Obligation;

(E) (x) the related interest rate or spread (in the case of a Floor Obligation, calculated both with and without regard to the applicable specified “floor” rate per annum) and (y) the identity of any Collateral Obligation that is not a Floor Obligation and for which interest is calculated with respect to an index other than the Reference Rate;

(F) the stated maturity thereof;

(G) the related Moody’s Industry Classification;

(H) the related S&P Industry Classification;

(I) (x) the Moody’s Rating, unless such rating is based on a credit estimate unpublished by Moody’s (in which case no rating shall be specified in respect of Moody’s) and, in the event of a downgrade or withdrawal of the applicable Moody’s Rating, the prior rating and the date such Moody’s Rating was changed, (y) if such rating is based on a credit estimate unpublished by Moody’s, the last date of such credit estimate from Moody’s and (z) the source of such Moody’s Rating;

(J) the Moody’s Default Probability Rating;

(K) the Market Value;

(L) the S&P Rating, unless such rating is based on a credit estimate or is a private or confidential rating from S&P, in which case no rating shall be specified in respect of S&P;

(M) the country or countries of Domicile (and, if clause (c) of the definition of Domicile is applicable, whether such Domicile is determined by reference to a guarantor’s Domicile);

(N) an indication as to whether each such Collateral Obligation is (1) a Senior Secured Loan, (2) a Defaulted Obligation, (3) a Delayed Drawdown Collateral Obligation, (4) a Revolving Collateral Obligation, (5) a Participation Interest (indicating the related Selling Institution and its ratings by the Rating Agency), (6) a Deferrable Obligation, (7) a Second Lien Loan, (8) a Senior Unsecured Loan, (9) a Fixed Rate Obligation, (10) a Current Pay Obligation, (11) a DIP Collateral Obligation, (12) a Discount Obligation, (13) a Swapped Non-Discount Obligation, (14) a Cov-Lite Loan, (15) a First-Lien Last-Out Loan, (16) a Permitted Deferrable Obligation or (17) a Long-Dated Obligation;

(O) the identity of any Restructuring Loan or Permitted Equity Security;

(P) with respect to each Collateral Obligation that is a Swapped Non-Discount Obligation,

(I) the identity of the Collateral Obligation (including whether such Collateral Obligation was classified as a Discount Obligation at the time of its original purchase) the proceeds of whose sale are used to purchase the purchased Collateral Obligation;

(II) the purchase price (as a percentage of par) of the purchased Collateral Obligation and the sale price (as a percentage of par) of the Collateral Obligation the proceeds of whose sale are used to purchase the purchased Collateral Obligation;

(III) the Moody’s Default Probability Rating assigned to the purchased Collateral Obligation and the Moody’s Default Probability Rating assigned to the Collateral Obligation the proceeds of whose sale are used to purchase the purchased Collateral Obligation; and

(IV) the Aggregate Principal Balance of all Swapped Non-Discount Obligations acquired by the Issuer after the Closing Date and all relevant calculations contained in the provisos to the definition of “Swapped Non-Discount Obligation”;

(Q) the Aggregate Principal Balance of all Cov-Lite Loans;

(R) the identity of any Collateral Obligation that is deemed not to be a Cov-Lite Loan solely because of the proviso to the definition of the term “Cov-Lite Loan”;

(S) the S&P Recovery Rate;

(T) the Moody’s Rating Factor;

(U) the facility size and the total indebtedness of the applicable Obligor; and

(V) whether the information relating to such Collateral Obligation is given on a settlement basis or a trade date basis.

(v) Based solely on the monthly report of, and as reported by, the BDC, the holding by the BDC of the U.S. Retention Interest as of the date of its report. The foregoing information shall be provided by the BDC (or the Issuer) to the Trustee and the Collateral Administrator.

(vi) If the Monthly Report Determination Date occurs on or after the Effective Date, for each of the limitations and tests specified in the definitions of Concentration Limitations and Collateral Quality Tests, (1) the result, (2) the related minimum or maximum test level and (3) a determination as to whether such result satisfies the related test.

(vii) The calculation of each of the following:

(A) each Interest Coverage Ratio (and setting forth the percentage required to satisfy each Interest Coverage Test); and

(B) each Overcollateralization Ratio (and setting forth the percentage required to satisfy each Overcollateralization Ratio Test).

(viii) The calculation specified in Section 5.1(g).

(ix) For each Account, a schedule showing the beginning balance, each credit or debit specifying the nature, source and amount, and the ending balance.

(x) A schedule showing for each of the following the beginning balance, the amount of Interest Proceeds received from the preceding Monthly Report Determination Date, and the ending balance for the current Measurement Date:

(A) Interest Proceeds from Collateral Obligations; and

(B) Interest Proceeds from Eligible Investments.

(xi) Purchases, prepayments, and sales:

(A) the identity, Principal Balance (other than any accrued interest that was purchased with Principal Proceeds (but excluding any capitalized interest)), Principal Proceeds and Interest Proceeds received, and date for (X) each Collateral Obligation that was released for sale or disposition pursuant to Section 12.1 since the last Monthly Report Determination Date and (Y) for each prepayment or redemption of a Collateral Obligation, and in the case of (X), whether such Collateral Obligation was a Credit Risk Obligation or a Credit Improved Obligation, whether the sale of such Collateral Obligation was a discretionary sale; and

(B) the identity, Principal Balance (other than any accrued interest that was purchased with Principal Proceeds (but excluding any capitalized interest)), and Principal Proceeds and Interest Proceeds expended to acquire each Collateral Obligation acquired pursuant to Section 12.2 since the last Monthly Report Determination Date.

(xii)

(A) The identity of each Defaulted Obligation, the S&P Collateral Value and the Market Value of each such Defaulted Obligation and date of default thereof.

(B) The identity of each Restructuring Loan, the S&P Collateral Value and the Market Value of each such Restructuring Loan.

(xiii) The identity of each Collateral Obligation with an S&P Rating of “CCC+” or below and/or a Moody’s Default Probability Rating of “Caa1” or below and the Market Value of each such Collateral Obligation.

(xiv) The identity of each Deferring Obligation, the S&P Collateral Value and Market Value of each Deferring Obligation, and the date on which interest was last paid in full in Cash thereon.

(xv) The identity of each Current Pay Obligation, the Market Value of each such Current Pay Obligation, and the percentage of the Collateral Principal Amount comprised of Current Pay Obligations.

(xvi) The identity of each Permitted Equity Security and the Market Value of each such Permitted Equity Security.

(xvii) On a dedicated page of the Monthly Report, the details of any Trading Plan entered into since the last Monthly Report Determination Date.

(xviii) The Weighted Average Moody’s Rating Factor.

(xix) The calculation of each of (A) the Aggregate Funded Spread, (B) the Aggregate Unfunded Spread and (C) the Aggregate Excess Funded Spread.

(xx) The nature, source and amount of any proceeds in the Collection Account, and the identity of all Eligible Investments credited to each Account and confirmation that none of such Eligible Investments are Structured Finance Obligations or backed by Structured Finance Obligations.

(xxi) The amount of any funds transferred from the Principal Ramp-Up Account to the Interest Collection Account as Interest Proceeds on or prior to the Determination Date preceding the first Payment Date.

(xxii) [reserved].

(xxiii) The amount of Post-Reinvestment Principal Proceeds received since the last Monthly Report Determination Date and the identity of each Post-Reinvestment Collateral Obligation that gave rise to such Post-Reinvestment Principal Proceeds.

(xxiv) (a) For each Trading Plan occurring during such month, a list of Collateral Obligations (including the notional amount for each such Collateral Obligation) subject to such Trading Plan, as well as the start date for the related Trading Plan Period, (b) the percentage of the Collateral Principal Amount subject to each such Trading Plan and (c) whether the Investment Criteria are not satisfied upon the expiry of any Trading Plan Period; provided that such Trading Plan information shall be reported on its own separate page of the Monthly Report.

(xxv) On a dedicated page of the Monthly Report, whether the stated maturity of each Collateral Obligation acquired in accordance with Section 12.2(a)(ii) is the same as or earlier than the stated maturity of the Collateral Obligation that produced the Post-Reinvestment Principal Proceeds, which page shall include the identity and stated maturity of each Collateral Obligation that produced such Post-Reinvestment Principal Proceeds, the identity and stated maturity of each substitute Collateral Obligation purchased and an indication of the source of the proceeds used to purchase each such substitute Collateral Obligation.

(xxvi) The identity of the federal or state-chartered depository institution where the accounts established pursuant to Section 10.2 and Section 10.3 are held and the then-current ratings of such institution.

(xxvii) A statement that the Issuer does not own any Structured Finance Obligations.

(xxviii) A description of the then-current Reference Rate and any Benchmark Replacement Rate Adjustment applicable thereto, in each case, as provided by the Collateral Manager.

(xxix) The identity of each obligation held by the Issuer that was acquired in connection with a Bankruptcy Exchange.

(xxx) With respect to the EU/UK Risk Retention Requirements, whether the EU/UK Retention Holder has provided written confirmation to the Collateral Administrator (upon which confirmation the Collateral Administrator shall be entitled to conclusively rely without further inquiry) (i) that it continues to hold the Subordinated Notes with an Aggregate Outstanding Amount equal to not less than 5% of the Retention Basis Amount in accordance with its undertaking pursuant to the Risk Retention Letter and (ii) that it has not sold, hedged or otherwise mitigated its credit risk under or associated with the EU/UK Retained Interest (as defined in the Offering Circular), except to the extent permitted by the EU/UK Securitization Requirements.

(xxxi) Any Trading Gains designated as Interest Proceeds pursuant to clause (xii) of the definition of “Interest Proceeds.”

(xxxii) The results of the S&P CDO Monitor Test (with a statement as to whether it is passing or failing), including the Class Default Differential, the Class Break-even Default Rate and the Class Scenario Default Rate for the Highest Ranking Class, and the characteristics of the Current Portfolio; provided that if the Collateral Manager elects to change from the use of the definition of “S&P CDO Monitor Test” to those set forth in Schedule 6 hereto in accordance with the definition of “S&P CDO Monitor Test,” the following information shall be reported instead (with the terms used in clauses (A) through (H) below having the meanings assigned thereto in Schedule 6):

(A) S&P CDO Monitor Adjusted BDR;

(B) S&P CDO Monitor SDR;

(C) S&P Default Rate Dispersion;

(D) S&P Weighted Average Rating Factor;

(E) S&P Industry Diversity Measure;

(F) S&P Obligor Diversity Measure;

(G) S&P Regional Diversity Measure; and

(H) S&P Weighted Average Life.

(xxxiii) Such other information as, any Rating Agency then rating a Class of Secured Notes or the Collateral Manager may reasonably request to be added to the Monthly Report.

Upon receipt of each Monthly Report, the Collateral Manager shall compare the information contained in such Monthly Report to the information contained in its records with respect to the Assets and shall, within three Business Days after receipt of such Monthly Report, notify the Issuer (and the Issuer shall notify the Rating Agency then rating a Class of Secured Notes), the Collateral Administrator and the Trustee if the information contained in the Monthly Report does not conform to the information maintained by the Trustee with respect to the Assets.

If any discrepancy exists, the Collateral Administrator and the Issuer, or the Collateral Manager on behalf of the Issuer, shall attempt to resolve the discrepancy. If such discrepancy cannot be promptly resolved, the Collateral Manager shall, on behalf of the Issuer, request that the Independent certified public accountants appointed by the Issuer pursuant to Section 10.8 recalculate such Monthly Report and the Trustee’s records to assist the parties in determining the cause of such discrepancy. If such recalculations reveal an error in the Monthly Report or the Collateral Manager’s records, the Monthly Report or the Collateral Manager’s records shall be revised accordingly and, as so revised, shall be utilized in making all calculations pursuant to this Indenture and notice of any error in the Monthly Report shall be sent as soon as practicable by the Issuer to all recipients of such report which may be accomplished by making a notation of such error in the subsequent Monthly Report.

(b) Payment Date Accounting. The Issuer shall render (or cause to be rendered) an accounting (each a “Distribution Report”), determined as of the close of business on each Determination Date preceding a Payment Date (other than any Payment Date resulting solely from the proviso in the definition thereof), and shall make (or cause to be made) available such Distribution Report to the Trustee, the Collateral Manager, the Rating Agency then rating a Class of Secured Notes and the Initial Purchaser and, upon written request therefor, any Holder shown on the Register and, upon written notice to the Trustee in the form of Exhibit C, any beneficial owner of a Note not later than the Business Day preceding the related Payment Date. The Distribution Report shall contain the following information:

(i) the information required to be in the Monthly Report pursuant to Section 10.6(a);

(ii) (a) the Aggregate Outstanding Amount of the Secured Notes of each Class at the beginning of the Interest Accrual Period and such amount as a percentage of the original Aggregate Outstanding Amount of the Secured Notes of such Class, (b) the amount of principal payments to be made on the Secured Notes of each Class on the next Payment Date, the amount of any Deferred Interest on the Deferrable Notes, and the Aggregate Outstanding Amount of the Secured Notes of each Class after giving effect to the principal payments, if any, on the next Payment Date and such amount as a percentage of the original Aggregate Outstanding Amount of the Secured Notes of such Class and (c) the Aggregate Outstanding Amount of the Subordinated Notes at the beginning of the Interest Accrual Period and such amount as a percentage of the original Aggregate Outstanding Amount of the Subordinated Notes, the amount of payments to be made on the Subordinated Notes in respect of Subordinated Note Redemption Prices on the next Payment Date, and the Aggregate Outstanding Amount of the Subordinated Notes after giving effect to such payments, if any, on the next Payment Date and such amount as a percentage of the original Aggregate Outstanding Amount of the Subordinated Notes;

(iii) the Interest Rate and accrued interest for each applicable Class of Secured Notes for such Payment Date;

(iv) the amounts payable pursuant to each clause of Section 11.1(a)(i) and each clause of Section 11.1(a)(ii) or each clause of Section 11.1(a)(iii), as applicable, on the related Payment Date;

(v) for the Collection Account:

(A) the Balance on deposit in the Collection Account at the end of the related Collection Period (or, with respect to the Interest Collection Account, the next Business Day);

(B) the amounts payable from the Collection Account to the Payment Account, in order to make payments pursuant to Section 11.1(a)(i), Section 11.1(a)(ii) and Section 11.1(a)(iii) on the next Payment Date (net of amounts which the Collateral Manager intends to re-invest in additional Collateral Obligations pursuant to Article XII); and

(C) the Balance remaining in the Collection Account immediately after all payments and deposits to be made on such Payment Date; and

(vi) such other information as the Collateral Manager may reasonably request.

Each Distribution Report shall constitute instructions to the Trustee to withdraw funds from the Payment Account and pay or transfer such amounts set forth in such Distribution Report in the manner specified and in accordance with the priorities established in Section 11.1 and Article XIII.

(c) Interest Rate Notice. The Trustee shall include in the Monthly Report a notice setting forth the Interest Rate for each Class of Secured Notes for the Interest Accrual Period (or Notional Accrual Period, as applicable) preceding the next Payment Date.

(d) Failure to Provide Accounting. If the Trustee shall not have received any accounting provided for in this Section 10.6 on the first Business Day after the date on which such accounting is due to the Trustee, the Trustee shall notify the Collateral Manager who shall use all reasonable efforts to obtain such accounting by the applicable Payment Date. To the extent the Collateral Manager is required to provide any information or reports pursuant to this Section 10.6 as a result of the failure of the Issuer to provide such information or reports, the Collateral Manager shall be entitled to retain an Independent certified public accountant in connection therewith and the reasonable costs incurred by the Collateral Manager for such Independent certified public accountant shall be paid by the Issuer.

(e) Required Content of Certain Reports. Each Monthly Report and each Distribution Report sent to any Holder or beneficial owner of an interest in a Note shall contain, or be accompanied by, the following notices:

The Notes may be beneficially owned only by Persons that can make the representations set forth in Section 2.5 of this Indenture and (a) in the case of the Secured Notes (i) are not U.S. persons (within the meaning of Regulation S under the United States Securities Act of 1933, as amended) and are purchasing their beneficial interest in an offshore transaction or (ii) are (A) QIB/QPs or (B) Institutional Accredited Investors that are also Qualified Purchasers or corporations, partnerships, limited liability companies or other entities (other than trusts) each shareholder, partner, member or other equity owner of which is either a Qualified Purchaser or (b) in the case of the Subordinated Notes (i) are not U.S. persons (within the meaning of Regulation S under the United States Securities Act of 1933, as amended) and are purchasing their beneficial interest in an offshore transaction or (ii) are (A) QIB/QPs, (B) Institutional Accredited Investors that are also Qualified Purchasers or corporations, partnerships, limited liability companies or other entities (other than trusts) each shareholder, partner, member or other equity owner of which is a Qualified Purchaser or (C) Accredited Investors (other than Institutional Accredited Investors) that are also Knowledgeable Employees with respect to the Issuer. The Issuer has the right to compel any beneficial owner of an interest in Rule 144A Global Notes that does not meet the qualifications set forth in the preceding sentence to sell its interest in such Notes, or may sell such interest on behalf of such owner, pursuant to Section 2.11.

Each holder receiving this report agrees to keep all non-public information herein confidential and not to use such information for any purpose other than its evaluation of its investment in the Notes, provided that any holder may provide such information on a confidential basis to any prospective purchaser of such holder’s Notes that is permitted by the terms of this Indenture to acquire such holder’s Notes and that agrees to keep such information confidential in accordance with the terms of this Indenture.

(f) Initial Purchaser Information. The Issuer and the Initial Purchaser, or any successor to the Initial Purchaser, may post the information contained in a Monthly Report or Distribution Report to a password-protected internet site accessible only to the Holders of the Notes and to the Collateral Manager.

(g) Distribution of Reports. The Trustee will make the Monthly Report, the Distribution Report and the Transaction Documents (including any amendments thereto) and any notices or communications required to be delivered to the Holders in accordance with this Indenture available via its internet website. The Trustee’s internet website shall initially be located at https://www.pivot.usbank.com (the “Trustee’s Website”). The Trustee may change the way such statements and Transaction Documents are distributed. As a condition to access to the Trustee’s internet website, the Trustee may require registration and the acceptance of a disclaimer. The Trustee shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided in the Monthly Report and the Distribution Report which the Trustee disseminates in accordance with this Indenture and may affix thereto any disclaimer it deems appropriate in its reasonable discretion. The Trustee shall cause an electronic copy of the information from the Monthly Report and the Distribution Report and a copy of this Indenture (including any supplemental indentures) to be delivered to Intex Solutions, Inc., Octaura Holdings and Bloomberg Finance L.P. by granting them access to the Trustee’s Website, and the Issuer consents to such reports, documents and other data files being made available by Intex Solutions, Inc., Octaura Holdings and Bloomberg Finance L.P. to their subscribers; provided that the Issuer may instruct the Trustee to cease providing such reports, documents and other data files if it (or the Collateral Manager on its behalf) determines that Intex Solutions, Inc., Octaura Holdings or Bloomberg Finance L.P., as applicable, fails to take reasonable measures to ensure that such reports and files are accessed only by users who meet the securities law qualifications for holding Notes. On the Closing Date, the Issuer shall cause a schedule of the Assets owned by the Issuer (on a trade date basis) as of the Closing Date to be supplied to Intex Solutions, Inc., Octaura Holdings and Bloomberg Finance L.P.

Section 10.7 Release of Collateral. (a) Subject to Article XII, the Issuer may, by Issuer Order executed by an Authorized Officer of the Collateral Manager, delivered to the Trustee at least one Business Day prior to the settlement date for any sale of an Asset certifying that the sale of such Asset is being made in accordance with Section 12.1 hereof and such sale complies with all applicable requirements of Section 12.1 (provided that if an Event of Default has occurred and is continuing, neither the Issuer nor the Collateral Manager (on behalf of the Issuer) may direct the Trustee to release or cause to be released such Asset from the lien of this Indenture pursuant to a sale under Section 12.1(e) or Section 12.1(g)), direct the Trustee to release or cause to be released such Asset from the lien of this Indenture and, upon receipt of such Issuer Order, the Trustee shall deliver any such Asset, if in physical form, duly endorsed to the broker or purchaser designated in such Issuer Order or, if such Asset is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Collateral Manager in such Issuer Order; provided that the Trustee may deliver any such Asset in physical form for examination in accordance with street delivery custom.

(b) Subject to the terms of this Indenture, the Trustee shall upon an Issuer Order (i) deliver any Asset, and release or cause to be released such Asset from the lien of this Indenture, which is set for any mandatory call or redemption or payment in full to the appropriate paying agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof and (ii) provide notice thereof to the Collateral Manager.

(c) Upon receiving actual notice of any tender offer, voluntary redemption, exchange offer, conversion or other similar action (an “Offer”) or any request for a waiver, consent, amendment or other modification or action with respect to any Asset, the Trustee on behalf of the Issuer shall notify the Collateral Manager of such Offer or such request. Unless the Notes have been accelerated following an Event of Default, the Collateral Manager may direct (x) the Trustee to accept or participate in or decline or refuse to participate in such Offer and, in the case of acceptance or participation, to release from the lien of this Indenture such Asset in accordance with the terms of the Offer against receipt of payment therefor, or (y) the Issuer or the Trustee to agree to or otherwise act with respect to such consent, waiver, amendment, modification or action; provided that in the absence of any such direction, the Trustee shall not respond or react to such Offer or request.

(d) As provided in Section 10.2(a), the Trustee shall deposit any proceeds received by it from the disposition of an Asset in the applicable subaccount of the Collection Account, unless simultaneously applied to the purchase of additional Collateral Obligations or Eligible Investments as permitted under and in accordance with the requirements of this Article X and Article XII.

(e) The Trustee shall, upon receipt of an Issuer Order at such time as there are no Secured Notes Outstanding and all obligations of the Co-Issuers hereunder have been satisfied, release any remaining Assets from the lien of this Indenture.

(f) Any security, Collateral Obligation or amounts that are released pursuant to Section 10.7(a), (b) or (c) shall be released from the lien of this Indenture.

(g) Any amounts paid from the Payment Account to the Holders of the Subordinated Notes in accordance with the Priority of Payments shall be released from the lien of this Indenture.

Section 10.8 Reports by Independent Accountants. (a) At the Closing Date, the Issuer shall appoint one or more firms of Independent certified public accountants of recognized international reputation for purposes of recalculating and delivering the reports of such accountants required by this Indenture, which may be the firm of Independent certified public accountants that performs accounting services for the Issuer or the Collateral Manager. The Issuer may remove any firm of Independent certified public accountants at any time without the consent of any Holder of Notes. Upon any resignation by such firm or removal of such firm by the Issuer, the Issuer (or the Collateral Manager on behalf of the Issuer) shall promptly appoint by Issuer Order delivered to the Trustee and the Rating Agency then rating a Class of Secured Notes a successor thereto that shall also be a firm of Independent certified public accountants of recognized international reputation, which may be a firm of Independent certified public accountants that performs accounting services for the Issuer or the Collateral Manager. If the Issuer shall fail to appoint a successor to a firm of Independent certified public accountants which has resigned within 30 days after such resignation, the Issuer shall promptly notify the Trustee of such failure in writing. If the Issuer shall not have appointed a successor within ten days thereafter, the Trustee shall promptly notify the Collateral Manager, who shall appoint a successor firm of Independent certified public accountants of recognized international reputation. The fees of such Independent certified public accountants and its successor shall be payable by the Issuer.

(b) On or before June 1 of each year commencing in 2025, the Issuer shall cause to be delivered to the Trustee an Officer’s certificate of the Collateral Manager certifying that the Collateral Manager has received an Accountants’ Report from a firm of Independent certified public accountants for each Distribution Report received since the last statement (i) indicating that the calculations within those Distribution Reports (excluding the S&P CDO Monitor Test) have been recalculated and compared to the information provided by the Issuer in accordance with the applicable provisions of this Indenture and (ii) listing the Aggregate Principal Balance of the Assets and the Aggregate Principal Balance of the Collateral Obligations securing the Secured Notes as of the immediately preceding Determination Dates; provided that in the event of a conflict between such firm of Independent certified public accountants and the Issuer with respect to any matter in this Section 10.8, the determination by such firm of Independent public accountants shall be conclusive. To the extent a beneficial owner or Holder of a Note requests the yield to maturity in respect of the relevant Note in order to determine any “original issue discount” in respect thereof, the Trustee shall request that the firm of Independent certified public accountants appointed by the Issuer calculate such yield to maturity. The Trustee shall have no responsibility to calculate the yield to maturity nor to verify the accuracy of such Independent certified public accountants’ calculation. If the firm of Independent certified public accountants fails to calculate such yield to maturity, the Trustee shall have no responsibility to provide such information to the beneficial owner or Holder of a Note. In the event such firm requires the Trustee or the Collateral Administrator to agree to the procedures performed by such firm, the Issuer hereby directs the Trustee and the Collateral Administrator to so agree to the terms and conditions requested by such accountants as a condition to receiving documentation required by this Indenture; it being understood and agreed that (i) the Trustee and the Collateral Administrator will deliver such letter of agreement in conclusive reliance on the foregoing direction of the Issuer, (ii) the Trustee shall make no inquiry or investigation as to, and shall have no obligation in respect of, the sufficiency, validity or correctness of such procedures, (iii) such acknowledgment or agreement may include (x) restrictions or prohibitions on the disclosure of information or documents provided to it by such firm of Independent accountants (including to the Holders), (y) releases of claims or other liabilities by the Trustee and (z) such other terms and conditions that the Issuer has determined are necessary or desirable. Notwithstanding the foregoing, in no event shall either the Trustee or the Collateral Administrator be required to execute any agreement in respect of the Independent accountants if the Issuer has not provided direction pursuant to this clause or that the Trustee or the Collateral Administrator determines adversely affects it.

(c) Upon the written request of the Trustee, or any Holder of a Subordinated Note, the Issuer will cause the firm of Independent certified public accountants appointed pursuant to Section 10.8(a) to provide any Holder of Subordinated Notes with all of the information required to be provided by the Issuer pursuant to Section 7.17 or assist the Issuer in the preparation thereof.

Section 10.9 Reports to Rating Agency and Additional Recipients. In addition to the information and reports specifically required to be provided to the Rating Agency then rating a Class of Secured Notes pursuant to the terms of this Indenture, the Issuer shall provide the Collateral Manager and the Rating Agency then rating a Class of Secured Notes with all information or reports delivered to the Trustee hereunder (including the Accountants’ Effective Date Comparison AUP Report but excluding any other Accountants’ Reports) and the Trustee shall provide all such information to the Initial Purchaser upon the Initial Purchaser’s written request, and, subject to Section 14.3(c), (x) such additional information (including the Accountants’ Effective Date Comparison AUP Report but excluding any other Accountants’ Reports) as any Rating Agency then rating a Class of Secured Notes may from time to time reasonably request (including the following items which will be delivered to S&P: (i) notification to the Rating Agency of any modification of any loan document relating to a DIP Collateral Obligation or any release of collateral thereunder not permitted by such loan documentation, (ii) notification to the Rating Agency then rating a Class of Secured Notes of any Trading Plan failure and (iii) notification to S&P of any Specified Event, which notice shall include a copy of such Specified Event and a brief description of such event) and (y) at least annually (if not sooner) any Information with respect to a Collateral Obligation the S&P Rating of which is determined pursuant to clause (iii)(C) of the definition of the term “S&P Rating”. Within 10 Business Days after the Effective Date, together with each Monthly Report and each Distribution Report, the Issuer shall provide to S&P, via e-mail in accordance with Section 14.3(a), a Microsoft Excel file of the Excel Default Model Input File and, with respect to each Collateral Obligation, the name of each obligor thereon, the CUSIP number thereof (if applicable) and the Priority Category (as specified in the definition of “Weighted Average S&P Recovery Rate”). In accordance with SEC Release No. 34-72936, Form 15-E, only in its complete and unedited form which includes the Accountants’ Effective Date Comparison AUP Report as an attachment, will be provided by the Independent accountants to the Issuer and the 17g-5 Information Agent who will post or cause to be posted such Form 15-E on the 17g-5 Website.

Section 10.10 Procedures Relating to the Establishment of Accounts Controlled by the Trustee. Notwithstanding anything else contained herein, the Trustee agrees that with respect to each of the Accounts, it will cause each Securities Intermediary establishing such accounts to enter into a securities account control agreement and, if the Securities Intermediary is the Bank, shall cause the Bank to comply with the provisions of such securities account control agreement. The Trustee shall have the right to open such subaccounts of any such Account as it deems necessary or appropriate for convenience of administration.

Section 10.11 Section 3(c)(7) Procedures. For so long as any Notes are Outstanding, the Issuer shall do the following:

(a) Notification. Each Monthly Report sent or caused to be sent by the Issuer to the Noteholders will include a notice to the following effect:

“The Investment Company Act of 1940, as amended (the “1940 Act”), requires that all holders of the outstanding securities of the Co-Issuers that are U.S. persons (as defined in Regulation S) be “Qualified Purchasers” (“Qualified Purchasers”) as defined in Section 2(a)(51)(A) of the 1940 Act and related rules. Under the rules, each Co-Issuer must have a “reasonable belief” that all holders of its outstanding securities that are “U.S. persons” (as defined in Regulation S), including transferees, are Qualified Purchasers. Consequently, all sales and resales of the Notes in the United States or to “U.S. persons” (as defined in Regulation S) must be made solely to purchasers that are Qualified Purchasers. Each purchaser of a Secured Note in the United States who is a “U.S. person” (as defined in Regulation S) (such Note a “Restricted Secured Note”) will be deemed (or required, as the case may be) to represent at the time of purchase that: (i) the purchaser is a Qualified Purchaser who is either (x) an institutional accredited investor (“IAI”) within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”) or (y) a qualified institutional buyer as defined in Rule 144A under the Securities Act (“QIB”); (ii) the purchaser is acting for its own account or the account of another Qualified Purchaser that is either a QIB or an IAI; (iii) the purchaser is not formed for the purpose of investing in either Co-Issuer; (iv) the purchaser, and each account for which it is purchasing, will hold and transfer at least the Minimum Denominations of the Notes specified in this Indenture; (v) the purchaser understands that the Issuer may receive a list of participants holding positions in securities from one or more book-entry depositories; and (vi) the purchaser will provide written notice of the foregoing, and of any applicable restrictions on transfer, to any subsequent transferees. The Restricted Secured Notes may only be transferred to another Qualified Purchaser that is either a QIB or an IAI and all subsequent transferees are deemed to have made representations (i) through (vi) above. Each purchaser of a Subordinated Note in the United States who is a “U.S. person” (as defined in Regulation S) (such Note a “Restricted Subordinated Note”) will be required to represent at the time of purchase that: (a) the purchaser is a Qualified Purchaser who is either (x) an IAI under the Securities Act, (y) a QIB or (z) an “accredited investor” under Rule 501(a) of the Securities Act that is not an IAI (“AI”) that is also a “Knowledgeable Employee” within the meaning of Rule 3c-5(a)(4) under the Investment Company Act of 1940, as amended (“Knowledgeable Employee”), with respect to the Issuer; (b) the purchaser is acting for its own account or the account of another Qualified Purchaser that is either a QIB or an IAI; (c) the purchaser is not formed for the purpose of investing in the Issuer; (d) the purchaser, and each account for which it is purchasing, will hold and transfer at least the Minimum Denominations of the Notes specified in this Indenture (other than with respect to certain Issuer Only Notes purchased from the Issuer on the Closing Date); (e) the purchaser understands that the Issuer may receive a list of participants holding positions in securities from one or more book-entry depositories; and (f) the purchaser will provide written notice of the foregoing, and of any applicable restrictions on transfer, to any subsequent transferees. The Restricted Subordinated Notes may only be transferred to (x) another Qualified Purchaser that is either a QIB or an IAI or (y) an AI that is also a Knowledgeable Employee with respect to the Issuer and all subsequent transferees are deemed to have made representations (a) through (f) above.”

“The Issuer directs that the recipient of this notice, and any recipient of a copy of this notice, provide a copy to any Person having an interest in this Note as indicated on the books of DTC or on the books of a participant in DTC or on the books of an indirect participant for which such participant in DTC acts as agent.”

“The Indenture provides that if, notwithstanding the restrictions on transfer contained therein, the Co-Issuers determine that any holder of, or beneficial owner of an interest in a Restricted Secured Note or a Restricted Subordinated Note is a “U.S. person” (as defined in Regulation S) who is determined not to have been a Qualified Purchaser at the time of acquisition of such Restricted Secured Note or Restricted Subordinated Note, as applicable, or beneficial interest therein, the Issuer may require, by notice to such holder or beneficial owner, that such holder or beneficial owner sell all of its right, title and interest to such Restricted Secured Note or a Restricted Subordinated Note, as applicable, (or any interest therein) to a Person that is either (x) not a “U.S. person” (as defined in Regulation S) or (y) a Qualified Purchaser who is either an IAI or a QIB (as applicable) (or solely in the case of a Restricted Subordinated Note, another AI that is also a Knowledgeable Employee with respect to the Issuer), with such sale to be effected within 30 days after notice of such sale requirement is given. If such holder or beneficial owner fails to effect the transfer required within such 30-day period, (i) the Issuer or the Collateral Manager acting for the Issuer, without further notice so such holder or beneficial owner, shall and is hereby irrevocably authorized by such holder or beneficial owner, to cause its Restricted Secured Note or Restricted Subordinated Note, as applicable, or beneficial interest therein to be transferred in a commercially reasonable sale (conducted by the Collateral Manager in accordance with Article 9 of the UCC as in effect in the State of New York as applied to securities that are sold on a recognized market or that may decline speedily in value) to a Person that certifies to the Trustee, the Co-Issuers and the Collateral Manager, in connection with such transfer, that such Person meets the qualifications set forth in clauses (x) and (y) above and (ii) pending such transfer, no further payments will be made in respect of such Restricted Secured Note or Restricted Subordinated Note, as applicable, or beneficial interest therein held by such holder or beneficial owner.”

(b) DTC Actions. The Issuer will direct DTC to take the following steps in connection with the Global Notes:

(i) The Issuer will direct DTC to include the marker “3c7” in the DTC 20-character security descriptor and the 48-character additional descriptor for the Global Notes in order to indicate that sales are limited to Qualified Purchasers.

(ii) The Issuer will direct DTC to cause each physical deliver order ticket that is delivered by DTC to purchasers to contain the 20-character security descriptor. The Issuer will direct DTC to cause each deliver order ticket that is delivered by DTC to purchasers in electronic form to contain a “3c7” indicator and a related user manual for participants. Such user manual will contain a description of the relevant restrictions imposed by Section 3(c)(7).

(iii) On or prior to the Closing Date, the Issuer will instruct DTC to send a Section 3(c)(7) notice to all DTC participants in connection with the offering of the Global Notes.

(iv) In addition to the obligations of the Registrar set forth in Section 2.5, the Issuer will from time to time (upon the request of the Trustee) make a request to DTC to deliver to the Issuer a list of all DTC participants holding an interest in the Global Notes.

(v) List each of the Issuer and the Co-Issuer in the DTC “Reference Directory” as “3c-7 Issuer” and cause such Reference Directory to list the CUSIP numbers of the Rule 144A Global Notes, along with the QIB/QP restrictions.

(vi) The Issuer will cause each CUSIP number obtained for a Global Note to have a fixed field containing “3c7” and “144A” indicators, as applicable, attached to such CUSIP number.

(c) Bloomberg Screens, Etc. The Issuer will from time to time request all third-party vendors to include on screens maintained by such vendors appropriate legends regarding Rule 144A and Section 3(c)(7) under the Investment Company Act restrictions on the Global Notes. Without limiting the foregoing, the Initial Purchaser will request that each third-party vendor include the following legends on each screen containing information about the Notes:

(i) Bloomberg

(A) “Iss’d Under 144A/3c7,” to be stated in the “Note Box” on the bottom of the “Security Display” page describing the Global Notes;

(B) a flashing red indicator stating “See Other Available Information” located on the “Security Display” page;

(C) a link to an “Additional Security Information” page on such indicator stating that the Global Notes are being offered in reliance on the exception from registration under Rule 144A of the Securities Act of 1933, as amended to persons that are both (i) ”Qualified Institutional Buyers” as defined in Rule 144A under the Securities Act and (ii) ”Qualified Purchasers” as defined under Section 2(a)(51) of the Investment Company Act of 1940, as amended; and

(D) a statement on the “Disclaimer” page for the Global Notes that the Notes will not be and have not been registered under the Securities Act of 1933, as amended, that the Issuer has not been registered under the Investment Company Act of 1940, as amended, and that the Global Notes may only be offered or sold in accordance with Section 3(c)(7) of the Investment Company Act of 1940, as amended.

(ii) Reuters.

(A) a “144A – 3c7” notation included in the security name field at the top of the Reuters Instrument Code screen;

(B) a <144A3c7Disclaimer> indicator appearing on the right side of the Reuters Instrument Code screen; and

(C) a link from such <144A3c7Disclaimer> indicator to a disclaimer screen containing the following language: “These Notes may be sold or transferred only to Persons who are both (i) Qualified Institutional Buyers, as defined in Rule 144A under the Securities Act, and (ii) Qualified Purchasers, as defined under Section 2(a)(51) under the Investment Company Act of 1940.”

ARTICLE XI

APPLICATION OF MONIES

Section 11.1 Disbursements of Monies from Payment Account. (a) Notwithstanding any other provision in this Indenture, but subject to the other subsections of this Section 11.1 and to Section 13.1, on each Payment Date, the Trustee shall disburse amounts transferred from the Collection Account to the Payment Account pursuant to Section 10.2 (and in respect of the first Payment Date, amounts transferred from the Interest Reserve Account to the Payment Account pursuant to Section 10.3(f)) in accordance with the following priorities (the “Priority of Payments”); provided that, unless an Enforcement Event has occurred and is continuing, (x) amounts transferred from the Interest Collection Account shall be applied solely in accordance with Section 11.1(a)(i); and (y) amounts transferred from the Principal Collection Account shall be applied solely in accordance with Section 11.1(a)(ii).

(i) On each Payment Date, unless (x) such Payment Date is the Stated Maturity or (y) an Enforcement Event has occurred and is continuing, Interest Proceeds on deposit in the Collection Account, to the extent received on or before the related Determination Date (or if such Determination Date is not a Business Day, the next succeeding Business Day) and that are transferred into the Payment Account, shall be applied in the following order of priority:

(A) to the payment of (1) first, taxes, governmental fees and registered office fees owing by the Issuer or the Co-Issuer, if any, and (2) second, the accrued and unpaid Administrative Expenses, in the priority stated in the definition thereof, up to the Administrative Expense Cap;

(B) to the payment of (1) first, (a) any accrued and unpaid Senior Collateral Management Fee due and payable to the Collateral Manager on such Payment Date minus (b) the amount of any Current Deferred Senior Collateral Management Fee, if any, on such Payment Date, (2) second, at the election of the Collateral Manager, to the applicable account as Interest Proceeds or Principal Proceeds in an amount not to exceed the Current Deferred Senior Collateral Management Fee and (3) third, any Cumulative Deferred Senior Collateral Management Fee, at the election of the Collateral Manager, but, in the case of this clause (B)(3), only to the extent that such payment does not cause the non-payment or deferral of interest on any Class of Secured Notes;

(C) to the payment of (1) first, any amounts due to a Hedge Counterparty under a Hedge Agreement other than amounts due as a result of the termination (or partial early termination) of such Hedge Agreement and (2) second, any amounts due to a Hedge Counterparty pursuant to an early termination (or partial early termination) of such Hedge Agreement as a result of a Priority Termination Event;

(D) to the payment of accrued and unpaid interest on the Class A Notes (including, without limitation, past due interest, if any);

(E) to the payment, pro rata based on amounts due, of accrued and unpaid interest on the Class B-1 Notes and the Class B-2 Notes (including, without limitation, past due interest, if any);

(F) if either of the Class A/B Coverage Tests (except, in the case of the Interest Coverage Test, if such Payment Date is prior to the Interest Coverage Test Effective Date) is not satisfied on the related Determination Date, to make payments in accordance with the Note Payment Sequence to the extent necessary to cause all Class A/B Coverage Tests that are applicable on such Payment Date to be satisfied on a pro forma basis after giving effect to all payments pursuant to this clause (F);

(G) [reserved];

(H) if, with respect to any Payment Date following the Effective Date, the Collateral Manager notifies the Trustee and the Collateral Administrator that the Effective Date Rating Condition is not satisfied, to make payments in accordance with the Note Payment Sequence on such Payment Date in an amount sufficient to obtain from S&P its written confirmation of its Initial Ratings of the Secured Notes;

(I) [reserved];

(J) [reserved];

(K) to the payment of (1) first, (a) any accrued and unpaid Subordinated Collateral Management Fee due and payable to the Collateral Manager on such Payment Date (including interest) minus (b) the amount of any Current Deferred Subordinated Collateral Management Fee, if any, on such Payment Date, (2) second, at the election of the Collateral Manager, to the applicable account as Interest Proceeds or Principal Proceeds in an amount not to exceed the Current Deferred Subordinated Collateral Management Fee and (3) third, any Cumulative Deferred Subordinated Collateral Management Fee, at the election of the Collateral Manager;

(L) [reserved];

(M) to the payment of (1) first, (in the same manner and order of priority stated therein) of any Administrative Expenses not paid pursuant to clause (A)(2) above due to the limitation contained therein and (2) second, any amounts due to any Hedge Counterparty under any Hedge Agreement not otherwise paid pursuant to clause (C) above;

(N) [reserved];

(O) [reserved]; and

(P) any remaining Interest Proceeds shall be paid to the Holders of the Subordinated Notes (other than, during the Reinvestment Period, any Contributor (to the extent of the relevant Contribution) that has, with the consent of the Collateral Manager, directed that a Contribution in respect of its Subordinated Notes be deposited on such Payment Date into the Reserve Account subject to the provisions of this Indenture).

(ii) On each Payment Date, unless (x) such Payment Date is the Stated Maturity or (y) an Enforcement Event has occurred and is continuing, Principal Proceeds on deposit in the Collection Account that are received on or before the related Determination Date and that are transferred to the Payment Account (which will not include (i) amounts required to meet funding requirements with respect to Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations that are deposited in the Revolver Funding Account, (ii) during the Reinvestment Period, Principal Proceeds (x) that have previously been reinvested in Collateral Obligations or (y) that the Collateral Manager intends to invest in Collateral Obligations with respect to which there is a committed purchase during the Interest Accrual Period related to such Payment Date that will settle during a subsequent Interest Accrual Period (including, without limitation, any succeeding Interest Accrual Period which occurs (in whole or in part) following the Reinvestment Period) or (iii) after the Reinvestment Period and subject to satisfaction of the conditions set forth in Section 12.2(a)(ii), Post-Reinvestment Principal Proceeds (x) that have previously been reinvested in Collateral Obligations or (y) that the Collateral Manager intends to invest in Collateral Obligations in accordance with Section 12.2(a)(ii)) shall be applied in the following order of priority:

(A) to pay the amounts referred to in clauses (A) through (E) of Section 11.1(a)(i) (and in the same manner and order of priority stated therein), but only to the extent not paid in full thereunder;

(B) to pay the amounts referred to in clause (F) of Section 11.1(a)(i) but only to the extent not paid in full thereunder and to the extent necessary to cause the Coverage Tests that are applicable on such Payment Date with respect to the Class A Notes and the Class B Notes to be met as of the related Determination Date on a pro forma basis after giving effect to any payments made through this clause (B);

(C) [Reserved];

(D) [Reserved];

(E) [Reserved];

(F) [Reserved];

(G) with respect to any Payment Date following the Effective Date, if after the application of Interest Proceeds pursuant to clause (H) of Section 11.1(a)(i) the Effective Date Rating Condition is not satisfied, to make payments in accordance with the Note Payment Sequence on such Payment Date in an amount sufficient to obtain from S&P its written confirmation of its Initial Ratings of the Secured Notes;

(H) (1) if such Payment Date is a Redemption Date, to make payments in accordance with the Note Payment Sequence, and (2) on any other Payment Date, to make payments in the amount of the Special Redemption Amount, if any, at the election of the Collateral Manager, in accordance with the Note Payment Sequence;

(I) (1) during the Reinvestment Period, to the Collection Account as Principal Proceeds to invest in Eligible Investments (pending the purchase of additional Collateral Obligations) and/or to the purchase of additional Collateral Obligations and (2) after the Reinvestment Period, at the direction of the Collateral Manager and subject to the limitations set forth in Section 12.2(a)(ii), up to the amount of the Post-Reinvestment Principal Proceeds received during such Collection Period, to the Collection Account as Principal Proceeds to invest in Eligible Investments (pending the purchase of additional Collateral Obligations) and/or to the purchase of additional Collateral Obligations;

(J) after the Reinvestment Period, to make payments in accordance with the Note Payment Sequence;

(K) after the Reinvestment Period, to pay the amounts referred to in clause (K) of Section 11.1(a)(i) only to the extent not already paid;

(L) after the Reinvestment Period, to the payment of Administrative Expenses as referred to in clause (M)(1) of Section 11.1(a)(i) only to the extent not already paid (in the same manner and order of priority stated therein);

(M) after the Reinvestment Period, to the payment of any amounts due to any Hedge Counterparty under any Hedge Agreement referred to in clause (M)(2) of Section 11.1(a)(i) only to the extent not already paid;

(N) [reserved];

(O) [reserved]; and

(P) any remaining Principal Proceeds shall be paid to the Holders of the Subordinated Notes.

(iii) Notwithstanding the provisions of the foregoing Sections 11.1(a)(i) and 11.1(a)(ii), (x) if acceleration of the maturity of the Secured Notes has occurred following an Event of Default and such acceleration has not been rescinded or annulled (an “Enforcement Event”), on each Payment Date and (y) on the Stated Maturity, all Interest Proceeds and Principal Proceeds will be applied in the following order of priority:

(A) to the payment of (1) first, taxes, governmental fees and registered office fees owing by the Issuer or the Co-Issuer, if any, and (2) second, the accrued and unpaid Administrative Expenses, in the priority stated in the definition thereof, up to the Administrative Expense Cap;

(B) to the payment of (1) first, any accrued and unpaid Senior Collateral Management Fee due and payable to the Collateral Manager on such Payment Date and (2) second, any Cumulative Deferred Senior Collateral Management Fee, at the election of the Collateral Manager, but, in the case of this clause (B)(2), only to the extent that such payment does not cause the non-payment or deferral of interest on any Class of Secured Notes;

(C) to the payment of (1) first, any amounts due to a Hedge Counterparty under a Hedge Agreement other than amounts due as a result of the termination (or partial early termination) of such Hedge Agreement and (2) second, any amounts due to a Hedge Counterparty pursuant to an early termination (or partial early termination) of such Hedge Agreement as a result of a Priority Termination Event;

(D) to the payment of accrued and unpaid interest on the Class A Notes (including any defaulted interest);

(E) to the payment of principal of the Class A Notes until the Class A Notes have been paid in full;

(F) to the payment, pro rata based on amounts due, of accrued and unpaid interest on the Class B-1 Notes and the Class B-2 Notes (including any defaulted interest);

(G) to the payment, pro rata based on Aggregate Outstanding Amounts, of principal of the Class B-1 Notes and the Class B-2 Notes until the Class B-1 Notes and the Class B-2 Notes have been paid in full;

(H) [Reserved];

(I) [Reserved];

(J) [Reserved];

(K) to the payment of (1) first, any accrued and unpaid Subordinated Collateral Management Fee due and payable to the Collateral Manager on such Payment Date and (2) second, any Cumulative Deferred Subordinated Collateral Management Fee, at the election of the Collateral Manager;

(L) to the payment of (1) first, (in the same manner and order of priority stated therein) any Administrative Expenses not paid pursuant to clause (A)(2) above due to the limitation contained therein and (2) second, any amounts due to any Hedge Counterparty under any Hedge Agreement pursuant to an early termination (or partial early termination) of such Hedge Agreement not otherwise paid pursuant to clause (C) above;

(M) [reserved];

(N) [reserved]; and

(O) any remaining amounts shall be paid to the Holders of the Subordinated Notes.

(iv) On any Refinancing Redemption Date, Refinancing Proceeds, Available Interest Proceeds and/or any other available proceeds from Contributions, an additional issuance of Notes or any other amounts permitted pursuant to this Indenture will be distributed (after the application of Interest Proceeds in accordance with Section 11.1(a)(i) if such date is otherwise a Payment Date) in the following order of priority (the “Priority of Refinancing Redemption Proceeds”):

(A) to pay the Redemption Price of each Class of Secured Notes being redeemed in accordance with the Note Payment Sequence;

(B) to pay Administrative Expenses related to the Refinancing which, for the avoidance of doubt, shall not be subject to the Administrative Expense Cap; and

(C) any remaining amounts to be deposited in the Collection Account and designated as Interest Proceeds or Principal Proceeds, in the sole discretion of the Collateral Manager.

(b) If on any Payment Date the amount available in the Payment Account is insufficient to make the full amount of the disbursements required by the Distribution Report, the Trustee shall make the disbursements called for in the order and according to the priority set forth under Section 11.1(a) above, subject to Section 13.1, to the extent funds are available therefor.

(c) In connection with the application of funds to pay Administrative Expenses of the Issuer or the Co-Issuer, as the case may be, in accordance with Section 11.1(a)(i), Section 11.1(a)(ii) and Section 11.1(a)(iii), the Trustee shall remit such funds, to the extent available (and subject to the order of priority set forth in the definition of “Administrative Expenses”), as directed and designated in an Issuer Order (which may be in the form of standing instructions, including standing instructions to pay Administrative Expenses in such amounts and to such entities as indicated in the Distribution Report in respect of such Payment Date) delivered to the Trustee no later than the Business Day prior to each Payment Date.

(d) The Collateral Manager may, in its sole discretion, elect to irrevocably waive payment of any or all of any Collateral Management Fee otherwise due on any Payment Date by notice to the Issuer, the Collateral Administrator and the Trustee no later than the Determination Date immediately prior to such Payment Date in accordance with the terms of Section 8 of the Collateral Management Agreement. Any such Collateral Management Fee, once waived, shall not thereafter become due and payable and any claim of the Collateral Manager therein shall be extinguished.

(e) In the event that a Hedge Counterparty defaults in the payment of its obligations to the Issuer under any Hedge Agreement on the date on which any payment is due thereunder, the Collateral Manager shall make a demand on such Hedge Counterparty in accordance with Section 16.1(g). The Trustee shall forward a copy of a notice prepared by the Collateral Manager to the Holders of Notes and the Rating Agency if such Hedge Counterparty continues to fail to perform its obligations for two Business Days following a demand made by the Collateral Manager on such Hedge Counterparty, and the Collateral Manager shall take action with respect to such continuing failure.

ARTICLE XII

SALE OF COLLATERAL OBLIGATIONS; PURCHASE OF ADDITIONAL COLLATERAL OBLIGATIONS

Section 12.1 Sales of Collateral Obligations. Subject to the satisfaction of the conditions specified in Section 12.3, the Collateral Manager on behalf of the Issuer may (except as otherwise specified in this Section 12.1), direct the Trustee to sell and the Trustee shall sell on behalf of the Issuer in the manner directed by the Collateral Manager any Collateral Obligation or Equity Security if, as certified by the Collateral Manager, such sale meets the requirements of any one of paragraphs (a) through (g) of this Section 12.1 (subject in each case to any applicable requirement of disposition under Section 12.1(g) and provided that if an Event of Default has occurred and is continuing, the Collateral Manager may not direct the Trustee to sell any Collateral Obligation or Equity Security pursuant to Section 12.1(e) (except in connection with any Tax Redemption) or Section 12.1(f)). For purposes of this Section 12.1, the Sale Proceeds of a Collateral Obligation sold by the Issuer shall include any Principal Financed Accrued Interest received in respect of such sale.

(a) Credit Risk Obligations. The Collateral Manager may direct the Trustee to sell any Credit Risk Obligation at any time without restriction.

(b) Credit Improved Obligations. The Collateral Manager may direct the Trustee to sell any Credit Improved Obligation at any time without restriction.

(c) Defaulted Obligations. The Collateral Manager may direct the Trustee to sell any Defaulted Obligation at any time without restriction. With respect to each Defaulted Obligation that has not been sold or terminated within three years after becoming a Defaulted Obligation, the Market Value and Principal Balance of such Defaulted Obligation shall be deemed to be zero.

(d) Equity Securities. The Collateral Manager may direct the Trustee to sell any Equity Security at any time during or after the Reinvestment Period without restriction, and the Collateral Manager will use commercially reasonable efforts to sell each Equity Security (other than Margin Stock) within three years after the date on which the Issuer acquires such Equity Security, in each case unless such sale or other disposition is prohibited by applicable law or contractual restriction, in which case the Collateral Manager will sell such Equity Security as soon as such sale or disposition is permitted by applicable law and not prohibited by such contractual restriction.

(e) Optional Redemption, Clean-Up Optional Redemption or Tax Redemption. After the Issuer has notified the Trustee of an Optional Redemption or a Clean-Up Optional Redemption of the Notes in accordance with Section 9.2 or a Majority of an Affected Class or a Majority of the Subordinated Notes has directed (by a written direction delivered to the Trustee) a Tax Redemption and all the requirements for an Optional Redemption, Clean-Up Optional Redemption or Tax Redemption (including the certification requirements of Section 9.4(f)(ii), if applicable), as applicable, set forth in this Indenture are met, the Collateral Manager shall direct the Trustee to sell (which sale may be through participation or other arrangement) all or a portion of the Collateral Obligations if the requirements of Article IX (including the certification requirements of Section 9.4(f)(ii), if applicable) are satisfied. If any such sale is made through participations, the Issuer shall use reasonable efforts to cause such participations to be converted to assignments within six months after the sale.

(f) Discretionary Sales. During the Reinvestment Period, the Collateral Manager may direct the Trustee to sell any Collateral Obligation at any time other than during a Restricted Trading Period if (i) after giving effect to such sale, the Aggregate Principal Balance of all Collateral Obligations sold as described in this Section 12.1(f) during the preceding period of 12 calendar months (or, for the first 12 calendar months after the Effective Date, during the period commencing on the Effective Date) is not greater than 40% of the Collateral Principal Amount as of the first day of such 12 calendar month period (or as of the Effective Date, as the case may be); and (ii) either:

(A) the Collateral Manager reasonably believes prior to such sale that it will be able to enter into binding commitments to reinvest all or a portion of the proceeds of such sale, in compliance with the Investment Criteria, in one or more additional Collateral Obligations with an Aggregate Principal Balance at least equal to the Principal Balance (or, in the case of any Discount Obligation, the purchase price, excluding accrued interest expressed as a percentage of par and multiplied by the outstanding principal balance thereof) of such Collateral Obligation within 30 days after such sale; or

(B) after giving effect to such sale, the Aggregate Principal Balance of the Collateral Obligations plus the amount of cash and Eligible Investments in the Accounts (excluding the Collateral Obligation being sold but including, without duplication, the anticipated net proceeds of such sale) will be greater than or equal to the Reinvestment Target Par Balance.

(g) Mandatory Sales. The Collateral Manager on behalf of the Issuer shall use its commercially reasonable efforts to effect the sale (regardless of price) of any Collateral Obligation that constitutes Non-Transferred Margin Stock within 180 days; provided that if any sale or other disposition required under this clause (g) is prohibited by applicable law or an applicable contractual restriction, such sale or other disposition will occur as soon as is permitted by applicable law and not prohibited by such contractual restriction.

(h) Margin Stock. The Collateral Manager, on behalf of the Issuer, (i) may, on the Closing Date or at the time of purchase (or receipt), designate certain Collateral Obligations, Restructuring Loans and/or Permitted Equity Securities as Subordinated Note Collateral Obligations; provided that the amount of Collateral Obligations so designated (measured by the Issuer’s acquisition cost (including accrued interest)) shall not exceed the Subordinated Note Reinvestment Ceiling and (ii) shall not, after the Closing Date, purchase any Subordinated Note Collateral Obligations with any funds other than funds in the Subordinated Note Principal Collection Account. If a Collateral Obligation that has not been designated as a Subordinated Note Collateral Obligation becomes Margin Stock or Margin Stock is received by the Issuer in respect of a Collateral Obligation that was not designated as a Subordinated Note Collateral Obligation (each, “Transferable Margin Stock”), the Collateral Manager, on behalf of the Issuer, may direct the Trustee (with a copy to the Collateral Administrator) to (i) transfer one or more Subordinated Note Collateral Obligations (or a portion thereof) having a value (as determined by the Collateral Manager) equal to or greater than such Transferable Margin Stock to the Secured Note Custodial Account, and simultaneously and (ii) transfer such Transferable Margin Stock to the Subordinated Note Custodial Account; provided that to the extent that any Transferable Margin Stock is not transferred to the Subordinated Note Custodial Account (“Non-Transferred Margin Stock”), such Non-Transferred Margin Stock must be sold in accordance with clause (g) above. The value of each transferred Collateral Obligation shall be its Market Value.

Section 12.2 Purchase of Additional Collateral Obligations. On any date during the Reinvestment Period, the Collateral Manager on behalf of the Issuer pursuant to an Issuer Order may, subject to the other requirements in this Indenture, direct the Trustee to invest Principal Proceeds, proceeds of additional notes issued pursuant to Section 2.13 and 3.2, amounts on deposit in the Ramp-Up Account and Principal Financed Accrued Interest, and the Trustee shall invest such Principal Proceeds and other amounts in accordance with such direction. After the Reinvestment Period, other than as provided in Section 12.2(a)(ii) below, the Collateral Manager shall not direct the Trustee to invest any amounts on behalf of the Issuer; provided that in accordance with Section 12.2(d), Cash on deposit in any Account (other than the Payment Account) may be invested in Eligible Investments following the Reinvestment Period.

(a) Investment Criteria. No obligation may be purchased by the Issuer unless each of the following conditions is satisfied as of the date the Collateral Manager commits on behalf of the Issuer to make such purchase, in each case as determined by the Collateral Manager after giving effect to such purchase and all other sales or purchases previously committed to (it being understood that, if one or more purchases and/or sales are entered into as a single transaction, the Collateral Manager shall determine in its sole discretion (with notice to the Collateral Administrator) the order in which such trades are deemed to have occurred for purposes of determining compliance with such criteria); provided that the conditions set forth in clauses (i)(B), (C) and (D) below need only be satisfied with respect to purchases of Collateral Obligations occurring on or after the Effective Date:

(i) If such commitment to purchase occurs during the Reinvestment Period:

(A) such obligation is a Collateral Obligation;

(B) if the commitment to make such purchase occurs on or after the Effective Date (or, in the case of the Interest Coverage Tests, on or after the Determination Date occurring immediately prior to the Interest Coverage Test Effective Date), each Coverage Test will be satisfied, or if not satisfied, such Coverage Test will be maintained or improved;

(C) (x) in the case of an additional Collateral Obligation purchased with the proceeds from the sale of a Credit Risk Obligation or a Defaulted Obligation, either (1) the Aggregate Principal Balance of all additional Collateral Obligations purchased with the proceeds from such sale will at least equal the Sale Proceeds from such sale or (2) the Reinvestment Balance Criteria will be satisfied and (y) in the case of any other purchase of additional Collateral Obligations purchased with the proceeds from the sale of a Collateral Obligation, either (1) the Aggregate Principal Balance of the Collateral Obligations will be maintained or increased (when compared to the Aggregate Principal Balance of the Collateral Obligations immediately prior to such sale) or (2) the Adjusted Collateral Principal Amount (excluding the Collateral Obligation being sold but including, without duplication, the Collateral Obligation being purchased and the anticipated cash proceeds, if any, of such sale that are not applied to the purchase of such additional Collateral Obligation) will be greater than or equal to the Reinvestment Target Par Balance;

(D) either (x) each requirement or test, as the case may be, of the Concentration Limitations and, after the Effective Date, the Collateral Quality Tests (except, in the case of an additional Collateral Obligation purchased with the proceeds from the sale of a Credit Risk Obligation or a Defaulted Obligation, the S&P CDO Monitor Test) will be satisfied or (y) if any such requirement or test was not satisfied immediately prior to such investment, such requirement or test will be maintained or improved after giving effect to the investment; and

(E) such reinvestment would not cause a Retention Deficiency;

provided that, clause (B) and the Collateral Quality Tests specified in clause (D) above need not be satisfied or improved with respect to a Received Obligation in connection with a Bankruptcy Exchange or a Purchased Defaulted Obligation received in connection with an Exchange Transaction.

(ii) If such commitment to purchase occurs after the Reinvestment Period, Post-Reinvestment Principal Proceeds may, in the sole discretion of the Collateral Manager, be reinvested in additional Collateral Obligations if (x) such reinvestment occurs within 45 calendar days from the Issuer’s receipt of such Post-Reinvestment Principal Proceeds and (y) the Collateral Manager commercially reasonably believes that after giving effect to such investment:

(A) either (x) each requirement or test, as the case may be, of the Concentration Limitations, the Minimum Weighted Average Coupon Test, the Moody’s Diversity Test, the Minimum Weighted Average S&P Recovery Rate Test, the Maximum Moody’s Rating Factor Test, the Weighted Average Life Test and the Minimum Floating Spread Test will be satisfied or (y) if any such requirement or test was not satisfied immediately prior to such investment, such requirement or test will be maintained or improved;

(B) each Coverage Test will be satisfied;

(C) other than in connection with an Uptier Priming Transaction, a Restricted Trading Period is not then in effect;

(D) the S&P Rating of each additional Collateral Obligation is equal to or better than the S&P Rating of the Collateral Obligation that gave rise to the Post-Reinvestment Principal Proceeds;

(E) the stated maturity of each additional Collateral Obligation is the same as or earlier than the stated maturity of the Collateral Obligation that produced the Post-Reinvestment Principal Proceeds;

(F) (1) in the case of additional Collateral Obligations purchased with the proceeds from the sale of a Credit Risk Obligation, the Aggregate Principal Balance of all additional Collateral Obligations purchased with the proceeds from such sale will at least equal the Sale Proceeds from such sale and (2) in the case of additional Collateral Obligations purchased with any other Post-Reinvestment Principal Proceeds, the Reinvestment Balance Criteria will be satisfied; and

(G) such reinvestment would not cause a Retention Deficiency.

(b) Trading Plan Period. For purposes of calculating compliance with the Investment Criteria, at the election of the Collateral Manager in its sole discretion, any proposed investment (whether a single Collateral Obligation or a group of Collateral Obligations) identified by the Collateral Manager as such at the time when compliance with the Investment Criteria is required to be calculated (a “Trading Plan”) may be evaluated after giving effect to all sales and reinvestments proposed to be entered into within 15 Business Days following the date of determination of such compliance (such period, the “Trading Plan Period”); provided that (i) no Trading Plan may result in the purchase of Collateral Obligations having an Aggregate Principal Balance that exceeds 5.0% of the Collateral Principal Amount as of the first day of the Trading Plan Period, (ii) no Trading Plan may include a Determination Date, (iii) no more than one Trading Plan may be in effect at any time during a Trading Plan Period (iv) no Trading Plan may result in the purchase of Collateral Obligations with an Average Life of less than six months and (v) no Trading Plan may result in the purchase of a group of Collateral Obligations if the difference between the shortest Average Life of any Collateral Obligation in such group and the longest Average Life of any Collateral Obligation in such group is greater than three years; provided, further, that the Collateral Manager shall notify the Rating Agency, the Trustee and the Collateral Administrator of the commencement of any Trading Plan Period and any Collateral Obligations covered in such Trading Plan. The Trustee shall forward such notice to the Holders of Notes no later than the Business Day following receipt thereof from the Collateral Manager. The Trustee, as soon as reasonably practicable following receipt of notice from the Collateral Manager, will post notice of a Trading Plan having been executed on the website where Monthly Reports are made available to Holders of Notes. The Issuer (or the Collateral Manager on its behalf) shall notify the Rating Agency then rating a Class of Secured Notes of any Trading Plan failure.

(c) Certification by Collateral Manager. Upon delivery by the Collateral Manager of any Issuer Order or Trade Ticket under this Section 12.2, the Collateral Manager be deemed to have confirmed to the Trustee and the Collateral Administrator that the purchase directed by such Issuer Order or Trade Ticket complies with this Section 12.2 and Section 12.3.

(d) Investment in Eligible Investments. Cash on deposit in any Account (other than the Payment Account) may be invested at any time in Eligible Investments in accordance with Article X.

(e) Post-Reinvestment Period Settlement. Not later than the Business Day immediately preceding the end of the Reinvestment Period, the Collateral Manager on behalf of the Issuer shall deliver to the Trustee (with a copy to the Collateral Administrator) a schedule of Collateral Obligations purchased by the Issuer with respect to which purchases the trade date has occurred but the settlement date has not yet occurred and shall certify to the Trustee that sufficient Principal Proceeds are available (including for this purpose, cash on deposit in the Principal Collection Account as well as any Principal Proceeds that will be received by the Issuer from the sale of Collateral Obligations for which the trade date has already occurred but the settlement date has not yet occurred) to effectuate the settlement of such Collateral Obligations.

(f) Unsalable Assets. Notwithstanding the other requirements set forth in this Indenture, on any Business Day after the Reinvestment Period, the Collateral Manager, in its sole discretion, may either (a) conduct an auction on behalf of the Issuer of Unsalable Assets in accordance with the procedures described in this Section 12.2(f) or (b) if the Collateral Manager certifies to the Trustee that, in its commercially reasonable judgment, an auction of such Unsalable Assets pursuant to clause (a) above would, on a net basis taking into account proceeds from the auction, significantly increase costs to the Issuer, receive, or deliver, respectively such Unsalable Assets to the Collateral Manager or any fund or account managed by the Collateral Manager or any of its affiliates at its Market Value (excluding clause (iv) of the definition thereof). Promptly after receipt of written notice from the Collateral Manager of such auction as described in clause (a) of the immediately preceding sentence, the Trustee will forward a notice in the Issuer’s name (in such form as is prepared by the Collateral Manager) to the Holders (and, for so long as any Notes rated by S&P are Outstanding, S&P) of an auction, setting forth in reasonable detail a description of each Unsalable Asset and the following auction procedures: (i) any Holder or beneficial owner of Notes may submit a written bid to purchase for Cash one or more Unsalable Assets no later than the date specified in the auction notice (which will be at least 15 Business Days after the date of such notice); (ii) each bid must include an offer to purchase for a specified amount of cash on a proposed settlement date no later than 20 Business Days after the date of the auction notice; (iii) if no Holder or beneficial owner of Notes submits such a bid within the time period specified under clause (i) above, unless the Collateral Manager determines that delivery in-kind is not legally or commercially practicable and provides written notice thereof to the Trustee, the Trustee will provide notice thereof to each Holder and offer to deliver (at such Holder’s expense) a pro rata portion (as determined by the Collateral Manager) of each unsold Unsalable Asset to the Holders or beneficial owners of the most senior Class that provide delivery instructions to the Trustee on or before the date specified in such notice, subject to minimum denominations; provided that, to the extent that minimum denominations do not permit a pro rata distribution, the Trustee will distribute the Unsalable Assets on a pro rata basis to the extent possible and the Collateral Manager will select by lottery the Holder or beneficial owner to whom the remaining amount will be delivered and deliver written notice thereof to the Trustee; provided, further, that the Trustee will use commercially reasonable efforts to effect delivery of such interests and, for the avoidance of doubt, any such delivery to the Holders shall not operate to reduce the principal amount of the related Class of Notes held by such Holders; (iv) if no such Holder or beneficial owner provides delivery instructions to the Trustee, the Trustee will promptly notify the Collateral Manager and offer to deliver (at the cost of the Collateral Manager) the Unsalable Asset to the Collateral Manager; and (v) if the Collateral Manager declines such offer, the Trustee will take such action as directed by the Collateral Manager (on behalf of the Issuer) in writing to dispose of the Unsalable Asset, which may be by donation to a charity, abandonment or other means. The Trustee shall have no duty, obligation or responsibility with respect to the sale of any Unsalable Asset under this Section 12.2(f) other than to act upon the written instruction of the Collateral Manager and in accordance with the express provisions of this Section 12.2(f).

(g) Purchase Following Sale of Credit Improved Obligations. Following the sale of any Credit Improved Obligation pursuant to Section 12.1(b), the Collateral Manager shall use its reasonable efforts to purchase additional Collateral Obligations pursuant to this Section 12.2 within 30 days after such sale.

(h) Permitted Equity Securities and Restructuring Loans. Notwithstanding anything in this Indenture to the contrary, Equity Securities may be received by the Issuer at any time in exchange for a Collateral Obligation or a portion thereof in connection with an insolvency, bankruptcy, reorganization, default, debt restructuring or workout or similar event of the Obligor thereof so long as such Equity Securities are Permitted Equity Securities. In addition, at any time, the Collateral Manager may, subject to certain conditions, direct the Trustee to apply Interest Proceeds, Principal Proceeds or amounts designated for a Permitted Use to (x) acquire a Restructuring Loan or (y) acquire Permitted Equity Securities; provided that (i) Interest Proceeds and Principal Proceeds may not be used to acquire Permitted Equity Securities or Restructuring Loans unless the Restructuring Loan Payment Condition is satisfied and (ii) at the time of such acquisition (or commitment to acquire), the Collateral Manager shall reasonably believe (not to be called into question as a result of subsequent events) that making such investment will improve recovery prospects with respect to the related obligor or Collateral Obligation. Notwithstanding anything in this Indenture to the contrary, the purchase of a Restructuring Loan or a Permitted Equity Security is not required to satisfy the Investment Criteria.

(i) Bankruptcy Exchanges; Permitted Uses. At any time during or after the Reinvestment Period, the Collateral Manager may direct the Trustee to (i) enter into a Bankruptcy Exchange subject to the limitations contained in the definition of “Bankruptcy Exchange”, but not subject to the Investment Criteria; or (ii) apply amounts on deposit in the Reserve Account (as directed by the Collateral Manager in its sole discretion) and/or any Additional Junior Notes Proceeds to one or more Permitted Uses. Any such transaction or exchange shall not constitute a sale under this Indenture or be subject to the Investment Criteria.

(j) Exchange Transactions. Notwithstanding anything to the contrary herein, prior to the end of the Reinvestment Period, a Defaulted Obligation (a “Purchased Defaulted Obligation”) may be purchased with all or a portion of the Sale Proceeds of another Defaulted Obligation (an “Exchanged Defaulted Obligation”) (each such exchange referred to as an “Exchange Transaction”), if:

(A) when compared to the Exchanged Defaulted Obligation, (i) the Purchased Defaulted Obligation is issued by a different Obligor, (ii) the expected recovery rate of such Purchased Defaulted Obligation, as determined by the Collateral Manager in good faith, is no less than the expected recovery rate of the Exchanged Defaulted Obligation and (iii) but for the fact that such Purchased Defaulted Obligation is a Defaulted Obligation it would otherwise qualify as a Collateral Obligation;

(B) the Collateral Manager has certified in writing to the Trustee (which certification shall be deemed to be provided upon delivery of an Issuer Order or trade confirmation in respect of such sale) that:

(1) at the time of the purchase, (A) the Purchased Defaulted Obligation is no less senior in right of payment vis-à-vis its related Obligor’s outstanding indebtedness than the seniority of the Exchanged Defaulted Obligation and (B) the S&P Rating, if any, of the Purchased Defaulted Obligation is the same or higher than the S&P Rating, if any, of the Exchanged Defaulted Obligation;

(2) immediately after giving effect to the purchase, (A) each Overcollateralization Ratio Test is satisfied, maintained or improved and (B) the Collateral Principal Amount shall not be reduced;

(3) immediately after giving effect to such purchase, the Concentration Limitations will be satisfied, maintained or improved;

(4) the period for which the Issuer held the Exchanged Defaulted Obligation will be included for all purposes in this Indenture when determining the period for which the Issuer holds the Purchased Defaulted Obligation;

(5) the Exchanged Defaulted Obligation was not previously a Purchased Defaulted Obligation acquired in a transaction pursuant to this Section 12.2; and

(6) the Restricted Trading Period is not in effect; and

(C) such purchase of the Purchased Defaulted Obligation (i) will not, when taken together with all other Purchased Defaulted Obligations then held by the Issuer, cause the Aggregate Principal Balance of all of Purchased Defaulted Obligations then held by Issuer to exceed 1.0% of the Collateral Principal Amount and (ii) will not cause the Aggregate Principal Balance of all Purchased Defaulted Obligations purchased pursuant to an Exchange Transaction, measured cumulatively since the Closing Date, to exceed 5.0% of the Target Initial Par Amount.

For the avoidance of doubt, Exchange Transactions may occur by separate purchase and sale transactions. If at any time a Purchased Defaulted Obligation no longer satisfies the definition of “Defaulted Obligation”, it shall no longer be considered a Purchased Defaulted Obligation.

Section 12.3 Conditions Applicable to All Sale and Purchase Transactions. (a) Any transaction effected under this Article XII or in connection with the acquisition of additional Collateral Obligations shall be conducted on an arm’s length basis and, if effected with a Person Affiliated with the Collateral Manager (or with an account or portfolio for which the Collateral Manager or any of its Affiliates serves as investment adviser), shall be effected in accordance with the requirements of Section 3 of the Collateral Management Agreement on terms no less favorable to the Issuer than would be the case if such Person were not so Affiliated, provided that the Trustee shall have no responsibility to oversee compliance with this clause (a) by the other parties.

(b) Upon any acquisition of a Collateral Obligation pursuant to this Article XII, all of the Issuer’s right, title and interest to the Asset or Assets shall be Granted to the Trustee pursuant to this Indenture, such Asset or Assets shall be Delivered to the Custodian, and, if applicable, the Custodian shall receive such Asset or Assets. The Trustee shall also receive, not later than the Subsequent Delivery Date, an Officer’s certificate of the Issuer containing the statements set forth in Section 3.1(a)(viii); provided that such requirement shall be satisfied, and such statements shall be deemed to have been made by the Issuer, in respect of such acquisition by the delivery to the Trustee of a Trade Ticket in respect thereof that is signed by an Authorized Officer of the Collateral Manager.

(c) Notwithstanding anything contained in this Article XII or Article V to the contrary, the Issuer shall have the right to effect any sale of any Asset or purchase of any Collateral Obligation (x) that has been consented to in writing by Noteholders evidencing at least 100% of the Aggregate Outstanding Amount of the Controlling Class and (y) of which the Rating Agency then rating a Class of Secured Notes and the Trustee has been notified.

(d) If the Issuer (or the Collateral Manager on its behalf) enters into a committed purchase for an additional Collateral Obligation during one Interest Accrual Period that will settle after such Interest Accrual Period, the Collateral Manager will use commercially reasonable efforts to settle such additional Collateral Obligation during the immediately succeeding Interest Accrual Period. In no event will the Trustee be obligated to settle a trade to the extent such action would result in a negative balance or overdraft of the Principal Collection Account, and the Trustee shall incur no liability for refusing to wire funds in excess of the balance of funds in the Principal Collection Account.

(e) The Collateral Manager, on behalf of the Issuer, shall be authorized to consent to any amendment or exchange of a Collateral Obligation; provided, however, that the Issuer will only consent, and will only allow the Collateral Manager to consent to any amendment, waiver or other modification to any Collateral Obligation that would extend the maturity thereof (a “Maturity Amendment”) if, after giving effect to such amendment, waiver or other modification, (a) the Issuer is in compliance with the Weighted Average Life Test or, if not in compliance, the Issuer’s compliance with the Weighted Average Life Test will be maintained or improved and (b) the maturity of such Collateral Obligation is not extended beyond the Stated Maturity of the Secured Notes; provided that clause (a) above shall not apply if such Maturity Amendment is a Credit Amendment, so long as the Aggregate Principal Balance of Collateral Obligations to which this proviso has been applied since the Closing Date does not exceed 10.0% of the Target Initial Par Amount. It shall not be a violation of the restrictions of this Section 12.3(e) if any Collateral Obligation is amended in violation of clauses (a) and (b) above so long as the Issuer (or the Collateral Manager on behalf of the Issuer) has refused to consent to such amendment; provided that, the Issuer (or the Collateral Manager on its behalf) will use commercially reasonable efforts to affirmatively object to a Maturity Amendment if (x) the Collateral Manager is not permitted to consent to such Maturity Amendment in accordance with this Section 12.3(e), (y) a responsible officer of the Collateral Manager has actual knowledge of such Maturity Amendment and (z) such affirmative objection, in the Collateral Manager’s sole discretion, is necessary to avoid a lack of response from being a deemed consent to such Maturity Amendment. A waiver, modification, amendment or variance that would extend the stated maturity date of the credit facility of which any applicable Collateral Obligation is a part, but which would not extend the stated maturity date of such Collateral Obligation held by the Issuer, will not constitute a waiver, modification, amendment or variance of such Collateral Obligation held by the Issuer. Notwithstanding the foregoing, the Issuer (or the Collateral Manager on the Issuer’s behalf) may vote in favor of any Maturity Amendment without regard to clauses (a) or (b) above so long as the Collateral Manager intends to sell such Collateral Obligation within 30 days after the effective date of the Maturity Amendment and reasonably believes that any such sale will be completed prior to the end of such 30 day period; provided that, any Collateral Obligation that has not been sold within such 30-day period will be treated as a Defaulted Obligation. The Collateral Manager shall use commercially reasonable efforts to promptly sell any Long-Dated Obligations in excess of 3.0% of the Collateral Principal Amount.

(f) Upon the direction to commence any liquidation of the Assets due to an Event of Default and the acceleration of the maturity of the Secured Notes being delivered, liquidation of the Assets will be effected as described under Section 5.5. In such an event, neither the Collateral Manager nor the Issuer will have the right to direct the sale of any Assets.

ARTICLE XIII

NOTEHOLDERS’ RELATIONS

Section 13.1 Subordination. (a) Anything in this Indenture or the Notes to the contrary notwithstanding, the Holders of each Class of Notes that constitute a Junior Class agree for the benefit of the Holders of the Notes of each Priority Class with respect to such Junior Class that such Junior Class shall be subordinate and junior to the Notes of each such Priority Class to the extent and in the manner set forth in this Indenture.

(b) If any Holder of Notes of any Junior Class shall have received any payment or distribution in respect of such Notes contrary to the provisions of this Indenture, then, unless and until each Priority Class with respect thereto shall have been paid in full in Cash or, to the extent all Holders of such Priority Class consents, other than in Cash in accordance with this Indenture, such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Trustee, which shall pay and deliver the same to the Holders of the applicable Priority Class(es) in accordance with this Indenture; provided that if any such payment or distribution is made other than in Cash, it shall be held by the Trustee as part of the Assets and subject in all respects to the provisions of this Indenture, including this Section 13.1.

(c) Each Holder of Notes of any Junior Class agrees with all Holders of the applicable Priority Classes that such Holder of Junior Class Notes shall not demand, accept, or receive any payment or distribution in respect of such Notes in violation of the provisions of this Indenture including, without limitation, this Section 13.1; provided that after a Priority Class has been paid in full, the Holders of the related Junior Class or Classes shall be fully subrogated to the rights of the Holders of such Priority Class. Nothing in this Section 13.1 shall affect the obligation of the Issuer to pay Holders of any Junior Class of Notes.

(d) The Holders of each Class of Notes and beneficial owners of each Class of Notes agree, for the benefit of all Holders of each Class of Notes and beneficial owners of each Class of Notes, to the provisions of Section 5.4(d).

Section 13.2 Standard of Conduct. In exercising any of its or their voting rights, rights to direct and consent or any other rights as a Holder under this Indenture, each Holder (a) does not owe any duty of care to any Person and is not obligated to act in a fiduciary or advisory capacity to any Person (including, but not limited to, any other Holder or beneficial owner of Secured Notes or Subordinated Notes, the Issuer, the Trustee, any holder of ordinary shares of the Issuer, the Co-Issuer or the Collateral Manager); (b) shall only consider the interests of itself and/or its Affiliates; and (c) will not be prohibited from engaging in activities that compete or conflict with those of any Person (including, but not limited to, any Holder or beneficial owner of Secured Notes or Subordinated Notes, the Issuer, the Trustee, any holder of ordinary shares of the Issuer, the Co-Issuer or the Collateral Manager), nor shall any such restrictions apply to any Affiliates of any Holder.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Form of Documents Delivered to Trustee. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of the Issuer, the Co-Issuer or the Collateral Manager may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel (provided that such counsel is a nationally or internationally recognized and reputable law firm, one or more of the partners of which are admitted to practice before the highest court of any State of the United States or the District of Columbia (or the Cayman Islands, in the case of an opinion relating to the laws of the Cayman Islands), which law firm may, except as otherwise expressly provided in this Indenture, be counsel for the Issuer or the Co-Issuer), unless such Officer knows, or should know that the certificate or opinion or representations with respect to the matters upon which such certificate or opinion is based are erroneous. Any such certificate of an Officer of the Issuer, the Co-Issuer or the Collateral Manager or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, the Issuer, the Co-Issuer, the Collateral Manager or any other Person (on which the Trustee shall also be entitled to conclusively rely), stating that the information with respect to such factual matters is in the possession of the Issuer, the Co-Issuer, the Collateral Manager or such other Person, unless such Officer of the Issuer, the Co-Issuer or the Collateral Manager or such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous. Any Opinion of Counsel may also be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer of the Collateral Manager or the Issuer, stating that the information with respect to such matters is in the possession of the Collateral Manager, the Issuer or the Co-Issuer, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Whenever in this Indenture it is provided that the absence of the occurrence and continuation of a Default or Event of Default is a condition precedent to the taking of any action by the Trustee at the request or direction of the Applicable Issuers, then notwithstanding that the satisfaction of such condition is a condition precedent to the Applicable Issuer’s right to make such request or direction, the Trustee shall be protected in acting in accordance with such request or direction if it does not have knowledge of the occurrence and continuation of such Default or Event of Default as provided in Section 6.1(d).

The Bank, in all of its capacities, shall be entitled to accept and act upon instructions or directions pursuant to this Indenture or any document executed in connection herewith sent by unsecured email or other similar unsecured electronic methods, in each case, of an executed instruction or direction (which may be in the form of a .pdf file); provided, however, that any Person providing such instructions or directions shall provide to the Bank an incumbency certificate listing authorized persons designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such person elects to give the Bank email instructions (or instructions by a similar electronic method) and the Bank in its discretion elects to act upon such instructions, the Bank’s reasonable understanding of such instructions shall be deemed controlling. The Bank shall not be liable for any losses, costs or expenses arising directly or indirectly from the Bank’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions or directions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Bank, including without limitation the risk of the Bank acting on unauthorized instructions, and the risk of interception and misuse by third parties and acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

Section 14.2 Acts of Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action or actions embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Co-Issuers, if made in the manner provided in this Section 14.2.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any manner which the Trustee deems sufficient.

(c) The principal amount or face amount, as the case may be, and registered numbers of Notes held by any Person, and the date of such Person’s holding the same, shall be proved by the Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Notes shall bind the Holder (and any transferee thereof) of such and of every Note issued upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

Section 14.3 Notices, etc., to Trustee, the Co-Issuers, the Collateral Manager, the Initial Purchaser, the Collateral Administrator, the Paying Agent, each Hedge Counterparty and the Rating Agency. (a) Any request, demand, authorization, direction, instruction, order, notice, consent, waiver or Act of Noteholders or other documents provided or permitted by this Indenture to be made upon, given, e-mailed or furnished to, or filed with:

(i) the Trustee shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to and mailed, by certified mail, return receipt requested, hand delivered, sent by overnight courier service guaranteeing next day delivery, by electronic mail, to the Trustee addressed to it at its applicable Corporate Trust Office, or at any other address previously furnished in writing to the other parties hereto by the Trustee, and executed by an Authorized Officer of the entity sending such request, demand, authorization, direction, instruction, order, notice, consent, waiver or other document, provided that any demand, authorization, direction, instruction, order, notice, consent, waiver or other document sent to U.S. Bank Trust Company, National Association (in any capacity hereunder) will be deemed effective only upon receipt thereof by U.S. Bank Trust Company, National Association;

(ii) the Co-Issuers shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form, (A) to the Issuer addressed to it at c/o MaplesFS Limited, P.O. Box 1093, Boundary Hall, Cricket Square, Grand Cayman, KY1-1102, Cayman Islands, Attention: The Directors, facsimile No. (345) 945-7100, email: cayman@maples.com and (B) to the Co-Issuer addressed to it at c/o Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711 or at any other address previously furnished in writing to the other parties hereto by the Issuer or the Co-Issuer, as the case may be, with a copy to the Collateral Manager at its address below;

(iii) the Collateral Manager, the EU/UK Retention Holder and the U.S. Retention Holder shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form, to the Collateral Manager addressed to it at 1900 Shawnee Mission Parkway, Suite 315, Mission Woods, KS 66205, Attention: Jeffrey Fox, facsimile No. (913) 647-9725 or by email to investorrelations@palmersquarecap.com and/or to the attention of such other officers, authorized persons or employees of the Collateral Manager set forth in a list provided by the Collateral Manager to the Issuer and the Trustee from time to time (such persons, “Responsible Officers”), or at any other address previously furnished in writing to the parties hereto;

(iv) the Initial Purchaser shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by telecopy in legible form, addressed to BofA Securities, Inc., One Bryant Park, 3rd Floor, New York, New York 10036, Attention: Global Credit and Special Situations Structured Products Group, with a copy to: BofA Securities, Inc., One Bryant Park, New York, New York 10036, Attention: Legal Department, or at any other address previously furnished in writing to the Co-Issuers and the Trustee by the Initial Purchaser;

(v) the Collateral Administrator shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form, to the Collateral Administrator at the Corporate Trust Office, or at any other address previously furnished in writing to the parties hereto;

(vi) subject to clause (c) below, the Rating Agency shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if by e-mail to CDO_Surveillance@spglobal.com; provided that (x) in respect of any request to S&P for a confirmation of its Initial Ratings of the Secured Notes pursuant to Section 7.18(e), such request must be submitted by email to CDOEffectiveDatePortfolios@spglobal.com, (y) in respect of any application for a ratings estimate by S&P in respect of a Collateral Obligation, Information must be submitted to creditestimates@spglobal.com and (z) in respect of any request to S&P for S&P CDO Monitor, such request must be submitted by email to CDOMonitor@spglobal.com;

(vii) the Administrator shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to and mailed, by certified mail, return receipt requested, hand delivered, sent by overnight courier service guaranteeing next day delivery or by facsimile in legible form, to the Administrator addressed to it at MaplesFS Limited, P.O. Box 1093, Boundary Hall, Cricket Square, Grand Cayman, KY1-1102, Cayman Islands, Attention: Palmer Square BDC CLO 1, Ltd., The Directors, facsimile No. (345) 945-7100, email: cayman@maples.com; and

(viii) if to any Hedge Counterparty, in accordance with the notice provisions of the related Hedge Agreement.

(b) If any provision in this Indenture calls for any notice or document to be delivered simultaneously to the Trustee and any other person or entity, the Trustee’s receipt of such notice or document shall entitle the Trustee to assume that such notice or document was delivered to such other person or entity unless otherwise expressly specified herein.

(c) Notwithstanding any provision to the contrary contained herein or in any agreement or document related thereto, any request, demand, authorization, direction, instruction, order, notice, consent, waiver or Act of Noteholders or other documents provided or permitted by this Indenture to be sent to the Rating Agency shall be sent by the Collateral Manager on behalf of the Issuer and, if pursuant to the terms of this Indenture, the Trustee is to send such request, demand, authorization, direction, instruction, order, notice, consent, waiver or Act of Noteholders or other documents provided or permitted by this Indenture to the Rating Agency, it shall instead be sent to the Collateral Manager first for dissemination to the Rating Agency.

(d) Notwithstanding any provision to the contrary contained herein or in any agreement or document related thereto, any report, statement or other information required to be provided by the Issuer or the Trustee may be provided by providing access to a website containing such information.

Section 14.4 Notices to Holders; Waiver. Except as otherwise expressly provided herein, where this Indenture provides for notice to Holders of any event,

(a) such notice shall be sufficiently given to Holders if in writing and mailed, first class postage prepaid (or, in the case of Holders of Global Notes, e-mailed to DTC), to each Holder affected by such event, at the address of such Holder as it appears in the Register, not earlier than the earliest date and not later than the latest date, prescribed for the giving of such notice; and

(b) such notice shall be in the English language.

Such notices will be deemed to have been given on the date of such mailing.

Notwithstanding clause (a) above, a Holder may give the Trustee a written notice that it is requesting that notices to it be given by electronic mail and stating the electronic mail address for such transmission. Thereafter, the Trustee shall give notices to such Holder by electronic mail, as so requested; provided that if such notice also requests that notices be given by mail, then such notice shall also be given by mail in accordance with clause (a) above. Notices for Holders may also be posted to the Trustee’s internet website.

The Trustee will deliver to the Holders any information or notice relating to this Indenture requested to be so delivered by at least 25% of the Holders of any Class of Notes (by Aggregate Outstanding Amount), at the expense of the Issuer; provided that the Trustee may decline to send any such notice that it reasonably determines to be contrary to (i) any of the terms of this Indenture, (ii) any duty or obligation that the Trustee may have hereunder or (iii) applicable law. The Trustee may require the requesting Holders to comply with its standard verification policies in order to confirm Noteholder status.

Neither the failure to mail any notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. In case by reason of the suspension of regular mail service as a result of a strike, work stoppage or similar activity or by reason of any other cause it shall be impracticable to give such notice by mail of any event to Holders when such notice is required to be given pursuant to any provision of this Indenture, then such notification to Holders as shall be made with the approval of the Trustee shall constitute a sufficient notification to such Holders for every purpose hereunder.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Section 14.5 Effect of Headings and Table of Contents. The Article and Section headings herein (including those used in cross-references herein) and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 14.6 Successors and Assigns. All covenants and agreements in this Indenture by the Co-Issuers shall bind their respective successors and assigns, whether so expressed or not.

Section 14.7 Severability. If any term, provision, covenant or condition of this Indenture or the Notes, or the application thereof to any party hereto or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Indenture or the Notes, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Indenture or the Notes, as the case may be, so long as this Indenture or the Notes, as the case may be, as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Indenture or the Notes, as the case may be, will not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.

Section 14.8 Benefits of Indenture. Nothing in this Indenture or in the Notes, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Collateral Manager, the Collateral Administrator, the Holders of the Notes and (to the extent provided herein) the Administrator (solely in its capacity as such) and the other Secured Parties any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 14.9 Legal Holidays. If the date of any Payment Date, Redemption Date or Stated Maturity shall not be a Business Day, then notwithstanding any other provision of the Notes or this Indenture, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such Payment Date, Redemption Date or Stated Maturity date, as the case may be.

Section 14.10 Governing Law. This Indenture shall be construed in accordance with, and this Indenture and any matters arising out of or relating in any way whatsoever to this Indenture (whether in contract, tort or otherwise), shall be governed by, the law of the State of New York.

Section 14.11 Submission to Jurisdiction. With respect to any suit, action or proceedings relating to this Indenture or any matter between the parties arising under or in connection with this Indenture (“Proceedings”), each party irrevocably: (i) submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and the United States District Court for the Southern District of New York, and any appellate court from any thereof; and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Indenture precludes any of the parties from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

Section 14.12 WAIVER OF JURY TRIAL. EACH OF THE ISSUER, THE CO-ISSUER, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Indenture by, among other things, the mutual waivers and certifications in this paragraph.

Section 14.13 Counterparts. This Indenture (and each amendment, modification and waiver in respect of it) and the Notes may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original, and all of which together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Indenture by e-mail (PDF) or telecopy shall be effective as delivery of a manually executed counterpart of this Indenture.

Section 14.14 Acts of Issuer. Any report, information, communication, request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or performed by the Issuer shall be effective if given or performed by the Issuer or by the Collateral Manager on the Issuer’s behalf.

The Issuer agrees to coordinate with the Collateral Manager with respect to any communication to a Rating Agency and to comply with the provisions of this Section 14.14 and Section 14.16, unless otherwise agreed to in writing by the Collateral Manager.

Section 14.15 Liability of Co-Issuers. Notwithstanding any other terms of this Indenture, the Notes or any other agreement entered into between, inter alia, the Co-Issuers or otherwise, none of the Co-Issuers (each, a “Party”) shall have any liability whatsoever to any other Party under this Indenture, the Notes, any such agreement or otherwise and, without prejudice to the generality of the foregoing, none of the Parties shall be entitled to take any action to enforce, or bring any action or proceeding, in respect of this Indenture, the Notes, any such agreement or otherwise against any other Party. In particular, none of the Parties shall be entitled to petition or take any other steps for the winding up or bankruptcy of the other of any other Party or shall have any claim in respect to any assets of any other Party.

Section 14.16 Communications with Rating Agency. If the Issuer shall receive any written or oral communication from any Rating Agency (or any of their respective officers, directors or employees) with respect to the transactions contemplated hereby or under the Transaction Documents or in any way relating to the Notes, the Issuer agrees to refrain from communicating with such Rating Agency and to promptly (and, in any event, within one Business Day) notify the Collateral Manager of such communication. The Issuer agrees that in no event shall it engage in any oral or written communication with respect to the transactions contemplated hereby or under the Transaction Documents or in any way relating to the Notes with any Rating Agency (or any of their respective officers, directors or employees) without the participation of the Collateral Manager, unless otherwise agreed to in writing by the Collateral Manager. The Trustee agrees that in no event shall a Trust Officer engage in any oral or written communication with respect to the transactions contemplated hereby or under the Transaction Documents or in any way relating to the Notes with any Rating Agency without the prior written consent (which may be in the form of e-mail correspondence) or participation of the Collateral Manager, unless otherwise agreed to in writing by the Collateral Manager; provided that nothing in this Section 14.16 shall prohibit the Trustee from making available on its internet website the Monthly Reports, Distribution Reports and other notices or documentation relating to the Notes or this Indenture.

Section 14.17 17g-5 Information. (a) To enable the Rating Agency to comply with its obligations under Rule 17g-5 promulgated under the Exchange Act (“Rule 17g-5”), the Issuer or its agent shall post on the 17g-5 Website, no later than the time such information is provided to the Rating Agency, all information that the Co-Issuers or other parties on their behalf, including the Trustee and the Collateral Manager, provide to the Rating Agency for the purposes of determining the initial credit rating of the Secured Notes or undertaking credit rating surveillance of the Secured Notes (“17g-5 Information”). For the avoidance of doubt, such information shall not include any Effective Date Accountants’ Report. Pursuant to the Collateral Administration Agreement, the Issuer has appointed the Collateral Administrator as the 17g-5 Information Agent to post to the 17g-5 Website any information that the 17g-5 Information Agent receives from the Issuer, the Trustee or the Collateral Manager (or their respective representatives or advisors) that is designated as information to be so posted.

(b) (i) To the extent that a Rating Agency makes an inquiry that is, or initiates communications with the Issuer, the Collateral Manager, the Collateral Administrator or the Trustee that are, relevant to such Rating Agency’s credit rating surveillance of the Secured Notes, all responses to such inquiries or communications from such Rating Agency shall be formulated in writing by the responding party or its representative or advisor and shall be provided to the 17g-5 Information Agent who shall promptly post such written response to the 17g-5 Website in accordance with the procedures set forth in Section 14.17(b)(iv), and after the responding party or its representative or advisor receives written notification from the 17g-5 Information Agent (which the 17g-5 Information Agent agrees to provide on a reasonably prompt basis) (which may be in the form of email) that such response has been posted to the 17g-5 Website, such responding party or its representative or advisor may provide such response to such Rating Agency.

(ii) To the extent that any of the Issuer, the Collateral Manager, the Collateral Administrator or the Trustee is required to provide any information to, or communicate with, any Rating Agency in accordance with its obligations under this Indenture, the Collateral Administration Agreement or the Collateral Management Agreement, the Issuer, the Collateral Manager, the Collateral Administrator or the Trustee, as applicable (or their respective representatives or advisors), shall provide such information or communication to the 17g-5 Information Agent by e-mail at 17g5informationprovider@usbank.com, which the 17g-5 Information Agent shall promptly upload to the 17g-5 Website in accordance with the procedures set forth in Section 14.17(b)(iv), and after the applicable party has received written notification from the 17g-5 Information Agent (which the 17g-5 Information Agent agrees to provide on a reasonably prompt basis) (which may be in the form of email) that such information has been uploaded to the 17g-5 Website, the applicable party or its representative or advisor shall provide such information to the Rating Agency.

(iii) The Issuer, the Collateral Manager, the Collateral Administrator, the 17g-5 Information Agent and the Trustee (and their respective representatives and advisors) shall be permitted (but shall not be required) to orally communicate with the Rating Agency regarding any Collateral Obligation or the Notes; provided, that such party summarizes the information provided to the Rating Agency in such communication and provides the 17g-5 Information Agent with such summary in accordance with the procedures set forth in this Section 14.17(b) within one Business Day of such communication taking place. The 17g-5 Information Agent shall post such summary to the 17g-5 Website in accordance with the procedures set forth in Section 14.17(b)(iv).

(iv) All information to be made available to a Rating Agency pursuant to this Section 14.17(b) shall be made available by the 17g-5 Information Agent by forwarding or causing to be forwarded such information to the 17g-5 Website. Information will be forwarded or caused to be forwarded on the same Business Day of receipt provided that such information is received by 12:00 p.m. (Eastern time) or, if received after 12:00 p.m. (Eastern time), on the next Business Day. The 17g-5 Information Agent shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction or otherwise is or is not anything other than what it purports to be. In the event that any information is delivered, forwarded or posted in error, the Issuer may request the removal of such information from the 17g-5 Website. None of the Issuer, the Trustee, the Collateral Manager, the Collateral Administrator and the 17g-5 Information Agent shall have obtained or shall be deemed to have obtained actual knowledge of any information solely due to receipt and posting to the 17g-5 Website. Access to the 17g-5 Website will be provided by the Issuer to (A) any NRSRO upon receipt by the Issuer and the 17g-5 Information Agent of an NRSRO Certification from such NRSRO (which may be submitted electronically via the 17g-5 Website) and (B) to any Rating Agency, without submission of an NRSRO Certification. Questions regarding delivery of information to the 17g-5 Information Agent may be directed to the Collateral Administrator.

(v) In connection with providing access to the 17g-5 Website, the Issuer may require the Person seeking access to register and accept a disclaimer in accordance with the requirements of any third-party provider to the 17g-5 Website. The 17g-5 Information Agent shall not be liable for unauthorized disclosure of any information that it disseminates in accordance with this Indenture and makes no representations or warranties as to the accuracy or completeness of information made available on the 17g-5 Website. The 17g-5 Information Agent shall not be liable for its failure to make any information available to a Rating Agency or NRSROs unless such information was delivered to the 17g-5 Information Agent at the email address set forth herein, with a subject heading of “Palmer Square BDC CLO 1, Ltd.” and sufficient detail to indicate that such information is required to be posted on the 17g-5 Website.

Neither the Trustee nor the 17g-5 Information Agent shall be responsible for creating or maintaining the 17g-5 Website or ensuring that the 17g-5 Website complies with the requirements of this Indenture, Rule 17g-5 or any other law or regulation. The Trustee will not be responsible or liable for the dissemination of any identification numbers or passwords for the 17g-5 Website, including by the Co-Issuers, the Rating Agency, the NRSROs, any of their agents or any other party.

The Trustee will not be liable for the use of any information posted on the 17g-5 Website, whether by the Co-Issuers, the Rating Agency, the NRSROs or any other third party that may gain access to the 17g-5 Information posted thereon. In no event will the Trustee be deemed to make any representation in respect of the content of the 17g-5 Website or compliance of the 17g-5 Website with this Indenture, Rule 17g-5 or any other law or regulation.

Notwithstanding anything to the contrary in this Indenture, a breach of this Section 14.17 shall not constitute a Default or Event of Default.

Section 14.18 Electronic Signatures and Transmission. (a) For purposes of this Indenture, any reference to “written” or “in writing” means any form of written communication, including, without limitation, electronic signatures, and any such written communication may be transmitted by Electronic Transmission. “Electronic Transmission” means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process. The Trustee is authorized to accept written instructions, directions, reports, notices or other communications delivered by Electronic Transmission and shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by Electronic Transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such Electronic Transmission, and the Trustee shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties.

(b) Any requirement in this Indenture or the Notes that a document, including the Notes, is to be signed or authenticated by “manual signature” or similar language shall not be deemed to prohibit signature to be by facsimile or electronic signature and shall not be deemed to prohibit delivery thereof by Electronic Transmission.

(c) Notwithstanding anything to the contrary in this Indenture, any and all communications (both text and attachments) by or from the Trustee that the Trustee in its sole discretion deems to contain confidential, proprietary and/or sensitive information and sent by Electronic Transmission will be encrypted. The recipient of the Electronic Transmission will be required to complete a one-time registration process.

ARTICLE XV

ASSIGNMENT OF COLLATERAL MANAGEMENT AGREEMENT

Section 15.1 Assignment of Collateral Management Agreement. (a) The Issuer hereby acknowledges that its Grant pursuant to the first Granting Clause hereof includes all of the Issuer’s estate, right, title and interest in, to and under the Collateral Management Agreement, including (i) the right to give all notices, consents and releases thereunder, (ii) the right to give all notices of termination and to take any legal action upon the breach of an obligation of the Collateral Manager thereunder, including the commencement, conduct and consummation of Proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Issuer is or may be entitled to do thereunder; provided that notwithstanding anything herein to the contrary, the Trustee shall not have the authority to exercise any of the rights set forth in (i) through (iv) above or that may otherwise arise as a result of the Grant until the occurrence of an Event of Default hereunder and such authority shall terminate at such time, if any, as such Event of Default is cured or waived.

(b) The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Issuer under the provisions of the Collateral Management Agreement, nor shall any of the obligations contained in the Collateral Management Agreement be imposed on the Trustee.

(c) Upon the retirement of the Notes, the payment of all amounts required to be paid pursuant to the Priority of Payments and the release of the Assets from the lien of this Indenture, this assignment and all rights herein assigned to the Trustee for the benefit of the Secured Parties shall cease and terminate and all the estate, right, title and interest of the Trustee in, to and under the Collateral Management Agreement shall revert to the Issuer and no further instrument or act shall be necessary to evidence such termination and reversion.

(d) The Issuer represents that the Issuer has not executed any other assignment of the Collateral Management Agreement.

(e) The Issuer agrees that this assignment is irrevocable, and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Issuer will, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as may be necessary to continue and maintain the effectiveness of such assignment.

(f) The Issuer hereby agrees, and hereby undertakes to obtain the agreement and consent of the Collateral Manager in the Collateral Management Agreement, to the following:

(i) The Collateral Manager shall consent to the provisions of this assignment and agree to perform any provisions of this Indenture applicable to the Collateral Manager subject to the terms (including the standard of care set forth in the Collateral Management Agreement) of the Collateral Management Agreement;

(ii) The Collateral Manager shall acknowledge that the Issuer is assigning all of its right, title and interest in, to and under the Collateral Management Agreement to the Trustee as representative of the Secured Parties and the Collateral Manager shall agree that all of the representations, covenants and agreements made by the Collateral Manager in the Collateral Management Agreement are also for the benefit of the Trustee; and

(iii) The Collateral Manager shall deliver to the Trustee all copies of all notices, statements, communications and instruments delivered or required to be delivered by the Collateral Manager to the Issuer pursuant to the Collateral Management Agreement.

(g) The Co-Issuers and the Trustee agree that the Collateral Manager shall be a third party beneficiary of this Indenture, and shall be entitled to rely upon and enforce such provisions of this Indenture to the same extent as if it were a party hereto.

(h) Upon a Trust Officer of the Trustee receiving written notice from the Collateral Manager that an event constituting “Cause” as defined in the Collateral Management Agreement has occurred, the Trustee shall, not later than one Business Day thereafter, notify the Noteholders (as their names appear in the Register).

ARTICLE XVI

HEDGE AGREEMENTS

Section 16.1 Hedge Agreements. (a) The Issuer (or the Collateral Manager on behalf of the Issuer) may enter into Hedge Agreements from time to time after the Closing Date solely for the purpose of managing interest rate risks in connection with the Issuer’s issuance of, and making payments on, the Notes. The Issuer (or the Collateral Manager on behalf of the Issuer) shall promptly provide written notice of entry into any Hedge Agreement to the Trustee and the Collateral Administrator. Notwithstanding anything to the contrary contained in this Indenture, the Issuer (or the Collateral Manager on behalf of the Issuer) shall not enter into any Hedge Agreement unless (i) the S&P Rating Condition has been satisfied with respect thereto, (ii) a Majority of the Controlling Class and a Majority of the Subordinated Notes have consented to such Hedge Agreement, (iii) the Issuer obtains written advice of nationally recognized counsel experienced in such matters that entering into such Hedge Agreement will not cause the Collateral Manager to be required to register as a “commodity pool operator” with the CFTC with respect to the Issuer and (iv) the Collateral Manager has certified that (x) the written terms of the Hedge Agreement directly relate to the Collateral Obligations and the Notes and (y) such Hedge Agreement reduces the interest rate and/or foreign exchange risks related to the Collateral Obligations and the Notes. The Issuer shall provide a copy of each Hedge Agreement to the Rating Agency then rating a Class of Secured Notes and the Trustee.

(b) Each Hedge Agreement shall contain appropriate limited recourse and non-petition provisions equivalent (mutatis mutandis) to those contained in Section 5.4(d) and Section 2.7(i). Each Hedge Counterparty shall be required to have, at the time that any Hedge Agreement to which it is a party is entered into, the Required Hedge Counterparty Ratings unless the S&P Rating Condition is satisfied or credit support is provided as set forth in the Hedge Agreement. Payments with respect to Hedge Agreements shall be subject to Article XI. Each Hedge Agreement shall contain an acknowledgement by the Hedge Counterparty that the obligations of the Issuer to the Hedge Counterparty under the relevant Hedge Agreement shall be payable in accordance with Article XI.

(c) In the event of any early termination of a Hedge Agreement with respect to which the Hedge Counterparty is the sole “defaulting party” or “affected party” (each as defined in the Hedge Agreements), notwithstanding any term hereof to the contrary, (i) any termination payment paid by the Hedge Counterparty to the Issuer may be paid to a replacement Hedge Counterparty at the direction of the Collateral Manager and (ii) any payment received from a replacement Hedge Counterparty may be paid to the replaced Hedge Counterparty at the direction of the Collateral Manager under the terminated Hedge Agreement.

(d) The Issuer (or the Collateral Manager on its behalf) shall, upon receiving written notice of the exposure calculated under a credit support annex to any Hedge Agreement, if applicable, make a demand to the relevant Hedge Counterparty and its credit support provider, if applicable, for securities having a value under such credit support annex equal to the required credit support amount.

(e) Each Hedge Agreement will, at a minimum, (i) include requirements for collateralization by or replacement of the Hedge Counterparty (including timing requirements) that satisfy Rating Agency criteria of the Rating Agency then rating a Class of Secured Notes in effect at the time of execution of the Hedge Agreement and (ii) permit the Issuer to terminate such agreement (with the Hedge Counterparty bearing the costs of any replacement Hedge Agreement) for failure to satisfy such requirement.

(f) The Issuer shall give prompt notice to the Rating Agency then rating a Class of Secured Notes of any termination of a Hedge Agreement or agreement to provide Hedge Counterparty Credit Support. Any collateral received from a Hedge Counterparty under a Hedge Agreement shall be deposited in the Hedge Counterparty Collateral Account.

(g) If a Hedge Counterparty has defaulted in the payment when due of its obligations to the Issuer under the Hedge Agreement, promptly after becoming aware thereof the Collateral Manager shall make a demand on the Hedge Counterparty (or its guarantor under the Hedge Agreement) with a copy to the Trustee, demanding payment thereunder.

(h) Each Hedge Agreement shall provide that it may not be terminated due to the occurrence of an Event of Default until liquidation of the Assets has commenced.

IN WITNESS WHEREOF, we have set our hands as of the day and year first written above.

Executed as a Deed by:

PALMER SQUARE BDC CLO 1, LTD., as Issuer

By:	/s/ Cleveland Stewart
Name:	Cleveland Stewart
Title:	Director

In the presence of:

Witness:	/s/ Akeen General
Name: Akeen General
Occupation: Corporate Assistant

PALMER SQUARE BDC CLO 1, LLC, as Co-Issuer

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Independent Manager

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jon C. Warn
	Name:	Jon C. Warn
	Title:	Senior Vice President

Schedule 1

Moody’s Industry Classification Group List

CORP - Aerospace & Defense	1
CORP - Automotive	2
CORP - Banking, Finance, Insurance & Real Estate	3
CORP - Beverage, Food & Tobacco	4
CORP - Capital Equipment	5
CORP - Chemicals, Plastics, & Rubber	6
CORP - Construction & Building	7
CORP - Consumer goods: Durable	8
CORP - Consumer goods: Non-durable	9
CORP - Containers, Packaging & Glass	10
CORP - Energy: Electricity	11
CORP - Energy: Oil & Gas	12
CORP - Environmental Industries	13
CORP - Forest Products & Paper	14
CORP - Healthcare & Pharmaceuticals	15
CORP - High Tech Industries	16
CORP - Hotel, Gaming & Leisure	17
CORP - Media: Advertising, Printing & Publishing	18
CORP - Media: Broadcasting & Subscription	19
CORP - Media: Diversified & Production	20
CORP - Metals & Mining	21
CORP - Retail	22
CORP - Services: Business	23
CORP - Services: Consumer	24
CORP - Sovereign & Public Finance	25
CORP - Telecommunications	26
CORP - Transportation: Cargo	27
CORP - Transportation: Consumer	28
CORP - Utilities: Electric	29
CORP - Utilities: Oil & Gas	30
CORP - Utilities: Water	31
CORP - Wholesale	32

S-1-1

Schedule 2

S&P Industry Classifications

Asset Type Code	Asset Type Description
0	Zero Default Risk
1020000	Energy Equipment & Services
1030000	Oil, Gas & Consumable Fuels
1033403	Mortgage Real Estate Investment Trusts (REITs)
2020000	Chemicals
2030000	Construction Materials
2040000	Containers & Packaging
2050000	Metals & Mining
2060000	Paper & Forest Products
3020000	Aerospace & Defense
3030000	Building Products
3040000	Construction & Engineering
3050000	Electrical Equipment
3060000	Industrial Conglomerates
3070000	Machinery
3080000	Trading Companies & Distributors
3110000	Commercial Services & Supplies
3210000	Air Freight & Logistics
3220000	Passenger Airlines
3230000	Marine Transportation
3240000	Ground Transportation
3250000	Transportation Infrastructure
4011000	Automobile Components
4020000	Automobiles
4110000	Household Durables
4120000	Leisure Products
4130000	Textiles, Apparel & Luxury Goods
4210000	Hotels, Restaurants & Leisure
4300001	Entertainment
4300002	Interactive Media and Services
4310000	Media
4410000	Distributors
4430000	Broadline Retail
4440000	Specialty Retail
5020000	Consumer Staples Distribution and Retail
5110000	Beverages
5120000	Food Products
5130000	Tobacco

S-2-1

Asset Type Code	Asset Type Description
5210000	Household Products
5220000	Personal Care Products
6020000	Health Care Equipment & Supplies
6030000	Health Care Providers & Services
6110000	Biotechnology
6120000	Pharmaceuticals
7011000	Banks
7110000	Financial Services
7120000	Consumer Finance
7130000	Capital Markets
7210000	Insurance
7310000	Real Estate Management & Development
7311000	Diversified REITs
8030000	IT Services
8040000	Software
8110000	Communications Equipment
8120000	Technology Hardware, Storage & Peripherals
8130000	Electronic Equipment, Instruments & Components
8210000	Semiconductors & Semiconductor Equipment
9020000	Diversified Telecommunication Services
9030000	Wireless Telecommunication Services
9520000	Electric Utilities
9530000	Gas Utilities
9540000	Multi-Utilities
9550000	Water Utilities
9551701	Diversified Consumer Services
9551702	Independent Power and Renewable Electricity Producers
9551727	Life Sciences Tools & Services
9551729	Health Care Technology
9612010	Professional Services
9622292	Residential REITs
9622294	Industrial REITs
9622295	Hotel and Resort REITs
9622296	Office REITs
9622297	Health Care REITs
9622298	Retail REITs
9622299	Specialized REITs
PF1	Project Finance: Industrial Equipment
PF2	Project Finance: Leisure and Gaming
PF3	Project Finance: Natural Resources and Mining
PF4	Project Finance: Oil and Gas
PF5	Project Finance: Power
PF6	Project Finance: Public Finance and Real Estate
PF7	Project Finance: Telecommunications
PF8	Project Finance: Transport

S-2-2

Schedule 3

Diversity Score Calculation

The Diversity Score is calculated as follows:

(a) An “Issuer Par Amount” is calculated for each issuer of a Collateral Obligation, and is equal to the Aggregate Principal Balance of all Collateral Obligations issued by that issuer and all affiliates.

(b) An “Average Par Amount” is calculated by summing the Issuer Par Amounts for all issuers, and dividing by the number of issuers.

(c) An “Equivalent Unit Score” is calculated for each issuer, and is equal to the lesser of (x) one and (y) the Issuer Par Amount for such issuer divided by the Average Par Amount.

(d) An “Aggregate Industry Equivalent Unit Score” is then calculated for each of the Moody’s Industry Classification groups, shown on Schedule 1, and is equal to the sum of the Equivalent Unit Scores for each issuer in such industry classification group.

(e) An “Industry Diversity Score” is then established for each Moody’s Industry Classification group, shown on Schedule 1, by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores:

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100

S-3-1

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

(f) The Diversity Score is then calculated by summing each of the Industry Diversity Scores for each Moody’s Industry Classification group shown on Schedule 1.

(g) For purposes of calculating the Diversity Score, affiliated issuers in the same industry are deemed to be a single issuer except as otherwise agreed to by Moody’s.

S-3-2

Schedule 4

Moody’s Rating Definitions

“Moody’s Default Probability Rating”: With respect to a Collateral Obligation, the Moody’s Default Probability Rating will be:

(a) except with respect to DIP Collateral Obligations, if the obligor of such Collateral Obligation has a CFR, then such CFR;

(b) except with respect to DIP Collateral Obligations, if not determined pursuant to clause (a) above, if the obligor of such Collateral Obligation has one or more senior unsecured obligations with an Assigned Moody’s Rating, then the Assigned Moody’s Rating on any such obligation as selected by the Collateral Manager in its sole discretion;

(c) except with respect to DIP Collateral Obligations, if not determined pursuant to clause (a) or (b) above, if the obligor of such Collateral Obligation has one or more senior secured obligations with an Assigned Moody’s Rating, then the Moody’s rating that is one subcategory lower than the Assigned Moody’s Rating on any such senior secured obligation as selected by the Collateral Manager in its sole discretion;

(d) except with respect to DIP Collateral Obligations, if not determined pursuant to clause (a), (b) or (c) above, if a rating estimate has been assigned to such Collateral Obligation by Moody’s upon the request of the Issuer, the Collateral Manager or an Affiliate of the Collateral Manager, then such rating estimate, as long as such rating estimate or a renewal for such rating estimate has been issued or provided by Moody’s in each case within the 15 month period preceding the date on which the Moody’s Default Probability Rating is being determined; provided that if such rating estimate has been issued or provided by Moody’s for a period (x) longer than 12 months but not beyond 15 months, the Moody’s Default Probability Rating will be one subcategory lower than such rating estimate and (y) beyond 15 months, the Moody’s Default Probability Rating will be deemed to be “Caa3;”

(e) if such Collateral Obligation is a DIP Collateral Obligation, the Moody’s Derived Rating set forth in clause (a) in the definition thereof;

(f) if not determined pursuant to any of clauses (a) through (e) above and at the election of the Collateral Manager, the Moody’s Derived Rating; and

(g) if not determined pursuant to any of clauses (a) through (f) above, “Caa3.”

“Moody’s Derived Rating”: With respect to a Collateral Obligation for which a Moody’s Derived Rating is to be determined, such Moody’s Derived Rating will be the rating determined as set forth below:

(a) With respect to any DIP Collateral Obligation, the Moody’s Default Probability Rating of such Collateral Obligation shall be the rating which is one subcategory below the facility rating (whether public or private) of such DIP Collateral Obligation rated by Moody’s.

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(b) If not determined pursuant to clause (a) above, then by using any one of the methods provided below:

(A) pursuant to the table below:

Type of Collateral Obligation	S&P Rating (Public and Monitored)	Collateral Obligation Rated by S&P	Number of Subcategories Relative to Moody’s Equivalent of S&P Rating
Not a Structured Finance Obligation	≥ “BBB-”	Not a Loan or Participation Interest in Loan	-1
Not a Structured Finance Obligation	≤ “BB+”	Not a Loan or Participation Interest in Loan	-2
Not a Structured Finance Obligation		Loan or Participation Interest in Loan	-2

(B) in the event that the Collateral Obligation does not have an S&P rating, but another security or obligation of the obligor is publicly rated by S&P:

Obligation Category of Rated Obligation	Number of Subcategories Relative to Rated Obligation Rating
Senior secured obligation	-1
Unsecured obligation	0
Subordinated obligation	+1

or

(C) if such Collateral Obligation is a DIP Collateral Obligation, no Moody’s Derived Rating may be determined based on a rating by S&P or any other rating agency;

provided that the Aggregate Principal Balance of the Collateral Obligations that may have a Moody’s Rating derived from an S&P Rating as set forth in sub-clauses (A) or (B) of this clause (b) may not exceed 10% of the Collateral Principal Amount.

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(c) If not determined pursuant to clauses (a) or (b) above and such Collateral Obligation is not rated by Moody’s or S&P and no other security or obligation of the issuer of such Collateral Obligation is rated by Moody’s or S&P, and if Moody’s has been requested by the Issuer, the Collateral Manager or the issuer of such Collateral Obligation to assign a rating or rating estimate with respect to such Collateral Obligation but such rating or rating estimate has not been received, pending receipt of such estimate, the Moody’s Derived Rating of such Collateral Obligation for purposes of the definitions of Moody’s Rating or Moody’s Default Probability Rating shall be “Caa1.”

“Moody’s Rating”: With respect to any Collateral Obligation as of any date of determination, the rating determined in accordance with the following methodology:

(a) With respect to a Collateral Obligation that is a Senior Secured Loan, the Moody’s Rating will be:

(A) if such Collateral Obligation has an Assigned Moody’s Rating, then such Assigned Moody’s Rating;

(B) if such Collateral Obligation does not have an Assigned Moody’s Rating but the obligor of such Collateral Obligation has a CFR, then the Moody’s rating that is one subcategory higher than such CFR;

(C) if neither clause (A) nor (B) above apply, if such Collateral Obligation does not have an Assigned Moody’s Rating but the obligor of such Collateral Obligation has one or more senior unsecured obligations with an Assigned Moody’s Rating, then the Moody’s rating that is two subcategories higher than the Assigned Moody’s Rating on any such obligation as selected by the Collateral Manager in its sole discretion;

(D) if none of clauses (A) through (C) above apply, at the election of the Collateral Manager, the Moody’s Derived Rating; and

(E) if none of clauses (A) through (D) above apply, “Caa3”; and

(b) with respect to a Collateral Obligation other than a Senior Secured Loan, the Moody’s Rating will be:

(A) if such Collateral Obligation has an Assigned Moody’s Rating, such Assigned Moody’s Rating;

(B) if such Collateral Obligation does not have an Assigned Moody’s Rating but the obligor of such Collateral Obligation has one or more senior unsecured obligations with an Assigned Moody’s Rating, then the Assigned Moody’s Rating on any such obligation as selected by the Collateral Manager in its sole discretion;

(C) if neither clause (A) nor (B) above apply, if such Collateral Obligation does not have an Assigned Moody’s Rating but the obligor of such Collateral Obligation has a CFR, then the Moody’s rating that is one subcategory lower than such CFR;

(D) if none of clauses (A), (B) or (C) above apply, if such Collateral Obligation does not have an Assigned Moody’s Rating but the obligor of such Collateral Obligation has one or more subordinated debt obligations with an Assigned Moody’s Rating, then the Moody’s rating that is one subcategory higher than the Assigned Moody’s Rating on any such obligation as selected by the Collateral Manager in its sole discretion;

(E) if none of clauses (A) through (D) above apply, at the election of the Collateral Manager, the Moody’s Derived Rating; and

(F) if none of clauses (A) through (E) above apply, “Caa3”.

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Schedule 5

S&P Recovery Rate Tables

For purposes of this Schedule 5:

“Group A” means Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, Luxembourg, The Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom and the United States.

“Group B” means Brazil, Czech Republic, Mexico, Poland and South Africa.

“Group C” means Greece, India, Indonesia, Kazakhstan, Russia, Turkey, Ukraine, the United Arab Emirates, Vietnam and others not included in Group A or Group B.

(a) If a Collateral Obligation has an S&P Asset Specific Recovery Rating, the S&P Recovery Rate for such Collateral Obligation shall be the applicable percentage set forth in Table 1 below, based on such S&P Asset Specific Recovery Rating and the applicable Class of Note:

Table 1: S&P Recovery Rates for Collateral Obligations With S&P Asset Specific Recovery Ratings*

Asset Specific Recovery Rates	Recovery Indicator from published reports**	Initial Liability Rating
		“AAA”	“AA”	“A”	“BBB”	“BB”	“B”	“CCC”
1+	100	75.00%	85.00%	88.00%	90.00%	92.00%	95.00%	95.00%
1	95	70.00%	80.00%	84.00%	87.50%	91.00%	95.00%	95.00%
1	90	65.00%	75.00%	80.00%	85.00%	90.00%	95.00%	95.00%
2	85	62.50%	72.50%	77.50%	83.00%	88.00%	92.00%	92.00%
2	80	60.00%	70.00%	75.00%	81.00%	86.00%	89.00%	89.00%
2	75	55.00%	65.00%	70.50%	77.00%	82.50%	84.00%	84.00%
2	70	50.00%	60.00%	66.00%	73.00%	79.00%	79.00%	79.00%
3	65	45.00%	55.00%	61.00%	68.00%	73.00%	74.00%	74.00%
3	60	40.00%	50.00%	56.00%	63.00%	67.00%	69.00%	69.00%
3	55	35.00%	45.00%	51.00%	58.00%	63.00%	64.00%	64.00%
3	50	30.00%	40.00%	46.00%	53.00%	59.00%	59.00%	59.00%
4	45	28.50%	37.50%	44.00%	49.50%	53.50%	54.00%	54.00%
4	40	27.00%	35.00%	42.00%	46.00%	48.00%	49.00%	49.00%
4	35	23.50%	30.50%	37.50%	42.50%	43.50%	44.00%	44.00%
4	30	20.00%	26.00%	33.00%	39.00%	39.00%	39.00%	39.00%
5	25	17.50%	23.00%	28.50%	32.50%	33.50%	34.00%	34.00%
5	20	15.00%	20.00%	24.00%	26.00%	28.00%	29.00%	29.00%
5	15	10.00%	15.00%	19.50%	22.50%	23.50%	24.00%	24.00%
5	10	5.00%	10.00%	15.00%	19.00%	19.00%	19.00%	19.00%
6	5	3.50%	7.00%	10.50%	13.50%	14.00%	14.00%	14.00%
6	0	2.00%	4.00%	6.00%	8.00%	9.00%	9.00%	9.00%

*	The S&P Recovery Rate shall be the applicable rate set forth above based on the applicable Class of Secured Notes and the rating thereof as of the Closing Date.

**	If a recovery rating indicator is not available from S&P’s published reports for a given loan with an S&P Recovery Rating “1” through “6”, the lowest range should be used.

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(b) If a Collateral Obligation is senior unsecured debt or subordinate debt and does not have an S&P Asset Specific Recovery Rating but the same issuer has other debt obligations that rank senior, the S&P Recovery Rate for such Collateral Obligation shall be the applicable percentage set forth in Tables 2 and 3 below:

Table 2: Recovery Rates for Senior Unsecured Assets Junior to Assets with Recovery Ratings*

For Collateral Obligations Domiciled in Group A

Senior Asset Recovery Rate	S&P Recovery Rate for Secured Notes with Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	18%	20%	23%	26%	29%	31%
1	18%	20%	23%	26%	29%	31%
2	18%	20%	23%	26%	29%	31%
3	12%	15%	18%	21%	22%	23%
4	5%	8%	11%	13%	14%	15%
5	2%	4%	6%	8%	9%	10%
6	0%	0%	0%	0%	0%	0%

For Collateral Obligations Domiciled in Group B

Senior Asset Recovery Rate	S&P Recovery Rate for Secured Notes with Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	13%	16%	18%	21%	23%	25%
1	13%	16%	18%	21%	23%	25%
2	13%	16%	18%	21%	23%	25%
3	8%	11%	13%	15%	16%	17%
4	5%	5%	5%	5%	5%	5%
5	2%	2%	2%	2%	2%	2%
6	0%	0%	0%	0%	0%	0%

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For Collateral Obligations Domiciled in Group C

Senior Asset Recovery Rate	S&P Recovery Rate for Secured Notes with Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	10%	12%	14%	16%	18%	20%
1	10%	12%	14%	16%	18%	20%
2	10%	12%	14%	16%	18%	20%
3	5%	7%	9%	10%	11%	12%
4	2%	2%	2%	2%	2%	2%
5	0%	0%	0%	0%	0%	0%
6	0%	0%	0%	0%	0%	0%

The S&P Recovery Rate shall be the applicable rate set forth above based on the applicable Class of Secured Notes and the rating thereof as of the Closing Date.

Table 3: Recovery Rates for Subordinated Assets Junior to Assets With Recovery Ratings*

For Collateral Obligations Domiciled in Groups A and B

Senior Asset Recovery Rate	S&P Recovery Rate for Secured Notes with Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	8%	8%	8%	8%	8%	8%
1	8%	8%	8%	8%	8%	8%
2	8%	8%	8%	8%	8%	8%
3	5%	5%	5%	5%	5%	5%
4	2%	2%	2%	2%	2%	2%
5	0%	0%	0%	0%	0%	0%
6	0%	0%	0%	0%	0%	0%

For Collateral Obligations Domiciled in Group C

Senior Asset Recovery Rate	S&P Recovery Rate for Secured Notes with Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	5%	5%	5%	5%	5%	5%
1	5%	5%	5%	5%	5%	5%
2	5%	5%	5%	5%	5%	5%
3	2%	2%	2%	2%	2%	2%
4	0%	0%	0%	0%	0%	0%
5	0%	0%	0%	0%	0%	0%
6	0%	0%	0%	0%	0%	0%

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The S&P Recovery Rate shall be the applicable rate set forth above based on the applicable Class of Secured Notes and the rating thereof as of the Closing Date.

(c) In all other cases, as applicable, based on the applicable Class of Notes, the S&P Recovery Rate for such Collateral Obligation shall be the applicable percentage set forth in Table 4 below:

Table 4: Tiered Corporate Recovery Rates (By Asset Class and Class of Notes)*

Priority Category	Initial Liability Rating
	S&P Recovery Rate for Secured Notes rated “AAA”	S&P Recovery Rate for Secured Notes rated “AA”	S&P Recovery Rate for Secured Notes rated “A”	S&P Recovery Rate for Secured Notes rated “BBB”	S&P Recovery Rate for Secured Notes rated “BB”	S&P Recovery Rate for Secured Notes rated “B” and “CCC”
Senior Secured Loans (%)**
Group A	50	55	59	63	75	79
Group B	39	42	46	49	60	63
Group C	17	19	27	29	31	34
Cov-Lite Loans/ Senior Secured Bonds/ Senior Secured Notes (%)**
Group A	41	46	49	53	63	67
Group B	32	35	39	41	50	53
Group C	17	19	27	29	31	34
Mezzanine/ Second Lien Loans/ First-Lien Last-Out Loans/Senior Unsecured Loans/senior unsecured bonds (%)***
Group A	18	20	23	26	29	31
Group B	13	16	18	21	23	25
Group C	10	12	14	16	18	20
Subordinated loans/ subordinated bonds (%)
Group A	8	8	8	8	8	8
Group B	8	8	8	8	8	8
Group C	5	5	5	5	5	5

*	The S&P Recovery Rate shall be the applicable rate set forth above based on the applicable Class of Secured Notes and the rating thereof as of the Closing Date.

**	Solely for the purpose of determining the S&P Recovery Rate for such obligation, no obligation will constitute a “Senior Secured Loan,” a “Cov-Lite Loan,” a “Senior Secured Bond” or a “Senior Secured Note” unless such obligation (a) is secured by a valid first priority security interest in collateral, (b) in the Collateral Manager’s commercially reasonable judgment (with such determination being made in good faith by the Collateral Manager at the time of such obligation’s purchase and based upon information reasonably available to the Collateral Manager at such time and without any requirement of additional investigation beyond the Collateral Manager’s customary credit review procedures), is secured by specified collateral that has a value not less than an amount equal to the sum of (i) the aggregate principal balance of all debt senior or pari passu to such obligation and (ii) the outstanding principal balance of such obligation, which value may be derived from, among other things, the enterprise value (but may not be based solely or primarily on equity or goodwill) of the issuer of such obligation, (c) is not a First-Lien Last-Out Loan and (d) is not secured solely or primarily by common stock or other equity interests; provided that the terms of this footnote may be amended or revised at any time by a written agreement of the Issuer, the Collateral Manager and the Trustee (without the consent of any holder of any Note), subject to the satisfaction of the S&P Rating Condition, in order to conform to S&P’s then-current criteria for such obligations.

***	Solely for the purpose of determining the S&P Recovery Rate for such loan, the Aggregate Principal Balance of all Senior Unsecured Loans and Second Lien Loans that, in the aggregate, represent up to 15% of the Collateral Principal Amount shall have the S&P Recovery Rate specified for Unsecured Loans and Second Lien Loans in the table above and the Aggregate Principal Balance of all Unsecured Loans and Second Lien Loans in excess of 15% of the Collateral Principal Amount shall have the S&P Recovery Rate specified for subordinated loans in the table above.

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Schedule 6

S&P Non-Model Version CDO Monitor Definitions

If so elected by the Collateral Manager by written notice to the Issuer, the Collateral Administrator, the Trustee and S&P, the S&P CDO Monitor Test shall be defined as follows:

The “S&P CDO Monitor Test” will be satisfied on any date of determination during the Reinvestment Period if, after giving effect to the purchase of any additional Collateral Obligation, the S&P CDO Monitor Adjusted BDR is equal to or greater than the S&P CDO Monitor SDR. The S&P CDO Monitor Test shall only be applicable to the Highest Ranking Class. The S&P CDO Monitor Test will be considered to be improved if the result of (x) the S&P CDO Monitor Adjusted BDR minus the S&P CDO Monitor SDR, each with respect to the Proposed Portfolio is greater than the result of (y) the S&P CDO Monitor Adjusted BDR minus the S&P CDO Monitor SDR, each with respect to the Current Portfolio.

As used for purposes of the S&P CDO Monitor Test, the following terms shall have the meanings set forth below:

“S&P CDO Monitor Adjusted BDR” means the threshold value for the S&P CDO Monitor Test, calculated as a percentage by adjusting the S&P CDO Monitor BDR for changes in the principal balance of the Collateral Obligations relative to the Target Initial Par Amount as follows:

S&P CDO Monitor BDR * (OP / NP) + (NP - OP) / [NP * (1 –Weighted Average S&P Recovery Rate)], where OP = Target Initial Par Amount; NP = the sum of the aggregate principal balances of the Collateral Obligations with an S&P Rating of “CCC-” or higher, Principal Proceeds, and the sum of the lower of S&P Recovery Amount or the Market Value of each obligation with an S&P Rating below “CCC-” plus the amount of any reduction in the Aggregate Outstanding Amount of the Highest Ranking Class through the payment of Principal Proceeds or Interest Proceeds.

“S&P CDO Monitor BDR” means the value calculated using the following formula relating to the Issuer’s portfolio: C0 + (C1 * S&P Selected Weighted Average Floating Spread) + (C2 * Weighted Average S&P Recovery Rate), where C0= 0.181143, C1= 3.570762, and C2= 0.954427; provided that, solely for the purpose of this definition, the Weighted Average Floating Spread shall be determined using an Aggregate Excess Funded Spread deemed to be zero.

“S&P CDO Monitor SDR” means the percentage derived from the following equation: 0.247621 + (SPWARF / 9162.65) – (DRD / 16757.2) – (ODM / 7677.8) – (IDM / 2177.56) – (RDM / 34.0948) + (WAL / 27.3896), where SPWARF is the S&P Weighted Average Rating Factor; DRD is the S&P Default Rate Dispersion; ODM is the S&P Obligor Diversity Measure; IDM is the S&P Industry Diversity Measure; RDM is the S&P Regional Diversity Measure; and WAL is the S&P Weighted Average Life.

“S&P Default Rate Dispersion” means, with respect to all Collateral Obligations with an S&P Rating of “CCC-” or higher, (A) the sum of the product of (i) the principal balance of each such Collateral Obligation and (ii) the absolute value of (x) the S&P Rating Factor minus (y) the S&P Weighted Average Rating Factor divided by (B) the aggregate principal balance for all such Collateral Obligations.

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“S&P Industry Diversity Measure” means a measure calculated by determining the aggregate principal balance of the Collateral Obligations (with an S&P Rating of “CCC-” or higher) within each S&P Industry Classification in the portfolio, then dividing each of these amounts by the aggregate principal balance of the Collateral Obligations (with an S&P Rating of “CCC-” or higher) from all the S&P Industry Classifications in the portfolio, squaring the result for each industry, then taking the reciprocal of the sum of these squares.

“S&P Obligor Diversity Measure” means a measure calculated by determining the aggregate principal balance of the Collateral Obligations (with an S&P Rating of “CCC-” or higher) from each obligor and its affiliates, then dividing each such aggregate principal balance by the aggregate principal balance of Collateral Obligations (with an S&P Rating of “CCC-” or higher) from all the obligors in the portfolio, then squaring the result for each obligor, then taking the reciprocal of the sum of these squares.

“S&P Rating Factor’’ means, for each Collateral Obligation (with an S&P Rating of “CCC-” or higher) a number set forth to the right of the applicable S&P Rating below (or as published by S&P from time to time as determined by the Collateral Manager), which table may be adjusted from time to time by S&P:

S&P Rating	S&P Rating Factor	S&P Rating	S&P Rating Factor
AAA	13.51	BB+	784.92
AA+	26.75	BB	1233.63
AA	46.36	BB-	1565.44
AA-	63.90	B+	1982.00
A+	99.50	B	2859.50
A	146.35	B-	3610.11
A-	199.83	CCC+	4641.40
BBB+	271.01	CCC	5293.00
BBB	361.17	CCC-	5751.10
BBB-	540.42	CC, D or SD	10,000

“S&P Regional Diversity Measure” means a measure calculated by determining the aggregate principal balance of the Collateral Obligations (with an S&P Rating of “CCC-” or higher) within each S&P region set forth in Table 1 below, then dividing each of these amounts by the aggregate principal balance of the Collateral Obligations (with an S&P Rating of “CCC-” or higher) from all S&P regions in the portfolio, squaring the result for each region, then taking the reciprocal of the sum of these squares.

“S&P Selected Weighted Average Floating Spread” means the “Weighted Average S&P Floating Spread” chosen by the Collateral Manager in accordance with clause (ii) of the definition thereof.

“S&P Weighted Average Life” means, on any date of determination, a number calculated by determining the number of years between the current date and the maturity date of each Collateral Obligation (with an S&P Rating of “CCC-” or higher), multiplying each Collateral Obligation’s principal balance by its number of years, summing the results of all Collateral Obligations in the portfolio, and dividing such amount by the aggregate principal balance of all Collateral Obligations (with an S&P Rating of “CCC-” or higher).

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“S&P Weighted Average Rating Factor” means the value calculated by summing the products obtained by multiplying the Principal Balance for each Collateral Obligation (with an S&P Rating of “CCC-” or higher) by its S&P Rating Factor, dividing such sum by the Aggregate Principal Balance of all Collateral Obligations (with an S&P Rating of “CCC-” or higher).

Table 1

Region Code	Region Name	Country Code	Country Name
17	Africa: Eastern	253	Djibouti
17	Africa: Eastern	291	Eritrea
17	Africa: Eastern	251	Ethiopia
17	Africa: Eastern	254	Kenya
17	Africa: Eastern	252	Somalia
17	Africa: Eastern	249	Sudan
12	Africa: Southern	247	Ascension
12	Africa: Southern	267	Botswana
12	Africa: Southern	266	Lesotho
12	Africa: Southern	230	Mauritius
12	Africa: Southern	264	Namibia
12	Africa: Southern	248	Seychelles
12	Africa: Southern	27	South Africa
12	Africa: Southern	290	St. Helena
12	Africa: Southern	268	Swaziland
13	Africa: Sub-Saharan	244	Angola
13	Africa: Sub-Saharan	226	Burkina Faso
13	Africa: Sub-Saharan	257	Burundi
13	Africa: Sub-Saharan	225	Cote d’Ivoire
13	Africa: Sub-Saharan	240	Equatorial Guinea
13	Africa: Sub-Saharan	241	Gabonese Republic
13	Africa: Sub-Saharan	220	Gambia
13	Africa: Sub-Saharan	233	Ghana
13	Africa: Sub-Saharan	224	Guinea
13	Africa: Sub-Saharan	245	Guinea-Bissau
13	Africa: Sub-Saharan	231	Liberia
13	Africa: Sub-Saharan	261	Madagascar
13	Africa: Sub-Saharan	265	Malawi
13	Africa: Sub-Saharan	223	Mali
13	Africa: Sub-Saharan	222	Mauritania
13	Africa: Sub-Saharan	258	Mozambique
13	Africa: Sub-Saharan	227	Niger

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Region Code	Region Name	Country Code	Country Name
13	Africa: Sub-Saharan	234	Nigeria
13	Africa: Sub-Saharan	250	Rwanda
13	Africa: Sub-Saharan	239	Sao Tome & Principe
13	Africa: Sub-Saharan	221	Senegal
13	Africa: Sub-Saharan	232	Sierra Leone
13	Africa: Sub-Saharan	255	Tanzania/Zanzibar
13	Africa: Sub-Saharan	228	Togo
13	Africa: Sub-Saharan	256	Uganda
13	Africa: Sub-Saharan	260	Zambia
13	Africa: Sub-Saharan	263	Zimbabwe
13	Africa: Sub-Saharan	229	Benin
13	Africa: Sub-Saharan	237	Cameroon
13	Africa: Sub-Saharan	238	Cape Verde Islands
13	Africa: Sub-Saharan	236	Central African Republic
13	Africa: Sub-Saharan	235	Chad
13	Africa: Sub-Saharan	269	Comoros
13	Africa: Sub-Saharan	242	Congo-Brazzaville
13	Africa: Sub-Saharan	243	Congo-Kinshasa
3	Americas: Andean	591	Bolivia
3	Americas: Andean	57	Colombia
3	Americas: Andean	593	Ecuador
3	Americas: Andean	51	Peru
3	Americas: Andean	58	Venezuela
4	Americas: Mercosur and Southern Cone	54	Argentina
4	Americas: Mercosur and Southern Cone	55	Brazil
4	Americas: Mercosur and Southern Cone	56	Chile
4	Americas: Mercosur and Southern Cone	595	Paraguay
4	Americas: Mercosur and Southern Cone	598	Uruguay
1	Americas: Mexico	52	Mexico
2	Americas: Other Central and Caribbean	1264	Anguilla
2	Americas: Other Central and Caribbean	1268	Antigua
2	Americas: Other Central and Caribbean	1242	Bahamas
2	Americas: Other Central and Caribbean	246	Barbados
2	Americas: Other Central and Caribbean	501	Belize
2	Americas: Other Central and Caribbean	441	Bermuda
2	Americas: Other Central and Caribbean	284	British Virgin Islands
2	Americas: Other Central and Caribbean	345	Cayman Islands
2	Americas: Other Central and Caribbean	506	Costa Rica
2	Americas: Other Central and Caribbean	809	Dominican Republic
2	Americas: Other Central and Caribbean	503	El Salvador
2	Americas: Other Central and Caribbean	473	Grenada
2	Americas: Other Central and Caribbean	590	Guadeloupe
2	Americas: Other Central and Caribbean	502	Guatemala

S-6-4

Region Code	Region Name	Country Code	Country Name
2	Americas: Other Central and Caribbean	504	Honduras
2	Americas: Other Central and Caribbean	876	Jamaica
2	Americas: Other Central and Caribbean	596	Martinique
2	Americas: Other Central and Caribbean	505	Nicaragua
2	Americas: Other Central and Caribbean	507	Panama
2	Americas: Other Central and Caribbean	869	St. Kitts/Nevis
2	Americas: Other Central and Caribbean	758	St. Lucia
2	Americas: Other Central and Caribbean	784	St. Vincent & Grenadines
2	Americas: Other Central and Caribbean	597	Suriname
2	Americas: Other Central and Caribbean	868	Trinidad& Tobago
2	Americas: Other Central and Caribbean	649	Turks & Caicos
2	Americas: Other Central and Caribbean	297	Aruba
2	Americas: Other Central and Caribbean	53	Cuba
2	Americas: Other Central and Caribbean	599	Curacao
2	Americas: Other Central and Caribbean	767	Dominica
2	Americas: Other Central and Caribbean	594	French Guiana
2	Americas: Other Central and Caribbean	592	Guyana
2	Americas: Other Central and Caribbean	509	Haiti
2	Americas: Other Central and Caribbean	664	Montserrat
101	Americas: U.S. and Canada	2	Canada
101	Americas: U.S. and Canada	1	USA
7	Asia: China, Hong Kong, Taiwan	86	China
7	Asia: China, Hong Kong, Taiwan	852	Hong Kong
7	Asia: China, Hong Kong, Taiwan	886	Taiwan
5	Asia: India, Pakistan and Afghanistan	93	Afghanistan
5	Asia: India, Pakistan and Afghanistan	91	India
5	Asia: India, Pakistan and Afghanistan	92	Pakistan
6	Asia: Other South	880	Bangladesh
6	Asia: Other South	975	Bhutan
6	Asia: Other South	960	Maldives
6	Asia: Other South	977	Nepal
6	Asia: Other South	94	Sri Lanka
8	Asia: Southeast, Korea and Japan	673	Brunei
8	Asia: Southeast, Korea and Japan	855	Cambodia
8	Asia: Southeast, Korea and Japan	62	Indonesia
8	Asia: Southeast, Korea and Japan	81	Japan
8	Asia: Southeast, Korea and Japan	856	Laos
8	Asia: Southeast, Korea and Japan	60	Malaysia
8	Asia: Southeast, Korea and Japan	95	Myanmar
8	Asia: Southeast, Korea and Japan	850	North Korea
8	Asia: Southeast, Korea and Japan	63	Philippines
8	Asia: Southeast, Korea and Japan	65	Singapore
8	Asia: Southeast, Korea and Japan	82	South Korea

S-6-5

Region Code	Region Name	Country Code	Country Name
8	Asia: Southeast, Korea and Japan	66	Thailand
8	Asia: Southeast, Korea and Japan	84	Vietnam
8	Asia: Southeast, Korea and Japan	670	East Timor
105	Asia-Pacific: Australia and New Zealand	61	Australia
105	Asia-Pacific: Australia and New Zealand	682	Cook Islands
105	Asia-Pacific: Australia and New Zealand	64	New Zealand
9	Asia-Pacific: Islands	679	Fiji
9	Asia-Pacific: Islands	689	French Polynesia
9	Asia-Pacific: Islands	686	Kiribati
9	Asia-Pacific: Islands	691	Micronesia
9	Asia-Pacific: Islands	674	Nauru
9	Asia-Pacific: Islands	687	New Caledonia
9	Asia-Pacific: Islands	680	Palau
9	Asia-Pacific: Islands	675	Papua New Guinea
9	Asia-Pacific: Islands	685	Samoa
9	Asia-Pacific: Islands	677	Solomon Islands
9	Asia-Pacific: Islands	676	Tonga
9	Asia-Pacific: Islands	688	Tuvalu
9	Asia-Pacific: Islands	678	Vanuatu
15	Europe: Central	420	Czech Republic
15	Europe: Central	372	Estonia
15	Europe: Central	36	Hungary
15	Europe: Central	371	Latvia
15	Europe: Central	370	Lithuania
15	Europe: Central	48	Poland
15	Europe: Central	421	Slovak Republic
16	Europe: Eastern	355	Albania
16	Europe: Eastern	387	Bosnia and Herzegovina
16	Europe: Eastern	359	Bulgaria
16	Europe: Eastern	385	Croatia
16	Europe: Eastern	383	Kosovo
16	Europe: Eastern	389	Macedonia
16	Europe: Eastern	382	Montenegro
16	Europe: Eastern	40	Romania
16	Europe. Eastern	381	Serbia
16	Europe: Eastern	90	Turkey
14	Europe: Russia & CIS	374	Armenia
14	Europe: Russia & CIS	994	Azerbaijan
14	Europe: Russia & CIS	375	Belarus
14	Europe: Russia & CIS	995	Georgia
14	Europe: Russia & CIS	8	Kazakhstan
14	Europe: Russia & CIS	996	Kyrgyzstan
14	Europe: Russia & CIS	373	Moldova

S-6-6

Region Code	Region Name	Country Code	Country Name
14	Europe: Russia & CIS	976	Mongolia
14	Europe: Russia & CIS	7	Russia
14	Europe: Russia & CIS	992	Tajikistan
14	Europe: Russia & CIS	993	Turkmenistan
14	Europe: Russia & CIS	380	Ukraine
14	Europe: Russia & CIS	998	Uzbekistan
102	Europe: Western	376	Andorra
102	Europe: Western	43	Austria
102	Europe: Western	32	Belgium
102	Europe: Western	357	Cyprus
102	Europe: Western	45	Denmark
102	Europe: Western	358	Finland
102	Europe: Western	33	France
102	Europe: Western	49	Germany
102	Europe: Western	30	Greece
102	Europe: Western	354	Iceland
102	Europe: Western	353	Ireland
102	Europe: Western	101	Isle of Man
102	Europe: Western	39	Italy
102	Europe: Western	102	Liechtenstein
102	Europe: Western	352	Luxembourg
102	Europe: Western	356	Malta
102	Europe: Western	377	Monaco
102	Europe: Western	31	Netherlands
102	Europe: Western	47	Norway
102	Europe: Western	351	Portugal
102	Europe: Western	386	Slovenia
102	Europe: Western	34	Spain
102	Europe: Western	46	Sweden
102	Europe: Western	41	Switzerland
102	Europe: Western	44	United Kingdom

S-6-7

Region Code	Region Name	Country Code	Country Name
10	Middle East: Gulf States	973	Bahrain
10	Middle East: Gulf States	98	Iran
10	Middle East: Gulf States	964	Iraq
10	Middle East: Gulf States	965	Kuwait
10	Middle East: Gulf States	968	Oman
10	Middle East: Gulf States	974	Qatar
10	Middle East: Gulf States	966	Saudi Arabia
10	Middle East: Gulf States	971	United Arab Emirates
10	Middle East: Gulf States	967	Yemen
11	Middle East: MENA	213	Algeria
11	Middle East: MENA	20	Egypt
11	Middle East: MENA	972	Israel
11	Middle East MENA	962	Jordan
11	Middle East: MENA	961	Lebanon
11	Middle East: MENA	212	Morocco
11	Middle East: MENA	970	Palestinian Settlements
11	Middle East: MENA	963	Syrian Arab Republic
11	Middle East: MENA	216	Tunisia
11	Middle East: MENA	1212	Western Sahara
11	Middle East: MENA	218	Libya

S-6-8